      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1997

                                                      REGISTRATION NO. 333-22121
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                          KOLL REAL ESTATE GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          6749                  02-0426634
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

            4343 VON KARMAN AVENUE, NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 833-3030
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                               RAYMOND J. PACINI
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          Koll Real Estate Group, Inc.
                                4343 Von Karman
                            Newport Beach, CA 92660
                                  714-833-3030
          (Name and address, including zip code, of agent for service)
                         ------------------------------
                                   COPIES TO:
                            GREGORY W. PRESTON, ESQ.
                             ROBERT I. NEWTON, ESQ.
                            McDermott, Will & Emery
                                1301 Dove Street
                          Newport Beach, CA 92660-2444
                            telephone (714) 851-0633
                            facsimile (714) 851-9348
                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: SECURITIES WILL BE DISTRIBUTED TO EXCHANGING DEBENTUREHOLDERS, HOLDERS OF CERTAIN CONTRACTUAL CLAIMS, COMMON AND PREFERRED STOCKHOLDERS OF KOLL REAL ESTATE GROUP, INC. (THE "COMPANY") AND TO CERTAIN FINANCIAL ADVISORS UPON COMPLETION OF THE EXCHANGE OFFER AND CAPITAL STOCK COMBINATION TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
                     TITLE OF EACH CLASS OF                            AMOUNT TO         OFFERING PRICE        AGGREGATE
                   SECURITIES TO BE REGISTERED                      BE REGISTERED(1)        PER UNIT         OFFERING PRICE
Common Stock, par value $0.05 per share ("Common Stock") to be offered in exchange for 12% Senior Subordinated Pay-In-Kind
  Debentures due March 15, 2002 ("Senior Debentures") and
  liquidated non-Contingent Claims (as defined herein)...........      9,643,240              (2)                 (2)
Common Stock to be offered in exchange for 12% Subordinated
  Pay-In-Kind Debentures due March 15, 2002 ("Subordinated
  Debentures")...................................................      1,169,901              (3)                 (3)
Common Stock to be issued in the Capital Stock Combination
  described in this Registration Statement upon the
  reclassification and consolidation of outstanding shares of
  Series A Convertible Redeemable Preferred Stock ("Preferred
  Stock")........................................................      680,516(4)             (5)                 (5)
Common Stock to be issued in the Capital Stock Combination
  described in this Registration Statement upon the
  reclassification and consolidation of outstanding shares of
  Class A Common Stock...........................................      489,385(4)             (6)                 (6)
Warrants to acquire Common Stock and the shares of Common Stock to be issued upon exercise thereof which warrants and shares are being registered for resale by certain financial
  advisors.......................................................         (7)                 (7)                 (7)
Common Stock to be issued in settlement of certain contractual claims, which shares are being registered for resale by the
  holders of such claims.........................................       221,760               (8)                 (8)
Total shares of Common Stock to be issued or sold under this
  Registration Statement excluding warrants and underlying shares
  of Common Stock................................................    12,204,802(9)


                     TITLE OF EACH CLASS OF                            AMOUNT OF
                   SECURITIES TO BE REGISTERED                      REGISTRATION FEE
Common Stock, par value $0.05 per share ("Common Stock") to be offered in exchange for 12% Senior Subordinated Pay-In-Kind
  Debentures due March 15, 2002 ("Senior Debentures") and
  liquidated non-Contingent Claims (as defined herein)...........         (2)
Common Stock to be offered in exchange for 12% Subordinated
  Pay-In-Kind Debentures due March 15, 2002 ("Subordinated
  Debentures")...................................................         (3)
Common Stock to be issued in the Capital Stock Combination
  described in this Registration Statement upon the
  reclassification and consolidation of outstanding shares of
  Series A Convertible Redeemable Preferred Stock ("Preferred
  Stock")........................................................         (5)
Common Stock to be issued in the Capital Stock Combination
  described in this Registration Statement upon the
  reclassification and consolidation of outstanding shares of
  Class A Common Stock...........................................         (6)
Warrants to acquire Common Stock and the shares of Common Stock to be issued upon exercise thereof which warrants and shares are being registered for resale by certain financial
  advisors.......................................................         (7)
Common Stock to be issued in settlement of certain contractual claims, which shares are being registered for resale by the
  holders of such claims.........................................         (8)
Total shares of Common Stock to be issued or sold under this
  Registration Statement excluding warrants and underlying shares
  of Common Stock................................................     $41,821(10)

                       ----------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 (1) The shares of Common Stock offered hereby are on a post-Capital Stock Combination and post-Reverse Stock Split basis as described in this Registration Statement.

 (2) For the purpose of calculating the registration fee in connection with the Common Stock offered hereby in exchange for Senior Debentures and liquidated non-Contingent Claims, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the Senior Debentures and liquidated non-Contingent Claims, on the basis of the average of the bid and asked price of the Senior Debentures ($.645 per $1.00 face amount) in the over-the-counter market on February 12, 1997. The resulting aggregate value of $102,248,929 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock offered in exchange for the Senior Debentures and liquidated non-Contingent Claims equal to $30,985.

 (3) For the purpose of calculating the registration fee in connection with the Common Stock offered hereby in exchange for Subordinated Debentures, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the Subordinated Debentures, on the basis of the average of the bid and asked price of the Subordinated Debentures ($.325 per $1.00 face amount) in the over-the-counter market on February 18, 1997. The resulting aggregate value of $12,612,962 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock offered in exchange for the Subordinated Debentures equal to $3,822.

 (4) Includes shares of Common Stock which may be sold by the Exchange Agent in payment of fractional shares in connection with the Capital Stock Combination and Reverse Stock Split described in the Registration Statement. The registration fee in connection with such shares was calculated in accordance with Rule 457(o) and is included within the registration fees determined pursuant to footnotes (5) and (6) below.

 (5) For the purpose of calculating the registration fee in connection with the Common Stock to be issued hereby upon the reclassification of all outstanding shares of Preferred Stock pursuant to the Capital Stock Combination and Reverse Stock Split described in this Registration Statement, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the currently outstanding shares of Preferred Stock, on the basis of the average of the high and low prices per share of the Preferred Stock ($.265625) as reported on NASDAQ-NM on February 18, 1997. The resulting aggregate value of $10,329,260 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock deemed to be issued with respect to the outstanding shares of Preferred Stock pursuant to the Capital Stock Combination equal to $3,130.

 (6) For the purpose of calculating the registration fee in connection with the Common Stock to be issued hereby upon the reclassification of all outstanding shares of Class A Common Stock pursuant to the Capital Stock Combination and Reverse Stock Split described in this Registration Statement, the aggregate value of the shares of Common Stock has been computed in accordance with Rule 457(f) by calculating the aggregate value of the currently outstanding shares of Class A Common Stock, on the basis of the average of the high and low prices per share of the Class A Common Stock ($.171876) as reported on NASDAQ-NM on February 18, 1997. The resulting aggregate value of $8,411,312 was then multiplied by 1/33 of one percent to arrive at a registration fee for the shares of Common Stock deemed to be issued with respect to the outstanding shares of Class A Common Stock pursuant to the Capital Stock Combination equal to $2,549.

 (7) The warrants and underlying shares of Common Stock are being registered for resale by certain financial advisors. The underlying number of new shares are currently estimated to equal approximately 150,000, on a post Capital Stock Combination and Reverse Stock Split basis. The warrants described in this Registration Statement are being issued in payment of financial advisory services in connection with the Recapitalization described in this Registration Statement. See "Shares Subject to Resale by Financial Advisors." Such warrants and/or the underlying shares are expected to be resold by the financial advisors within the next two (2) years pursuant to Rule 415. The exact number of shares issuable upon exercise of such warrants will be equal to that number of shares which have an aggregate market value equal to $1,850,000 based upon the 20-day average trading price immediately following the completion of the Recapitalization described in this Registration Statement. Such shares include 33,955 shares of Common Stock which will be held of record by Libra Investment & Trade Ltd. ("Libra") for the benefit of the Company upon completion of the Recapitalization pursuant to a custody agreement between Libra and the Company and such number of newly issued shares of Common Stock necessary to satisfy the terms of the warrants. The registration fee applicable to such warrants and underlying shares of Common Stock was computed in accordance with Rule 457(o) as described in footnote (8) below.

 (8) For purposes of calculating the registration fee in connection with the resale of 221,760 shares of Common Stock by the holders of certain contractual claims against the Company who are to be issued such shares pursuant to mutual settlement and release agreements (see "Shares Subject to Resale by Certain Contractual Claimants"), the registration fee has been computed in accordance with Rule 457(o) based on the maximum aggregate offering price of $2,554,200. This amount was then multiplied by 1/33 of one percent to arrive at the applicable registration fee of $774.

 (9) For the purpose of calculating the registration fee in connection with the registration of the resale of the warrants and underlying shares of Common Stock, the registration fee has been computed in accordance with Rule 457(o) based on the maximum aggregate offering price of such warrants or shares as described in such warrants which is $1,850,000. $1,850,000 was then multiplied by 1/33 of one percent to arrive at the applicable registration fee equal to $561.


(10) Previously paid.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                                                LOCATION IN
FORM S-4 ITEM NO. AND CAPTION                                                            PROXY STATEMENT/PROSPECTUS
--------------------------------------------------------------------------  ----------------------------------------------------
       A.  Information About the Transaction
                  1.  Forepart of Registration Statement and Outside Front
                        Cover Page of Prospectus..........................  Cover Page of Prospectus
                  2.  Inside Front and Outside Back Cover Pages of
                        Prospectus........................................  AVAILABLE INFORMATION; TABLE OF CONTENTS
                  3.  Risk Factors, Ratio of Earnings to Fixed Charges and
                        Other Information.................................  SUMMARY; INTRODUCTION; RISK FACTORS
                  4.  Terms of the Transaction............................  SUMMARY--The Recapitalization;
                                                                            SUMMARY--The Exchange Offers and Related Consent
                                                                              Solicitations;
                                                                            SUMMARY--The Prepackaged Plan; THE COMPANY
                                                                              RECAPITALIZATION; THE EXCHANGE OFFERS; THE
                                                                              PREPACKAGED PLAN; SHARES SUBJECT TO RESALE BY
                                                                              FINANCIAL ADVISORS; DESCRIPTION OF THE COMMON
                                                                              STOCK; POSSIBLE ACCOUNTING TREATMENTS
                  5.  Pro Forma Financial Information.....................  SUMMARY--Selected Historical and Pro Forma Financial
                                                                              Data; UNAUDITED HISTORIC AND PRO FORMA CONSOLI-
                                                                              DATED FINANCIAL STATEMENTS
                  6.  Material Contacts with the Company Being Acquired...  Not Applicable
                  7.  Additional Information Required for Reoffering by
                        Persons and Parties Deemed to be Underwriters.....  SHARES SUBJECT TO RESALE BY FINANCIAL ADVISORS;
                                                                              SHARES SUBJECT TO RESALE BY CERTAIN CONTRACTUAL
                                                                              CLAIMANTS
                  8.  Interests of Named Experts and Counsel..............  Not Applicable
                  9.  Disclosure of Commission Position on Indemnification
                        for Securities Act Liabilities....................  Not Applicable
       B.  Information About the Registrant
                 10.  Information with Respect to S-3 Registrants.........  Not Applicable
                 11.  Incorporation of Certain Information by Reference...  Not Applicable
                 12.  Information with Respect to S-2 or S-3
                        Registrants.......................................  Not Applicable
                 13.  Incorporation of Certain Information by Reference...  Not Applicable
                 14.  Information with Respect to Registrants Other Than
                        S-3 or S-2 Registrants............................  SUMMARY--The Company; BUSINESS AND PROPERTIES OF THE
                                                                              COMPANY; LEGAL PROCEEDINGS; MARKET PRICE AND
                                                                              DIVIDENDS ON THE COMPANY'S COMMON STOCK AND
                                                                              RELATED STOCKHOLDER MATTERS;

                                                                                                LOCATION IN
FORM S-4 ITEM NO. AND CAPTION                                                            PROXY STATEMENT/PROSPECTUS
--------------------------------------------------------------------------  ----------------------------------------------------

                                                                              SELECTED FINANCIAL DATA; MANAGEMENT'S DISCUSSION
                                                                              AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                                                              OPERATIONS; BUSINESS AND PROPERTIES OF THE
                                                                              COMPANY--Principal Properties; INDEX TO FINANCIAL
                                                                              STATEMENTS AND SUPPLEMENTARY DATA
       C.  Information About the Company Being Acquired
                 15.  Information with Respect to S-3 Companies...........  Not Applicable
                 16.  Information with Respect to S-2 or S-3 Companies....  Not Applicable
                 17.  Information with Respect to Companies Other Than S-3
                        or S-2 Companies..................................  Not Applicable
       D.  Voting and Management Information
                 18.  Information if Proxies, Consents or Authorizations
                        are to be Solicited
                      (1) Date, Time and Place Information................  Cover Page of Prospectus; INTRODUCTION; THE COMPANY
                                                                              ANNUAL MEETING; PLAN SOLICITATION-VOTING PROCE-
                                                                              DURES
                      (2) Revocability of Proxy...........................  THE COMPANY ANNUAL MEETING-Proxy Solicitation; PLAN
                                                                              SOLICITATION--VOTING PROCEDURES-Withdrawal of
                                                                              Ballots; Revocation
                      (3) Dissenters' Rights of Appraisal.................  Not Applicable
                      (4) Persons Making the Solicitation.................  THE COMPANY ANNUAL MEETING-- Proxy Solicitation
                      (5) (i) Interest of Certain Persons in Matters to be
                              Acted Upon..................................  SUMMARY--Interests of Management; EXECUTIVE OFFICERS
                                                                              AND DIRECTORS OF THE COMPANY; EXECUTIVE
                                                                              COMPENSATION; PROPOSAL NO. 6 ELECT SLATE OF
                                                                              DIRECTORS TO RECONSTITUTE THE BOARD OF DIRECTORS
                      (ii) Voting Securities and Principal Holders
                           Thereof........................................  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL INTEREST
                                                                              HOLDERS AND MANAGEMENT
                      (6) Vote Required for Approval......................  THE COMPANY ANNUAL MEETING
                      (7) (i) Directors and Executive Officers............  EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY;
                                                                              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS;
                                                                              EXECUTIVE COMPENSATION
                      (ii) Executive Compensation.........................  EXECUTIVE COMPENSATION
                      (iii) Certain Relationships and Related
                            Transactions..................................  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                          KOLL REAL ESTATE GROUP, INC.
                             4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660


                                                                     May 1, 1997


Dear Security holders:

    The enclosed Proxy Statement/Prospectus and Disclosure Statement provides a detailed description of the proposed recapitalization of Koll Real Estate Group, Inc. (the "Company"). The Company intends to complete the recapitalization through the Exchange Offers and is hereby soliciting its Debentureholders to tender a minimum of 90% of the aggregate face amount of outstanding 12% Senior Subordinated Pay-In-Kind Debentures due March 15, 2002 ("Senior Debentures") and 12% Subordinated Pay-In-Kind Debentures due March 15, 2002 ("Subordinated Debentures"). The Exchange Offers provide that Senior Debentureholders and Subordinated Debentureholders will receive 56 shares and 28 shares, respectively, for each $1,000 principal amount outstanding as of March 15, 1997, which would result in approximately 80% and 10% of the Company's newly issued common stock being held by the Senior Debentureholders and Subordinated Debentureholders, respectively, if 100% of the Debentures are tendered.

    Concurrently, the Company is seeking the approval of its common and preferred stockholders to ratify the Exchange Offers and related proposals, which would result in approximately 4.2% and 5.8% of the Company's newly issued common stock being held by current common and preferred stockholders, respectively.

    In the event that the 90% minimum tender condition is not satisfied, the Company intends to file a Prepackaged Plan of Reorganization to complete the recapitalization, provided that the Company has received the approval of 2/3 in amount and greater than 50% in number of Senior Debentureholders actually voting on the Prepackaged Plan. Therefore, the Company is also soliciting its Debentureholders and stockholders for their acceptance of the Prepackaged Plan described herein.

    The only significant differences between completing the recapitalization through the Exchange Offers and related transactions as compared with through the Prepackaged Plan are (i) the Company would be required to adopt "Fresh Start Accounting" under the Prepackaged Plan, which would result in a $68.5 million write-down of the Bolsa Chica property to an estimated fair value of $130 million as of December 31, 1996; (ii) the Company's ability to utilize net operating loss carryforwards ("NOLs") would be substantially restricted under the Exchange Offers as further described in the Proxy Statement/Prospectus, and
(iii) up to 10% of the Debentures may remain outstanding under the Exchange Offers, whereas all of the Debentures would be converted to equity under the Prepackaged Plan. However, the Company believes that the economic benefits to be derived by preserving the NOLs and converting 100% of the Debentures under the Prepackaged Plan would be offset by the loss of business opportunities and goodwill which may result from a Prepackaged bankruptcy.

    Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Exchanged Offers and related transactions. The Board believes that the Exchange Offers are fair to and in the best interest of Koll Real Estate Group, Inc. and all of its stockholders, and unanimously recommends that stockholders vote to ratify the Exchange Offers and approve the other proposals described in the Proxy Statement/Prospectus.

    The accompanying Proxy Statement/Prospectus provides a detailed description of the Exchange Offers and the transactions contemplated thereby and the other matters to be considered at the Annual Meeting. Please give this information your careful attention.

    Whether or not you are personally able to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card and ballots as soon as possible.

                                          Sincerely,

                                                      [LOGO]

                                          Donald M. Koll
                                          Chairman and Chief Executive Officer

                          KOLL REAL ESTATE GROUP, INC.
                             4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 19, 1997



    The annual meeting of stockholders (the "Annual Meeting") of Koll Real Estate Group, Inc., a Delaware corporation (the "Company"), will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on June 19, 1997, commencing at 9:30 a.m., Eastern Daylight Time, to consider and act upon the following proposals relating to a proposed recapitalization (the "Recapitalization") of the Company:


        (1) To consider and act upon a proposal (the "Exchange Offers Proposal") to ratify the terms of the offers to exchange all outstanding 12% Senior Subordinated Pay-In-Kind Debentures due March 15, 2002 and all outstanding 12% Subordinated Pay-In-Kind Debentures due March 15, 2002 for shares of Common Stock, as defined below, (collectively, the "Exchange Offers");

        (2) To consider and act upon a proposal (the "Capital Stock Combination Proposal") to amend Articles Fourth, Fifth and Sixth of the Company's Restated Certificate of Incorporation ("Restated Certificate"), subject to the completion of the Recapitalization, to provide for a combination of the Company's Class A Common Stock ("Class A Common Stock"), Class B Common Stock and Series A Convertible Preferred Stock ("Preferred Stock") into one class series of stock to be designated "Common Stock," whereby each outstanding share of Preferred Stock will be reclassified to constitute one and three quarter (1:75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one (1) share of Common Stock, and to provide for the elimination of the Board's authority to issue classes or series of stock with preferences over the combined Common Stock (the "Capital Stock Combination");

        (3) To consider and act upon a proposal (the "Reverse Split Proposal") to amend Article Fifth of the Restated Certificate, subject to the completion of the Recapitalization, to provide for a one for one hundred (1:100) reverse stock split of each outstanding share of the Company's capital stock (the "Reverse Stock Split");

        (4) To consider and act upon a proposal to amend Article Fourth of the Restated Certificate, subject to the completion of the Recapitalization and the approval and implementation of both the Capital Stock Combination and Reverse Stock Split, to reduce the authorized capital stock to 18 million shares of the combined Common Stock (the "Authorized Capital Proposal");

        (5) To consider and act upon a proposal to amend the Restated Certificate and the Company's Restated Bylaws (the "Bylaws"), subject to the completion of the Recapitalization, to delete provisions of Articles Eighth and Thirteenth of the Restated Certificate and Articles III and XI of the Bylaws currently providing for (i) the Board to be classified into three classes with staggered terms,(ii) an 80% supermajority vote of the shares of outstanding capital stock of the Company entitled to vote in elections of directors in order to change the authorized number of directors by vote of stockholders,(iii) a similar 80% supermajority vote in order to remove any director for cause, and (iv) a similar 80% supermajority vote in order to amend or repeal any of the above described provisions of the Restated Certificate or Bylaws; and to increase the size of the Board from seven (7) to ten (10) members, subject to the completion of the Recapitalization (the "Board Proposal");

        (6) To consider and act upon a proposal to amend the Restated Certificate and Bylaws, subject to the completion of the Recapitalization, to delete provisions of Articles Ninth and Thirteenth of the Restated Certificate and Article XI of the Bylaws which currently provide that an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors is required to amend or repeal any provisions of Article Ninth of the Restated Certificate or
    Article II, Section 3 of the Bylaws applicable to special meetings of the stockholders of the Company and to amend Article Ninth of the Restated Certificate and Article II, Section 3 of the Bylaws to permit stockholders representing at least ten percent (10%) of outstanding shares of capital stock of the Company entitled to vote in the election of directors to call a special meeting of the Company's stockholders (the "Special Meetings Proposal");

        (7) To consider and act upon a proposal to amend the Restated Certificate, subject to the completion of the Recapitalization, to delete provisions of Article Tenth of the Restated Certificate which currently prohibit stockholders of the Company from acting by written consent and which require an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors to amend or repeal such provisions (the "Written Consent Proposal");

        (8) To consider and act upon a proposal to elect a slate of director nominees in the event the Recapitalization is completed to reconstitute the declassified Board or, if the Board is not declassified then to reconstitute the classified Board, or in the event the Recapitalization is not completed, to elect incumbent directors otherwise up for election to serve until the expiration of the terms of their respective classes and until their respective successors are elected and qualified (the "Board Election Proposal");

        (9) To ratify the Company's selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 (the "Auditor Proposal"); and

        (10) Such other business as may properly come before the meeting or any adjournment or postponement thereof (collectively, the "Annual Meeting Proposals").

    Stockholders of record holding shares of Preferred Stock or Class A Common Stock of the Company at the close of business on April 24, 1997 will be entitled to receive notice of, and to vote at, the meeting or any adjournment or postponement thereof.

    Stockholder approval of the various proposals is required as follows: (i) the Capital Stock Combination Proposal, Reverse Split Proposal, Authorized Capital Proposal and the Auditor Proposal at the Annual Meeting will each require the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock and Preferred Stock entitled to vote, voting as separate classes, present (in person or by proxy) at the Annual Meeting, in order to be approved; (ii) the Board Proposal, the Special Meetings Proposal and the Written Consent Proposal at the Annual Meeting will require the affirmative vote of the holders of at least 80% of the outstanding shares of Class A Common Stock entitled to vote, whether or not present (in person or by proxy) at the Annual Meeting, in order to be approved; and (iii) the Board Election Proposal will require the affirmative vote of the holders of at least a plurality of the outstanding shares of Class A Common Stock entitled to vote, present (in person or by proxy) at the Annual Meeting, voted for each director nominee in order for each such nominee to be elected. The Company is also seeking ratification of the Exchange Offers Proposal by the holders of a majority of the outstanding shares of Class A Common Stock and Preferred Stock. HOWEVER, PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW AND THE COMPANY'S RESTATED CERTIFICATE AND BYLAWS, SUCH RATIFICATION IS NOT REQUIRED FOR THE COMPANY TO CONSUMMATE THE EXCHANGE OFFERS. IF SUCH RATIFICATION IS NOT OBTAINED AT THE ANNUAL MEETING, THE COMPANY IN ITS REASONABLE DISCRETION MAY STILL CONSUMMATE THE EXCHANGE OFFERS.


                               By Order of the Board of Directors,

                               Raymond J. Pacini
Newport Beach, California      Executive Vice President, Chief
May 1, 1997                    Financial Officer and Secretary


    THE BOARD OF DIRECTORS OF KOLL REAL ESTATE GROUP, INC. RECOMMENDS THAT YOU VOTE FOR THE ANNUAL MEETING PROPOSALS.
    YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.
    STOCKHOLDERS WITH INQUIRIES RELATED TO THE ANNUAL MEETING PROPOSALS SHOULD CONTACT GEORGESON & COMPANY INC. (800) 223-2064.

                           PROXY STATEMENT/PROSPECTUS
                            AND DISCLOSURE STATEMENT

                          KOLL REAL ESTATE GROUP, INC.

THIS PROXY STATEMENT, PROSPECTUS AND DISCLOSURE STATEMENT (COLLECTIVELY REFERRED TO HEREIN AS THE "PROSPECTUS") RELATES TO THE
  SOLICITATION OF SECURITY HOLDERS AND IMPAIRED CREDITORS OF KOLL REAL ESTATE GROUP, INC., A DELAWARE CORPORATION (THE "COMPANY") TO ACCEPT, CONSENT TO
    AND APPROVE VARIOUS TRANSACTIONS WHICH COLLECTIVELY MAKEUP A PROPOSED RECAPITALIZATION (THE "RECAPITALIZATION") OF THE COMPANY, TO BE
     COMPLETED EITHER (I) THROUGH THE PROPOSED EXCHANGE OFFERS, THE CAPITAL STOCK COMBINATION, THE REVERSE STOCK SPLIT (AS THESE TERMS ARE
       DEFINED BELOW) AND CERTAIN RELATED TRANSACTIONS DESCRIBED IN THIS PROSPECTUS; OR (II) THROUGH OBTAINING AN ORDER OF A FEDERAL
        BANKRUPTCY COURT CONFIRMING THE PREPACKAGED PLAN OF
        REORGANIZATION OF THE COMPANY (THE "PREPACKAGED PLAN") WHICH
        CONTAINS, GENERALLY, THE SAME ELEMENTS AS THE FOREGOING EXCHANGE
        OFFERS, CAPITAL STOCK COMBINATION, REVERSE STOCK SPLIT AND
         RELATED TRANSACTIONS (AS DESCRIBED BELOW).

                         ------------------------------


    I. OFFER TO EXCHANGE ALL OUTSTANDING 12% SENIOR SUBORDINATED PAY-IN-KIND DEBENTURES DUE MARCH 15, 2002 ("SENIOR DEBENTURES") FOR UP TO A MAXIMUM OF 9,217,376 SHARES OF COMMON STOCK, PAR VALUE $0.05 PER SHARE ("COMMON STOCK"); AND OFFER TO EXCHANGE ALL OUTSTANDING 12% SUBORDINATED PAY-IN-KIND DEBENTURES DUE MARCH 15, 2002 ("SUBORDINATED DEBENTURES" AND COLLECTIVELY WITH THE SENIOR DEBENTURES, THE "OUTSTANDING DEBENTURES") FOR UP TO A MAXIMUM OF 1,151,892 SHARES OF COMMON STOCK (COLLECTIVELY THE "EXCHANGE OFFERS").



    The Exchange Offers are conditioned upon the acceptance and tender of at least 90% of the aggregate principal amount of Outstanding Debentures (the "90% Requisite Exchange Acceptance"). If the 90% Requisite Exchange Acceptance is not obtained, the Company intends to effect the Recapitalization by seeking a Court order confirming the Prepackaged Plan. Representatives of the members of a committee of 16 institutional investors have recently informed the Company that the members hold, in the aggregate, approximately 72% of the Outstanding Debentures (the "Debentures Holders' Committee"), and have indicated to the Company that the members intend to accept the Exchange Offers.

                         ------------------------------


    II.  SOLICITATION OF CONSENTS OF HOLDERS OF OUTSTANDING DEBENTURES.



    Concurrently with the Exchange Offers, the Company is soliciting the consents of holders of the Outstanding Debentures (the "Consent Solicitations") to certain amendments to the respective indentures (the "Indentures") to remove certain restrictive covenants which (i) prohibit certain payments and distributions by the Company to any debt subordinated to the Outstanding Debentures and to equity holders of the Company and (ii) prohibit non-arm's length transactions between the Company and its non-subsidiary affiliates (collectively, the "Proposed Amendments"). See "Proposed Amendments." Holders of the Outstanding Debentures who accept the Exchange Offers must consent to the Proposed Amendments which, if effected, will be binding upon all holders retaining Outstanding Debentures, whether or not such holders consented to the adoption of such amendments. Written Consents to the Proposed Amendments will be solicited as part of the Consents and Letters of Transmittal to be delivered to holders of Outstanding Debentures in connection with the Exchange Offers. In order to approve the Proposed Amendments, the consent of the record holders of at least a majority of the aggregate principal amount of the outstanding Senior Debentures and Subordinated Debentures, respectively, is required. Representatives of the members of the Debenture Holders' Committee, have recently informed the Company that the members hold approximately 72% of the Outstanding Debentures entitled to vote have indicated to the Company that the members intend to consent to the Proposed Amendments. For additional information regarding the Consent Solicitations, see "Proposed Amendments to Indentures."

                         ------------------------------


    III. SOLICITATION OF PROXIES FOR THE ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") OF KOLL REAL ESTATE GROUP, INC. TO BE HELD ON JUNE 19, 1997.



    The Company is soliciting proxies in connection with the Annual Meeting to:
(I) ratify the Exchange Offers; (II) approve an amendment to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), which would become effective upon completion of the Recapitalization, and would cause a reclassification and combination of the Company's Series A Convertible Preferred Stock ("Preferred Stock"), Class A Common Stock ("Class A Common Stock") and Class B Common Stock into one class and series of stock to be designated "Common Stock," whereby each outstanding share of Preferred Stock will be reclassified to constitute one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to constitute one
(1) share of Common Stock, and the elimination of the Board's ability to issue preferred stock without stockholders approval (collectively, the "Capital Stock Combination"); (III) approve an amendment to the Restated Certificate, which would become effective upon completion of the Recapitalization, and would cause a one for one hundred (1:100) reverse stock split (the "Reverse Stock Split") of each outstanding share of Preferred Stock and Class A Common Stock; (IV) approve a reduction of the Company's authorized capital to 18 million shares of Common Stock which would become effective upon completion of the Recapitalization and approval of proposals (i), (ii) and (iii); (V) approve amendments to the Restated Certificate and to the Company's Amended Bylaws (the "Bylaws"), which would become effective upon completion of the Recapitalization, and would cause the elimination of the provisions providing for the Company's Board of Directors (the "Board") to be classified into three classes and to remove all supermajority voting provisions and certain other anti-takeover provisions as described in this Prospectus; (VI) elect a slate of ten (10) directors made up of certain incumbent directors and new director nominees to reconstitute the Board if the Recapitalization is completed and to elect a slate of only incumbent directors otherwise up for re-election in the event the Recapitalization is not completed; (VII) ratify the appointment of Deloitte & Touche LLP as independent auditors; and (VIII) transact such other business as may properly come before the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Preferred Stock, voting as separate classes, present in person or by proxy at a meeting where a quorum is present, will be required to approve the proposals described in (i), (ii), (iii) and (iv) above; the affirmative vote of the holders of 80% of the outstanding shares of Class A Common Stock will be required to approve the proposals described in (v) above; and the affirmative vote of a majority of the outstanding shares of Class A Common Stock present in person or by proxy at a meeting where a quorum is present will be required to approve the proposals described in (vi) and (vii) above. Representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold approximately 25.4% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated that the members intend to vote in favor of each of the above described proposals. In addition, the Holder of approximately 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to vote in favor of each of the above described proposals.

                         ------------------------------

                                        (COVER CONTINUED ON THE FOLLOWING PAGES)


 The date of this Proxy Statement/Prospectus and Disclosure Statement is May 1,
                                     1997.

(COVER PAGE CONTINUED)


    IV. SOLICITATION OF ACCEPTANCES OF PREPACKAGED PLAN IN ORDER TO EFFECT THE RECAPITALIZATION PURSUANT TO THE PREPACKAGED PLAN, INCLUDING THE EXCHANGE OF ALL OUTSTANDING DEBENTURES FOR COMMON STOCK, THE CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT.



    Pursuant to Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code"), upon confirmation by a United States Bankruptcy Court (the "Bankruptcy Court"), the Prepackaged Plan would substantially give effect to the Exchange Offers and the Annual Meeting Proposals. In order to be confirmed by the Bankruptcy Court, among certain other requirements, the Prepackaged Plan must be approved by at least two-thirds in amount and more than one-half in number of holders, who have voted to accept or reject the Prepackaged Plan, of Impaired Classes of Claims (which generally include the holders of Senior Debentures and liquidated non-Contingent Claims, as a separate class of claims, and the holders of Subordinated Debentures, as a separate class of claims), and by at least two-thirds in amount of holders, who have voted to accept or reject the Prepackaged Plan, of impaired interests (which includes the holders of Preferred Stock and Class A Common Stock, as separate classes of interests). Alternatively, under the terms of the Prepackaged Plan, the Company intends to have the Prepackaged Plan confirmed by the Bankruptcy Court pursuant to "cram-down" provisions of the Bankruptcy Code, if all classes of Impaired Claims and Interests do not vote to accept the Prepackaged Plan; provided, that the class of Claims comprising the Senior Debentures and liquidated non-Contingent Claims have voted to accept the Prepackaged Plan. Under the Prepackaged Plan, such non-accepting Class of Claims and/or Interests would have their respective claims/interests cancelled and would receive no consideration provided the Bankruptcy Court determines as to each non-accepting class, the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" as to such non-accepting class. See "Summary--The Prepackaged Plan" and "The Prepackaged Plan" for a more detailed discussion. The Company is soliciting acceptances of the Prepackaged Plan by means of Ballots and Master Ballots (as defined in "Summary--Prepackaged Plan--Voting Procedures") and will not hold meetings to vote on the Prepackaged Plan. Representatives of the members of the Debenture Holders' Committee, which members hold approximately 72%, 25.4% and 8.1%, respectively, of the Outstanding Debentures, the Preferred Stock and the Class A Common Stock and a holder of approximately 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock have indicated that the members and such holders intend to vote in favor of the Prepackaged Plan.


                           --------------------------


THE EXCHANGE OFFERS, ALL WITHDRAWAL RIGHTS WITH RESPECT THERETO, AND THE
   CONSENT SOLICITATIONS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME
   ON
     JUNE 23, 1997 (THE "EXPIRATION DATE"), UNLESS EXTENDED, CONSENTS MAY
     BE REVOKED AT ANY TIME PRIOR TO (BUT NOT AFTER) THE EXPIRATION DATE.


THE SOLICITATION OF APPROVAL OF THE PREPACKAGED PLAN WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED. A
  HOLDER OF SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK,
    CLASS A COMMON STOCK OR LIQUIDATED NON-CONTINGENT CLAIMS IS ENTITLED TO
     VOTE ON THE PREPACKAGED PLAN, REGARDLESS OF WHETHER SUCH HOLDER
       TENDERS IN AN EXCHANGE OFFER OR APPROVES THE ANNUAL MEETING
        PROPOSALS, AND SUCH HOLDER OR A HOLDER OF OTHER CLAIMS AGAINST
          OR EQUITY INTERESTS IN THE COMPANY IMPAIRED UNDER THE
            PREPACKAGED PLAN MAY REVOKE ITS ACCEPTANCE OF THE
              PREPACKAGED PLAN AT ANY TIME PRIOR TO THE
               COMMENCEMENT BY THE COMPANY OF JUDICIAL
               PROCEEDINGS TO CONFIRM THE PREPACKAGED PLAN. THE
                 COMPANY'S BOARD OF DIRECTORS HAS NOT, AT
                   THIS TIME, APPROVED COMMENCEMENT OF SUCH
                     JUDICIAL PROCEEDINGS.


    CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE AND AN INDEX OF CERTAIN DEFINED TERMS IS SET FORTH ON PAGES XVIII-XX HERETO.

(COVER PAGE CONTINUED)

    Set forth below are charts which reflect the issuance/exchange of securities of the Company pursuant to the Recapitalization:

    In the Exchange Offers or Prepackaged Plan:

                                   [GRAPHIC]

    In the Capital Stock Combination and Reverse Stock Split:

                                   [GRAPHIC]

    Set forth below are charts which reflect the voting power of the Company, assuming a 100% acceptance rate for the Exchange Offers and the approval of the Capital Stock Combination and Reverse Stock Split. The charts do not adjust for fractional shares of Common Stock which will be bundled and sold by the Exchange Agent as described in this Prospectus and do not give effect to the exercise of warrants and stock options that will be outstanding upon completion of the Recapitalization. (See "The Prepackaged Plan," "The Company Recapitalization--Description of the Recapitalization--Amendment to Stock Option Plan," "Shares Subject to Resale by Financial Advisors," "Shares Subject to Resale by Certain Contractual Claimants " and "The Exchange Offers--Treatment of Fractional Shares").

(COVER PAGE CONTINUED)

    Prior to Recapitalization:

                                   [GRAPHIC]

    After Recapitalization Pursuant to the Exchange Offers:

                                   [GRAPHIC]

(COVER PAGE CONTINUED)

    After Recapitalization Pursuant to the Prepackaged Plan:

                                   [GRAPHIC]

(COVER PAGE CONTINUED)

                 COMPARISON OF EXCHANGE OFFER RECAPITALIZATION
                     AND PREPACKAGED PLAN RECAPITALIZATION

    The following is a brief tabular comparison of certain elements of, and differences between, the Recapitalization (i) proposed to be effected pursuant to the Exchange Offers, the Proposed Amendments, the Capital Stock Combination, the Reverse Stock Split and related transactions and alternatively, (ii) proposed to be effected pursuant to the Prepackaged Plan. Please refer to the discussions of these transactions within this Prospectus for more detailed and complete descriptions.

                                  EXCHANGE OFFER RECAPITALIZATION            PREPACKAGED PLAN RECAPITALIZATION
                             ------------------------------------------  ------------------------------------------
Key Transactions...........  Exchange of at least 90%, and up to 100%,   Exchange 100% of the Outstanding
                             of the Outstanding Debentures for Common    Debentures for Common Stock; combine all
                             Stock; amendment to Indentures pursuant to  outstanding capital stock into one class
                             the Proposed Amendments to delete certain   and series designated "Common Stock" where
                             payment distribution and affiliated         each outstanding Share of Preferred Stock
                             transactions restrictive covenants in the   is reclassified to be one and three
                             event 100% of the Outstanding Debentures    quarter (1.75) shares of "Common Stock"
                             are not tendered; combine all outstanding   and each outstanding share of Class A
                             capital stock into one class and series     Common Stock is reclassified to be one (1)
                             designated "Common Stock" where each        share of Common Stock; reverse split all
                             outstanding Share of Preferred Stock is     outstanding shares of capital stock on a
                             reclassified to be one and three quarter    one for one hundred (1:100) basis; delete
                             (1.75) shares of "Common Stock" and each    the classified Board and reconstitute the
                             outstanding share of Class A Common Stock   Board with an expanded ten (10) member
                             is reclassified to be one (1) share of      Board consisting of four (4) incumbent
                             Common Stock; reverse split all             directors and six (6) new director
                             outstanding shares of capital stock on a    nominees each to serve for one (1) year
                             one for one hundred (1:100) basis; delete   terms; amend the Company's charter docu-
                             the classified Board and reconstitute the   ments to delete various takeover pro-
                             Board with an expanded ten (10) member      tective provisions, including all
                             Board consisting of four (4) incumbent      supermajority voting requirements and
                             directors and six (6) new director          restrictions on stockholders' ability to
                             nominees each to serve for one (1) year     call special meetings and act by written
                             terms; amend the Company's charter          consent; and amend the 1993 Stock Option
                             documents to delete various takeover        Plan to reduce the aggregate number of
                             protective provisions, including all        shares available thereunder from
                             supermajority voting requirements and       approximately 15% to 6% of the post
                             restrictions on stockholders' ability to    Recapitalization fully diluted equity. The
                             call special meetings and act by written    executive officers of the Company will
                             consent; and amend the 1993 Stock Option    continue to serve the Company in the same
                             Plan to reduce the aggregate number of      capacities as they did prior to the
                             shares available thereunder from            Recapitalization. Approximately $4.7
                             approximately 15% to 6% of the post         million in liquidated non-Contingent
                             Recapitalization fully diluted equity. The  Claims will be exchanged for Common Stock.
                             executive officers of the Company will
                             continue to serve the Company in the same
                             capacities as they did prior to the
                             Recapitalization. Approximately $4.0
                             million in liquidated non-Contingent
                             Claims will be exchanged for Common Stock
                             pursuant to mutual settlement and release
                             agreements with certain contractual claim-
                             ants.

(COVER PAGE CONTINUED)

                 COMPARISON OF EXCHANGE OFFER RECAPITALIZATION
               AND PREPACKAGED PLAN RECAPITALIZATION (CONTINUED)

                                  EXCHANGE OFFER RECAPITALIZATION            PREPACKAGED PLAN RECAPITALIZATION
                             ------------------------------------------  ------------------------------------------
Material Differences.......  Recapitalization may be completed with      All Outstanding Debentures will be
                             only 90% exchange of Outstanding            exchanged for Common Stock and the
                             Debentures; the Company's ability to        Proposed Amendments will be irrelevant;
                             utilize its net operating losses will be    the Company may preserve and be able to
                             substantially limited such that the         utilize up to $200 million of net
                             Company will only be able to utilize        operating losses (less any net operating
                             approximately $1.0 million of net oper-     losses disallowed as a result of the
                             ating losses per year (plus recognized      ongoing IRS examinations) which would be
                             built-in gains) to offset taxable income;   limited outside of bankruptcy; and
                             approximately $.7 million in liquidated     approximately $.7 million in liquidated
                             non-Contingent Claims that would be         non-Contingent Claims which would remain
                             exchanged for Common Stock under the        outstanding pursuant to the
                             Prepackaged Plan will remain outstanding    Recapitalization outside of bankruptcy
                             under the Exchange Offers; the              would be exchanged for Common Stock under
                             Recapitalization pursuant to the Exchange   the Prepackaged Plan. The Prepackaged Plan
                             Offers does not contain any "cram-down"     also provides that the Company will seek
                             procedures and, as such, no holders will    to confirm the Prepackaged Plan pursuant
                             have their claims or interests cancelled    to "cramdown" provisions of the Bankruptcy
                             without consideration.                      Code, if all classes of Impaired Claims
                                                                         and Interests do not vote to accept the
                                                                         Prepackaged Plan, provided however, that
                                                                         the class of Claims comprised of Senior
                                                                         Debentures and liquidated non-Contingent
                                                                         Claims vote to accept the Prepackaged
                                                                         Plan. If the "cram-down" provisions are
                                                                         invoked, such non-accepting Class of
                                                                         Claims and/or Interests would receive no
                                                                         distribution under the Prepackaged Plan on
                                                                         account of their respective claim or
                                                                         interest provided the Bankruptcy Court
                                                                         determined, as to such non-accepting
                                                                         Class, the Prepackaged Plan "does not
                                                                         unfairly discriminate" and is "fair and
                                                                         equitable". Consequently, if holders of
                                                                         the Subordinated Debentures, Preferred
                                                                         Stock or Common Stock, as separate
                                                                         classes, do not vote to accept the
                                                                         Prepackaged Plan, such non-accepting
                                                                         holders could receive nothing.

(COVER PAGE CONTINUED)

                 COMPARISON OF EXCHANGE OFFER RECAPITALIZATION
               AND PREPACKAGED PLAN RECAPITALIZATION (CONTINUED)

                                  EXCHANGE OFFER RECAPITALIZATION            PREPACKAGED PLAN RECAPITALIZATION
                             ------------------------------------------  ------------------------------------------
Mechanics of
  Participation............  Holders of Outstanding Debentures may       Holders of impaired claims (including
                             accept the Exchange Offers and may consent  holders of Outstanding Debentures and
                             to the Proposed Amendments by executing,    holders of liquidated non-Contingent
                             completing and delivering the Consent and   Claims) and interests (including holders
                             Letter of Transmittal provided herewith as  of Preferred Stock and Class A Common
                             described therein; and holders of Pre-      Stock) who desire to vote on the
                             ferred Stock and Class A Common Stock may   Prepackaged Plan must properly complete a
                             vote to approve the Annual Meeting          Ballot or Master Ballot, as applicable,
                             Proposals, including proposals to effect    and deliver it to the Exchange Agent in
                             the Exchange Offers, the Capital Stock      accordance with the voting instructions
                             Combination, the Reverse Stock Split and    contained therein. The Company will not
                             the related Annual Meeting Proposals, as    hold a meeting to solicit acceptances of
                             applicable, by executing and delivering     the Prepackaged Plan.
                             the applicable proxy card enclosed here-
                             with to the Exchange Agent as described
                             herein or by attending and voting at the
                             Annual Meeting of Stockholders.

(COVER PAGE CONTINUED)

                 COMPARISON OF EXCHANGE OFFER RECAPITALIZATION
               AND PREPACKAGED PLAN RECAPITALIZATION (CONTINUED)

                                  EXCHANGE OFFER RECAPITALIZATION            PREPACKAGED PLAN RECAPITALIZATION
                             ------------------------------------------  ------------------------------------------
Acceptances, Consents
  and Votes Needed to
  Consummate the
  Recapitalization.........  Holders of at least (i) 90% of the prin-    In order for the Prepackaged Plan to be
                             cipal amount of Outstanding Debentures      confirmed and implemented by the
                             must accept the Exchange Offers, (ii) a     Bankruptcy Court, the Prepackaged Plan
                             majority of the outstanding principal       must be accepted by holders of at least
                             amount of Outstanding Debentures must       (i) two-thirds in amount and more than one
                             consent to the Proposed Amendments and      half in number, that have voted to accept
                             (iii) a majority of the outstanding shares  or reject the Prepackaged Plan, of each
                             of Preferred Stock and Class A Common       impaired class of claims (which generally
                             Stock, voting as separate classes, which    include the holders of Senior Debentures
                             are present in person or by proxy at the    and liquidated non-Contingent Claims, as a
                             Annual Meeting with a quorum present, must  separate class of claims, and the holders
                             approve the Capital Stock Combination and   of Subordinated Debentures, as a separate
                             the Reverse Stock Split.                    class of claims) and (ii) two-thirds in
                                                                         amount that have voted to accept or reject
                                                                         the Prepackaged Plan of each impaired
                                                                         class of interests (which include the
                                                                         holders of Preferred Stock and Class A
                                                                         Common Stock, as separate classes of
                                                                         interests). Alternatively, if the
                                                                         Prepackaged Plan is not so accepted, the
                                                                         Company will attempt to confirm the
                                                                         Prepackaged Plan pursuant to the
                                                                         "cram-down" provisions of the Bankruptcy
                                                                         Code described above.
Company's Intention
  to Pursue................  The Company currently intends to pursue     The Company currently intends to file a
                             the Recapitalization without the            voluntary petition for relief pursuant to
                             Prepackaged Plan, if it receives (i)        Chapter 11 of the Bankruptcy Code seeking
                             tenders of at least 90% of the out-         to confirm and implement the Prepackaged
                             standing principal amount of Outstanding    Plan if it does not receive the 90%
                             Debentures, (ii) consents to the Proposed   Requisite Exchange Acceptance, the
                             Amendments from the holders of a majority   Requisite Consents and approval of the
                             of the Outstanding principal amount of      Capital Stock Combination and Reverse
                             Outstanding Debentures and (iii) approval   Split Proposals at the Annual Meeting as
                             of the Capital Stock Combination and        described herein, provided, however, it
                             Reverse Split Proposals at the Annual       does receive the requisite acceptances of
                             Meeting by the holders of Preferred Stock   the Prepackaged Plan necessary to confirm
                             and Class A Common Stock as described       the Prepackaged Plan as described above.
                             above.

(COVER PAGE CONTINUED)

    The applicable record date (the "Record Date") for purposes of determining the holders of Outstanding Debentures entitled to vote in the Consent Solicitations and the holders of (i) Outstanding Debentures, (ii) Preferred Stock, (iii) Class A Common Stock, and (iv) liquidated non-Contingent Claims entitled to vote on the Prepackaged Plan is April 24, 1997. The record date for purposes of determining the holders of Preferred Stock and Class A Common Stock entitled to vote at the Annual Meeting is April 24, 1997 (the "Annual Meeting Record Date").

    It is important that the holders of the Company's outstanding debt and equity securities (other than unexercised warrants) and the holders of other impaired claims against the Company read and carefully consider the matters described in this Prospectus, including, without limitation, all of the factors set forth under the heading "Risk Factors," and that such holders respond promptly.


    This Prospectus relates to an aggregate of approximately 11,952,929 shares of Common Stock on a post-Capital Stock Combination and Reverse Stock Split basis which consist of (i) an estimated maximum of 9,259,376 shares of Common Stock issuable to the tendering holders of Senior Debentures and liquidated non-Contigent Claims (excluding those claims described in (vi) below); (ii) an estimated maximum of 1,151,892 shares of Common Stock issuable to the tendering holders of Subordinated Debentures; (iii) an estimated additional 680,516 shares of Common Stock issuable to holders of Preferred Stock pursuant to the Capital Stock Combination and the Reverse Stock Split; (iv) an estimated additional 489,385 shares of Common Stock issuable to holders of Class A Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split; (v) the Advisor Warrants and an indeterminate number of Warrant Shares which are being registered for resale by certain financial advisors currently estimated to be approximately 150,000 shares of Common Stock as described in this Prospectus under the heading "Shares Subject to Resale by Financial Advisors;" and (vi) 221,760 shares of Common Stock which are being registered for resale by the holders of certain liquidated non-Contingent Claims against the Company who are to be issued Common Stock pursuant to the mutual settlement and release agreements described in this Prospectus under the heading "Shares Subject to Resale by Certain Contractual Claimants."


    The Board has determined that the Recapitalization is in the best interest of the Company and its security holders and recommends that (i) the holders of the Outstanding Debentures accept the Exchange Offers and grant the consents to the Proposed Amendments; (ii) the holders of the Preferred Stock and Class A Common Stock approve the proposed Recapitalization transactions and the other matters being considered at the Annual Meeting upon which they are entitled to vote; and (iii) the holders of the Outstanding Debentures, holders of the Preferred Stock, holders of the Class A Common Stock and holders of liquidated non-Contingent Claims vote to accept the Prepackaged Plan.

    THE EXCHANGE OFFERS, CONSENT SOLICITATIONS, CAPITAL STOCK COMBINATION, REVERSE STOCK SPLIT, PREPACKAGED PLAN SOLICITATION, PROXY SOLICITATION AND OTHER OFFERS BEING MADE HEREBY ARE NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT VOTES OR TENDERS FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFERS, CONSENT SOLICITATIONS, CAPITAL STOCK COMBINATION, REVERSE STOCK SPLIT, PREPACKAGED PLAN SOLICITATION, PROXY SOLICITATION AND SUCH OTHER OFFERS WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFERS, CONSENT SOLICITATIONS, CAPITAL STOCK COMBINATION, PREPACKAGED PLAN SOLICITATION, PROXY SOLICITATION AND OTHER OFFERS BEING MADE HEREBY OTHER THAN THOSE CONTAINED HEREIN. IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

(COVER PAGE CONTINUED)

    EACH HOLDER OF OUTSTANDING DEBENTURES, PREFERRED STOCK AND COMMON STOCK AND EACH OTHER HOLDER OF CLAIMS OR EQUITY INTERESTS UNDER THE PREPACKAGED PLAN SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY MATTERS CONCERNING THE EXCHANGE OFFERS, THE CONSENT SOLICITATIONS, THE CAPITAL STOCK COMBINATION, THE REVERSE STOCK SPLIT, THE PROXY SOLICITATION, THE PREPACKAGED PLAN SOLICITATION AND THE RECAPITALIZATION TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
                            ------------------------

    SINCE NO JUDICIAL PROCESS HAS BEEN COMMENCED, THIS PROSPECTUS HAS NOT BEEN APPROVED BY ANY COURT WITH RESPECT TO ADEQUACY OF INFORMATION. HOWEVER, IF A JUDICIAL PROCESS IS SUBSEQUENTLY COMMENCED AND AN ORDER FOR RELIEF IS ENTERED, THE COMPANY WILL PROMPTLY SEEK AN ORDER OF SUCH COURT THAT THE SOLICITATION OF CONSENTS TO THE PREPACKAGED PLAN BY MEANS OF THIS PROSPECTUS WAS IN COMPLIANCE WITH APPLICABLE LAW.
                            ------------------------

    The Company's Class A Common Stock and Preferred Stock is listed on the National Association of Securities Dealers, Inc. Automatic Quotation National Market-SM- ("NASDAQ-NM"). The Company has been notified by The Nasdaq Stock Market, Inc. ("NASDAQ") that its securities will continue to be listed during the pendency of the Exchange Offers; however, they will become subject to immediate delisting if the Exchange Offers have not been successfully completed by July 8, 1997. There can be no assurance that the Exchange Offers will be successfully completed within this time frame. See "RISK FACTORS-- Potential NASDAQ Delisting." The Company has also filed an application for the inclusion on NASDAQ-NM of the shares of Common Stock to be issued pursuant to this Prospectus. The Company expects that, after the completion of the Exchange Offers, the trading market for any Outstanding Debentures not tendered will be extremely limited, if any market exists for the trading thereof. See "Risk Factors--Certain Consequences to Non-Tendering Holders of Outstanding Debentures" and "The Exchange Offers-- Effects of Completion of Exchange Offers on Non-Tendering Holders of Outstanding Debentures." However, the Company expects that the liquidity of the Common Stock will be enhanced following completion of the Recapitalization.

    Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company as of such date.
                            ------------------------


    THIS PROSPECTUS IS FIRST BEING SENT TO THE HOLDERS OF THE COMPANY'S OUTSTANDING DEBENTURES, PREFERRED STOCK AND CLASS A COMMON STOCK ON MAY 7, 1997.


                      EXCHANGE AGENT AND INFORMATION AGENT


ChaseMellon Shareholder Services, L.L.C. will act as Exchange Agent for the Exchange Offers (the "Exchange Agent") and as ballot agent for the Prepackaged Plan Solicitation with respect to the holders of Outstanding Debentures, the Preferred Stock, the Common Stock, and the holders of claims and interests under the Prepackaged Plan. All correspondence in connection with the Exchange Offers, Consent Solicitations or Prepackaged Plan Solicitation, including the Consent and Letter of Transmittal ("Consent and Letter of Transmittal") and Prepackaged Plan Master Ballots, should be addressed to the Exchange Agent as set forth on the back cover page hereof. The Exchange Agent will also serve as proxy agent with respect to the Annual Meeting.


    Georgeson & Company Inc. has been appointed as Information Agent for the Exchange Offers, Consent Solicitations, the Annual Meeting and the Prepackaged Plan Solicitation (the "Information

(COVER PAGE CONTINUED)

Agent"). All inquiries relating to the Exchange Offers, Consent Solicitation, the Annual Meeting and the Prepackaged Plan Solicitation should be directed to the Information Agent at the address and telephone number set forth on the back cover page hereof.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004 or from the Commission's Website at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the principal offices of the Commission in Washington, D.C. without charge, and copies of the material contained therein may be obtained from the Commission upon payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference in and will be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO THE COMPANY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS).

(COVER PAGE CONTINUED)

  THESE TRANSACTIONS AND THE SECURITIES OFFERED HEREBY ARE SUBJECT TO CERTAIN
                   MATERIAL RISKS DESCRIBED HEREIN. SEE "RISK
               FACTORS" BEGINNING ON PAGE 25 OF THIS PROSPECTUS.

                            ------------------------

     NEITHER THESE TRANSACTIONS NOR THESE SECURITIES HAVE BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF
      THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THE INFORMATION
        CONTAINED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                              ---------
EXCHANGE AGENT AND INFORMATION AGENT........................................................................         xi
AVAILABLE INFORMATION.......................................................................................        xii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................................        xii
INDEX OF CERTAIN DEFINED TERMS..............................................................................      xviii
SUMMARY.....................................................................................................          1
  The Company...............................................................................................          1
  The Recapitalization......................................................................................          1
  The Company Annual Meeting................................................................................          6
  The Exchange Offers and Related Consent Solicitations.....................................................          7
  Tendering and Consenting Procedures for Exchange Offers and Consent Solicitations.........................          8
  The Prepackaged Plan......................................................................................         10
  Other Significant Provisions in the Prepackaged Plan......................................................         16
  Appraisal Rights..........................................................................................         20
  Risk Factors..............................................................................................         20
  Summary Selected Historical and Pro Forma Financial Data..................................................         22
  Market Prices of the Company's Common Stock and Dividends Paid............................................         24
  Comparative Historical and Pro Forma Per Share Data.......................................................         24
RISK FACTORS................................................................................................         25
THE COMPANY RECAPITALIZATION................................................................................         36
  Background of the Recapitalization........................................................................         36
  Description of the Recapitalization.......................................................................         37
  Purposes and Certain Results of Recapitalization..........................................................         39
  Operations After the Recapitalization.....................................................................         39
  Determinations and Recommendations of the Board of Directors..............................................         39
  Determinations and Recommendations of Members of the Debenture Holders' Committee.........................         40
THE EXCHANGE OFFERS.........................................................................................         41
  General...................................................................................................         41
  Expiration Date; Extensions; Amendments...................................................................         41
  Proposed Amendments.......................................................................................         42
  Procedure for Tendering Outstanding Debentures and Giving Consents........................................         43
  Book-Entry Transfer Procedures............................................................................         46
  Guaranteed Delivery Procedures............................................................................         46
  Acceptance of Outstanding Debentures, Delivery of Common Stock............................................         47
  Treatment of Fractional Shares............................................................................         47
  Withdrawal Rights.........................................................................................         47
  Revocation of Consents; Defective Tenders.................................................................         48
  No Payments on Tendered Debentures........................................................................         48
  Conditions of the Exchange Offers.........................................................................         48
  Exchange Agent............................................................................................         50
  Information Agent.........................................................................................         50
  Effects of Completion of Exchange Offers on Non-Tendering Holders of Outstanding Debentures...............         50
PROPOSED AMENDMENTS TO INDENTURES...........................................................................         50
  Proposed Amendments to Outstanding Debentures.............................................................         51
THE COMPANY ANNUAL MEETING..................................................................................         52
  Proxy Solicitation........................................................................................         53
PROPOSAL NO. 1 APPROVAL OF EXCHANGE OFFERS (INCLUDING THE ISSUANCE OF SHARES OF COMMON STOCK)...............         56

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                                                                                                              ---------
PROPOSAL NO. 2 AMENDMENT OF ARTICLES FOURTH, FIFTH AND SIXTH OF RESTATED CERTIFICATE OF INCORPORATION TO
  EFFECT A COMBINATION OF THE CLASS A COMMON STOCK AND PREFERRED STOCK......................................         57
PROPOSAL NO. 3 AMENDMENT OF ARTICLES FIFTH OF RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE FOR ONE
  HUNDRED (1:100) REVERSE STOCK SPLIT OF THE OUTSTANDING CAPITAL STOCK......................................         59
PROPOSAL NO. 4 AMENDMENT OF ARTICLES FOURTH OF RESTATED CERTIFICATE OF INCORPORATION TO AMEND THE COMPANY'S
  AUTHORIZED CAPITAL........................................................................................         60
PROPOSAL NO. 5 AMENDMENT OF ARTICLES EIGHTH AND THIRTEENTH OF THE RESTATED CERTIFICATE AND ARTICLES III AND
  XI OF THE BYLAWS TO DELETE CLASSIFIED BOARD AND SUPERMAJORITY VOTING PROVISIONS...........................         60
PROPOSAL NO. 6 AMENDMENT OF ARTICLES NINTH AND THIRTEENTH OF THE RESTATED CERTIFICATE AND ARTICLES II AND XI
  OF THE BYLAWS TO DELETE SUPERMAJORITY VOTING PROVISIONS APPLICABLE TO SPECIAL MEETINGS AND TO PERMIT
  STOCKHOLDERS TO CALL SPECIAL MEETINGS OF STOCKHOLDERS.....................................................         63
PROPOSAL NO. 7 AMENDMENT OF ARTICLE TENTH OF THE RESTATED CERTIFICATE TO DELETE PROHIBITION OF STOCKHOLDER
  ACTION BY WRITTEN CONSENT AND SUPERMAJORITY VOTING PROVISIONS APPLICABLE THERETO..........................         64
PROPOSAL NO. 8 ELECT SLATE OF DIRECTORS TO RECONSTITUTE THE BOARD OF DIRECTORS..............................         64
PROPOSAL NO. 9 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS............................................         65
OTHER MATTERS...............................................................................................         66
THE PREPACKAGED PLAN........................................................................................         66
  Brief Explanation of Reorganization under the Bankruptcy Code.............................................         66
  Treatment of Unclassified Claims..........................................................................         69
  Classification and Treatment of Claims and Interests Under the Prepackaged Plan...........................         69
  Means for Implementation of the Prepackaged Plan..........................................................         73
  Distributions Under the Prepackaged Plan..................................................................         74
  Effects of Prepackaged Plan Consummation..................................................................         76
  Control/Management of Reorganized Debtor..................................................................         77
  Summary of Other Provisions of the Prepackaged Plan.......................................................         78
  Intended Actions During the Chapter 11 Case...............................................................         79
  Confirmation Standards....................................................................................         80
  Confirmation of the Prepackaged Plan Without Acceptance by All Voting Classes.............................         82
  Alternatives to Confirmation and Consummation of the Prepackaged Plan.....................................         83
PREPACKAGED PLAN SOLICITATION--VOTING PROCEDURES............................................................         84
  General...................................................................................................         84
  Record Date...............................................................................................         84
  Voting Expiration Date; Extensions; Amendments............................................................         84
  Voting Procedures and Other Requirements..................................................................         85
  Beneficial Interest Holders...............................................................................         86
  Agreements Upon Furnishing Ballots........................................................................         89
  Method of Delivery of Ballots.............................................................................         89
  Withdrawal of Ballots; Revocation.........................................................................         89
  Waivers of Defects, Irregularities, Etc...................................................................         90
SHARES SUBJECT TO RESALE BY FINANCIAL ADVISORS..............................................................         91
SHARES SUBJECT TO RESALE BY CERTAIN CONTRACTUAL CLAIMANTS...................................................         91

                                                                                                                PAGE
                                                                                                              ---------
HISTORIC AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
  STATEMENTS................................................................................................         92
SELECTED FINANCIAL DATA.....................................................................................         98
PROJECTIONS OF CERTAIN FINANCIAL DATA OF THE COMPANY........................................................        100
  PROJECTED FINANCIAL DATA--THE EXCHANGE OFFERS.............................................................        101
  PROJECTED FINANCIAL DATA--THE PREPACKAGED PLAN............................................................        104
POSSIBLE ACCOUNTING TREATMENTS..............................................................................        107
LIQUIDATION ANALYSIS........................................................................................        107
DESCRIPTION OF THE COMMON STOCK.............................................................................        115
MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS.................        115
DESCRIPTION OF OUTSTANDING DEBENTURES.......................................................................        116
  Terms.....................................................................................................        116
  Optional Redemption.......................................................................................        117
  Change of Control.........................................................................................        117
  Subordination.............................................................................................        117
  Certain Covenants.........................................................................................        118
  Successor Company.........................................................................................        119
  Defaults and Certain Rights on Default....................................................................        119
  Amendment, Supplement, Waiver.............................................................................        120
  Transfer..................................................................................................        121
  Defeasance................................................................................................        121
  Concerning the Trustees...................................................................................        121
  Governing Law.............................................................................................        122
  Certain Definitions.......................................................................................        122
BUSINESS AND PROPERTIES OF THE COMPANY......................................................................        125
  Business..................................................................................................        125
  Principal Properties......................................................................................        125
  Environmental and Regulatory Matters......................................................................        128
  Corporate Indemnification Matters.........................................................................        128
  Employees.................................................................................................        129
  Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995..........................        129
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................        130
  General...................................................................................................        130
  Liquidity and Capital Resources...........................................................................        131
  Financial Condition.......................................................................................        132
  Results of Operations.....................................................................................        133
LEGAL PROCEEDINGS...........................................................................................        135
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY.............................................................        137
EXECUTIVE COMPENSATION......................................................................................        140
  Summary Compensation Table................................................................................        140
  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value..................        141
  Executive Retirement and Savings Program..................................................................        141
  Compensation of Directors.................................................................................        142
  Employment and Consulting Agreements......................................................................        145
  Committee Interlocks and Insider Participation............................................................        145
  Report of the Compensation Committee......................................................................        146
  Stock Price Performance Comparison........................................................................        148

                                                                                                                PAGE
                                                                                                              ---------
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL INTEREST HOLDERS AND MANAGEMENT....................................        149
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................................................        150
  License and Non-Competition Agreements....................................................................        150
  Construction Management Agreements........................................................................        151
  Service Agreements........................................................................................        151
  Sublease Agreements.......................................................................................        151
  Development Fees..........................................................................................        151
  Joint Business Opportunity Agreement......................................................................        152
  Director Resignation and Termination of Stock Pledge......................................................        152
  Note Receivable...........................................................................................        152
  Other Transactions........................................................................................        152
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................................................................        153
FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS AND THE PREPACKAGED PLAN TO HOLDERS OF OUTSTANDING
  SECURITIES................................................................................................        153
  Federal Income Tax Consequences of the Exchange Offers or the Prepackaged Plan to Holders of Outstanding
    Debentures..............................................................................................        153
  Federal Income Tax Consequences of the Exchange Offers or the Prepackaged Plan to Holders of Preferred
    Stock...................................................................................................        155
  Federal Income Tax Consequences of the Exchange Offers or the Prepackaged Plan to Holders of Class A
    Common Stock............................................................................................        155
  Backup Withholding and Information Reporting..............................................................        155
FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS AND THE PREPACKAGED PLAN TO THE COMPANY..............        155
LEGAL MATTERS...............................................................................................        157
EXPERTS.....................................................................................................        157
INDEX TO AUDITED HISTORIC FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.......................................        F-1
APPENDIX A--PREPACKAGED PLAN OF REORGANIZATION..............................................................        A-1

                         INDEX OF CERTAIN DEFINED TERMS

    Set forth below are certain defined terms used in this Prospectus the definitions for which are indicated herein and in Appendix A hereto.


                                                                                                           PAGE
                                                                                                        ----------
Administrative Claim..................................................................................          69
Advisor Warrants......................................................................................          91
Affiliate.............................................................................................         A-3
Allowed Administrative Claim..........................................................................         A-3
Allowed Claim.........................................................................................         A-3
Allowed Interest......................................................................................         A-3
Amended Indentures....................................................................................          31
Annual Meeting........................................................................................           i
Annual Meeting Proposals..............................................................................           7
Annual Meeting Record Date............................................................................           x
Auditor Proposal......................................................................................          53
Authorized Capital Proposal...........................................................................          52
Ballot................................................................................................          19
Bankruptcy Code.......................................................................................     ii; A-3
Bankruptcy Court......................................................................................     ii; A-3
Bankruptcy Rules......................................................................................      10;A-3
Beneficial Interest Holder............................................................................          84
Best Interests Test...................................................................................          80
Board.................................................................................................           i
Board Election Proposal...............................................................................          53
Board Proposal........................................................................................          53
Book-Entry Transfer...................................................................................          46
Book-Entry Transfer Facility..........................................................................          46
Business Day..........................................................................................         A-4
Bylaws................................................................................................           i
Capital Stock Combination.............................................................................      i; A-4
Capital Stock Combination Proposal....................................................................          52
Cash..................................................................................................         A-4
Chapter 11 Case.......................................................................................          10
Claim.................................................................................................         A-4
Class.................................................................................................         A-4
Class A Common Stock..................................................................................           i
Commencement Date.....................................................................................           8
Commission............................................................................................         xii
Common Stock..........................................................................................      i; A-4
Company...............................................................................................           i
Confirmation Date.....................................................................................         A-4
Confirmation Order....................................................................................         A-4
Consent and Letter of Transmittal.....................................................................          xi
Consent Solicitations.................................................................................           i
Contested Claim or Interest...........................................................................         A-5
Contingent............................................................................................         A-5
Creditor..............................................................................................         A-5
Debenture Holders' Committee..........................................................................           i
Distribution Record Date..............................................................................     74; A-5
Effective Date........................................................................................         A-5
Eligible Institution..................................................................................          44
Equity Holder.........................................................................................         A-5
Exchange Act..........................................................................................         xii


                                     xviii

                                                                                                           PAGE
                                                                                                        ----------
Exchange Agent........................................................................................          xi
Exchange Offers.......................................................................................           i
Exchange Offers Proposal..............................................................................          52
Expiration Date.......................................................................................          ii
Future Shares.........................................................................................          28
HLHZ..................................................................................................           1
Impaired..............................................................................................         A-5
Impaired Securities...................................................................................          74
Indentures............................................................................................           i
Information Agent.....................................................................................      xi-xii
Interest..............................................................................................         A-5
IRS...................................................................................................          30
LCP...................................................................................................         126
Liquidation...........................................................................................         107
Liquidation Period....................................................................................         109
Master Ballot.........................................................................................          19
Merger................................................................................................          36
MWE...................................................................................................           1
NASD..................................................................................................          44
NASDAQ................................................................................................          xi
NASDAQ-NM.............................................................................................          xi
Notice of Guaranteed Delivery.........................................................................          46
Outstanding Debentures................................................................................      i; A-5
Prepackaged Plan......................................................................................           i
Prepackaged Plan Solicitation.........................................................................           4
Prepackaged Plan Solicitation Materials...............................................................          19
Preferred Stock.......................................................................................           i
Project Debt..........................................................................................           6
Projections...........................................................................................          35
Proposed Amendments...................................................................................           i
Prospectus............................................................................................           i
Proxy.................................................................................................           7
Recapitalization......................................................................................   i; 3; A-6
Record Date...........................................................................................           x
Record Holder.........................................................................................           8
Registration Statement................................................................................         xii
Requisite Acceptance Condition........................................................................          48
90% Requisite Exchange Acceptance.....................................................................           i
Requisite Claims Acceptances..........................................................................          17
Requisite Consents....................................................................................           7
Requisite Interest Acceptances........................................................................          17
Requisite Prepackaged Plan Acceptances................................................................          17
Restated Certificate..................................................................................           i
Reverse Split Proposal................................................................................          52
Reverse Stock Split...................................................................................           i
Rothschild............................................................................................           1
Securities Act........................................................................................         xii
Senior Debentures.....................................................................................           i
Special Meetings Proposal.............................................................................          53
Staff.................................................................................................          34
Subordinated Debentures...............................................................................           i
Tax Claim.............................................................................................     69; A-6

                                                                                                           PAGE
                                                                                                        ----------
Trustees..............................................................................................         116
Unimpaired............................................................................................         A-6
Unliquidated..........................................................................................         A-6
Voting Expiration Date................................................................................          84
Warrant Shares........................................................................................          91
WGM...................................................................................................           1
Written Consent Proposal..............................................................................          53

                                    SUMMARY

    THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO AND THE PRO FORMA INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, THE APPENDICES HERETO, AND THE OTHER DOCUMENTS REFERENCED HEREIN. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS, AND AN INDEX OF SUCH DEFINED TERMS IS SET FORTH ON PAGE XVIII HERETO.

THE COMPANY

    Koll Real Estate Group, Inc. is a real estate holding company with properties principally in Southern California. The principal activities of the Company and its consolidated subsidiaries include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential real estate development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes.

    The Company's executive offices are located at 4343 Von Karman Avenue, Newport Beach, California 92660; telephone number (714) 833-3030.

THE RECAPITALIZATION


    DESCRIPTION OF DEBENTURE HOLDERS' COMMITTEE PROCESS. In February 1996, the Company engaged Houlihan Lokey Howard & Zukin ("HLHZ") and McDermott, Will & Emery ("MWE") to act as its financial and legal advisors, respectively. In August 1996, in order to pursue the Company's stated strategic objective to evaluate alternatives to deleverage the Company's capital structure, the Company commenced negotiations with representatives of members of the Debenture Holders' Committee. The representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold, in the aggregate, approximately 72% of the Outstanding Debentures as follows: approximately $123.3 million (75%) of the outstanding face amount of the Senior Debentures, and approximately $25.4 million (62%) of the outstanding face amount of the Subordinated Debentures. The Company has not received any information from the members of the Debenture Holders' Committee with respect to their individual holdings of these various securities. In May 1996, the members of the Debenture Holders' Committee retained Rothschild, Inc. ("Rothschild") and Weil, Gotshal & Manges LLP ("WGM") as its financial and legal advisors, respectively. The Company has agreed to pay all of the legal expenses of WGM and $50,000 of the financial advisor fees of Rothschild in cash and the $750,000 balance of the financial advisor fees of Rothschild through the issuance of an Advisor Warrant exercisable for shares of Common Stock. See "Shares Subject to Resale by Financial Advisors." The Company has paid approximately $208,000 to WGM through April 29, 1997 and estimates that it may pay up to an additional $50,000 prior to any potential filing of a Chapter 11 Case. Neither the Company nor WGM can estimate the fees the Company may pay WGM for legal services in connection with a Chapter 11 Case because it is uncertain whether any official committee would retain WGM and events which may occur in any Chapter 11 Case cannot be predicted with any degree of certainty. The interest of the holders of Preferred Stock and Class A Common Stock were represented by HLHZ, MWE and management of the Company. The proposed Recapitalization is the result of extensive negotiations and is supported by the representatives of the members of the Debenture Holders' Committee who have indicated the intention of the members to accept the Exchange Offers and to vote in favor of the Prepackaged Plan. The representatives of the Debenture Holders' Committee are: BankofAmerica Investment Corp.; Continental Casualty

Company; CS First Boston Corporation; ING Barings (U.S.) Capital Corp.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; and Wheelabrator Technologies, Inc.


    Unless exchanged for Common Stock, the aggregate principal amount of the Outstanding Debentures will increase through continuing "in-kind" interest payments from approximately $206 million as of March 31, 1997, to approximately $368 million on the March 15, 2002 maturity date. As of April 15, 1997, there were 6,643 registered holders of the Senior Debentures and 1,752 registered holders of the Subordinated Debentures. The Company's financial advisors have assisted the Company in preparing an analysis which indicates that the Company would need to earn a compounded return of greater than 30% per annum on the free cashflow generated by the Company's assets between 1997 and 2002 in order to fully pay the face amount of the Senior Debentures and Subordinated Debentures at maturity in 2002. See "Liquidation Analysis." The Company believes that it is unlikely that it could achieve this 30% return over the next five (5) years or that other capital resources would be available to repay the Outstanding Debentures at maturity; nor does the Company believe, in view of its current and prospective capital structure if the Recapitalization is not effected, that this payment could be made in shares of its Class A Common Stock because of the substantial unlikelihood that the trading price requirement of greater than $.50 per share would be met. Therefore, as an alternative to waiting until the 2002 maturity date, the Company has engaged in extensive negotiations with the members of the Debenture Holders' Committee and its financial advisors in order to develop a proposal to currently exchange the Outstanding Debentures for Common Stock. The Company believes that the Recapitalization represents the only viable alternative to the substantial risks of payment default that would exist in 2002. Based on the current valuation prepared by the Company with the assistance of HLHZ, which is subject to the assumptions detailed in this Prospectus, holders of Senior Debentures who tender would receive Common Stock worth between approximately $0.50 and $0.52 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures who tender would receive Common Stock worth between approximately $0.25 and $0.26 per $1.00 of principal amount outstanding on March 15, 1997 depending upon whether 90% or up to 100% of the holders of Outstanding Debentures accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company intends to effect the Recapitalization by seeking a Court order confirming the Prepackaged Plan. The representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 72% of the Outstanding Debentures and approximately 25.4% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated that the members intend to support the Exchange Offers and the Prepackaged Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Exchange Offers, Capital Stock Combination and Reverse Stock Split and the Prepackaged Plan. Officers, directors and affiliates of the Company control less than 1% of the Preferred Stock and Class A Common Stock; however, they have indicated their intention to vote such controlled shares in favor of all aspects of the Recapitalization.


    Without the Recapitalization, concerns about the Company's financial strength will continue to adversely affect the Company's commercial and residential development business opportunities. Of particular concern to the Company's current and prospective client base, is the consistent reporting of quarterly losses and impending negative net worth which are primarily a result of the interest expense associated with the Outstanding Debentures. In addition to lost commercial and residential development opportunities, the Company has experienced problems with its ability to attract and retain key commercial and residential development team personnel due to the negative impact on competing for new business which has resulted from the Company's continued reporting of losses. Therefore, the Company believes that the Recapitalization will substantially enhance its current and prospective business opportunities by eliminating the financial concern that the Outstanding Debentures have caused.

    DESCRIPTION OF RECAPITALIZATION. The proposed Recapitalization consists of the major elements summarized below. The Company is seeking to effect the Recapitalization through either (i) the completion of the Exchange Offers, the Capital Stock Combination and the Reverse Stock Split; or alternatively, through (ii) the confirmation of the Prepackaged Plan, which generally gives effect to the same transactions as contemplated under (i) above, pursuant to chapter 11 of the Bankruptcy Code. The term "Recapitalization" as used throughout this Prospectus means the financial restructuring of the Company pursuant to either (i) or (ii) above. See "Comparison of Exchange Offer Recapitalization and Prepackaged Plan Recapitalization" on the cover page of this Prospectus.

    If 90% of holders of Outstanding Debentures do not consent to the Exchange Offers, but the Company receives sufficient acceptances of the Prepackaged Plan to seek confirmation thereof by the Bankruptcy Court, the Company plans to continue to operate in the ordinary course of business and intends to seek relief under chapter 11 of the Bankruptcy Code and to attempt to use such acceptances to obtain confirmation of the Prepackaged Plan. There is no assurance that the Bankruptcy Court will confirm the Prepackaged Plan even if the Company receives the necessary acceptances from the holders of impaired claims and interests, although the Company believes that the Bankruptcy Court will confirm the Prepackaged Plan. See "Risks Factors--Considerations Relating to the Filing of a Chapter 11 Case."

    The Recapitalization and the securities offered hereby are subject to certain material risks and other factors which should be considered in connection therewith. See "Risk Factors."

    EXCHANGE OFFERS FOR THE OUTSTANDING DEBENTURES AND RELATED CONSENT SOLICITATIONS. Pursuant to the Exchange Offers being made hereby, as more fully described herein under "The Exchange Offers," the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 in principal amount of the Senior Debentures outstanding as of March 15, 1997, without subsequent accrued and unpaid interest; and (ii) 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 in principal amount of Subordinated Debentures outstanding as of March 15, 1997, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and waive all rights and claims to, accrued and unpaid interest on the Outstanding Debentures tendered for exchange. No fractional shares of Common Stock will be issued in the Exchange Offers. Instead, whenever a fraction of a share of Common Stock would otherwise be issuable to an exchanging holder of Outstanding Debentures, the Exchange Agent will aggregate all such fractional shares of Common Stock that would otherwise result from the Exchange Offers and will sell such aggregated fractional shares of Common Stock, rounded to the nearest whole share, as whole shares in an orderly manner. Upon completion of such sales, exchanging holders will receive in lieu of such fractional shares, the relative cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such exchanging holders would have otherwise received. See "The Exchange Offers-- Treatment of Fractional Shares." Concurrently with the Exchange Offers, the Company is soliciting the consent of the holders of the Outstanding Debentures to certain amendments to the Indentures (the "Proposed Amendments"). See "Proposed Amendments to Indentures."

    If the Company does not receive valid tenders of at least the 90% Requisite Exchange Acceptance, the Company intends to pursue the Recapitalization through the Prepackaged Plan if the Company receives the Requisite Prepackaged Plan Acceptances. If the Recapitalization is not completed either through the Exchange Offers and related transactions or through the Prepackaged Plan, the Company currently intends to consider a variety of alternatives, including, but not limited to (i) securing financing from new equity or debt sources, (ii) forming joint ventures with other homebuilders in exchange for equity or debt capital, (iii) selling options to other homebuilders to acquire land parcels at Bolsa Chica currently owned by the Company, or (iv) pursuing other alternative strategic transactions. Any of the above alternatives may result in a lower recovery of asset values by the Company and its current security holders than is likely to occur if the Recapitalization is completed.

    The Recapitalization will result in substantial dilution to the holders of the Preferred Stock and Class A Common Stock. Pursuant to the terms of the Exchange Offers or the Prepackaged Plan, the holders of Class A Common Stock would receive, in the aggregate, approximately 4.1% of the Common Stock outstanding thereafter, and the holders of Preferred Stock would receive, in the aggregate, approximately 5.8% of the Common Stock. However, such holders would be subject to substantially greater dilution if the Outstanding Debentures were paid at maturity in shares of Common Stock trading below $.50 per share. Given the Company's current and prospective capital structure if the Recapitalization is not completed, it is unlikely that the Class A Common Stock would trade at prices per share in excess of $.50. Shares of Class A Common Stock were authorized and approved for future issuance without restriction by the holders of the Company's securities entitled to vote in connection with such holders' approval of the Company's merger with The Henley Group, Inc. in 1992. These additional shares are sufficient in number to repay the Outstanding Debentures at maturity at the $.50 per share minimum trading price. The Company currently estimates that its cash costs to be incurred in connection with the Recapitalization will be approximately $4 million if the 90% Requisite Exchange Acceptances are received and approximately $4.5 million if the Recapitalization is effected through the Prepackaged Plan.

    Completion of the Exchange Offers is subject to certain conditions which may be waived or amended by the Company in whole or in part at any time and from time to time in the Company's reasonable discretion. See "The Exchange Offers--Conditions of the Exchange Offers."

    The Company reserves the right to amend, modify or supplement the Exchange Offers, the Consent Solicitations and the solicitation of acceptances of the Prepackaged Plan (the "Prepackaged Plan Solicitation") prior to their respective expiration dates. The Company also reserves the right to cancel the Exchange Offers, the Consent Solicitations and the Prepackaged Plan Solicitation at any time prior to their respective expiration dates. The Company will give the holders of Outstanding Debentures, Preferred Stock and Common Stock and holders of other Impaired Claims and Interests under the Prepackaged Plan notice of any amendments, modifications or supplements as may be required by applicable law. See "The Exchange Offers General--Expiration Date; Extensions; Amendments" and "The Prepackaged Plan." Neither the holders of the Company's debt securities nor the holders of the Company's equity securities will have appraisal rights in connection with the Recapitalization or the Prepackaged Plan, including the Exchange Offers or the Capital Stock Combination.

    CONSENT SOLICITATION WITH RESPECT TO THE OUTSTANDING
DEBENTURES. Concurrently with the making of the Exchange Offers, the Company is soliciting from the holders of the Outstanding Debentures their consents to the Proposed Amendments to remove certain restrictive covenants under the Indentures in the event all Outstanding Debentures are not exchanged pursuant to the Exchange Offers. The Proposed Amendments, if implemented, would remove restrictive covenants from the Indentures which currently prohibit the Company from making payments or distributions to debt subordinated to the Outstanding Debentures or to equity holders prior to repayment of the Outstanding Debentures and which prohibit the Company from entering into non-arms length transactions with non-subsidiary affiliates.


    CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. As part of the Recapitalization, the Company is recommending to the holders of Class A Common and Preferred Stock that they approve proposals at the Annual Meeting, which among other things, approve amendments to the Restated Certificate in order to effect the Capital Stock Combination and to effect the Reverse Stock Split. Pursuant to the Capital Stock Combination, all classes and series of capital stock will be reclassified and combined into one class of capital stock designated "Common Stock." Each outstanding share of Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one (1) share of Common Stock. After the Capital Stock Combination, the Common Stock will have the same rights, preferences and privileges that the Class A Common Stock had prior to the Capital Stock Combination. As part of the Capital Stock Combination the ability of the Board to issue shares of preferred stock will be eliminated. Pursuant to the Reverse Stock Split each outstanding share of capital stock will be reverse split on a one for one hundred (1:100) basis.

    Representatives of the members of the Debenture Holders' Committee recently informed the Company that the members hold approximately 25.4% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated to the Company that the members intend to approve the Capital Stock Combination and the Reverse Stock Split. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Capital Stock Combination and the Reverse Stock Split. Therefore, in the aggregate, approximately 55.9% and 19.6% of the holders of Preferred Stock and Class A Common Stock, respectively, have indicated their intent to approve the Capital Stock Combination and Reverse Stock Split. No fractional shares of Common Stock will be issued pursuant to the Capital Stock Combination and/or Reverse Stock Split. See "The Company Annual Meeting--Proposal No. 2."


    OTHER CHARTER AMENDMENTS AND BOARD DECLASSIFICATION AND RECONSTITUTION. As part of the Recapitalization, various amendments to the Company's charter documents and related actions are being proposed to be implemented either pursuant to the Annual Meeting or under the Prepackaged Plan. See "The Company Annual Meeting" and "The Prepackaged Plan." The charter amendments are intended to delete the classified Board and to remove all anti-takeover provisions, including all supermajority voting provisions, restrictions on stockholders' ability to call special meetings and restrictions on stockholders' ability to act by written consent. The Company is also proposing to reconstitute and expand the Board in connection with the Recapitalization to include four (4) incumbent directors and six (6) new director nominees each to serve for one (1) year terms.


    AMENDMENT OF STOCK OPTION PLAN. As part of the Recapitalization, the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Stock Option Plan") will be amended effective upon the completion of the Recapitalization to reduce the aggregate number of shares of Common Stock that may be issued under the 1993 Stock Option Plan, on a post-Capital Stock Combination and post-Reverse Stock Split basis, to approximately 763,000 shares of Common Stock, representing 6% of the Company's fully diluted equity. The holders of all outstanding options previously issued under the 1993 Stock Option Plan have agreed to the cancellation of such options upon completion of the Recapitalization. See "The Company Recapitalization--Description of the Recapitalization--Amendment of Stock Option Plan."


    INTERESTS OF MANAGEMENT. Certain executive officers and directors of the Company have entered into three (3) year employment contracts and another director has entered into a consulting agreement with the Company. Upon completion of the Recapitalization, these officers and directors will receive stock options equivalent to an aggregate of 6% of the Company's fully diluted equity with exercise prices determined by the 20-day average closing price following the Recapitalization. In addition, these officers and directors will receive bonuses of $750,000 in the aggregate upon completion of the Recapitalization. Therefore, such officers and directors have a personal interest in the successful completion of the Recapitalization and approval of the Annual Meeting Proposals; however, the Recapitalization and the foregoing benefits to these officers and directors were approved by the Board including the unanimous approval of the Company's independent directors. See "Executive Compensation--Employment and Consulting Agreements" and "--Report of the Compensation Committee."


    PURPOSES OF THE RECAPITALIZATION. The proposed Recapitalization, whether achieved pursuant to the Exchange Offers and the Annual Meeting Proposals or pursuant to the Prepackaged Plan, is primarily intended to deleverage the Company's capital structure in order to maximize realization of the Company's asset values and the growth of its business. As an alternative to waiting until the Debentures maturity date in 2002, the Company engaged in extensive negotiations with representatives of the members of the Debenture Holders' Committee and its financial advisors in order to develop a proposal to exchange the Outstanding Debentures for Common Stock. Based on the current valuation prepared by the Company with the assistance of HLHZ, which is subject to the assumptions detailed in this Prospectus, holders of Senior Debentures would receive Common Stock worth between approximately $0.50 and $0.52 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures would receive Common Stock worth between approximately $0.25 and $0.26 per $1.00 of principal amount outstanding on March 15, 1997 depending upon whether 90% or up to 100% of the holders of Outstanding Debentures accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company intends to seek a Bankruptcy Court order confirming the Prepackaged Plan. Representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 72% of the Outstanding Debentures and approximately 25.4% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated that the members intend to support the Prepackaged Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Prepackaged Plan. The interests of the holders of Preferred Stock and Class A Common Stock were represented by HLHZ, MWE and management of the Company. The Company believes that such deleveraging will permit it to obtain financing on more favorable terms, which financing would facilitate the growth of the Company's business, including, but not limited to, the commercial and residential real estate development business and the development of its Bolsa Chica project. This new financing is not expected to exceed $30 million, exclusive of project debt facilities ("Project Debt") currently providing lines of credit up to approximately $117 million obtained by certain of the Company's subsidiaries in connection with build-to-suits and other development of pre-leased projects, as well as speculative development where market conditions warrant, which credit lines carried outstanding balances aggregating approximately $21.5 million as of March 31, 1997. If the Recapitalization is not completed, either through the Exchange Offers or through the Prepackaged Plan, the Company believes that its current leveraged capital structure will cause the Company to incur substantially higher costs with respect to any such necessary financing, which will negatively impact the realization of asset values and will limit the Company's growth. In addition, concern about the Company's continued reporting of operating losses and impending negative net worth is of particular concern to the Company's current and prospective client base and will continue to adversely affect the Company's commercial and residential development business opportunities. The quarterly losses and impending negative net worth are primarily a result of the "in-kind" interest expense associated with the Outstanding Debentures. In addition to lost commercial development opportunities, the Company has experienced problems with its ability to attract and retain key commercial and residential development team personnel due to their concern as to the ability of the Company to compete for new business. Therefore, the Company believes that the Recapitalization will substantially enhance its current and prospective business opportunities by eliminating the financial concern and confusion that the Outstanding Debentures have caused. See "The Company Recapitalization--Purposes of the Recapitalization." The Recapitalization will have an important impact on the Company and on the current holders of the Preferred Stock, Common Stock and Outstanding Debentures, including a significant dilution of the beneficial ownership interests and voting power of current holders of the Preferred Stock and Common Stock. See "Risk Factors--Dilution; Shares Eligible for Future Sales."


THE COMPANY ANNUAL MEETING


    DATE, TIME AND PLACE OF ANNUAL MEETING. The Annual Meeting of Stockholders will be held at 9:30 a.m. Eastern Daylight time, on June 19, 1997 at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, unless postponed or adjourned. Only holders of record of the Class A Common Stock and Preferred Stock at the close of business on the Annual Meeting Record Date are entitled to notice of, and to vote at, the Annual Meeting.


    PURPOSE OF THE ANNUAL MEETING. The purpose of the Annual Meeting is to consider and vote upon the following proposals: (i) ratification of the Exchange Offers, (ii) amendments to the Restated Certificate to effect the Capital Stock Combination and the Reverse Stock Split, (iii) amendments to the Restated Certificate and the Bylaws to eliminate the provisions providing for the Board to be classified into three classes and to remove all supermajority voting provisions and certain other restrictive provisions contained in the Restated Certificate and Bylaws, (iv) election of directors to reconstitute the declassified Board; (v) ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors; and

(vi) approval of such other matters as may properly come before the Annual Meeting, including to adjourn the Annual Meeting under certain circumstances (collectively, the "Annual Meeting Proposals"). The current directors, executive officers and their respective Affiliates own less than one percent (1%) of the outstanding Class A Common Stock and less than one percent (1%) of the outstanding Preferred Stock, respectively, as of the Annual Meeting Record Date. Representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 25.4% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock and have indicated to the Company that the members intend to approve each of the proposals. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the foregoing proposals. Therefore, in the aggregate, approximately 55.9% and 19.6% of the holders of Preferred Stock and Class A Common Stock, respectively, have indicated their intent to approve the Capital Stock Combination and Reverse Stock Split. For more information regarding the votes needed to approve each of the Annual Meeting Proposals, see "The Company Annual Meeting Proxy Solicitation."


    THE SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN FROM THE HOLDERS OF PREFERRED STOCK AND CLASS A COMMON STOCK IS BEING CONDUCTED PURSUANT TO SEPARATE BALLOTS AND IS DESCRIBED UNDER "THE PREPACKAGED PLAN--PREPACKAGED PLAN SOLICITATION--VOTING PROCEDURES." THE PREPACKAGED PLAN DOES NOT HAVE A QUORUM REQUIREMENT. AS A RESULT, APPROVAL OF THE PREPACKAGED PLAN IS NOT BEING CONSIDERED AT THE ANNUAL MEETING.

    HOW TO VOTE FOR THE ANNUAL MEETING PROPOSALS. A holder of Class A Common Stock or Preferred Stock wishing to vote for the Annual Meeting Proposals upon which such holder is entitled to vote should either (i) complete and sign the enclosed proxy (the "Proxy") and mail or deliver such Proxy to the Exchange Agent at the address set forth on the back cover of this Prospectus; or (ii) request its broker, dealer, commercial bank, trust company or other nominee to vote on its behalf. Holders may also vote their shares of Class A Common Stock or Preferred Stock in person at the Annual Meeting. Stockholders who have executed and returned a Proxy may revoke it at any time before it is voted by returning a Proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. See "The Company Annual Meeting--Proxy Solicitation."

THE EXCHANGE OFFERS AND RELATED CONSENT SOLICITATIONS


    GENERAL. Pursuant to the Exchange Offers, the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Senior Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest and 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Subordinated Debentures, outstanding as of March 15, 1997, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and waive all rights and claims to, accrued and unpaid interest on all Outstanding Debentures tendered for exchange.



    CERTAIN CONDITIONS TO EXCHANGE OFFERS. The Exchange Offers are conditioned on, among other things, the 90% Requisite Exchange Acceptances and receipt by the Company of consents to the Proposed Amendments representing more than 50% of the outstanding principal amount of each of the Senior Debentures and the Subordinated Debentures (the "Requisite Consents"). The Exchange Offers are also conditioned on approval of the Prepackaged Plan and the Annual Meeting Proposals described below, upon the Company's final determination to accept any tendered Outstanding Debentures pursuant to the Exchange Offers and upon its determination not to pursue the Recapitalization by seeking confirmation of the Prepackaged Plan. The Company may waive certain of the conditions to the Exchange Offers, in whole or in part, at any time and from time to time in its reasonable discretion. See "The Exchange Offers-- Conditions of the Exchange Offers."

    EFFECTS OF COMPLETION OF EXCHANGE OFFERS ON NON-TENDERING HOLDERS OF OUTSTANDING DEBENTURES. The successful completion of the Exchange Offers will have certain adverse consequences to holders of Outstanding Debentures who do not tender in the Exchange Offers. See "Risk Factors--Certain Consequences to Non-Tendering Holders of Outstanding Debentures." IN ORDER FOR THE RECAPITALIZATION TO BE COMPLETED WITHOUT RESORT TO THE PREPACKAGED PLAN, HOLDERS OF AT LEAST 90% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE OUTSTANDING DEBENTURES MUST TENDER IN THE EXCHANGE OFFERS. If the Company does not receive the 90% Requisite Exchange Acceptances, but does receive the Requisite Prepackaged Plan Acceptances, the Company intends to effect the Recapitalization by seeking a judicial confirmation of the Prepackaged Plan. See "Risk Factors--Additional Risk Factors Applicable to Holders of Outstanding Debentures--Certain Consequences to Non-Tendering Holders of Outstanding Debentures." See also "Proposed Amendments to Outstanding Debentures of the Company."



    The Company is soliciting the Requisite Consents to the Proposed Amendments which, if obtained, will eliminate certain of the restrictive covenants contained in the Indentures. The provisions to be eliminated include the restrictive covenants prohibiting the Company from paying cash dividends on its capital stock or purchasing or redeeming capital stock or certain subordinated obligations for consideration other than capital stock, and restrictive covenants prohibiting the Company from entering into certain transactions with related entities. See "Proposed Amendments to Outstanding Debentures of the Company."


    CONSENTS REQUIRED TO ADOPT THE PROPOSED AMENDMENTS. In order for the Proposed Amendments to be effective, the Company must receive the Requisite Consents from holders of at least a majority in outstanding principal amount of the Senior Debentures and Subordinated Debentures, respectively, held by persons other than the Company or its Affiliates. As of the Record Date, approximately $165 million aggregate principal amount of the Senior Debentures and approximately $41 million aggregate principal amount of the Subordinated Debentures, respectively, were outstanding and not owned by the Company or its Affiliates. The Exchange Offers are conditioned on the Company receiving the Requisite Consents. Notwithstanding the foregoing, if the Requisite Consents are not received by the Company, but 90% Requisite Exchange Acceptances are received, the Company reserves the right to waive this condition and accept all Outstanding Debentures tendered in the Exchange Offers even if the holders thereof did not grant consents to the Proposed Amendments, and such holders will receive the same consideration as if they had granted such consents.

TENDERING AND CONSENTING PROCEDURES FOR EXCHANGE OFFERS AND CONSENT
  SOLICITATIONS


    COMMENCEMENT AND EXPIRATION DATES. Holders of Outstanding Debentures who wish to tender in the Exchange Offers, may do so beginning on May 7, 1997 (the "Commencement Date"). The Expiration Date for the Exchange Offers and the Consent Solicitations is 12:00 midnight, Eastern Daylight time, June 23, 1997 subject to extension by the Company in its sole discretion. If the period for the Exchange Offers or the Consent Solicitations is extended, the Expiration Date with respect to that specific offer or solicitation shall be the last date to which that specific offer or solicitation has been extended. The Company may extend one or more of such offers and solicitations independently of the other offers and solicitations, subject to certain limitations. See "The Exchange Offers--Expiration Date; Extensions; Amendments." With respect to tendering Outstanding Debentures and voting on the Consent Solicitations, the term "Record Holder" means any person in whose name the Outstanding Debentures were registered on the books of the Company on the Record Date.


    HOW TO TENDER, CONSENT AND APPROVE. Holders wishing to tender Outstanding Debentures in the Exchange Offers and to consent to the Proposed Amendments should either (i) complete and sign the applicable Consent and Letter of Transmittal or a copy thereof, and have the signature thereon guaranteed if required by the instructions thereto and mail or deliver such Consent and Letter of Transmittal, together with certificates representing the Outstanding Debentures and any other required documents, to the Exchange Agent at its address set forth on the back cover page of this Prospectus; or (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for it. A holder of Outstanding Debentures who wishes to vote on the Prepackaged Plan should follow the instructions for voting on the Prepackaged Plan. See "The Exchange Offers--Procedure for Tendering Outstanding Debentures and Giving Consents." The tendering of Outstanding Debentures pursuant to the Exchange Offers will not constitute an acceptance or rejection of the Prepackaged Plan. Holders of Outstanding Debentures, Preferred Stock and Class A Common Stock wishing to vote to approve the Prepackaged Plan should follow the procedures described in "Prepackaged Plan Solicitation--Voting Procedures." Holders of Outstanding Debentures will not be obligated to pay any brokerage commissions or solicitation fees in connection with the Exchange Offers.

    WITHDRAWAL RIGHTS AND REVOCATION. Tenders of Outstanding Debentures may be withdrawn (i) at any time until 12:00 midnight, Eastern Daylight time, on the Expiration Date, and (ii) for any period of time required by applicable law following the public announcement of a waiver of a Requisite Acceptance Condition with respect to the Exchange Offers. Outstanding Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof promptly after withdrawal, rejection of tender or termination of the Exchange Offers. A Record Holder who has delivered a consent to the Proposed Amendments may effectively revoke such consent by filing written notice with the Exchange Agent at any time prior to (but not after) the date and time of delivery of Requisite Consents effecting the Proposed Amendments. See "The Exchange Offers--Withdrawal Rights," "The Exchange Offers--Revocation of Consents."


    ACCEPTANCE OF OUTSTANDING DEBENTURES AND DELIVERY OF COMMON STOCK. Subject to the satisfaction or waiver of all conditions of the Exchange Offers and to any extension or termination of the Exchange Offers, the Company will accept on or promptly after the Expiration Date all Outstanding Debentures validly tendered (and not withdrawn) on or prior to 12:00 midnight, Eastern Daylight time, on the Expiration Date. Shares of Common Stock will be issued, in exchange for the Outstanding Debentures accepted in the Exchange Offers, promptly after acceptance of such Outstanding Debentures. See "The Exchange Offers--General" and "The Exchange Offers--Acceptance of Outstanding Debentures, Delivery of Common Stock."


    SPECIAL PROCEDURE FOR BENEFICIAL OWNERS AND GUARANTEED DELIVERY
PROCEDURES. Any beneficial owner whose Outstanding Debentures are registered or held of record in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offers or consent to the Proposed Amendments should (i) contact such registered holder promptly and instruct such holder to tender on its behalf, (ii) obtain and include with the Consent and Letter of Transmittal the Outstanding Debentures properly endorsed for transfer by the Record Holder or accompanied by a properly completed bond power from the holder of record, together with a properly completed irrevocable proxy that authorizes such person to consent to the Proposed Amendments on behalf of such Record Holder, with signatures on the endorsement or bond power guaranteed by an Eligible Institution, or (iii) effect a record transfer of such Outstanding Debentures from the Record Holder to such beneficial owner and comply with the requirements applicable to Record Holders for tendering Outstanding Debentures and delivering Consents prior to 12:00 midnight, Eastern Daylight Time, on the Expiration Date, as the case may be. The transfer of record ownership of Outstanding Debentures may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date.

    Holders of Outstanding Debentures who wish to tender their Outstanding Debentures and (i) whose Outstanding Debentures are not immediately available, or (ii) who cannot deliver their Outstanding Debentures and Consent and Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Outstanding Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offers--Guaranteed Delivery Procedures." Financial institutions which are participants in certain book-entry transfer facility systems may effect delivery of Outstanding Debentures to the

Exchange Agent by book-entry transfer according to the procedures set forth in "The Exchange Offers-- Book-Entry Transfer Procedures."

THE PREPACKAGED PLAN

    If the 90% Requisite Exchange Acceptances are not obtained, the Company intends to commence a Chapter 11 Case ("Chapter 11 Case") by filing a voluntary petition for relief under chapter 11, of the Bankruptcy Code, provided that the Company receives the Requisite Prepackaged Plan Acceptances. In connection therewith, section 1126(b) of the Bankruptcy Code and Rule 3018(b) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") allows the Company to solicit votes for the Prepackaged Plan prior to actual commencement of the Chapter 11 Case. Under Section 1126(b) of the Bankruptcy Code, a holder of a claim or equity interest that has accepted or rejected a plan of reorganization before the commencement of a Chapter 11 Case will be deemed to have accepted or rejected the plan for purposes of confirmation of such plan under chapter 11 of the Bankruptcy Code if the solicitation of such acceptance or rejection was in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation, or if there is not any such law, rule or regulation, if such acceptance or rejection was solicited after disclosure to such holder of adequate information as defined in section 1125(a) of the Bankruptcy Code.
Section 1125(a) defines adequate information as information of a kind and in sufficient detail that would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about a plan of reorganization. The Company believes that this Prospectus complies with the requirements of section 1126(b) (including compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder) for purposes of solicitation of acceptances, although there can be no assurance that the Bankruptcy Court will reach the same conclusion. See "Risk Factors." For instructions on how to vote on the Prepackaged Plan see "Prepackaged Plan Solicitation--Voting Procedures."

    The Prepackaged Plan would generally give effect to the same transactions contemplated by the Recapitalization pursuant to the Exchange Offers and related transactions. This Prepackaged Plan Solicitation is being conducted at this time to obtain the Requisite Prepackaged Plan Acceptances. In the event the 90% Requisite Exchange Acceptance is not obtained and the Requisite Prepackaged Plan Acceptances are obtained, the Company intends to seek relief under chapter 11 of the Bankruptcy Code and to use such Requisite Prepackaged Plan Acceptances to obtain confirmation of the Prepackaged Plan as promptly as practicable. If the Company commences a Chapter 11 Case and files the Prepackaged Plan with the Bankruptcy Court, the Company will promptly seek to obtain an order of the Court finding that the Prepackaged Plan Solicitation was in compliance with applicable non-bankruptcy laws, rules or regulations governing the adequacy of disclosure, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder, and otherwise contains "adequate information," and therefore, that holders of Impaired Claims and Interests (as defined in the Prepackaged Plan) that have accepted or rejected the Prepackaged Plan pursuant to this Prepackaged Plan Solicitation are deemed to have accepted or rejected the Prepackaged Plan for purposes of confirmation of the Prepackaged Plan under chapter 11 of the Bankruptcy Code.

    The Company believes that it will have the best opportunity to complete the Recapitalization and to confirm the Prepackaged Plan if the Requisite Prepackaged Plan Acceptances are obtained prior to the commencement of a Chapter 11 Case. In addition, the Company believes that the prior acceptance of the Prepackaged Plan would minimize disputes during a Chapter 11 Case concerning the reorganization of the Company and would therefore shorten the time required to complete the Recapitalization, reduce the expenses of the proceedings and minimize the disruption of the Company's business that would likely result from a protracted and contested Chapter 11 Case. If the Company was forced to commence a Chapter 11 Case without prior receipt of the Requisite Prepackaged Plan Acceptances, the Company believes that there is a substantial risk that the Recapitalization would not be accomplished and that such Chapter 11 Case would be protracted, costly and disruptive to the operations of the Company's business.

    The Prepackaged Plan defines two significant dates--the Confirmation Date and the Effective Date. The Confirmation Date is the date on which the Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021. The Effective Date (I.E., the date on which the Prepackaged Plan will be consummated) is the date selected by the Company that will not be more than ten Business Days following the date in which the conditions specified in Section 8.2 of the Prepackaged Plan have been satisfied or waived.

    The Prepackaged Plan designates nine (9) separate Classes of Claims and Interests, one of which contains the Net Claims of Affiliate Companies (as defined in the Prepackaged Plan). The following table summarizes the classification and treatment of the various Classes of Claims and Interests under the Prepackaged Plan. The following description is qualified in its entirety by reference to the detailed provisions of the Prepackaged Plan set forth in Appendix A to the Prospectus. Also, see "The Prepackaged Plan" for a more detailed summary of the Prepackaged Plan.

    CLASS              DESCRIPTION                   STATUS                 TREATMENT UNDER THE PREPACKAGED PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
Unclassified    Administrative Claims      Unimpaired; deemed to have   Other than with respect to the payment of the
                                           accepted the Prepackaged     fees for services rendered by professionals
                                           Plan                         that are retained in the course of the
                                                                        Chapter 11 Case, the Company does not
                                                                        presently anticipate that there will be any
                                                                        Administrative Claims on the Effective Date
                                                                        that would not otherwise be paid in the
                                                                        ordinary course of business. To the extent
                                                                        there are any holders of such Claims, such
                                                                        holders will be paid in full in Cash on the
                                                                        Effective Date (as defined in the Prepackaged
                                                                        Plan) or upon such other terms as may be
                                                                        agreed upon by the holder and the Company or
                                                                        upon order of the Bankruptcy Court; provided
                                                                        that if the Claim is incurred in the ordinary
                                                                        course of business, such Administrative
                                                                        Claims will be paid or performed when due in
                                                                        accordance with the terms and conditions of
                                                                        the particular agreements governing them.

    CLASS              DESCRIPTION                   STATUS                 TREATMENT UNDER THE PREPACKAGED PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
Unclassified    Priority Tax Claims        Unimpaired; deemed to have   The Company is not aware of any Priority Tax
                                           accepted the Prepackaged     Claims except those which may result from the
                                           Plan                         IRS dispute described below. To the extent
                                                                        there are any such Claims, such holders will
                                                                        be paid in Cash on the Effective Date (or
                                                                        such later date on which such Claim becomes
                                                                        an Allowed Claim), or the Company may elect
                                                                        to pay holders of an Allowed Tax Claim
                                                                        deferred cash payments in equal quarterly
                                                                        installments, with interest, over a period
                                                                        not to exceed six years after the date of
                                                                        assessment of such Tax Claim, of a value, as
                                                                        of the Effective Date, equal to the Allowed
                                                                        amount of such Tax Claim, or holders will
                                                                        retain unaltered their legal, equitable and
                                                                        contractual rights; provided that such
                                                                        Priority Tax Claims arise out of the IRS
                                                                        dispute described in "Risk Factors--Federal
                                                                        Income Tax Audit of the Company."

Class 1         Priority Claims            Unimpaired; deemed to have   The Company anticipates that the only
                                           accepted the Prepackaged     Priority Claims will be those relating to
                                           Plan                         salaries, health benefits and accrued
                                                                        vacation for its employees. The Company,
                                                                        contemporaneously with the filing of the
                                                                        Chapter 11 Case, will file an application
                                                                        with the Bankruptcy Court requesting approval
                                                                        to allow it to pay its employees'
                                                                        pre-Petition Date wages and related benefits
                                                                        up to $4,000 per employee. Assuming the
                                                                        Bankruptcy Court approves the application and
                                                                        to the extent that Claims remain outstanding,
                                                                        holders will be paid in full in Cash to the
                                                                        extent such Claims are due on the Effective
                                                                        Date unless the holder and the Company agree
                                                                        to a different treatment. Any such Claims not
                                                                        due and owing on the Effective Date will be
                                                                        paid in full in Cash when due.

    CLASS              DESCRIPTION                   STATUS                 TREATMENT UNDER THE PREPACKAGED PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
Class 2         Secured Claims             Unimpaired; deemed to have   The Company is not aware of any holders of
                                           accepted the Prepackaged     Secured Claims. Holders will retain unaltered
                                           Plan                         their legal, equitable and contractual
                                                                        rights, or, at the option of the Company,
                                                                        such Claims will be treated in any other
                                                                        manner so that they will otherwise be
                                                                        rendered Unimpaired. To the extent not
                                                                        previously paid, any accrued and unpaid
                                                                        interest due on the Secured Claims will be
                                                                        paid in Cash on the Effective Date.

Class 3         Unliquidated or Con-       Unimpaired; deemed to have   Due to the nature of such Claims, the actual
                tingent Claims             accepted the Prepackaged     number of holders and the aggregate amount of
                                           Plan                         the Claims cannot be determined or
                                                                        approximated with any reasonable degree of
                                                                        accuracy; however the Company is a defendant
                                                                        in a number of lawsuits, and may become
                                                                        subject to future litigation, including but
                                                                        not limited to certain environmental and
                                                                        asbestos related indemnity claims. See "Legal
                                                                        Proceedings." The Company is contesting such
                                                                        Claims and is vigorously pursuing all
                                                                        available defenses. For purposes of the
                                                                        Liquidation Analysis, the Company has
                                                                        estimated the range of its financial expo-
                                                                        sure for such Claims to be from $0.00 to
                                                                        approximately $20 million. Holders will
                                                                        retain unaltered their legal, equitable and
                                                                        contractual rights. The rights of a holder of
                                                                        a Class 3 Claim, including payment, if any,
                                                                        will be determined in the manner in which the
                                                                        amount of such Claim and the rights of the
                                                                        holder of such Claim would have been resolved
                                                                        or adjudicated if a Chapter 11 Case had not
                                                                        been commenced.

Class 4         Affiliates' Claims         Impaired; while deemed to    The Company anticipates that the aggregate
                                           have rejected the            value of Affiliated Claims will be
                                           Prepackaged Plan, this       approximately $73.7 million as of the filing
                                           Class is expected to vote    of the Chapter 11 Case. Holders will receive
                                           in favor of the Prepackaged  no distributions and retain no property under
                                           Plan                         the Prepackaged Plan.

    CLASS              DESCRIPTION                   STATUS                 TREATMENT UNDER THE PREPACKAGED PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
Class 5         General Unsecured Claims,  Impaired; entitled to vote   The aggregate value of Class 5 claims
                including liquidated non-                               approximates $169.3 million, of which holders
                Contingent Claims and                                   of approximately $127.3 million ($123.3
                Claims of Holders of                                    million of Senior Debenture Holders and $4.0
                Senior Debentures                                       million of liquidated non Contingent Claims)
                                                                        have indicated their intent to approve the
                                                                        Prepackaged Plan. Approximately $164.6
                                                                        million of the aggregate Class 5 Claims
                                                                        relate to claims held by holders of Senior
                                                                        Debentures and approximately $4.7 million
                                                                        relate to the claims of three holders of
                                                                        liquidated non-Contingent Claims. Provided
                                                                        that holders of Claims in Class 6 and holders
                                                                        of Interests in Classes 7 and 8 vote to
                                                                        accept the Prepackaged Plan, holders of
                                                                        Senior Debentures will receive 56 shares of
                                                                        Common Stock on a post-Capital Stock
                                                                        Combination and post-Reverse Stock Split
                                                                        basis for each $1,000 principal amount of
                                                                        Senior Debentures they possess and holders of
                                                                        liquidated non-Contingent Claims will receive
                                                                        56 shares of Common Stock on a post-Capital
                                                                        Stock Combination and post-Reverse Stock
                                                                        Split basis for each $1,000 principal amount
                                                                        of Allowed Claim. Collectively, holders of
                                                                        Class 5 Claims will hold approximately 80.3%
                                                                        of the outstanding shares of the Common Stock
                                                                        of the Company on the Effective Date. If
                                                                        Class 6, 7, or 8 fail to accept the
                                                                        Prepackaged Plan, the subordination
                                                                        provisions in the Senior Debenture Indenture
                                                                        will be enforced and any distribution due
                                                                        such rejecting Class of Claims or Interests
                                                                        under the Prepackaged Plan will be
                                                                        distributed pro rata to the holders of Class
                                                                        5 Claims.

    CLASS              DESCRIPTION                   STATUS                 TREATMENT UNDER THE PREPACKAGED PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
Class 6         Claims of Holders          Impaired; entitled to vote   The aggregate value of Class 6 Claims
                of Subordinated                                         approximates $41.1 million, of which holders
                Debentures                                              of approximately $25.4 million have indicated
                                                                        their intent to approve the Prepackaged Plan.
                                                                        Provided holders of Class 6 Claims accept the
                                                                        Prepackaged Plan, such holders will receive
                                                                        28 shares of Common Stock on a post-Capital
                                                                        Stock Combination and post-Reverse Stock
                                                                        Split basis for each $1,000 principal amount
                                                                        of Subordinated Debenture they possess.
                                                                        Collectively, holders of Class 6 Claims will
                                                                        hold approximately 9.8% of the outstanding
                                                                        shares of the Common Stock of the Company on
                                                                        the Effective Date. If holders of Class 6
                                                                        Claims fail to accept the Prepackaged Plan,
                                                                        such holders will receive no distributions
                                                                        nor will they retain any property under the
                                                                        Prepackaged Plan. The distributions which
                                                                        would otherwise be made to holders of Allowed
                                                                        Class 6 Claims will be made to the holders of
                                                                        Allowed Claims in Class 5.

Class 7         Interests of Holders       Impaired; entitled to vote   As of April 15, 1997, there were 38,886,626
                of Preferred Stock                                      shares of Preferred Stock outstanding held by
                                                                        13,750 record holders. Provided that holders
                                                                        of Class 7 Interests vote to accept the
                                                                        Prepackaged Plan, and after giving effect to
                                                                        the Capital Stock Combination and the Reverse
                                                                        Stock Split, holders will be deemed to hold
                                                                        on a one and three quarter for one (1.75:1)
                                                                        basis Common Stock. After the dilutive effect
                                                                        of the distribution of Common Stock as
                                                                        provided under the Prepackaged Plan,
                                                                        collectively holders of Preferred Stock will
                                                                        hold approximately 5.8% of the outstanding
                                                                        shares of the Common Stock of the Company on
                                                                        the Effective Date. If holders of Class 7
                                                                        Interests fail to accept the Prepackaged
                                                                        Plan, such holders will receive no
                                                                        distributions nor will they retain any
                                                                        property under the Prepackaged Plan. The
                                                                        distributions which would otherwise be made
                                                                        to holders of Allowed Class 7 Interests will
                                                                        be made to the holders of Allowed Claims in
                                                                        Class 5.

    CLASS              DESCRIPTION                   STATUS                 TREATMENT UNDER THE PREPACKAGED PLAN
--------------  -------------------------  ---------------------------  ---------------------------------------------
Class 8         Interests of Holders       Impaired; entitled to vote   As of April 15, 1997, there were 48,938,543
                of Class A Common Stock                                 shares of Class A Common Stock outstanding
                                                                        held by 24,887 record holders. Provided that
                                                                        holders of Class 8 Interests vote to accept
                                                                        the Prepackaged Plan, and after giving effect
                                                                        to the Capital Stock Combination and the
                                                                        Reverse Stock Split, holders of will be
                                                                        deemed to hold on a one for one (1:1) basis
                                                                        Common Stock. After the dilutive effect of
                                                                        the distribution of Common Stock as provided
                                                                        under the Prepackaged Plan, collectively
                                                                        holders of Allowed Class 8 Interests will
                                                                        hold approximately 4.1% of the outstanding
                                                                        shares of the Common Stock of the Company on
                                                                        the Effective Date. If holders of Class 8
                                                                        Interests fail to accept the Prepackaged
                                                                        Plan, such holders will receive no
                                                                        distributions nor will they retain any
                                                                        property under the Prepackaged Plan. The
                                                                        distributions which would otherwise be made
                                                                        to the holders of Allowed Class 8 Interests
                                                                        will be made to the holders of Allowed Claims
                                                                        in Class 5.

Class 9         Interests of Holders       Impaired; deemed to have     Holders will receive no distributions and
                of Warrants                rejected the Prepackaged     retain no property under the Prepackaged
                                           Plan                         Plan.

    MEANS OF IMPLEMENTATION OF THE PREPACKAGED PLAN. The Prepackaged Plan provides that certain transactions must occur on the Effective Date, or as soon as practicable thereafter, including (i) the adoption and filing of amendments to the Company's Restated Certificate, (ii) the adoption of amendments to the Company's Restated Bylaws, (iii) the effectuation of the Capital Stock Combination, (iv) the effectuation of the Reverse Stock Split, (vi) the issuance of authorized Common Stock, and (vii) the implementation of the amended 1993 Stock Option Plan.

OTHER SIGNIFICANT PROVISIONS IN THE PREPACKAGED PLAN

    - Distributions of Common Stock to holders of Outstanding Debentures will be based upon the principal amount of Outstanding Debentures as of March 15, 1997.

    - Except as otherwise expressly provided, the Prepackaged Plan provides for a discharge and broad release of the Company from all Claims and causes of action which are held by holders of Impaired Claims against and Impaired Interests in the Company.

    - The Prepackaged Plan provides for the release by the Company of the present and former directors and officers of the Company for certain claims related to their respective employment or service with the Company.

    - The Prepackaged Plan provides for the assumption of all executory contracts and unexpired leases of the Company, except for those expressly rejected by the Company.

    - The Prepackaged Plan provides that fractional shares of Common Stock that would be distributable on the basis of the Capital Stock Combination and Reverse Stock Split or distributions of the Common Stock on account of Allowed Claims will not be issued or distributed. Instead all such fractional shares will be aggregated and after the Effective Date, the shares will be sold in the market by the Exchange Agent and the net proceeds thereof disbursed prorata to such holders based on the fraction of shares such holders would have been entitled to receive or deemed to have held had the Company authorized the issuance of such fractional shares.

    - The Prepackaged Plan provides for the amendment or modification of the Prepackaged Plan under certain circumstances, and the right to withdraw the Prepackaged Plan anytime prior to the entry of the Court order confirming the Prepackaged Plan.


    PREPACKAGED PLAN ACCEPTANCE. All holders of Claims in an Unimpaired Class are conclusively presumed under the Bankruptcy Code to have accepted the Prepackaged Plan. All holders (as of the Record Date) of Claims in an Impaired Class (except Classes 4 and 9) are entitled to vote on the Prepackaged Plan. A Class of Claims will be found to have accepted the Prepackaged Plan if votes to accept are cast by the holders of at least two-thirds in amount and more than one-half in number of Claims of such Class that vote on the Prepackaged Plan (the "Requisite Claims Acceptances"). Holders of Impaired Interests will be found to have accepted the Prepackaged Plan if votes to accept are cast by the holders of at least two-thirds in amount of outstanding Preferred Stock and Class A Common Stock that vote on the Prepackaged Plan (the "Requisite Interest Acceptances," and together with the Requisite Claims Acceptances, the "Requisite Prepackaged Plan Acceptances"). Representatives of the members of the Debenture Holders' Committee recently informed the Company that the members hold in the aggregate approximately 72% of the Outstanding Debentures and approximately 24.5% and 8.1%, respectively of the Preferred Stock and Class A Common Stock, and have indicated that the members of the Debenture Holders' Committee intend to support the Prepackaged Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Prepackaged Plan. Therefore, holders aggregating approximately 55.9% and 19.6%, respectively, of the Preferred Stock and Class A Common Stock have indicated to the Company that they intend to approve the Prepackaged Plan. Any Class (other than Class 4 but including Class
9) not receiving or retaining anything under the Prepackaged Plan will be deemed to have rejected the Prepackaged Plan. Because only votes for or against the Prepackaged Plan are counted, an abstention or a failure to vote will not be counted for purposes of determining acceptance or rejection of the Prepackaged Plan by any Class of Claims or Interests. Therefore, the Prepackaged Plan could be approved by any Class of Claims by holders with significantly less than two-thirds in amount and one-half in number of Claims in such Class and by any Class of Interests by holders with significantly less than two-thirds in amount of Interests in such Class. ACCORDINGLY, IT IS IMPORTANT THAT ALL HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS, INCLUDING HOLDERS OF OUTSTANDING DEBENTURES, PREFERRED STOCK AND CLASS A COMMON STOCK, VOTE ON THE PREPACKAGED PLAN. A VALID TENDER PURSUANT TO AN EXCHANGE OFFER WILL NOT CONSTITUTE ACCEPTANCE OF THE PREPACKAGED PLAN.


    Even if all Classes of Impaired Claims and Impaired Interests vote to accept the Prepackaged Plan, the Prepackaged Plan might not be confirmed by the Court. See "Risk Factors--Considerations Relating to the Filing of the Case--Risk of Non-Confirmation of the Prepackaged Plan."

    CONFIRMATION OF THE PREPACKAGED PLAN. If the Company seeks to implement the Prepackaged Plan by commencing a Chapter 11 Case under the Bankruptcy Code, the Company will promptly request that the Bankruptcy Court hold a confirmation hearing as promptly as practicable (including a determination that the Prepackaged Plan Solicitation was in compliance with section 1126(b) of the Bankruptcy Code), upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Parties in interest, including all holders of Impaired Claims and Interests, will receive notice of the date and time fixed by the Court for the Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Prepackaged Plan. See "The Prepackaged Plan--Confirmation Standards."

    BINDING EFFECT. If the Prepackaged Plan is confirmed by the Bankruptcy Court, each holder of a Claim or Interest in an Impaired Class will receive the same consideration as other holders of Claims or Interests in such Impaired Class, whether or not such holder voted to accept the Prepackaged Plan. Moreover, upon confirmation, the Prepackaged Plan will be binding upon all holders regardless of whether or not such holders voted to accept the Prepackaged Plan. For example, if the Prepackaged Plan is confirmed, 100% of each issue of Outstanding Debentures will be exchanged for shares of Common Stock.

    LIQUIDATION ANALYSIS/FEASIBILITY. The Company believes that the Prepackaged Plan has been proposed in good faith and contains the relevant information required under the Bankruptcy Code. The Company believes the Prepackaged Plan is feasible and is not likely to be followed by a liquidation or further reorganization of the Company. Further, the Company believes that holders of Impaired Claims and Interests will receive more under the Prepackaged Plan than they would if the Company was liquidated under Chapter 7 of the Bankruptcy Code and the proceeds distributed.

    Set forth below is a summary of proposed distributions to Impaired Claims and Interests pursuant to the Prepackaged Plan verses estimated recoveries under a Chapter 7 liquidation of the Company:

                                                                        NET PRESENT VALUE
                                                                          OF CHAPTER 7          PREPACKAGED PLAN
                                                                      ESTIMATED LIQUIDATION   ESTIMATED PERCENTAGE
DESCRIPTION                                                          PERCENTAGE RECOVERY(A)        RECOVERY(B)
-------------------------------------------------------------------  -----------------------  ---------------------
Class 5--Senior Subordinated Debentures............................              45.9%(c)             63.4%
Class 5--Liquidated non-Contingent Claims..........................              36.7%(c)             63.4%
Class 5--Other General Unsecured Claims............................              36.7%(c)              NA
Class 6--Subordinated Debentures...................................               0.0%          greater than 0%(d  )
Class 7--Preferred Stock...........................................               0.0%          greater than 0%(d  )
Class 8--Class A Common Stock......................................               0.0%          greater than 0%(d  )
Class 9--Warrants..................................................               0.0%                0.0%

------------------------


(a) Percentage shown in the table as Net Present Value of Chapter 7 Estimated Liquidation Percentage Recovery is the quotient of the present value of the available liquidation proceeds divided by the estimated amount of claims in such class. The cash available for distribution has been discounted back to its net present value as of January 1, 1997 (the date on which the Liquidation period is assumed to begin) from January 1, 1999 (the assumed Liquidation Distribution Date) applying a discount rate of 6.5%.



(b) Amount shown in the table as Prepackaged Plan Estimated Percentage Recovery is the quotient of the cash plus the assumed value of the equity securities to be distributed to all holders of claims in such class under the Prepackaged Plan divided by the estimated amount of claims. It should be noted that depending on general market conditions and other factors prevailing at the relevant times the equity securities may trade at a price other than that which was assumed for purposes of this analysis. Accordingly, no representation can be, or is being, made with respect to whether the percentage recoveries shown in the table above will actually be realized by the holder of claims in any particular class under the Prepackaged Plan.


(c) In a liquidation, the holders of the Senior Debentures receive a higher estimated recovery percentage than other General Unsecured Claims because of the assumed enforcement of the subordination language in the Senior Debenture Indenture. However, this amount is potentially subject to further dilution in the event that certain additional disputed claims are allowed or given priority in a Chapter 7 liquidation.

(d) Assuming acceptance of the Prepackaged Plan by each Impaired Class and Interest entitled to vote thereon, under the Prepackaged Plan, these Holders will receive New Common Stock.


    VOTING PROCEDURES. The Company will not hold a meeting to vote on the Prepackaged Plan. Rather, except for holders of Affiliates' Claims which the Company will cause to support the Prepackaged Plan, the Company is soliciting acceptances of the Prepackaged Plan by means of "Ballots" and "Master Ballots." Holders of Outstanding Debentures, Preferred Stock, Class A Common Stock and liquidated non-Contingent Claims should read this Prospectus, with the Prepackaged Plan, the form of Ballot and or Master Ballot, as applicable (collectively the "Prepackaged Plan Solicitation Materials"), in their entirety before voting on the Prepackaged Plan. Any holder of Impaired Claims or Impaired Interests who wishes to vote with respect to the Prepackaged Plan should complete, sign and return the applicable Ballot or Master Ballot and check the box entitled "To Accept the Prepackaged Plan" or "To Reject the Prepackaged Plan," as appropriate. Except as provided on the applicable Ballot or Master Ballot, the applicable duly completed Ballot or Master Ballot must be mailed or delivered to the Exchange Agent at the address listed on the back cover of this Prospectus. Unless extended by the Company, Ballots and Master Ballots must be received no later than 12:00 midnight, Eastern Daylight Time, on June 23, 1997. Any beneficial owner whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee and who wishes to vote on the Prepackaged Plan, but who does not have a Ballot, should contact such nominee and request a Ballot from such nominee and return a completed Ballot to such nominee. In the event that the Court determines that the Prepackaged Plan Solicitation Materials were not transmitted to substantially all Impaired Creditors and holders of Preferred Stock and Class A Common Stock, the Bankruptcy Court could void the Prepackaged Plan Solicitation or require further solicitation or resolicitation. For more detail instructions on how to vote on the Prepackaged Plan see "Prepackaged Plan Solicitation--Voting Procedures."


    Under appropriate written notice, votes on the Prepackaged Plan may be revoked as described herein at any time prior to the earlier of (i) the commencement by the Company of the Chapter 11 Case, and (ii) the Record Date, as well as in certain other circumstances. See "Prepackaged Plan Solicitation Voting--Procedures--Withdrawal of Ballots and Revocation."

    DETERMINATIONS AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE
COMPANY. The Board has determined that (i) the Recapitalization is in the best interests of the Company and its security holders; (ii) it is in the best interests of the Company and its security holders to solicit acceptances of the Prepackaged Plan to be implemented if and at such time as the Board deems it may be in the best interests of the Company and its security holders and other holders of claims against or interests in the Company to commence a judicial process to effect the Prepackaged Plan, including in the event that the Recapitalization is not completed through the Exchange Offers and the Annual Meeting Proposals; and (iii) it is in the best interests of the Company and its security holders that the Annual Meeting Proposals be approved. The Board also recommends that (i) the holders of the Outstanding Debentures accept the Exchange Offers; (ii) the holders of the Outstanding Debentures grant the consents to the Proposed Amendments; (iii) the holders of the Outstanding Debentures, the Preferred Stock and Class A Common Stock and holders of other Impaired Claims and Interests approve the Prepackaged Plan; and (iv) the holders of the Preferred Stock and Class A Common Stock approve the Annual Meeting Proposals.


    DETERMINATIONS AND RECOMMENDATION OF THE MEMBERS OF THE DEBENTURE HOLDERS' COMMITTEE. Representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 72% of the Outstanding Debentures and approximately 25.4% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated to the Company that the members intend to support the Recapitalization. The representatives of the Debenture Holders' Committee negotiated on their own behalf in connection with their interests as holders of Outstanding Debentures and not with a view toward the circumstances of any other holder. The Company has been informed by the representatives of the members of the Debenture Holders' Committee that their decision to support the Recapitalization was based upon, among other things, their determination that (i) the consideration to be received by the holders of Outstanding Debentures will provide such holders with a significant equity interest in the Company, (ii) the value of the Company will be enhanced by the Recapitalization, and (iii) the Company will have greater opportunities in the event the Company is deleveraged as a result of the Recapitalization.

    MATERIAL FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences to the Company and holders of the Company's securities as a result of the transactions occurring as part of and in connection with the Exchange Offers or the Prepackaged Plan may be material. The tax consequences to holders of the Company's securities depend on the type of security held and the resolution of various uncertain issues. See "Material Federal Income Tax Consequences" and "Risk Factors--Tax Matters."

APPRAISAL RIGHTS

    No appraisal rights are available to holders of the Company's Outstanding Debentures, Preferred Stock or Class A Common Stock in connection with the Exchange Offers or the Capital Stock Combination or Reverse Stock Split.

RISK FACTORS

    The Recapitalization and an investment in the Common Stock offered hereby involves certain risks. The "Risk Factors" section of this Prospectus contains a discussion of certain factors which should be carefully considered before tendering Outstanding Debentures, consenting to the Proposed Amendments, voting on the Annual Meeting Proposals or voting on the Prepackaged Plan. The following is a brief summary of certain of these risk factors, but does not purport to summarize or to be a complete discussion of all relevant risk factors. Please refer to the "Risk Factors" section for a more complete discussion of the risk factors that should be carefully considered.

    - The risk that after the Recapitalization the Company will not be profitable and may not realize its full asset values as a consequence of possible liquidity problems, the Company's use of debt financing, potential rising interest rates, possible delays in obtaining regulatory approvals, uncertainty in California's real estate market, potential claims against the Company and its subsidiaries for environmental violations, the Company's holding company structure, possible negative impact of a Chapter 11 Case on the operations of the Company, potential unfavorable outcome of certain IRS disputes, and the uncertainty of projections made by the Company in connection with the Recapitalization. In addition, following the occurrence of certain events after the Recapitalization, Donald M. Koll, the Chairman of the Board and Chief Executive Officer of the Company could be released from certain non-competition agreements, and the Company could lose the ability to continue to use the "Koll" name.

    - The risk that the issuance of Common Stock in connection with the Recapitalization will cause significant dilution of the beneficial ownership interests and voting power of the current holders of Preferred Stock and Class A Common Stock.

    - The risk that the market prices of the Company's securities in the future may be effected by factors not within the control of the Company. The Company also anticipates that it will not pay dividends to its stockholders in the foreseeable future.

    - The risk that the Company could be subject to takeover threats after the Recapitalization as a result of the removal of takeover protective provisions which could effect the stability and continuity of the management of the Company.

    - The risk that a security holder could recognize gain or loss on its participation in the Recapitalization for federal income tax purposes.

    - The risk that non-tendering holders of Outstanding Debentures will lose the protections of certain restrictive covenants currently contained in the Indentures upon completion of the Recapitalization.

    - The risk that if the Company fails to effect the Recapitalization it may not be able to realize its full asset values and may not have sufficient proceeds for the payment of its Outstanding Debentures on their maturity date in 2002.

    - The following risks would exist in the event that the Company commences a Chapter 11 Case:

     - The Bankruptcy Court may not confirm the Prepackaged Plan even if the Requisite Plan Acceptances are obtained which could prevent the Company from realizing its full asset values and may result in the Company defaulting on its Outstanding Debentures in 2002.

     - The Impaired Classes of Claims and Interests may not accept the Prepackaged Plan resulting in either the implementation of the "cram-down" provisions of the Bankruptcy Code or non-confirmation of the Prepackaged Plan.

     - The Bankruptcy Court could invalidate the solicitation of acceptances to the Prepackaged Plan causing delay, additional expense and further risk of nonacceptance or nonconfirmation of the Prepackaged Plan.

     - The Bankruptcy Court could find that a different classification of Claims and Interests is required which could affect the confirmation of the Prepackaged Plan or result in a reclassification which could adversely affect the Class in which a Creditor or Equity Holder was initially a member and which could require a resolicitation of acceptances of the Prepackaged Plan causing delays, additional expense and further risk of nonacceptance or nonconfirmation of the Prepackaged Plan.

     - After a confirmation of the Prepackaged Plan holders of Outstanding Debentures or liquidated non-Contingent Claims would become equity holders and in any subsequent bankruptcy case which may occur, however unlikely, such holders' interests would have a lower priority than holders of claims.

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


    Set forth below is selected financial data of the Company and its consolidated subsidiaries. The following information should be read in conjunction with the financial statements beginning on page F-2 and in conjunction with the historic and unaudited pro forma consolidated financial information contained in this Prospectus. See "Historic and Unaudited Pro Forma Consolidated Financial Statements."


                            SELECTED FINANCIAL DATA
                            YEARS ENDED DECEMBER 31,
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                                      PRO FORMA
                                                                                            ------------------------------
                                                                                             EXCHANGE        THE PRE-
                                       1992       1993       1994       1995       1996      OFFERS(H)   PACKAGED PLAN(I)
                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------------
BALANCE SHEET DATA:
  Cash, cash equivalents and
    short-term investments (a).....  $    41.6  $    43.5  $    13.0  $     4.9  $     2.1   $    16.0       $    16.0
  Total assets (a).................      486.1      436.0      414.0      272.4      272.2       261.1           205.1
  Senior bank debt (b).............       65.4        7.0     --           16.6        7.1      --              --
  Project debt.....................     --         --         --         --           12.5        12.5            12.5
  Subordinated debentures (b)......      165.1      134.9      152.9      173.2      195.9        19.6          --
  Total stockholders' equity (c)...  $   149.6  $   163.5  $   145.5  $    29.6  $     1.1   $   160.1       $   141.0
  Fully diluted shares outstanding
    at end of period (g)...........       86.4       91.4      102.5      102.4      102.4        11.6            12.7
  Book value per fully diluted
    share..........................  $    1.73  $    1.79  $    1.42  $     .29  $     .01   $   13.80       $   11.10
STATEMENT OF OPERATIONS DATA:
  Revenues (d),(e).................  $    28.3  $    16.7  $    21.4  $    34.0  $    44.8   $    44.8       $    44.8
  Loss from continuing operations
    (e),(f)........................      (41.9)     (20.1)     (18.7)    (116.9)     (28.9)       (8.5)           (6.8)
  Net income (loss) (f)............      (38.4)      14.3      (18.0)    (116.9)     (28.9)
Per common share:
  Loss from continuing operations
    (c),(e),(f)....................      (1.44)      (.24)      (.43)     (2.48)      (.60)  $    (.78)      $    (.57)
  Net income (loss) (f),(g)........  $   (1.32) $     .17  $    (.41) $   (2.48) $    (.60)
Weighted average shares outstanding
 (g)...............................       29.0       83.0       43.8       47.1       48.3        10.9            11.9


------------------------

(a) The decrease in total assets at December 31, 1993 is primarily due to the disposition of the Company's investment in Deltec Panamerica S.A. ("Deltec") and the sale of Lake Superior Land Company ("Lake Superior"). The decrease in total assets and cash, cash equivalents and short-term investments at December 31, 1994 is primarily attributable to the funding of project development costs and general and administrative expenses, as well as funds deposited into a restricted cash account to secure a $25 million letter of credit facility related to the Abex litigation. The decreases in cash, cash equivalents and short term investments at December 31, 1995 and 1996 are primarily attributable to the funding of project development and infrastructure costs and general and administrative expenses, partially offset by sales of real estate held for development or sale. The decrease in total assets at December 31, 1995 is primarily due to the asset revaluation of Bolsa Chica and the decrease in cash described above.

(b) The decrease in debt at December 31, 1993 reflects principal repayments on senior bank debt and the exchange of subordinated debentures in connection with the sale of Lake Superior and the issuance of 3.4 million shares of Class A Common Stock of the Company to Libra. The increase in debt at December 31, 1995 reflects borrowings under new credit agreements to settle the Abex litigation and construct infrastructure improvements at Rancho San Pasqual. The decrease in senior bank debt at December 31, 1996 reflects principal repayments in excess of borrowings for construction of infrastructure improvements at Rancho San Pasqual. The increase in project debt at December 31, 1996 reflects borrowings from banks for build-to-suit projects.

(c) The increase in equity at December 31, 1993 primarily reflects net income for the year then ended. The decrease in equity at December 31, 1995 reflects the net loss for the year then ended, including the asset revaluation of Bolsa Chica. The decrease in equity at December 31, 1996 reflects the net loss for the year then ended, primarily due to interest expense on subordinated debentures.

(d) The decrease in 1993 revenues is principally due to a decrease in land sales and the absence of revenues from a hotel disposed of in 1992, partially offset by revenues from the Eagle Crest Golf Course which opened in May 1993, and development fees generated by the business acquired from The Koll Company in September 1993. The increase in 1995 revenues is due to an increase in land sales and Wentworth By The Sea residential and marina sales. The increase in 1996 revenues reflects the sale of residential lots and the Eagle Crest Golf Course at Rancho San Pasqual, the formation of the Fairbanks Highlands joint venture and the sale of resort/residential lots in Michigan.

(e) Amounts have been reclassified to present Lake Superior and Deltec as discontinued operations.

(f) The loss from continuing operations for the year ended December 31, 1993 reflects lower interest expense related to lower debt outstanding, as well as nonrecurring income of $3 million received upon termination of a put option agreement with Abex Inc. and a $2 million insurance reimbursement related to costs incurred in 1992. Net income and net income per common share for 1993 reflect gains on the dispositions of Lake Superior and Deltec and an extraordinary gain on debt extinguishment. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1995 reflect approximately $121.1 million of charges related to write-downs of real estate properties, including Bolsa Chica. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1996 is primarily the result of noncash interest charged on the subordinated debentures.

(g) In July 1992, approximately 19.7 million shares of Class A Common Stock and
    42.5 million shares of Series A Preferred Stock were issued in connection with the merger of a subsidiary of Henley Properties with and into the Henley Group. The Preferred Stock is not included in the loss per share calculations except for 1993 since the effect is antidilutive. In December 1993, the Company issued 3.4 million shares of its Common Stock in exchange for all of Libra's approximately $10.6 million in aggregate principal amount plus accrued interest of Subordinated Debentures issued by the Company. The 1993 earnings per share calculation includes these newly issued shares, along with the Preferred Stock and stock options outstanding. In November 1994, the Company issued 2.0 million shares (along with warrants for the purchase of an additional 2.0 million shares) of its Class A Common Stock in connection with the acquisition of the Kathryn G. Thompson Company. The 1994, 1995 and 1996 amounts reflect conversion of 1.2 million, an additional
    1.0 million and an additional 1.4 million shares, respectively of Preferred Stock to Class A Common Stock.

(h) The Pro Forma--Exchange Offers amounts reflect December 31, 1996 historical amounts, giving effect to (i) the February 14, 1997 sale of the Bolsa Chica lowlands, (ii) the issuance of Common Stock to holders of Senior Subordinated and Subordinated Debentures pursuant to the Exchange Offers (assuming only the minimum 90% are tendered), including the resulting extraordinary gain on extinguishment of debt of approximately $57.7 million, net of income taxes (See "Historic and Unaudited Pro Forma Consolidated Financial Statements--The Exchange Offers") and (iii) the Capital Stock Combination and Reverse Stock Split described in this Prospectus.

(i) The Pro-Forma--The Prepackaged Plan amounts reflect December 31, 1996 historical amounts, giving effect to (i) the February 1997 sale of the Bolsa Chica lowlands, (ii) the issuance of Common Stock to holders of Senior Debentures and Subordinated Debentures pursuant to the Prepackaged Plan, including the resulting extraordinary gain on extinguishment of debt of approximately $83.3 million and the write-down of Bolsa Chica to fair value under Fresh Start Accounting (see "Historic and Unaudited Pro Forma Consolidated Financial Statements--The Prepackaged Plan"), and (iii) the Capital Stock Combination and Reverse Stock Split described in this Prospectus.

MARKET PRICES OF THE COMPANY'S COMMON STOCK AND DIVIDENDS PAID

    The following tables set forth information with respect to bid quotations for the Class A Common Stock of the Company for the periods indicated as reported by NASDAQ. These quotations are interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
1997
First Quarter................................................................  $    .188  $    .125
1996
First Quarter................................................................  $    .531  $    .250
Second Quarter...............................................................       .313       .156
Third Quarter................................................................       .250       .156
Fourth Quarter...............................................................       .250       .125

1995
First Quarter................................................................  $    .500  $    .344
Second Quarter...............................................................       .469       .313
Third Quarter................................................................       .594       .344
Fourth Quarter...............................................................       .469       .250

1994
First Quarter................................................................  $    .531  $    .250
Second Quarter...............................................................       .406       .125
Third Quarter................................................................       .344       .188
Fourth Quarter...............................................................       .625       .281

    The number of holders of record of the Company's Class A Common Stock as of April 15, 1997 was approximately 25,000. The Company has not paid any cash dividends on its Class A Common Stock to date, nor does the Company currently intend to pay regular cash dividends on the Class A Common Stock. Such dividend policy is and will continue to be subject to prohibitions on the declaration or payment of dividends contained in debt agreements of the Company.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

                                                                                                        PRO FORMA
                                                       YEARS ENDED DECEMBER 31,                 --------------------------
                                         -----------------------------------------------------   EXCHANGE      THE PRE-
                                           1992       1993       1994       1995       1996       OFFERS     PACKAGED PLAN
                                         ---------  ---------  ---------  ---------  ---------  -----------  -------------
Book value per fully diluted share.....  $    1.73  $    1.79  $    1.42  $     .29  $     .01   $   13.80     $   11.10
Cash dividends per share...............     --         --         --         --         --          --            --
Net income (loss) per share............  $   (1.32) $     .17  $    (.41) $   (2.48) $    (.60)

         See footnotes to "Selected Financial Data" on pages 22 and 23.

                                  RISK FACTORS

    RETENTION OF OUTSTANDING DEBENTURES (UPON COMPLETION OF THE EXCHANGE OFFERS) AND ACQUISITION OF THE COMMON STOCK (BY TENDERING IN THE EXCHANGE OFFERS OR APPROVING THE CAPITAL STOCK COMBINATION) ARE SUBJECT TO A NUMBER OF MATERIAL RISKS INCLUDING THOSE ENUMERATED BELOW, EACH OF WHICH SHOULD BE CAREFULLY CONSIDERED BY HOLDERS OF THE OUTSTANDING DEBENTURES, PREFERRED STOCK AND CLASS A COMMON STOCK. HOLDERS OF OUTSTANDING DEBENTURES AND HOLDERS OF PREFERRED STOCK AND CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER, AMONG OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING INFORMATION AND CONSIDERATIONS PRIOR TO DETERMINING WHETHER TO TENDER OUTSTANDING DEBENTURES, GRANT CONSENTS AND/OR APPROVE THE PREPACKAGED PLAN AND/OR APPROVE THE CAPITAL STOCK COMBINATION. IN ADDITION, HOLDERS OF IMPAIRED CLAIMS AND INTERESTS SHOULD CAREFULLY CONSIDER, AMONG OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING INFORMATION AND CONSIDERATIONS PRIOR TO VOTING ON THE PREPACKAGED PLAN, AND HOLDERS OF THE COMPANY'S VOTING SECURITIES SHOULD ALSO CAREFULLY CONSIDER, AMONG OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, SUCH CONSIDERATIONS PRIOR TO VOTING ON THE PREPACKAGED PLAN, VOTING AT THE ANNUAL MEETING PROPOSALS OR GRANTING A PROXY WITH RESPECT THERETO.

RISK FACTORS APPLICABLE TO HOLDERS OF OUTSTANDING DEBENTURES, PREFERRED STOCK
  AND/OR COMMON STOCK.

    FINANCIAL CONDITION OF THE COMPANY. As described below under the headings "The Company Recapitalization--Background of the Recapitalization--Purposes and Certain Results of the Recapitalization," the Company's capital structure is currently highly leveraged primarily due to the $205.7 million aggregate outstanding principal amounts of the Outstanding Debentures as of March 15, 1997. If the Outstanding Debentures remain outstanding until their respective March 15, 2002 maturity dates, the Company will incur approximately $162.8 million in additional debt with respect to the Outstanding Debentures, resulting in approximately $368.5 million in outstanding principal amount at maturity.

    The Company reported losses of $18 million, $116.9 million and $28.9 million during the years ended December 31, 1994, 1995 and 1996, respectively, primarily reflecting non-cash interest on the Outstanding Debentures in all three years, along with writedowns of real estate properties of $121.1 million in 1995. As a result of such losses, the Company's stockholders' equity was reduced to $1.1 million as of December 31, 1996. The Company has not been able to generate significant gross operating margins or cash flows from its operating activities due to the high level of pre-development costs associated with its principal assets. The substantial majority of the Company's assets are parcels of residential land under varying stages of development which have required significant capital expenditures prior to the time the land can be fully developed, sold to homebuilders or developed in joint ventures. In addition, the relatively high book value of these assets has resulted in sales at approximately break-even prices. While future land sales are also expected to approximate, or only modestly exceed, break-even, the net cash flow to be generated by the Company's residential land development and sales is expected to exceed $200 million in the aggregate over the next three to five years. Absent a write-down of Bolsa Chica (which would reduce future cost of sales) under Fresh Start Accounting in the event the Recapitalization is implemented through the Prepackaged Plan, the Company does not expect to be profitable until 1999 when it anticipates generating additional income by reinvesting proceeds from the Bolsa Chica project in other real estate development activities. Upon completion of the sale of the Bolsa Chica lowlands in February of 1997, the Company's working capital approximated $15 million as of March 31, 1997.

    FAILURE TO RECEIVE 90% REQUISITE EXCHANGE ACCEPTANCES; FAILURE TO CONSUMMATE THE RECAPITALIZATION. In order to effect the Recapitalization, other than through the filing and confirmation of the Prepackaged Plan, it is necessary for the Company to receive the 90% Requisite Exchange Acceptances and the Requisite Consents. These percentages may not be attained and, therefore, the Company may not be able to effectuate the Recapitalization. The Company's financial advisors have assisted the Company in preparing an analysis which indicates that the Company would need to earn a compounded return of greater than 30% per annum on the free cashflow generated by the Company's assets between 1997 and 2002 in order to fully satisfy the face amount of the Senior Debentures and Subordinated Debentures at maturity in 2002. As an alternative to waiting until the 2002 maturity, the Company has engaged in extensive negotiations with representatives of the members of the Debenture Holders' Committee and its advisors in order to effect a current exchange of the Outstanding Debentures for Common Stock. The representatives of the members of the Debenture Holders' Committee retained Rothschild and WGM as its financial and legal advisors, respectively. The Company has agreed to pay all of the legal expenses of WGM and $50,000 of the financial advisor fees of Rothschild in cash and the $750,000 balance of the financial advisor fees of Rothschild through the issuance of an Advisor Warrant exercisable for shares of Common Stock. See "Shares Subject to Resale by Financial Advisors." The Company has paid approximately $208,000 to WGM through April 25, 1997 and estimates that it may pay up to an additional $50,000 prior to any potential filing of a Chapter 11 Case. Neither the Company nor WGM can estimate the fees the Company may pay WGM for legal services in connection with a Chapter 11 Case because it is uncertain whether any official committee would retain WGM and events which may occur in any Chapter 11 Case cannot be predicted with any degree of certainty. The representatives of the Debenture Holders' Committee negotiated on their own behalf in connection with their interests as holders of Outstanding Debentures and not with a view toward the circumstances of any other holder. The interests of the holders of Preferred Stock and Class A Common Stock were represented by HLHZ, MWE and management of the Company. Inherent conflicts of interest exist between the holders of the Outstanding Debentures and the holders of the Class A Common Stock and Preferred Stock. Management of the Company holds stock and options in substantially equal amounts of the Class A Common Stock and Preferred Stock, and believes that its interests are wholly neutral as between the two classes of stock; however, such interests are clearly aligned towards maximizing the returns for the holders of its equity as opposed to its debt securities. Based on the current valuation prepared by the Company with the assistance of HLHZ, which is subject to the assumptions detailed in this Prospectus, holders of Senior Debentures who tender would receive Common Stock worth between approximately $0.50 and $0.52 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures who tender would receive Common Stock worth between approximately $0.25 and $0.26 per $1.00 of principal amount outstanding on March 15, 1997 depending upon whether 90% or up to 100% of the holders of Outstanding Debentures accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company will consider effecting the Recapitalization by seeking a Court order confirming the Prepackaged Plan. Under such circumstances, if the holders of Preferred Stock as a class, holders of Class A Common Stock as a class or holders of Subordinated Debentures as a class, as the case may be, have not approved the Prepackaged Plan, then under the terms of the Prepackaged Plan, such respective holders of the disapproving class will have such respective claims or interests cancelled and they will receive no property or distributions in exchange. See "Risk Factors--Additional Risks to Holders of Outstanding Debentures--Possible Effect of Non-Acceptance of Recapitalization on Holders of Subordinated Debentures," "Risk Factors--Additional Risk Factors Applicable to Holders of Preferred and Class A Common Stock-- Possible Effect of Non-Approval of Capital Stock Combination, Reverse Stock Split and the Prepackaged Plan by Holders of Preferred Stock and Class A Common Stock," "Risk Factors--Considerations Relating to Filing a Case--Non-Acceptance of the Prepackaged Plan" and "The Prepackaged Plan--Confirmation of the Prepackaged Plan Without Acceptance by All Voting Classes." Representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 72% of the Outstanding Debentures and approximately 24.5% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated that the members intend to support the Prepackaged Plan. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Prepackaged Plan. If the Recapitalization is not completed, the Company believes its highly leveraged capital structure may prevent it from obtaining financing on favorable terms, which financing is necessary for the Company to maximize the realization of asset values and to grow its business, including, but not limited to, the commercial real estate development business and the development of its Bolsa Chica project. Such new financing is currently expected not to exceed $30 million (exclusive of Project
Debt). While the Company believes the Recapitalization will allow the Company to obtain the necessary financing on more favorable terms, the Company does not currently have any commitments to provide such financing in the event the Recapitalization is effected. The Company has commenced discussions with several commercial banks who have expressed an interest in providing such financing subject to completion of the Recapitalization and certain other conditions. However, there can be no assurance that such financing will be available to the Company. The Company will also continue to experience the negative effect on its development business caused by the continued reporting of operating losses which are primarily a result of interest expense associated with the Outstanding Debentures, and continue to experience problems in attracting and retaining key commercial and residential development team personnel due to concerns as to the ability of the Company to compete for new business. Accordingly, the Company may pursue alternative restructuring transactions which may be less favorable to the Company's current security holders than the Recapitalization.

    POSSIBLE LOSS OF ALL STOCK VALUE UPON FAILURE TO APPROVE THE CAPITAL STOCK COMBINATION, REVERSE STOCK SPLIT AND THE PREPACKAGED PLAN BY HOLDERS OF PREFERRED STOCK AND CLASS A COMMON STOCK. Under certain circumstances the holders of shares of Preferred Stock and Class A Common Stock could have their shares cancelled in the Recapitalization and receive no consideration. This could occur if the holders of Preferred Stock and Class A Common Stock voting as separate classes do not approve the Capital Stock Combination and Reverse Stock Split or the 90% Requisite Exchange Acceptances are not received and the holders of shares of Preferred Stock and Class A Common Stock do not accept the Prepackaged Plan. Under such circumstances, if the holders of Class 5 Claims have accepted the Prepackaged Plan the Company intends to proceed with filing its Chapter 11 Case and to seek Bankruptcy Court confirmation of the Prepackaged Plan. If the holders of Preferred Stock or Class A Common Stock have not approved the Prepackaged Plan, under such circumstances, then the Prepackaged Plan would be deemed automatically amended to provide that the distributions which would otherwise have been made to holders of Preferred Stock and Class A Common Stock would be made to holders of Allowed Claims in Class 5 if the Prepackaged Plan is confirmed by the Bankruptcy Court. Moreover, the holders of Preferred Stock and Class A Common Stock would receive no distributions nor retain any property under the Prepackaged Plan. The Bankruptcy Code provides a procedure by which the Prepackaged Plan may be confirmed despite the non-acceptance of the Prepackaged Plan by the holders of the Preferred Stock and Class A Common Stock. The procedure is known as a "cram down." The Company believes that the Prepackaged Plan does "not discriminate unfairly" and is "fair and equitable" with respect to the rejecting classes of holders of Preferred Stock and Class A Common Stock. See "Risk Factors--Confirmation of the Prepackaged Plan Without Acceptance by All Voting Classes." If the Recapitalization is completed, the holders of Preferred Stock and Common Stock will incur substantial dilution to their holdings and will remain subject to the further risks of loss of value in their shares as described below.

    OWNERSHIP INTERESTS, ABILITY TO ELECT DIRECTORS, AND BENEFITS TO CERTAIN PARTIES. After the various issuances of Common Stock as part of the Recapitalization, assuming a 100% acceptance of the Exchange Offers, the current holders of Outstanding Debentures and liquidated non-Contingent Claims, will have aggregate ownership of approximately 90.1% of the Common Stock and voting power of the Company. In addition, current holders of Preferred Stock will have ownership of approximately 5.8% of the Common Stock and of the then combined voting power of the Company, and the current holders of Class A Common Stock will own the remaining approximately 4.1% of the Common Stock and voting power. Because the Company's Restated Certificate does not provide for cumulative voting in the election of directors, the current holders of Outstanding Debentures will be in a position, if acting together, effectively to elect all of the Company's directors. See "The Company Recapitalization--Purposes and Certain Results of Recapitalization."

    DILUTION; SHARES ELIGIBLE FOR FUTURE SALES. The issuance of the Common Stock as part of the Recapitalization will result in significant dilution of the beneficial ownership interests and voting power of the current holders of the Company's Preferred and Class A Common Stock. As of the date of this Prospectus, approximately 38.9 million shares of the Company's Preferred Stock and 48.9 million shares of the Company's Class A Common Stock were outstanding (excluding
1.4 million shares held in treasury). A substantial number of shares of Common Stock could potentially be offered for sale in the public market in the future (the "Future Shares"). The Future Shares consist of shares of Common Stock that may be offered for sale pursuant to (i) registration statements prepared by the Company, (ii) Rule 144 under the Securities Act or other applicable exemptions, (iii) shares subject to issuance upon the exercise of stock options, and (iv) the Warrant Shares subject to issuance and resale by the financial advisors. See "Shares Subject to Future Sale by Financial Advisors." There is no way of knowing with any certainty what number, if any, of Future Shares will be actually offered for sale in the public market in the future. Sales of substantial amounts of Future Shares in the public market, and the perception by investors, investment professionals and others of the possibility that such sales may occur, could adversely affect the market price of the Common Stock (as well as the ability of the Company to raise capital in the public markets at times and at prices favorable to the Company). There is a risk that if substantial amounts of Future Shares are offered for sale and there is an insufficient number of buyers willing to purchase such shares, the market price of the Common Stock may decrease.

    POSSIBLE TERMINATION OF KOLL LICENSE AND NON-COMPETE PROVISIONS. A wholly-owned subsidiary of the Company has amended certain agreements with Donald M. Koll, the Chairman of the Board and Chief Executive Officer of the Company, which amendments modify an existing license to use the "Koll" name and certain non-compete provisions upon the occurrence of certain conditions following the Recapitalization. Pursuant to such amendments, upon completion of the Recapitalization and the occurrence of certain specified events thereafter, Mr. Koll would be released from currently existing covenants not to compete with the Company and its subsidiaries and upon such release, the Company and its subsidiaries would be obligated to change their respective names to delete all usage of the name "Koll." These agreements have been amended (i) in order to delete an event of default which would occur under the License Agreement if a Chapter 11 Case is commenced, and (ii) in order to retain Mr. Koll following the Recapitalization in light of the changed circumstances with respect to corporate goverance and control of the Company which will result from the completion of the Recapitalization, which circumstances did not exist at the time these agreements were originally negotiated and executed. See "Certain Relationships and Related Transactions."

    OPERATIONS AFTER THE RECAPITALIZATION. While the proposed Recapitalization is expected to reduce financial leverage, there can be no assurance that liquidity problems will not occur sometime in the future. In addition, no assurances can be given that operations of the Company following completion of the Recapitalization necessarily will be profitable. See "Risk Factors--Real Estate Industry and Development Activities." In addition, the market prices of the Company's securities in the future may be affected by factors not within the control of the Company, including, without limitation, public statements from securities analysts and others concerning the Company's operations and prospects.

    USE OF DEBT FINANCING. The Company is currently subject to the risks normally associated with debt financing, including the risk that the Company will have insufficient cash available to meet required payments of principal and interest. If the Recapitalization is effected, these risks will remain, although to a significantly lesser extent, because the Company intends to pursue additional debt financing, currently expected not to exceed $30 million (exclusive of Project Debt), in order to obtain funds necessary to develop Bolsa Chica and continue its business. As a result of the Company's use of indebtedness and leverage, including the potential use of debt to finance development and acquisitions and the use of variable rate financing, the cumulative effect of the risks associated with borrowing is greater than that of each of these risks considered individually. In addition, if properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments or if certain other events of default occur, such properties could be foreclosed upon by, or otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

    RISK OF RISING INTEREST RATES. The Company has incurred and expects in the future to incur variable rate indebtedness in connection with its operations. An increase in interest rates would increase the interest on variable rate indebtedness, and could have an adverse effect on net income and funds available for distribution to stockholders. Additionally, rising interest rates could have an adverse impact on the trading price of the Company's outstanding capital stock as potential purchasers may demand a higher annual yield from an investment in response to such higher rates.

    REAL ESTATE INDUSTRY AND DEVELOPMENT ACTIVITIES. While the Company believes that its properties have significant potential future value, its business is subject to a number of factors which could adversely affect such values. These factors include the availability of adequate financing on commercially reasonable terms and cash flow from operations, delays in obtaining zoning and regulatory approvals, and litigation or appeals of regulatory approvals. In addition, future values may be adversely affected by heightened environmental scrutiny, limitations on the availability of water in Southern California, increases in property taxes, increases in the costs of labor and materials and other development risks, changes in general economic conditions, including higher mortgage interest rates, and other real estate risks such as the demand for residential lots and housing generally and the supply of competitive products. Real estate properties and real estate joint venture interests do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property or interest for an appropriate price. The depressed condition of the California's economy in the first half of this decade has had a negative impact on the real estate market generally, on the availability of potential purchasers for such properties and upon the availability of sources of financing for carrying and developing such properties. This economic trend and the substantial costs and delays in developing the Company's Bolsa Chica project contributed significantly to the Company's need to currently effect the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that future negative economic trends or the costs or delays of future development projects will not cause the Company to again become substantially overleveraged following the Recapitalization.

    REGULATORY APPROVAL. Before the Company can develop a property, it must obtain a variety of discretionary approvals from local and state governments, as well as the federal government in certain circumstances, with respect to such matters as zoning, grading, architecture and environmental matters. The approval process is often a lengthy and complex procedure requiring, among other things, the submission of development plans and reports and presentations at public hearings. Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by litigation and appeals challenging development rights previously granted to the Company. Accordingly, the ability of the Company to develop properties and realize income from such projects could be delayed or prevented due to difficulties in obtaining necessary governmental approvals. After the Recapitalization, including if implemented through the Prepackaged Plan, the Company will continue to be subject to such appeals processes, including the litigation challenging the approved development plans with respect to its principal asset, the Bolsa Chica property, a large undeveloped coastal property approximately 35 miles south of downtown Los Angeles. See "Business and Properties of the Company--Legal Proceedings."

    ENVIRONMENTAL MATTERS. The Company's business activities and properties are subject to a variety of environmental regulations under federal, state and local laws. While the Company believes that it conducts its businesses in an environmentally acceptable manner and that it is in compliance with applicable laws and regulations, claims against the Company have been made in the past and may be made against the Company in the future seeking to impose liability for alleged environmental violations. Adverse judgements with respect to environmental claims could adversely affect the Company's cash flow and, in turn, its business operations.

    HOLDING COMPANY STRUCTURE. The Company is a holding company. Claims of creditors, including trade creditors, of the subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and its security holders. In addition, substantially all of the Company's operating income and cash flow will be generated by its subsidiaries. In order to make cash payments on its direct liabilities the Company will have to rely on dividends or loans from its subsidiaries to generate the funds for such payments. The ability of such subsidiaries to pay such dividends is subject to applicable state laws and may be subject to senior debt or Project Debt contractual restrictions.

    ABSENCE OF DIVIDENDS. The Company does not anticipate paying cash dividends to its stockholders after the Recapitalization or in the foreseeable future. To the extent that contractual provisions permit the payment of dividends at some future date, the Company's dividend policy will be reviewed from time to time by the Board in light of the Company's earnings and financial position and such other business considerations as the Board considers relevant. In this regard, because the Company is a holding company, it will have to rely on dividends from its subsidiaries to generate the funds for any payment of dividends on the capital stock of the Company. The ability of such subsidiaries to pay dividends is subject to applicable state laws and may be subject to contractual restrictions.

    CERTAIN ANTI-TAKEOVER EFFECTS. Certain provisions of the Restated Certificate and the Bylaws will not continue if the Annual Meeting Proposals with respect thereto are approved or the Prepackaged Plan is effected. These provisions include classification of the Board, limitations on stockholders' ability to call special meetings, prohibition on stockholder action by written consent and requirements that the affirmative vote of at least 80% of the Company's outstanding voting stock approve certain actions, including an increase in the size of the Board, the removal of directors for cause or the amendment of any such anti-takeover provisions. These provisions were intended to provide stability and continuity for the Company and if removed, may have the effect of increasing the risk of an acquisition of control of the Company in a transaction not approved by the Board. However, these risks may be decreased by the capital structure resulting from the Recapitalization due to the resulting deleveraging and greater concentration of ownership.

    POTENTIAL NASDAQ DELISTING. The Class A Common Stock and Preferred Stock are currently listed on NASDAQ-NM. The Company has been notified by NASDAQ that the Class A Common Stock and the Preferred Stock will continue to be listed on the NASDAQ-NM during the pendency of the Exchange Offers; however, they will become subject to immediate delisting if the Exchange Offers have not been successfully completed by July 8, 1997. There can be no assurance that the Company will be successful in completing the Exchange Offers within this time frame. The Company has applied for listing the Common Stock to be issued in connection with the Recapitalization on the NASDAQ-NM, which will become effective following completion of the Recapitalization. If Nasdaq does not continue to list the Company's securities after July 8, 1997 and during the pendency of the remaining time needed to complete the Recapitalization process, the Class A Common Stock and the Preferred Stock would continue to be traded on the Nasdaq OTC Bulletin Board or on the National Quotation Bureau's Pink Sheets. However, delisting from the NASDAQ-NM could reduce the liquidity of and the market for the Company's common and preferred stock. Any Nasdaq action to delist the Company's securities would not have any impact on the continued operations or financial condition of the Company or on its ability to continue to pursue the Recapitalization.


    TAX CONSEQUENCES OF THE RECAPITALIZATION. The federal income tax consequences to the Company and holders of its securities as a result of the transactions occurring as part of and in connection with the Recapitalization may be material. Although a security holder generally will not recognize gain or loss on its participation in the Recapitalization, a security holder may recognize ordinary income to the extent it receives Common Stock in exchange for accrued interest or original issue discount. Although the Company intends to take the position that the Common Stock will be allocated first to the stated amount of the Outstanding Debentures, with only the excess over such principal amount applied to accrued interest (or original issue discount), there can be no assurance that the Internal Revenue Service ("IRS") will respect this allocation. See "Material Federal Income Tax Consequences."


    FEDERAL INCOME TAX AUDIT OF THE COMPANY. The IRS has completed its examinations of the tax returns of the Company and its consolidated subsidiaries, including formerly affiliated entities, for the years ended December 31, 1989, 1990 and 1991. With respect to each examination, the IRS has proposed material audit adjustments. The Company disagrees with the positions taken by the IRS and has filed a protest with the IRS to vigorously contest the proposed adjustments. After review of the IRS's proposed adjustments, the Company estimates that, if upheld, the adjustments could result in Federal tax liability, before interest, of approximately $17 million (net of amounts which may be payable by former affiliates pursuant to tax sharing agreements). The IRS proposed adjustments, if upheld, could also result in a disallowance of up to $147 million of available net operating loss carryforwards, of which none are recognized, after consideration of the valuation allowance, as of December 31, 1996. The Company has not determined the extent of potential accompanying state tax liability adjustments should the proposed IRS adjustments be upheld. The Company's protest was filed in August 1995 and is still being considered by the IRS Appeals Division. Management currently believes that the IRS's positions will not ultimately result in any material adjustments to the Company's financial statements. The Company is prepared to pursue all available administrative and judicial appeal procedures with regard to this matter and the Company is advised that its dispute with the IRS could take up to five years to resolve.

ADDITIONAL RISK FACTORS APPLICABLE TO HOLDERS OF OUTSTANDING DEBENTURES

    CERTAIN CONSEQUENCES TO NON-TENDERING HOLDERS OF OUTSTANDING DEBENTURES. If the Recapitalization is completed without the Prepackaged Plan, any holders of remaining Outstanding Debentures who do not accept the Exchange Offers may lose the benefit of certain restrictive provisions in the Indentures that are intended to provide protection to the holders thereof. See "Proposed Amendments to the Indentures."If the Proposed Amendments are approved and these restrictive covenants are eliminated, the Company and its subsidiaries will be permitted to make the payments or distributions and take the actions with respect to the Company's outstanding capital stock and subordinated debt obligations (as described above in the restrictive covenants) prior to repayment of the Outstanding Debentures, regardless of the total amount of any such payments or distributions. Accordingly, elimination of such restrictive covenants could lead to a reduction in the amount of cash that the Company has available to make any required payments on the Outstanding Debentures and could increase the risk of a Company default on the payment of the Outstanding Debentures. The Company would also no longer be obligated to set forth the terms of all transactions with affiliates of the Company in writing and would no longer be subject to the requirements set forth above that all such transactions be arm's-length transactions. Accordingly, elimination of these restrictive covenants will increase the risk to non-tendering holders of Outstanding Debentures that the Company could engage in non-arm's-length transactions with its affiliates, which transactions could reduce the financial strength of the Company and increase the risk of a default by the Company on the Outstanding Debentures. These risks also will only apply to holders of Outstanding Debentures which do not tender all of their Outstanding Debentures in the Exchange Offers. In addition, because the number of holders of Outstanding Debentures and the outstanding principal amount of the Outstanding Debentures after the completion of the Recapitalization will be substantially reduced, the trading market will likely become even more limited. These events are likely to have a material adverse effect on the liquidity and market price of any remaining Outstanding Debentures following completion of the Recapitalization.

    EFFECT OF DELAY IN COMPLETION OF THE EXCHANGE OFFERS ON OUTSTANDING DEBENTURES. The Company will execute amended Indentures (the "Amended Indentures") effectuating the Proposed Amendments after receipt of the Requisite Consents from the Outstanding Debentures. Although the Amended Indentures will not become operative until completion of the Exchange Offers, after execution of the Amended Indentures, the Requisite Consents will be irrevocable. While the period of time between execution of the Amended Indentures and the completion of all of the Exchange Offers may be short, it is possible that such time period could be substantial due to the conditions that must be satisfied prior to completion of the Exchange Offers. See "The Exchange Offers--Conditions to the Exchange Offers."

    POSSIBLE EFFECT OF NON-ACCEPTANCES OF RECAPITALIZATION ON HOLDERS OF SUBORDINATED DEBENTURES. Under certain circumstances the holders of Subordinated Debentures could have their interests cancelled in the Recapitalization and receive no consideration. This could occur if insufficient Outstanding Debentures are tendered to the Company pursuant to the Exchange Offers such that the 90% Requisite Acceptances are not received by the Company. As a result, the Company could elect to proceed with a Case and seek judicial confirmation of the Prepackaged Plan. Under such circumstances, if the holders of Subordinated Debentures have not approved the Prepackaged Plan as a class, the Prepackaged Plan provides that the Subordinated Debentures will be cancelled and the holders of Subordinated Debentures will receive no property or distributions in exchange. See "Risk Factors--Considerations Relating to the Filing of a Case," and "The Prepackaged Plan--Confirmation of the Prepackaged Plan Without Acceptance by All Voting Classes."

CONSIDERATIONS RELATING TO THE FILING OF A CHAPTER 11 CASE.

    CONSIDERATIONS RELATING TO ANY FUTURE BANKRUPTCY OF THE COMPANY. Completion of the Recapitalization through the Prepackaged Plan may have significant consequences in the event of a subsequent bankruptcy for holders of Outstanding Debentures and liquidated non-Contingent Claims. Since holders of Outstanding Debentures and liquidated non-Contingent Claims will receive Common Stock under the Prepackaged Plan, such holders will have only an equity interest in the Company. Consequently, in any subsequent bankruptcy case, such holders' Interests would rank in priority below all holders of Claims.


    EFFECT ON OPERATIONS. The Company's operations are conducted through its subsidiaries. Since the subsidiaries are not parties to the Prepackaged Plan and will not file Chapter 11 Cases in connection with the Prepackaged Plan, the Company believes that the Prepackaged Plan Solicitation and the subsequent commencement of a Chapter 11 Case will not materially adversely affect the subsidiaries' relationships with customers, employees and suppliers, given that the subsidiaries can demonstrate sufficient liquidity to continue to operate their businesses and provided that the Company can demonstrate a likelihood of success for the Recapitalization in a reasonably short time frame. The Company believes that the Prepackaged Plan Solicitation offers the most expeditious means to complete the Recapitalization.


    It is possible that, despite the belief and intent of the Company, the Prepackaged Plan Solicitation or any subsequent commencement of the Chapter 11 Case could adversely affect the relationships between the subsidiaries and their customers, employees and suppliers. There is a risk that, due to uncertainty about the Company's future, (i) employees may be distracted from performance of their duties or more easily attracted to competitors or other career opportunities; (ii) customers may seek alternative sources of supply or require financial assurances of future performance; and (iii) suppliers may restrict ordinary credit terms and require financial assurances of performance.

    POSSIBLE INVALIDATION OF THE SOLICITATION BY THE BANKRUPTCY COURT. Section 1126(b) of the Bankruptcy Code provides that the holder of a claim or equity interest who accepts or rejects a plan of reorganization before the commencement of a Chapter 11 Case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable law governing the adequacy of disclosure in connection with such solicitation, or, if such law does not apply, such acceptance was solicited after disclosure of "adequate information" as defined in section 1125(a)(1) of the Bankruptcy Code. This Prospectus is being presented to all holders of Impaired Claims against and Interests in the Company, except for the holders of Affiliates' Claims in order to satisfy the requirements of section 1126(b) of the Bankruptcy Code.

    Even if the Requisite Prepackaged Plan Acceptances are received from each Impaired Class, the Bankruptcy Court may find that the holders of Claims and Interests in Impaired Classes have not validly accepted the Prepackaged Plan if the Bankruptcy Court determines that the Prepackaged Plan Solicitation did not comply with the requirements of section 1126(b) of the Bankruptcy Code and the applicable Rules. In such an event, the Company may seek to resolicit votes on the Prepackaged Plan, but confirmation of the Prepackaged Plan could be delayed and possibly jeopardized. The Company believes (i) that the Prepackaged Plan Solicitation is being conducted in accordance with applicable law and section 1125(a)(1) of the Bankruptcy Code and therefore complies with the requirements of section 1126(b) of the Bankruptcy Code and applicable Bankruptcy Rules, and
(ii) that each duly executed Ballot and Master Ballot will be in compliance with applicable provisions of the Bankruptcy Code and Bankruptcy Rules. However, there can be no assurance that the Bankruptcy Court will reach the same conclusions. See "The Prepackaged Plan--Confirmation of the Prepackaged Plan."

    CLASSIFICATION IN TREATMENT OF CLAIMS AND INTERESTS. Section 1122 of the Bankruptcy Code requires that the Prepackaged Plan classify the Claims of the Company's Creditors and the Interests of its Equity

Holders. The Code also provides that, except for certain Claims classified for administrative convenience, the Prepackaged Plan may place a Claim or Interest of a Creditor or Equity Holder in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such class. The Company believes that all Claims and Interests have been appropriately classified in the Prepackaged Plan. The Company believes separate classification of the unsecured claims of holders of Unliquidated or Contingent Claims, General Unsecured Claims and Subordinated Debentures is appropriate. The separate classification for Unliquidated or Contingent Claims is necessary because of the nature of such claims. Specifically, such classification will allow for the Recapitalization of the Company in the quickest and least costly manner. Moreover, the separate classification recognizes the prospect of contractual subordination to which the holders of Senior Debentures and Subordinated Debentures are subject. To the extent that the Bankruptcy Court finds that a different classification is required for the Prepackaged Plan to be confirmed, the Company presently anticipates that it would seek (i) to modify the Prepackaged Plan to provide for whatever reasonable classification might be required for confirmation, and (ii) to use the acceptances received from any Creditor or Equity Holder pursuant to the solicitation for the purposes of obtaining the approval of the Class or Classes for which such Creditor or Equity Holder ultimately is deemed to be a member. Any such reclassification of Creditors or Equity Holders, although subject to notice and hearing requirements in the Bankruptcy Code, could adversely affect the Class in which such Creditor or Equity Holder was initially a member, or any other Class under the Prepackaged Plan, by changing the composition of such Class and a vote required for approval of the Prepackaged Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and in requiring a reclassification, would approve the Prepackaged Plan based on such reclassification. Except to the extent that modification of classification in the Prepackaged Plan adversely affects the treatment of a Creditor or Equity Holder and requires resolicitation, the Company will, in accordance with the Bankruptcy Code and the Rules, seek a determination by the Bankruptcy Court that acceptance by any Creditor or Equity Holder of the Prepackaged Plan pursuant to the solicitation will constitute a consent to the Prepackaged Plans' treatment of such Creditor or Equity Holder regardless of the Class as to which such Creditor or Equity Holder is ultimately deemed to be a member.

    The Bankruptcy Code also requires that the Prepackaged Plan provide the same treatment for each claim or interest of a particular class unless the holder of the particular claim or interest agrees to a less favorable treatment of its claim or interest. The Company believes it has complied with requirements of equal treatment. To the extent that the Bankruptcy Court finds that the Prepackaged Plan does not satisfy such requirements the Bankruptcy Court could deny confirmation of the Prepackaged Plan if the creditors or equity holders affected do not otherwise consent to the treatment afforded to them under the Prepackaged Plan.

    Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Prepackaged Plan and could increase the risk that the Prepackaged Plan will not be consummated.

    RISK OF NON-CONFIRMATION OF THE PREPACKAGED PLAN. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by a Bankruptcy Court that the confirmation of a plan is not likely to be followed by the need for further financial reorganization, that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code and that under the plan, holders of claims and equity interests within impaired classes receive or retain cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holders would receive or retain if the debtor were liquidated under the Bankruptcy Code. See "The Prepackaged Plan--Confirmation of the Prepackaged Plan."

    There can be no assurance that the Bankruptcy Court will conclude that these tests and other requirements of section 1129 of the Bankruptcy Code have been met with respect to the Prepackaged Plan. If the Prepackaged Plan is filed, there can be no assurance that modifications thereof would not be required for confirmation, or that such modifications would not require a resolicitation of votes on the Prepackaged Plan. The Company believes that if the Prepackaged Plan is confirmed, it would not be followed by an immediate need for further financial reorganization and that holders of Claims and Interests in any Impaired Class will receive or retain value that is significantly greater than the value such holders would receive or retain if the Company were liquidated under the Bankruptcy Code. See "The Prepackaged Plan--Confirmation of the Prepackaged Plan." However, there can be no assurance that the Court will reach the same conclusions.

    Confirmation and effectiveness of the Prepackaged Plan is also subject to certain conditions being satisfied on or prior to the Effective Date. No assurances can be given that these conditions will be satisfied or waived or that any necessary consent, including the Requisite Prepackaged Plan Acceptances from each Impaired Class, will be obtained.

    NONACCEPTANCE OF THE PREPACKAGED PLAN--CONFIRMATION UNDER SECTION 1129(B) OF THE BANKRUPTCY CODE. In the event any Impaired Class of Claims or Interests rejects the Prepackaged Plan, the Bankruptcy Court, pursuant to section 1129(b) of the Bankruptcy Code, may nevertheless confirm the Prepackaged Plan at the Company's request if at least one Impaired Class of Claims or Interests has accepted the Prepackaged Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired Class which has not accepted the Prepackaged Plan, the Bankruptcy Court determines that the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such Impaired Class. In the event Classes 6, 7 or 8 do not vote to accept the Prepackaged Plan, the Company intends (and the Prepackaged Plan so provides) to seek confirmation of the Prepackaged Plan under section 1129(b) provisions with respect to such rejecting Class or Classes. Under such circumstances, the subordination provisions of the Senior Debenture Indenture will be strictly construed and the holders of such rejecting Class or Classes will retain no property nor receive any distributions under the Prepackaged Plan. Any distributions otherwise due such rejecting Class or Classes will be given to the holders of Class 5 Claims. See "The Prepackaged Plan--Confirmation Without Acceptance of All Impaired Classes."


    RISK ASSOCIATED WITH THE RELEASES UNDER THE PREPACKAGED PLAN. The releases of the Company by claimants and interest holders may be subject to challenge as exceeding the scope of the discharge set forth in Sections 524 and 1141 of the Bankruptcy Code. Accordingly, the release provisions may render the Prepackaged Plan non-confirmable under Section 1129 of the Bankruptcy Code. As a result, a creditor or interest holder may file an objection to the Prepackaged Plan based on the foregoing.



    It is the Company's position, however, that the release provisions do not render the Prepackaged Plan non-confirmable. The Company believes that Section 524 of the Bankruptcy Code describes the effects of the discharge of a debt and does not prohibit the inclusion in a plan of reorganization of release provisions that are separate and apart from the discharge provisions. The Company believes that case law will support the inclusion of the releases because the Company believes that they would advance the completion of the Recapitalization and would benefit the bankruptcy estate. For example, in the case of IN RE THE DREXEL BURNHAM LAMBERT GROUP, INC., 130 Bankr. 910 (S.D.N.Y.
1991), the release and injunction provisions, which also covered non-debtor third parties and were included as part of a settlement of existing litigation, did not prevent confirmation of a plan of reorganization because they advanced the completion of a plan of reorganization and benefited the bankruptcy estate. The Company believes that the Drexel rationale is applicable even though the releases included in the Prepackaged Plan are not part of the settlement of existing litigation. As of the date of this Prospectus, however, the Company is not aware of any existing or threatened litigation to which the release provision would apply. There can be no assurance, however, that the Bankruptcy Court will agree with the Company's position.


    The Company believes that it will meet the requirements of section 1129(b) of the Code with respect to the Prepackaged Plan; however, there can be no assurance that the Court will reach the same conclusion.

    PROJECTIONS INHERENTLY UNCERTAIN. The "Projections of Certain Financial Data of the Company" set forth below (the "Projections"), were developed by the Company and its financial advisors in connection with the planning and development of the Recapitalization and the development of the Prepackaged Plan and illustrate the estimated effects of the Prepackaged Plan and certain related transactions on the results of operations and financial position of the Company and its subsidiaries for the periods indicated. The Projections are qualified by the introductory paragraphs thereto and the accompanying assumptions and must be read in conjunction with such introductory paragraphs and assumptions which constitute an integral part of the Projections. The Projections assume that all aspects of the Prepackaged Plan will be successfully implemented on the terms outlined in this Prospectus. The Projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information and, accordingly, are not intended to comply with Rule 11-03 of Regulation S-X. Neither the independent auditors for the Company nor any other independent auditors have examined, reviewed, compiled or performed any procedures with respect to these projections and, accordingly, do not express an opinion or any other form of assurance on them and assume no responsibility for them. These Projections are based upon a variety of assumptions and the Company's future operating results are subject to and likely to be affected by a number of factors, including significant economic, regulatory and competitive uncertainties and the availability of financing, all which are beyond the control of the Company. There can be no assurance that the Projections (which are only estimates) will be realized and actual results may vary materially from those shown. Because the Projections are subject to significant uncertainties and are based upon assumptions that may not prove to be correct, holders of Impaired Claims and Interests are cautioned not to place undue reliance on these Projections. The Projections should not be relied on for any purpose other than in considering whether to vote to accept or reject the Prepackaged Plan. See "Projections of Certain Financial Data of the Company" and "The Prepackaged Plan--Feasibility" for certain additional considerations regarding the Projections.

                          THE COMPANY RECAPITALIZATION


    BACKGROUND OF THE RECAPITALIZATION. The Company originally issued the Outstanding Debentures in 1989 to its affiliate, The Henley Group, Inc. ("Henley Group"). The Outstanding Debentures were then publicly distributed to Henley Group stockholders in 1992 prior to a merger (the "Merger") by and among the Company (then originally known as Henley Properties, Inc.), HP Merger Co. and Henley Group pursuant to which Henley Group became a wholly owned subsidiary of the Company. The Outstanding Debentures were distributed in 1992 in the respective principal amounts of $127.52 million of Senior Debentures and $31.8 million of Subordinated Debentures. Interest on the Outstanding Debentures is currently payable, and historically has been paid, "in kind" through the issuance of additional Senior and Subordinated Debentures, respectively. As of March 15, 1997, there was an aggregate of $205.7 million in principal amount of the Outstanding Debentures of which amount $164.6 million and $41.1 million, respectively, was attributable to the Senior Debentures and Subordinated Debentures. If the Outstanding Debentures remain outstanding until their March 15, 2002 maturity date, the Company will incur approximately $162.8 million in additional debt with respect to the Outstanding Debentures, resulting in approximately $368.5 million in outstanding principal amount of the Outstanding Debentures at maturity. Upon maturity, the Outstanding Debentures are payable in shares of Class A Common Stock, valued at the fair market value based on a 20-day average closing price, provided that such price is not less than $0.50 per share. The Company's financial advisors have assisted the Company in preparing an analysis which indicates that the Company would need to earn a compounded return of greater than 30% per annum on the free cashflow generated by the Company's assets between 1997 and 2002 in order to fully pay the face amount of the Senior Debentures and Subordinated Debentures at maturity in 2002. As an alternative to waiting until the 2002 maturity date, the Company engaged in extensive negotiations with representatives of the members of the Debenture Holders' Committee in order to develop a proposal to exchange the Outstanding Debentures for Common Stock. Based on the current valuation prepared by the Company with the assistance of HLHZ, which is subject to the assumptions detailed in this Prospectus, holders of Senior Debentures would receive Common Stock worth between approximately $0.50 and $0.52 per $1.00 of principal amount outstanding on March 15, 1997 and holders of Subordinated Debentures would receive Common Stock worth between approximately $0.25 and $0.26 per $1.00 of principal amount outstanding on March 15, 1997 depending upon whether 90% or up to 100% of the holders of Outstanding Debentures accept the Exchange Offers. If the 90% Requisite Exchange Acceptance is not obtained, the Company intends to effect the Recapitalization by seeking a Court order confirming the Prepackaged Plan. Representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 72% of the Outstanding Debentures, and have indicated to the Company that they intend to support the Exchange Offers and the Prepackaged Plan if the 90% Requisite Exchange Acceptance is not obtained.


    As discussed below, the Outstanding Debentures have created a highly leveraged capital structure which is restricting the Company's ability to obtain financing on favorable terms, which financing is necessary for the Company to maximize the growth of its business, including, but not limited to, its commercial and residential real estate development business and development of its Bolsa Chica project. Such new financing currently is not expected to exceed $30 million (exclusive of Project Debt). In addition, concern about the Company's financial strength has adversely affected the Company's commercial development business opportunities. Of particular concern to the Company's current and prospective client base, has been the consistent reporting of quarterly losses and the impending negative net worth which are primarily a result of the "in-kind" interest expense associated with the Outstanding Debentures. In addition to lost commercial development opportunities, the Company has experienced problems with its ability to attract and retain key commercial and residential development team personnel due to their concern as to the ability of the Company to compete for new business. Therefore, the Company believes that the Recapitalization will substantially enhance its current and prospective business opportunities by eliminating the financial concern that the Outstanding Debentures have caused. Commencing in August 1996, in order to pursue the Company's stated strategic objective to evaluate alternatives to deleverage the Company's capital structure in order to address the above described concerns, the

Company began negotiations with representatives of the members of the Debenture Holders' Committee. The proposed Recapitalization is the result of those negotiations and is supported by the Company and the representatives of the members of the Debenture Holders' Committee and their financial advisors who urge all holders of Outstanding Debentures to tender their Outstanding Debentures pursuant to the Exchange Offers and to vote in favor of the Prepackaged Plan. The representatives of the Debenture Holders' Committee negotiated on their own behalf in connection with their interests as holders of Outstanding Debentures and not with a view toward the circumstances of any other holder. The representatives of the Debenture Holders' Committee are:
BankofAmerica Investment Corp.; Continental Casualty Company; CS First Boston Corporation; ING Barings (U.S.) Capital Corp.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; and Wheelabrator Technologies, Inc.


    DESCRIPTION OF THE RECAPITALIZATION. The proposed Recapitalization consists of the major elements summarized below. The Company is seeking to exchange all of the Outstanding Debentures for Common Stock pursuant to the Exchange Offers and is seeking acceptances of the Prepackaged Plan from the holders of the Outstanding Debentures, Preferred Stock, Class A Common Stock and the holders of other Impaired Claims and Interests. If the Company does not receive the 90% Requisite Exchange Acceptance but does receive the Requisite Prepackaged Plan Acceptances (as described below in "Summary-- Prepackaged Plan--Prepackaged Plan Acceptances"), the Company intends to seek judicial relief and use such acceptances to obtain confirmation of the Prepackaged Plan. See "Summary--The Prepackaged Plan" and "The Prepackaged Plan."



    EXCHANGE OFFERS FOR THE OUTSTANDING DEBENTURES. As of the date of this Prospectus, $164.6 million and $41.1 million in principal amount of the Senior Debentures and Subordinated Debentures, respectively, were outstanding. As of April 15, 1997, there were 6,643 registered holders of the Senior Debentures and 1,752 registered holders of the Subordinated Debentures. Pursuant to the Exchange Offers, the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Senior Debentures, outstanding, without subsequent accrued and unpaid interest, and (ii) 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Subordinated Debentures, outstanding, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and will waive all rights and claims to, accrued and unpaid interest on all Outstanding Debentures tendered for exchange. No fractional shares of Common Stock will be issued in the Exchange Offers. Instead, whenever a fraction of a share of Common Stock would otherwise be issuable to an exchanging holder of Outstanding Debentures, the Exchange Agent will aggregate all such fractional shares of Common Stock that would otherwise result from the Exchange Offers and will sell such aggregated fractional shares of Common Stock, rounded to the nearest whole share, as whole shares in an orderly manner. Upon completion of such sales, exchanging holders will receive in lieu of such fractional shares, the relative cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such exchanging holders would have otherwise received. See "The Exchange Offers--General" and "The Exchange Offers--Treatment of Fractional Shares."


    CONSENT SOLICITATION WITH RESPECT TO THE OUTSTANDING
DEBENTURES. Concurrently with the making of the Exchange Offers, the Company is soliciting from the holders of the Outstanding Debentures their consents to the Proposed Amendments to remove certain restrictive covenants under the Indentures in the event all Outstanding Debentures are not exchanged in the Recapitalization. See "Proposed Amendments to Indentures." The Proposed Amendments, if implemented, would remove restrictive covenants from the Indentures which currently prohibit the Company from making payments or distributions to debt subordinated to the Outstanding Debentures or to equity holders prior to repayment of the Outstanding Debentures and which prohibit the Company from entering into non-arms length transactions with non-subsidiary affiliates.

    CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. As part of the Recapitalization, the Company is recommending to the holders of Class A Common and Preferred Stock that they approve proposals at the Annual Meeting, which among other things, approve amendments to the Restated Certificate in order to effect the Capital Stock Combination and to effect the Reverse Stock Split. Pursuant to the Capital Stock Combination, all classes and series of capital stock will be reclassified and combined into one class of capital stock designated "Common Stock." Each outstanding share of Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one (1) share of Common Stock. After the Capital Stock Combination, the Common Stock will have the same rights, preferences and privileges that the Class A Common Stock had prior to the Capital Stock Combination. As part of the Capital Stock Combination the ability of the Board to issue shares of preferred stock without stockholder approval will be eliminated. Pursuant to the Reverse Stock Split each outstanding share of capital stock will be reverse split on a one for one hundred (1:100) basis. Representatives of members of the the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 25.4% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated to the Company that the members intend to approve the Capital Stock Combination and the Reverse Stock Split. In addition, the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the Capital Stock Combination and the Reverse Stock Split. No fractional shares of Common Stock will be issued pursuant to the Capital Stock Combination and/or Reverse Stock Split. See "The Company Annual Meeting--Proposal No. 2."


    OTHER CHARTER AMENDMENTS AND BOARD DECLASSIFICATION AND RECONSTITUTION. As part of the Recapitalization, various amendments to the Company's charter documents and related actions are being proposed to be implemented either pursuant to the Annual Meeting or under the Prepackaged Plan. See "The Company Annual Meeting" and "The Prepackaged Plan." The charter amendments are intended to delete the classified Board and to remove all anti-takeover provisions, including all supermajority voting provisions, restrictions on stockholders' ability to call special meetings and restrictions on stockholders' ability to act by written consent. The Company is also proposing to reconstitute and expand the Board in connection with the Recapitalization to include four (4) incumbent directors and six (6) new director nominees each to serve one (1) year terms.


    AMENDMENT OF 1993 STOCK OPTION PLAN. In connection with the Recapitalization, the Company will amend the 1993 Stock Option Plan to (i) provide that only shares of the Company's Common Stock, rather than both Class A Common Stock and Preferred Stock (which are being converted into Common Stock upon completion of the Capital Stock Combination) shall be issuable under the 1993 Stock Option Plan, and (ii) reduce the aggregate number of shares that may be issued under the 1993 Stock Option Plan from 7,500,000 shares of the Company's Preferred Stock and 7,500,000 shares of the Company's Class A Common Stock (as determined on a pre-Capital Stock Combination and pre-Reverse Stock Split basis) to approximately 763,000 shares of the Company's Common Stock (as determined on a post-Capital Stock Combination and post-Reverse Stock Split basis) which would represent 6% of the Company's equity on a fully diluted basis. Except for such amendments, the 1993 Stock Option Plan will continue to function in the same manner as prior to the Recapitalization, except that appropriate adjustments will be made to the 1993 Stock Option Plan to reflect the changes in the Company's capital structure upon completion of the Recapitalization.



    In addition, and in connection with such amendments to the 1993 Stock Option Plan, each of the current holders of outstanding options granted under the 1993 Stock Option Plan have agreed to cancel their existing outstanding options to purchase an aggregate of (i) 6,275,000 shares of the Company's Class A Common Stock, and (ii) 6,275,000 shares of the Company's Preferred Stock as determined on a pre-Capital Stock Combination and pre-Reverse Stock Split basis, which would approximate 12% of the Company's equity on a fully diluted basis. The Company currently intends to grant new options to purchase an aggregate of approximately 763,000 shares of the Company's Common Stock, as determined on a post-Capital Stock combination and post-Reverse Stock Split basis. The exercise price per share of the

Company's Common Stock for each such newly granted option will be equal to the average of the per share trading price of the Company' Common Stock on NASDAQ for the first 20 trading day period commencing immediately following the completion of the Recapitalization. Such newly granted options will vest, subject to the 1993 Stock Option Plan's existing option vesting provisions, over a three year period with 40%, 30% and 30% vesting on each of the first, second and third anniversaries, respectively, of the completion of the Recapitalization. Upon completion of the Recapitalization, the shares issuable under such newly granted options will represent 6% of the Company's fully diluted equity.

    THE PREPACKAGED PLAN. As described above, if the Company does not receive the 90% Requisite Exchange Acceptance but does receive the Requisite Prepackaged Plan Acceptances, the Company intends to effect the Recapitalization by seeking a judicial confirmation of the Prepackaged Plan. See "Summary The Prepackaged Plan" and "The Prepackaged Plan."

    PURPOSES AND CERTAIN RESULTS OF RECAPITALIZATION. The proposed Recapitalization, whether achieved pursuant to the Exchange Offers and the Annual Meeting Proposals or pursuant to the Prepackaged Plan, is intended to deleverage the Company's capital structure for the reasons described above.

    The following table sets forth the beneficial ownership of the Common Stock which management estimates will be held by classes of current creditors and security holders of the Company upon the effectiveness of the Recapitalization pursuant to either the Exchange Offers, assuming acceptance by 100% of the holders of Outstanding Debentures, or pursuant to the Prepackaged Plan.


                                   SHARES OF COMMON STOCK    SHARES OF COMMON STOCK
                                         FOLLOWING                 FOLLOWING
                                      RECAPITALIZATION          RECAPITALIZATION      PERCENT OF CLASS PURSUANT
                                        PURSUANT TO               PURSUANT TO           TO EXCHANGE OFFERS OR
CLASS OF CURRENT SECURITY             EXCHANGE OFFERS           PREPACKAGED PLAN          PREPACKAGED PLAN
--------------------------------  ------------------------  ------------------------  -------------------------
Senior Debentures and liquidated
 non-Contingent Claims..........           9,439,136                 9,481,136                  80.3%
Subordinated Debentures.........           1,151,892                 1,151,892                  9.8%
Preferred Stock.................             680,516                   680,516                  5.8%
Common Stock....................             489,385                   489,385                  4.1%


    OPERATIONS AFTER THE RECAPITALIZATION. If the Recapitalization is completed, the Company currently anticipates that it will continue to pursue its operations and strategic goals, including to (i) obtain new financing for development of the Bolsa Chica mesa; (ii) successfully defend against litigation challenging Coastal Commission approval of the Bolsa Chica project; (iii) complete the secondary permitting for development of the Bolsa Chica mesa; (iv) commence infrastructure construction on the Bolsa Chica mesa in the fourth quarter of 1997; and (v) continue the growth of its commercial development business on a national and international basis. There can be no assurance that the Company will accomplish, in whole or in part, all or any of these strategic goals.


    DETERMINATIONS AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS. The Board has determined that (i) the Recapitalization is in the best interests of the Company and its security holders, (ii) it is in the best interests of the Company and its security holders to solicit pre-petition acceptances of the Prepackaged Plan, to be implemented in the event that the Recapitalization is not completed pursuant to the Exchange Offers, provided that at such time the Board deems it in the best interests of the Company and its security holders to file a petition, and (iii) it is in the best interests of the Company and its security holders that the Annual Meeting Proposals be approved and implemented. The Board also recommends that (i) the holders of the Outstanding Debentures accept the Exchange Offers and grant consents to the Proposed Amendments, (ii) the holders of the Outstanding Debentures, Preferred Stock and Class A Common Stock and holders of other claims or equity interests Impaired under the Prepackaged Plan approve the Prepackaged Plan, and (iii) the holders of the Class A Common Stock and the Preferred Stock entitled to vote approve the Annual Meeting Proposals. In arriving at its decision, the Board considered, among other things, the following factors:

        1. The Board's familiarity with the Company's business, operations and financial condition and its future prospects, including the current cost and availability of capital as a result of its leveraged capital structure, the continued reporting of operating losses and the resulting loss of business opportunities;

        2. The fact that completion of the Recapitalization would substantially deleverage the Company's capital structure which the Board believes would allow the Company to obtain financing on more favorable terms which is necessary for the Company to maximize realization of asset values and the growth of its business, including, but not limited to, its commercial and residential real estate development business and the development of the Bolsa Chica property;

        3. The fact that confirmation of the Prepackaged Plan, if necessary and approved by the Board, would generally give effect to the same transactions as the Recapitalization through a judicial proceeding; and

        4. Presentations by the Company's management and its financial and legal advisors.


    Based on the foregoing, the Board determined that the Recapitalization was in the best interests of the Company and its security holders and decided to recommend approval of all elements of the Recapitalization. Each of the foregoing factors supported the Board's determination and the Board did not assign relative weight to any of the foregoing factors.


    DETERMINATIONS AND RECOMMENDATIONS OF THE MEMBERS OF THE DEBENTURE HOLDERS' COMMITTEE. The representatives of the members of the Debenture Holders' Committee have indicated to the Company that the members support the Recapitalization and intend to vote in favor of it. The representatives of the members of the Debenture Holders' Committee recommend that all holders of Outstanding Debentures vote to accept the Recapitalization. The members of the Debenture Holders' Committee's decision to support the Recapitalization and to recommend that all holders of Outstanding Debentures vote to accept the Recapitalization was based upon, among other things, its determination that (i) the consideration to be received by the holders of Outstanding Debentures will provide such holders with a significant equity interest in the Company, (ii) the value of the Company will be significantly enhanced by the Recapitalization, and
(iii) the Company will have substantially greater financing and development opportunities in the event the Company is deleveraged.

                              THE EXCHANGE OFFERS


    GENERAL. As of the date of this Prospectus, $164.6 million and $41.1 million in principal amount of Senior Debentures and Subordinated Debentures, respectively, were outstanding. As of April 15, 1997, there were 6,643 registered holders of the Senior Debentures and 1,752 registered holders of the Subordinated Debentures. Upon the terms and subject to the conditions of the Exchange Offers, the Company is offering to exchange (i) 56 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Senior Debentures, outstanding, without subsequent accrued and unpaid interest, and (ii) 28 shares of Common Stock, on a post-Capital Stock Combination and a post-Reverse Stock Split basis, for each $1,000 principal amount of Subordinated Debentures, outstanding, without subsequent accrued and unpaid interest. Tendering holders of Outstanding Debentures will not receive payment of, and waive all rights and claims to, accrued and unpaid interest on all Outstanding Debentures tendered for exchange. No fractional shares of Common Stock will be issued in the Exchange Offers. See "The Exchange Offers--Treatment of Fractional Shares." Copies of this Prospectus and the Consent and Letter of Transmittal are being sent to the Record Holders and to all known beneficial holders of the Outstanding Debentures. If all of the Outstanding Debentures are exchanged pursuant to the Exchange Offers, the Company will be required to issue a total of approximately 10,369,268 shares of Common Stock in payment for the tendered Outstanding Debentures.


    The Company shall be deemed to have accepted validly tendered Outstanding Debentures in the Exchange Offers and validly delivered consents in the Consent Solicitations when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Outstanding Debentures for the purposes of receiving the shares of Common Stock from the Company. Subject to the satisfaction of the conditions set forth below under "Conditions of the Exchange Offers," the Company will accept on or promptly after the Expiration Date, all Outstanding Debentures validly tendered (and not withdrawn) on or prior to 12:00 midnight, Eastern Daylight Time, on the Expiration Date. The shares of Common Stock will be delivered in exchange for the Outstanding Debentures accepted in the Exchange Offers promptly after acceptance.

    Holders of Outstanding Debentures who tender in the Exchange Offers will not be required to pay brokerage commissions or fees, or, subject to the instructions in the Consent and Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Debentures pursuant to Exchange Offers. The Company will pay all charges and expenses, other than any applicable income/capital gains taxes, in connection with the Exchange Offers.

    The background and purpose of the Exchange Offers are discussed under "The Company Recapitalization--Background of the Recapitalization" and "Purposes and Certain Results of the Recapitalization."


    EXPIRATION DATE; EXTENSIONS; AMENDMENTS. The Expiration Date is 12:00 midnight, Eastern Daylight Time on June 23, 1997, unless the Company, in its sole discretion (as limited by applicable law), extends the Exchange Offers or Consent Solicitations, in which case the Expiration Date shall be the latest date to which the Exchange Offers or the Consent Solicitation is extended.


    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m. Eastern Daylight Time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offers or Consent Solicitations, as the case may be, for a specified period of time or on a daily basis until 12:00 midnight, Eastern Daylight Time, on the date on which the Requisite Consents have been received or on which a specified percentage of Outstanding Debentures has been tendered, as applicable. Any such notice shall also include disclosure of the approximate principal amount of Outstanding Debentures theretofore validly tendered pursuant to the Exchange Offers and not properly withdrawn. If the Exchange Offers are extended, the Company may, but shall not be required to, postpone or adjourn the Annual Meeting. See "The Company Annual Meeting-- Proxy Solicitation."

    The Company expressly reserves the right to (i) delay accepting any consents or Outstanding Debentures, to extend the Exchange Offers or Consent Solicitation, or to terminate the Exchange Offers or Consent Solicitations and not accept consents or Outstanding Debentures not previously accepted if any of the conditions set forth herein under "Conditions of the Exchange Offers" shall not have been satisfied and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, (ii) amend at any time, or from time to time, the terms of any of the Exchange Offers or Consent Solicitations in any manner, and (iii) modify the form or amount of the consideration to be paid pursuant to the Exchange Offers, provided that any such modified consideration will be provided to all tendering holders of Outstanding Debentures, even if they tendered their Outstanding Debentures in the Exchange Offers prior to the modification, and provided further that no increase or decrease in the amount of Outstanding Debentures being sought or in the consideration offered in the Exchange Offers will be made, unless such Exchange Offers will remain open for at least ten (10) business days from the date that notice of such increase or decrease is first publicized, sent or given to the holders of Outstanding Debentures. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the terms of any of the Exchange Offers are amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose any such amendment in a manner reasonably calculated to inform the holders of Outstanding Debentures of such amendment and the Company will extend the Exchange Offers or Consent Solicitations, as the case may be, for a period which the Company in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the Outstanding Debentures, if the Exchange Offers or Consent Solicitation would otherwise expire during such period. During any such delay or extension, all Outstanding Debentures previously tendered and not accepted for exchange or withdrawn will remain subject to the Exchange Offers (including the right to withdraw tendered Outstanding Debentures as set forth under "Withdrawal Rights" below) and may be accepted for exchange by the Company. The rights reserved by the Company in this paragraph are in addition to its rights set forth under "Conditions of the Exchange Offers."

    Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Exchange Offers or Consent Solicitations, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement.

    PROPOSED AMENDMENTS. In order to effect a valid tender of the Outstanding Debentures, tendering holders of Outstanding Debentures are required to consent to the Proposed Amendments in respect of the Senior Debentures or Subordinated Debentures, as applicable. The Exchange Offers are conditioned upon the Company obtaining the Requisite Consents. The Company may, in its sole discretion, waive this condition and reserves the right to accept Outstanding Debentures tendered in the Exchange Offers even if the Requisite Consents are not obtained, provided, if such condition is waived, holders of Outstanding Debentures tendered in the Exchange Offers will receive the same consideration whether or not they granted consents to the Proposed Amendments.

    For the Proposed Amendments to become effective with respect to the Outstanding Debentures, holders (other than the Company and its affiliates) of not less than a majority of the aggregate principal amount of the Senior Debentures and Subordinated Debentures, respectively, must grant Consents with respect thereto and such valid and unrevoked consents must have been delivered to the Exchange Agent. As of March 15, 1997, $164.6 million aggregate principal amount of Senior Debentures and $41.1 million aggregate principal amount of Subordinated Debentures, respectively, was outstanding and owned by persons other than the Company and its affiliates. Subject to the conditions set forth in the Indentures, upon the Company's receipt of the Requisite Consents to the Proposed Amendments, the Company will cause such consents to be delivered to the appropriate persons as promptly as possible and the Amended Indentures will be executed and delivered immediately thereafter, provided, however, that the provisions of the Amended Indentures will not become operative until the Exchange Offers are completed.

    Only a Record Holder of the Outstanding Debentures can effectively consent to the Proposed Amendments. See "Procedure for Tendering Outstanding Debentures and Giving Consents" for information concerning tendering procedures for persons who are not Record Holders. No transfer of Outstanding Debentures on the register for such Outstanding Debentures prior to the Expiration Date therefore will have the effect of revoking any consent theretofore given by the Record Holder of such Outstanding Debentures, and such consent will remain valid unless revoked by the person in whose name the Outstanding Debentures are then registered on the register for the Outstanding Debentures. Such revocation will become effective only if the Exchange Agent receives the notice of revocation before the Expiration Date. See "Revocation of Consents; Defective Tenders" below. As set forth below under "Withdrawal Rights," the withdrawal of Outstanding Debentures in accordance with the procedures set forth thereunder will not effect revocation of a Consent.

    PROCEDURE FOR TENDERING OUTSTANDING DEBENTURES AND GIVING CONSENTS. The acceptance by a holder of Outstanding Debentures of an Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between the holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Consent and Letter of Transmittal.

    A holder of Outstanding Debentures electing to tender Outstanding Debentures in the Exchange Offers and, with respect to Outstanding Debentures, to consent to the Proposed Amendments should either (i) complete and sign the Consent and Letter of Transmittal or a facsimile thereof, and have the signature thereon guaranteed if required by the instructions thereof and mail or otherwise deliver such Consent and Letter of Transmittal, or such facsimile, together with certificates representing the Outstanding Debentures and any other required documents, to the Exchange Agent at its address set forth on the back cover of the Prospectus, or (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for it. A holder of Outstanding Debentures who wishes to vote on the Prepackaged Plan should follow the instructions for voting on the Prepackaged Plan. For the additional procedures necessary to vote on the Prepackaged Plan, see "Prepackaged Plan Solicitation--Voting Procedures."

    NO CONSENTS AND LETTERS OF TRANSMITTAL AND NO OUTSTANDING DEBENTURES SHOULD BE SENT TO THE COMPANY OR TO THE TRUSTEE UNDER EITHER OF THE INDENTURES.

    All signatures on a Consent and Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Debentures tendered pursuant thereto are tendered (i) by a Record Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the relevant Consent and Letter of Transmittal, or (ii) for the account of an Eligible Institution (as defined below). If Outstanding Debentures are registered in the name of a person other than the signer of a Consent and Letter of Transmittal or a notice of withdrawal, as the case may be, then the Outstanding Debentures must be endorsed by the registered holder. Holders who are the registered holders of Outstanding Debentures and who seek to tender Outstanding Debentures, but who were not the Record Holders of such Outstanding Debentures on the Record Date, should obtain and include with the Consent and Letter of Transmittal a properly completed proxy from the Record Holder, with signatures on the proxy guaranteed by an Eligible Institution. Any beneficial owner whose Outstanding Debentures are registered or held of record in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its Outstanding Debentures in the Exchange Offers and, with respect to Outstanding Debentures, to grant its consent in the Consent Solicitation should (i) contact such registered holder promptly and instruct such holder to tender on its behalf, (ii) obtain and include with the Consent and Letter of Transmittal the Outstanding Debentures properly endorsed for transfer by the Record Holder or accompanied by a properly completed bond power from the holder of record, together with a properly completed irrevocable proxy that authorizes such person to consent to the Proposed Amendments on behalf of such Record Holder, with signatures on the endorsement or bond power guaranteed by an Eligible Institution, or

(iii) effect a record transfer of such Outstanding Debentures from the Record Holder to such beneficial owner and comply with the requirements applicable to Record Holders for tendering Outstanding Debentures and delivering Consents prior to 12:00 midnight, Eastern Daylight Time, on the Expiration Date, as the case may be. The transfer of record ownership of Outstanding Debentures may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date. If signatures on a Consent and Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD"), or by a commercial bank, trust company, credit union or savings association having an office in the United States (each of which is an "Eligible Institution").

    THE METHOD OF DELIVERY OF THE OUTSTANDING DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER OF THE OUTSTANDING DEBENTURES, BUT, IF SUCH DELIVERY IS EFFECTED BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE AS TO ASSURE DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Unless the Outstanding Debentures being tendered are deposited with the Exchange Agent prior to the Expiration Date (accompanied by a properly completed Consent and Letter of Transmittal and any other documents required by the Consent and Letter of Transmittal), or tendered pursuant to the guaranteed delivery procedures or book-entry transfer procedures set forth below, the Company may, at its option, reject such tender. In addition, if the Company receives the 90% Requisite Exchange Acceptances, then the Company reserves the right to accept all properly tendered Outstanding Debentures whether or not, with respect to Outstanding Debentures, the holder thereof has granted the applicable Consent. Issuance of shares of Common Stock in exchange for Outstanding Debentures will be made only against deposit of the tendered Outstanding Debentures. If less than the entire principal amount of any Outstanding Debentures evidenced by a submitted certificate is tendered, the tendering holder should fill in the principal amount tendered in the appropriate box on the Consent and Letter of Transmittal with respect to the deposit being made, but only to the extent of the principal amount of Outstanding Debentures being tendered. The Exchange Agent will then return to the tendering holder (unless otherwise requested by the holder under "Special Delivery Instructions" in the relevant Consent and Letter of Transmittal), as promptly as practicable following the Expiration Date, Outstanding Debentures in principal amount equal to the portion of such delivered Outstanding Debentures not tendered. The entire principal amount of Outstanding Debentures deposited with the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

    Holders of Outstanding Debentures who do not tender their Outstanding Debentures and who wish to vote on the Prepackaged Plan and/or who wish to consent to the Proposed Amendments with respect to Outstanding Debentures should complete the Consent and Letter of Transmittal (which will serve as the form of consent and/or ballot) in accordance with the instructions thereto and return it promptly to the Exchange Agent, who will transmit it to the Company.

    If a holder of Outstanding Debentures desires to tender Outstanding Debentures pursuant to an Exchange Offer, but is unable to locate the Outstanding Debentures to be tendered, such holder may tender such lost Outstanding Debentures by executing a Consent and Letter of Transmittal and the Affidavit of Loss set forth therein.

    Each tendering holder of Outstanding Debentures must complete the Substitute Form W-9 provided in the Consent and Letter of Transmittal and either (i) provide his correct taxpayer identification number (social security number, for individuals) and certify that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and that (A) the holder of Outstanding Debentures has not been notified by the IRS that he is subject to backup withholding as a result of failure to report all interest or dividends or (B) the IRS has notified the holder that he is no longer subject to backup withholding, or (ii) provide an adequate basis for exemption from backup withholding. Holders of Outstanding Debentures who do not satisfy these conditions may be subject to a $50 (or greater) penalty imposed by the IRS and may be subject to backup withholding (as discussed below). Exempt holders of Outstanding Debentures (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such. Certain foreign holders of Outstanding Debentures may be required to provide a Form W-8, Form 1001 or Form 4224 in order to avoid or reduce withholding tax.

    By tendering Outstanding Debentures pursuant to the Exchange Offers, a holder of Outstanding Debentures that does not comply with the conditions described in the preceding paragraph authorizes the Exchange Agent, the Company or its paying agents, as the case may be, to sell shares of Common Stock withheld in an amount sufficient to enable it to satisfy its backup or other withholding obligations.

    Pursuant to the backup withholding provisions of federal income tax law, unless the conditions described above are satisfied, the Exchange Agent, the Company or their paying agents, as the case may be, will withhold a number of shares of Common Stock otherwise to be delivered to a tendering holder of Outstanding Debentures pursuant to the Exchange Offers such that the proceeds from the sale of the shares so withheld will enable the Exchange Agent or the Company, as the case may be, after selling such shares so withheld, to remit the appropriate amount of backup withholding due to the IRS. Upon any such sale, the Exchange Agent or the Company, as the case may be, will be entitled to seek reimbursement for the costs, fees or expenses of such sale incurred by it. Alternatively, the Exchange Agent or the Company, as the case may be, may require such a holder of Outstanding Debentures to remit a payment (in cash or certified check) sufficient to cover the holder's backup withholding tax liability prior to the release of any shares of Common Stock withheld from such holder. Any shares of Common Stock sold pursuant to this paragraph shall be treated for tax reporting purposes as if they were delivered to the exchanging holder of Outstanding Debentures and sold on its behalf. Backup withholding is applied at a 31% rate. Amounts paid as backup withholding do not constitute an additional tax and generally will be credited against the holder's federal income tax liabilities. Different withholding rates and rules may apply in the case of certain foreign holders of Outstanding Debentures.

    All questions as to the form of all documents and the validity (including time or receipt), eligibility, acceptance and withdrawal of tendered Outstanding Debentures will be determined by the Company, in its reasonable discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offers (other than the condition that all applicable requirements of the Trust Indenture Act of 1939, as amended, have been satisfied and that the Registration Statement shall be effective and no stop order shall be issued by the Commission with respect thereto, which conditions may not be waived by the Company) or any defect or irregularity in the tender of any of the Outstanding Debentures; provided that the Company will not waive the Requisite Acceptance Condition with respect to the Exchange Offers without making a public announcement thereof and permitting the withdrawal of Outstanding Debentures tendered pursuant to the Exchange Offers to the extent required by applicable law. Neither the Company, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Any Outstanding Debentures received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering holder of Outstanding Debentures as soon as practicable. The Company's interpretation of the terms and conditions of the Exchange Offers (including the Consent and Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

    BOOK-ENTRY TRANSFER PROCEDURES. The Exchange Agent will establish an account with respect to the Senior Debentures and an account with respect to the Subordinated Debentures at each of The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the commencement date of the Exchange Offers. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility. However, although delivery of Outstanding Debentures may be effected through a timely confirmation of book-entry transfer at the Book-Entry Transfer Facility ("Book-Entry Transfer"), together with the receipt by the Exchange Agent of an agent's message (the "Agent's Message") stating that the Book-Entry Transfer Facility has received an express acceptance from each Record Holder identified in the Agent's message that each such Record Holder has received a Consent and Letter of Transmittal and has agreed to be bound by the terms and conditions thereof. The Consent and Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    GUARANTEED DELIVERY PROCEDURES. If a holder of Outstanding Debentures desires to tender Outstanding Debentures and the holder's Outstanding Debentures are not immediately available or time will not permit the holder's Outstanding Debentures or other required documents to reach the Exchange Agent before the Expiration Date, or a holder cannot complete a Book-Entry Transfer before the Expiration Date, a tender may be effected if:

        (a) the tender is made by or through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed notice of guaranteed delivery (by telegram, facsimile transmission, mail or hand delivery) substantially in the form provided by the Company which (i) includes the duly executed Consent of the Record Holder of tendered Outstanding Debentures or is accompanied by such a Consent with respect to Outstanding Debentures (unless in either case the Company has otherwise received the 90% Requisite Exchange Acceptances), and (ii) sets forth the name and address of the holder and the amount and type of Outstanding Debentures tendered, states that the tender is being made thereby and guarantees that within three (3) business days after the execution date of the notice of guaranteed delivery, all tendered Outstanding Debentures, in proper form for transfer (or a Book-Entry Transfer confirmation) together with the Consent and Letter of Transmittal (or facsimile thereof) and any other documents required by such Consent and Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent, or in the case of a Book-Entry Transfer by the Book-Entry Transfer Facility with an appropriate Agent's message with respect thereto (collectively, the "Notice of Guaranteed Delivery"); and

        (c) all tendered Outstanding Debentures, as well as all other documents required by the Consent and Letter of Transmittal, shall be received by the Exchange Agent, or in the case of a Book-Entry Transfer received by the Book-Entry Transfer Facility with an appropriate Agent's Message with respect thereto, within three (3) business days days after the execution of the Notice of Guaranteed Delivery.

    A consent to the Proposed Amendments with respect to Outstanding Debentures delivered in connection with a Notice of Guaranteed Delivery will be effective upon receipt thereof by the Exchange Agent, or in the case of a Book-Entry Transfer, upon the receipt of an appropriate Agent's Message with respect thereto, regardless of whether or when the certificates for the tendered Outstanding Debentures, an executed Consent and Letter of Transmittal and the other required documents are received.

    ACCEPTANCE OF OUTSTANDING DEBENTURES, DELIVERY OF COMMON STOCK. The acceptance for exchange and payment of Outstanding Debentures validly tendered and not withdrawn and the delivery of shares of Common Stock will be made as promptly as practicable after the Expiration Date. The Company, however, expressly reserves the right to delay acceptance of any of the Outstanding Debentures or terminate the Exchange Offers and not accept for exchange any Outstanding Debentures not theretofore accepted if any of the conditions set forth under "Conditions of the Exchange Offers" shall not have been satisfied or waived by the Company. For purposes of the Exchange Offers, the Company will be deemed to have accepted for exchange validly tendered Outstanding Debentures if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the Exchange Offers, the delivery of shares of Common Stock for Outstanding Debentures accepted pursuant to an Exchange Offer, will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of Outstanding Debentures for the purposes of receiving shares of Common Stock from the Company and transmitting such shares to the tendering holders. Tendered Outstanding Debentures not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder as promptly as practicable following the Expiration Date.

    All tendering holders of Outstanding Debentures, by execution of the Consent and Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of the Outstanding Debentures for exchange.

    TREATMENT OF FRACTIONAL SHARES. No fractional shares of Common Stock will be issued to tendering holders of Outstanding Debentures in the Exchange Offers. Instead, whenever a fraction of a share of Common Stock would otherwise be issuable to an exchanging holder of Outstanding Debentures, the Exchange Agent will aggregate all such fractional shares of Common Stock that would otherwise result from the Exchange Offers and will sell such aggregated fractional shares of Common Stock, rounded to the nearest whole share, as whole shares in an orderly manner. Upon completion of such sales, exchanging holders will receive in lieu of such fractional shares, the relative cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such exchanging holders would have otherwise received.

    WITHDRAWAL RIGHTS. Tenders of Outstanding Debentures are irrevocable, except that tendered Outstanding Debentures may be withdrawn (a) at any time prior to 12:00 midnight, Eastern Daylight Time on the Expiration Date, and (b) for any period of time required by applicable laws following public announcement of a waiver of the Requisite Acceptance Condition (as defined under "Conditions of the Exchange Offers") in respect of the Exchange Offers. Holders of Outstanding Debentures who wish to exercise their right of withdrawal must give notice of withdrawal in writing or by telegram, telex or facsimile transmission, which notice must be timely received by the Exchange Agent at its address set forth on the back cover page of this Prospectus. Any such notice of withdrawal must specify the name of the person who tendered the Outstanding Debentures to be withdrawn and the principal amount of Outstanding Debentures to be withdrawn. If Outstanding Debentures have been delivered to the Exchange Agent identified in another manner, the name of the registered holder and the serial numbers of the particular Outstanding Debentures to be so withdrawn must also be furnished to the Exchange Agent prior to the physical release of the withdrawn Outstanding Debentures. If Outstanding Debentures have been tendered pursuant to the procedures for Book-Entry Transfer, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Debentures. Any notice of withdrawal must be signed by the registered holder of Outstanding Debentures in the same manner as the original signature on the Consent and Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the ownership of the Outstanding Debentures.

    Any permitted withdrawals of tenders of Outstanding Debentures may not be rescinded, and any Outstanding Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers; however, withdrawn Outstanding Debentures may be re-tendered by following one of the procedures described herein at any time on or prior to the Expiration Date. Withdrawal of Outstanding Debentures will not effect a revocation of a consent. See "Revocation of Consents; Defective Tenders" below.

    All questions as to validity, form and eligibility (including time of receipt) of the notice of withdrawal will be determined by the Company in its sole discretion, which determination will be final and binding. None of the Company, the Exchange Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

    REVOCATION OF CONSENTS; DEFECTIVE TENDERS. Any Record Holder of Outstanding Debentures who has delivered a consent to the Proposed Amendments may effectively revoke such consent by filing written notice with the Exchange Agent at any time prior to (but not after) the date and time of delivery of Requisite Consents effecting the Proposed Amendments with respect to the Outstanding Debentures. The Company reserves the right to contest the validity of any such revocations. A purported notice of revocation which is not received by the Exchange Agent in a timely fashion will not be effective to revoke a consent previously given.

    NO PAYMENTS ON TENDERED DEBENTURES. Tendering holders of Outstanding Debentures will not receive payment of principal due or accrued but unpaid interest on such tendered Outstanding Debentures and will waive their right to receive such payments.

    CONDITIONS OF THE EXCHANGE OFFERS. Notwithstanding any other provisions of the Exchange Offers, the Company will not be required to accept any Outstanding Debentures tendered for exchange and may terminate or amend the Exchange Offers as provided herein if any of the following conditions shall not be satisfied:

        (a) Holders of at least 90% in aggregate principal amount of the Outstanding Debentures shall have validly tendered and not withdrawn such Outstanding Debentures pursuant to the Exchange Offers prior to the Expiration Date and the holders of more than 50% in aggregate principal amount of the Outstanding Debentures shall have given and not revoked their consents to the Proposed Amendments (the "Requisite Acceptance Condition");

        (b) Prior to the Expiration Date, (i) the holders of at least a majority of the combined voting power of the Class A Common Stock and Preferred Stock entitled to vote with respect to the Exchange Offers present (in person or by proxy) at the Annual Meeting, shall have approved the Capital Stock Combination and the Reverse Stock Split;

        (c) There shall not have been instituted or threatened before any Court or governmental agency, authority or body or any arbitrator any action or proceeding (i) challenging the exchange of Outstanding Debentures or the issuance of shares of Common Stock in exchange therefor pursuant to the Exchange Offers, or (ii) in the sole judgment of the Company, otherwise materially adversely affecting the transactions contemplated by the Recapitalization or the contemplated benefits of the Recapitalization to the Company;

        (d) There shall not have been proposed or enacted any statute or other legislation, rule or regulation, and no action shall have been taken by any governmental authority, which would or might, in the reasonable judgment of the Company, prohibit, restrict or delay completion of the Recapitalization or materially impair the contemplated benefits of the Recapitalization to the Company;

        (e) There shall not exist, in the reasonable judgment of the Company, any other actual or threatened legal impediment to the exchange by the Company of the Outstanding Debentures or to the issuance of the shares of Common Stock in exchange therefor pursuant to the Exchange Offers or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offers or the contemplated benefits of the Exchange Offers to the Company;


        (f) There shall not have occurred, in the reasonable judgment of the Company, (i) any general suspension of trading in, or limitation on prices for, securities listed on NASDAQ-NM; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States (whether or not mandatory); or (iii) a commencement of a war, armed hostilities or other international or national emergency directly or indirectly involving the United States; or (iv) any significant change in the United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); or (v) any limitation (whether or not mandatory) by any governmental authority on, or any other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; or
    (vi) in the sole judgment of the Company, a material acceleration or worsening of any of the foregoing;


        (g) All applicable requirements of the Trust Indenture Act of 1939, as amended, shall have been satisfied;

        (h) The Common Stock to be issued shall have been registered under the Securities Act, there shall not be issued and in effect a stop order issued by the Commission with respect to the Registration Statement and issuance of the foregoing;

        (i) There shall not have occurred or be likely to occur an event affecting the business or financial affairs of the Company and its subsidiaries or the Exchange Offers which, in the sole judgment of the Company, would or might prohibit, restrict or delay the completion of the Exchange Offers or materially impair the contemplated benefits of the Exchange Offers to the Company or otherwise result in completion of the Exchange Offers not being in the best interests of the Company; and

        (j) The Company shall have reached a final determination to accept the tendered Outstanding Debentures pursuant to the Exchange Offers and not to pursue the Recapitalization by seeking confirmation of the Prepackaged Plan.

    If any of the foregoing conditions shall not be satisfied, the Company may
(i) terminate the Exchange Offers and return all Outstanding Debentures tendered pursuant to such terminated Exchange Offers to exchanging holders of Outstanding Debentures, (ii) extend the Exchange Offers and retain all tendered Outstanding Debentures until the final Expiration Date for the extended Exchange Offers, or
(iii) waive the unsatisfied conditions with respect to the Exchange Offers, other than the conditions referred to in paragraphs (b)(ii), (g) and (h) above, which may not be waived by the Company with respect to the Exchange Offers, and provided that the Company will not waive the condition referred to in paragraph
(a) above with respect to the Exchange Offers without making a public announcement thereof and permitting the withdrawal of Outstanding Debentures tendered pursuant to the Exchange Offers to the extent required by applicable law.

    All the foregoing conditions, except for the conditions in paragraphs
(b)(ii), (g) and (h) above, are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions and may be waived by the Company (other than as stated in the preceding paragraph), in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    EXCHANGE AGENT. ChaseMellon Shareholder Services, L.L.C. will act as Exchange Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers and the Consent and Letter of Transmittal should be addressed to the Exchange Agent as follows:

By Hand or Overnight Courier:     By Facsimile: (201) 329-8936
120 BROADWAY                      Telephone:   (201) 296-4860
13TH FLOOR
NEW YORK, NEW YORK 10271
ATTN: REORGANIZATION DEPT.

By Mail:
P.O. BOX 3301
SOUTH HACKENSACK, NJ 07606
ATTN: REORGANIZATION DEPT.

    INFORMATION AGENT. Georgeson & Company Inc. will act as Information Agent for the Exchange Offers. All inquiries relating to the Exchange Offers should be directed to the Information Agent at the address and telephone number set forth below.


By Mail, Hand or                  Telephone: (800) 223-2064
 Overnight Courier:               Banks and Brokers call collect:
                                  (212) 440-9800
GEORGESON & COMPANY INC.
WALL STREET PLAZA
NEW YORK, NY 10005


    EFFECTS OF COMPLETION OF EXCHANGE OFFERS ON NON-TENDERING HOLDERS OF OUTSTANDING DEBENTURES. The completion of the Exchange Offers may have significant adverse consequences for the holders of untendered Outstanding Debentures. Generally, a security with a smaller outstanding principal amount available for trading may command a lower price than that of a comparable security with a greater outstanding principal amount, and thus as a result of the Exchange Offers the price which may be commanded for the untendered Outstanding Debentures could be adversely affected. In addition, because the number of holders of Outstanding Debentures after completion of the Recapitalization will be extremely limited, it is unlikely that there will be any active trading in the untendered Outstanding Debentures. Moreover, upon effectiveness of the Proposed Amendments numerous provisions that were intended to provide protection to the holders of the Outstanding Debentures will be deleted. As a result, the adoption of the Proposed Amendments may have a material adverse effect on the value of the Outstanding Debentures. See "Proposed Amendments to Indentures."

    NO APPRAISAL RIGHTS ARE AVAILABLE TO HOLDERS OF THE COMPANY'S OUTSTANDING DEBENTURES, PREFERRED STOCK OR CLASS A COMMON STOCK IN CONNECTION WITH THE EXCHANGE OFFERS.

                       PROPOSED AMENDMENTS TO INDENTURES

    The Company is soliciting consents to the Proposed Amendments from holders of Outstanding Debentures whether or not they desire to tender their Outstanding Debentures pursuant to the Exchange Offers. In order to approve the Proposed Amendments to the respective Indentures described below, the consent of the Record Holders of at least a majority of the aggregate principal amount of the then outstanding Senior Debentures and Subordinated Debentures, respectively, which are not owned by the Company or its affiliates, is required. As of the date hereof, $165 million aggregate principal amount of Senior Debentures and $41 million aggregate principal amount of Subordinated Debentures, respectively, are issued and outstanding and owned by persons other than the Company and its affiliates. Only Record Holders of the Outstanding Debentures may consent to the Proposed Amendments. The Proposed

Amendments will become operative when the Exchange Offers are completed, and thereupon any non-tendering holders of Outstanding Debentures will be bound by the Proposed Amendments regardless of whether they consented to the Proposed Amendments. See "The Exchange Offers--Effects of Completion of Exchange Offers on Non-Tendering Holders of Outstanding Debentures."

    All holders of Outstanding Debentures should carefully consider the effects of the Proposed Amendments before determining whether to consent or to withhold consent to the Proposed Amendments and whether or not to tender into the Exchange Offer. The Company is seeking elimination of certain restrictive covenants in the Indentures through the adoption of the Proposed Amendments. A discussion of the effects on the holders of Outstanding Debentures if each of these provisions is eliminated is set forth below.

    PROPOSED AMENDMENTS TO OUTSTANDING DEBENTURES. The discussion below is qualified in its entirety by reference to the Indentures relating to the Senior Debentures and the Subordinated Debentures. Capitalized terms used and not otherwise defined herein have the meanings given to them in the respective Indentures.

    If the Requisite Consents are received by the Company, the Proposed Amendments to Indentures will be implemented by the execution of the Amended Senior Indenture and the Amended Subordinated Indenture upon certification to the respective Indenture trustees that the Company has obtained Requisite Consents of holders of the Senior Debentures and/or Subordinated Debentures, but will not become effective until completion of the applicable Exchange Offer.

    ELIMINATION OF RESTRICTIVE COVENANTS. The Proposed Amendments include the elimination of certain restrictive covenants found in the Indentures under the captions "Limitation on Restricted Payments" (Section 4.03) and "Limitation on Transactions with Affiliates" (Section 4.06 of the Senior Debenture Indenture and Section 4.07 of the Subordinated Debenture Indenture). The first Proposed Amendments would delete the provisions of Section 4.03 in each of the Indentures, which currently provide as follows:

        "The Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock or to the Holders of its Capital Stock (except dividends or distributions payable to the Corporation or a wholly owned Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Corporation, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition). Notwithstanding the foregoing, the Corporation may purchase or redeem shares of any class of Capital Stock or any Debt of the Corporation by exchange for, or out of the proceeds of the substantially concurrent sale of, shares of its Capital Stock."

    If the above described Proposed Amendments are approved and these covenants are eliminated, the Company and its subsidiaries will be permitted to make the payments or distributions and take the actions with respect to the Company's outstanding capital stock and subordinated debt obligations (as described above in the restrictive covenants) prior to repayment of the Outstanding Debentures, regardless of the total amount of any such payments or distributions. Accordingly, elimination of such restrictive covenants could lead to a reduction in the amount of cash that the Company has available to make any required payments on the Outstanding Debentures and could increase the risk of a Company default on the payment of the Outstanding Debentures. These risks will only apply to holders of Outstanding Debentures which do not tender all of their Outstanding Debentures in the Exchange Offers.

    The next Proposed Amendments would delete in their entirety the respective provisions of Section 4.06 of the Senior Debenture Indenture and Section 4.07 of the Subordinated Debenture Indenture each of which currently provide as follows:

        "The Corporation shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a wholly owned Subsidiary) unless the terms of such business, transaction or series of transactions are (i) set forth in writing, and (ii) as favorable to the Corporation or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person. This Section shall not be construed to prohibit payment by the Corporation or a Subsidiary of compensation to officers, directors or employees of the Corporation or such Subsidiary for services rendered in such capacity."

    If the above described Proposed Amendments are approved and these covenants are eliminated, the Company will no longer be obligated to set forth the terms of all transactions with affiliates of the Company in writing and will no longer be subject to the requirements set forth above that all such transactions be arm's-length transactions. Accordingly, elimination of these restrictive covenants will increase the risk to non-tendering holders of Outstanding Debentures that the Company could engage in non-arm's-length transactions with its affiliates, which transactions could reduce the financial strength of the Company and increase the risk of a default by the Company on the Outstanding Debentures. These risks also will only apply to holders of Outstanding Debentures which do not tender all of their Outstanding Debentures in the Exchange Offers.

                           THE COMPANY ANNUAL MEETING


    An Annual Meeting of Stockholders of the Company will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on June 19, 1997 at 9:30 a.m. Eastern Daylight Time, for the following purposes:


        1. To consider and act upon a proposal to ratify the terms of the Exchange Offers, including the issuance of shares of Common Stock pursuant to the Exchange Offers, (the "Exchange Offers Proposal");

        2. To consider and act upon a proposal to amend Articles Fourth, Fifth and Sixth of the Restated Certificate, subject to the completion of the Recapitalization, to provide for a combination of the Class A Common Stock and Preferred Stock and to provide for the elimination of the Board's authority to issue classes or series of stock with preferences over the combined Common Stock (the "Capital Stock Combination Proposal");

        3. To consider and act upon a proposal to amend Article Fifth of the Restated Certificate to provide for a one for one hundred (1:100) reverse stock split of each outstanding share of the Company's capital stock (the "Reverse Split Proposal");

        4. To consider and act upon a proposal to amend Article Fourth of the Restated Certificate, subject to the completion of the Recapitalization and the approval and implementation of both the Capital Stock Combination and Reverse Stock Split, to reduce the authorized capital stock to 18 million shares of the combined Common Stock (the "Authorized Capital Proposal");

        5. To consider and act upon a proposal to amend the Restated Certificate and Bylaws, subject to the completion of the Recapitalization, to delete provisions of Articles Eighth and Thirteenth of the Restated Certificate and Articles III and XI of the Bylaws currently providing for
    (i) the Board to be classified into three classes with staggered terms, (ii) an 80% supermajority vote of the shares of outstanding capital stock of the Company entitled to vote in elections of directors in order to change the authorized number of directors by vote of stockholders, (iii) a similar 80% supermajority vote in order to remove any director for cause, and (iv) a similar 80% supermajority vote in order to amend or repeal any of the above described provisions of the Restated Certificate or Bylaws; and to increase the size of the Board from seven (7) to ten (10) members, subject to the completion of the Recapitalization (the "Board Proposal");

        6. To consider and act upon a proposal to amend the Restated Certificate and Bylaws, subject to the completion of the Recapitalization, to delete provisions of Articles Ninth and Thirteenth of the Restated Certificate and Article XI of the Bylaws which currently provide that an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors is required to amend or repeal any provisions of Article Ninth of the Restated Certificate or
    Article II, Section 3 of the Bylaws applicable to special meetings of the stockholders of the Company and to amend Article Ninth of the Restated Certificate and Article II, Section 3 of the Bylaws to permit stockholders representing at least ten percent (10%) of outstanding shares of capital stock of the Company entitled to vote in the election of directors to call a special meeting of the Company's stockholders (the "Special Meetings Proposal");

        7. To consider and act upon a proposal to amend the Restated Certificate, subject to the completion of the Recapitalization, to delete provisions of Article Tenth of the Restated Certificate which currently prohibit stockholders of the Company from acting by written consent and which require an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors to amend or repeal such provisions (the "Written Consent Proposal");

        8. To consider and act upon a proposal to elect a slate of director nominees in the event the Recapitalization is completed to reconstitute the declassified Board or, if the Board is not declassified then to reconstitute the classified Board, or in the event the Recapitalization is not completed, to elect incumbent directors to serve until the expiration of the terms of their respective classes and until their respective successors are elected and qualified (the "Board Election Proposal");

        9. To ratify the Company's selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 (the "Auditor Proposal"); and

        10. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

    PROXY SOLICITATION.


    GENERAL. This Prospectus is furnished to stockholders of the Company's Class A Common Stock and Preferred Stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting, and at any postponements or adjournments thereof. The approximate date on which this Prospectus and accompanying form of Proxy is first being mailed to stockholders is May 7, 1997.


    A holder of Class A Common Stock or Preferred Stock wishing to vote for the Annual Meeting Proposals upon which such holder is entitled to vote should either (i) complete and sign the enclosed Proxy and mail or deliver such Proxy to the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus; or (ii) request its broker, dealer, commercial bank, trust company or other nominee to vote on its behalf. Holders may also vote their shares of Class A Common Stock or Preferred Stock in person at the Annual Meeting. Holders of such Class A Common Stock or Preferred Stock of record whose purchase is registered after the Annual Meeting Record Date and who wish to vote on the Annual Meeting Proposals must arrange with their seller to receive a proxy from the holder of such Class A Common Stock or Preferred Stock of record on the Annual Meeting Record Date.

    Proxies, in the form attached, are being solicited by the Board for use at the Annual Meeting. The persons named as proxies were selected by the Board and are officers of the Company. Proxies may be revoked by a stockholder prior to exercise by filing with the Secretary of the Company a written instrument revoking the same or a duly executed proxy bearing a later date. In addition, a stockholder who attends the

Annual Meeting may vote shares personally and thereby revoke any prior proxy at that time. All shares represented by valid proxies received pursuant to this solicitation, and not subsequently revoked, will be voted as provided in the proxy.

    If immediately prior to the commencement of the Annual Meeting (or any adjourned session thereof) it appears that all of the conditions to completion of the Exchange Offers (other than those conditions to be satisfied at the Annual Meeting) have not been or will not be satisfied or waived, or if the Exchange Offers or Consent Solicitations are extended as a result of material amendments thereto, the Board of Directors may postpone or the officers named as proxies may vote to adjourn the Annual Meeting until such time as the conditions are satisfied or waived, or until just prior to any extended Expiration Date of the Exchange Offers and Consent Solicitations, as the case may be. The Company's Bylaws permit the Annual Meeting to be adjourned by the vote of a majority of the shares represented either in person or by proxy at the Annual Meeting, whether or not a quorum is present.

    The expense of preparing, printing and mailing this Prospectus and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra remuneration, in person, by telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. The Company has engaged Georgeson & Company Inc. to serve as "Information Agent" for the Recapitalization. In connection with such arrangement, Georgeson & Company Inc. will also solicit proxies on behalf of the Company. See "The Exchange Offers--Information Agent" herein. The Company estimates that the total cost to the Company in connection with such proxy solicitation will be approximately $300,000.

    THE HOLDERS OF PREFERRED STOCK AND/OR CLASS A COMMON STOCK ARE NOT ENTITLED TO ANY APPRAISAL RIGHTS IN CONNECTION WITH THE MATTERS SUBMITTED FOR THEIR APPROVAL.

    STOCKHOLDER PROPOSALS. It is presently contemplated that the next annual meeting of stockholders will be held in May, 1998. Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the Securities and Exchange Commission and the Bylaws. Proposals to be considered for inclusion in the Company's proxy statement relating to the 1998 annual meeting must be received by the Company at its principal executive offices not later than December 16, 1997. Proposals should be directed to the attention of the Secretary, Koll Real Estate Group, Inc., 4343 Von Karman Avenue, Newport Beach, California 92660.

    VOTE REQUIRED FOR APPROVAL. The Recapitalization must be completed in order for the following Annual Meeting Proposals to become effective: Capital Stock Combination Proposal, Reverse Split Proposal, Authorized Capital Proposal, Board Proposal, Special Meetings Proposal, Written Consent Proposal, and the election of the new director nominees in the Board Election Proposal as described below. Stockholder approval of the various proposals is required as follows: (i) the Exchange Offers Proposal, the Capital Stock Combination Proposal, Reverse Split Proposal, Authorized Capital Proposal and the Auditor Proposal at the Annual Meeting will each require the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock and Preferred Stock entitled to vote, voting as separate classes, present (in person or by proxy) at the Annual Meeting with a quorum present; (ii) the Board Proposal, the Special Meetings Proposal and the Written Consent Proposal at the Annual Meeting will require the affirmative vote of the holders of at least 80% of the outstanding shares of Class A Common Stock entitled to vote, whether or not present (in person or by proxy) at the Annual Meeting; and (iii) the Board Election Proposal will require the affirmative vote of the holders of at least a plurality of the outstanding shares of Class A Common Stock entitled to vote, present (in person or by proxy) at the Annual Meeting with a quorum present, voted for each director nominee in order for each such nominee to be elected, provided, however, that unless and until the Recapitalization is completed, the current Board will remain in place, notwithstanding the election of certain new director nominees whose elections will be effective only upon the completion of the Recapitalization, and subject only to the election of those incumbent directors who are otherwise up for, and nominated for, re-election in the event the Recapitalization is not completed. Representatives of the members of the Debenture Holders' Committee have recently informed the Company that the members hold in the aggregate approximately 24.5% and 8.1%, respectively, of the Preferred Stock and Class A Common Stock, and have indicated to the Company that they intend to approve the foregoing proposals. In addition the holder of 30.5% and 11.5%, respectively, of the Preferred Stock and Class A Common Stock has indicated to the Company that it intends to approve the foregoing proposals.


    The Company is seeking ratification of the Exchange Offers Proposal from the holders of a majority of the outstanding shares of Class A Common Stock, present (in person or by proxy) at the Annual Meeting, and voting separately as a class, and from the holders of a majority of the outstanding shares of Preferred Stock, present (in person or by proxy) at the Annual Meeting, and voting separately as a class. HOWEVER, PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW AND THE COMPANY'S RESTATED CERTIFICATE AND BYLAWS, SUCH RATIFICATION IS NOT REQUIRED FOR THE COMPANY TO CONSUMMATE THE EXCHANGE OFFERS. IF SUCH APPROVALS ARE NOT OBTAINED AT THE ANNUAL MEETING, THE COMPANY IN ITS REASONABLE DISCRETION MAY STILL CONSUMMATE THE EXCHANGE OFFERS.

    The presence, in person or by proxy, of a majority of the outstanding shares of the Company's Class A Common Stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting with respect to the Board Election Proposal and the Auditors Proposal. The presence, in person or by proxy, of a majority of the outstanding shares of Class A Common Stock and Preferred Stock, respectively, is necessary to transact business at the Annual Meeting with respect to the Capital Stock Combination Proposal, Reverse Split Proposal, Authorized Capital Proposal and the Exchange Offers Proposal. In addition,the presence (in person or by proxy) of the holders of at least 80% of the outstanding shares of Class A Common Stock will be necessary to transact business at the Annual Meeting with respect to the Board Proposal, the Special Meetings Proposal and the Written Consent Proposal, however, in the event only 80% of such shares are present (in person or by proxy) at the Annual Meeting, the affirmative vote of 100% of such shares which are present would then be required to approve the Board Proposal, the Special Meetings Proposal and the Written Consent Proposal. Those shares present (in person or by proxy), including shares as to which authority to vote on an Annual Meeting Proposal is withheld, shares abstaining as to any Annual Meeting Proposal and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on any Annual Meeting Proposal, will be considered present at the Annual Meeting for purposes of establishing a quorum.

    With respect to each of the Annual Meeting Proposals, neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. With respect to each of the Annual Meeting Proposals, (i) abstentions on any Annual Meeting Proposal, pursuant to Delaware law, will be considered present and entitled to vote and thus will have the effect of a vote against such Annual Meeting Proposal, and
(ii) broker non-votes will be considered not entitled to vote on such Annual Meeting Proposal and thus will not be counted in determining whether such Annual Meeting Proposal has received the requisite votes.

    PERSONS ENTITLED TO VOTE AT THE ANNUAL MEETING.  The Board has fixed the
close of business on April   , 1997 as the Annual Meeting Record Date for the
determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of the Company's Class A Common Stock and Preferred Stock, at the close of business on the Annual Meeting Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Annual Meeting Record Date, the Company had outstanding 48,938,543 shares of Class A Common Stock and 38,886,626 shares of Preferred Stock, respectively, not including 1,425,833 shares of Class A Common Stock held by the Company as treasury stock. Each share of Class A Common Stock is entitled to one (1) vote on all matters which may come before the Annual Meeting for which shares of Class A Common Stock are entitled to vote and each share of Preferred Stock is entitled to one (1) vote on all matters which may come before the Annual Meeting for which shares of Preferred Stock are entitled to vote.

    ACTION TO BE TAKEN UNDER PROXY. All proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting and any postponements or adjournments thereof in accordance with the specifications thereon or, if no specifications are made, will be voted:

        (i) For approval of the terms of the Exchange Offer Proposal;

        (ii) For approval of the Capital Stock Combination Proposal;

       (iii) For approval of the Reverse Split Proposal;

        (iv) For approval of the Authorized Capital Proposal;

        (v) For approval of the Board Proposal;

        (vi) For approval of the Special Meetings Proposal;

       (vii) For approval of the Written Consent Proposal;

      (viii) For approval of each of the director nominees as described in the Board Election Proposal; and

        (ix) For approval of the Auditor Proposal.

    The Board of Directors knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters. The persons named in the enclosed proxy may also vote such proxy to adjourn the Annual Meeting.

                                 PROPOSAL NO. 1
                   APPROVAL OF EXCHANGE OFFERS (INCLUDING THE
                      ISSUANCE OF SHARES OF COMMON STOCK)


    The Board has adopted a resolution approving the Exchange Offers pursuant to which the Company is offering to exchange Common Stock for Outstanding Debentures. See "The Company Recapitalization" and "The Exchange Offers." Pursuant to the Exchange Offers, the Company is offering to exchange each $1,000 principal amount of Senior Debentures for 56 shares of the Company's post Capital Stock Combination and post Reverse Stock Split Common Stock and to exchange each $1,000 principal amount of Subordinated Debentures for 28 shares of such Common Stock. The Exchange Offers are conditioned upon, among certain other conditions, the valid tender of at least 90% of the Outstanding Debentures. If the Exchange Offers are completed and 100% of the Outstanding Debentures are exchanged for Common Stock (assuming the conversion of all outstanding shares of Preferred Stock pursuant to the Capital Stock Combination proposed below), the holders of Outstanding Debentures will hold approximately 90% of the voting power of the Company's outstanding capital stock and, if acting together, will be able to control all matters put before the Company's stockholders for a vote, including the election of directors. Also, under such circumstances, the Preferred Stock and Class A Common Stock will be diluted to an aggregate of 10% of the voting capital stock of the Company (prior to adjustments for fractional shares and without consideration of unexercised options and warrants). See, "Risk Factors--Ownership Interests, Ability to Elect Directors, and Benefits to Certain Parties--Dilution; Shares Eligible for Future Sale."


    The purpose of the Exchange Offers is to deleverage the Company's capital structure in order to maximize realization of the Company's asset values and growth of its business. The exchange of the Outstanding Debentures would eliminate the "in-kind" interest expense associated with the Outstanding Debentures, which has substantially contributed to the Company's historic reporting of losses. The

Company believes the deleveraging resulting from the exchanges would also allow the Company to obtain financing (currently expected not to exceed $30 million dollars exclusive of Project Debt) on terms more favorable to the Company, which financing would facilitate the growth of the Company's business, including, but not limited to, the development of the Bolsa Chica property and other commercial real estate development business. While the Company does not currently have any commitments to provide the necessary financing in the event the Exchange Offers are completed, the Company believes the resulting deleveraged capital structure will put the Company in a stronger position to obtain such favorable terms financing. Failure to consummate the Exchange Offers, however, will continue the Company's leveraged financial condition and increase the Company's debt by approximately $162.8 million by the maturity date of the Outstanding Debentures on March 15, 2002, resulting in approximately $368.5 million in outstanding principal amount of the Outstanding Debentures at maturity. Under such circumstances, the Company believes it will incur substantially higher costs with respect to any such financing, which will negatively impact realization of asset values and the Company's growth. If the 90% Requisite Exchanges are not received by the Company, but the Company does receive acceptance of the Prepackaged Plan by at least the holders of Class 5 Claims, the Company currently intends to pursue the exchange of the Outstanding Debentures by seeking confirmation of the Prepackaged Plan.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1

                                 PROPOSAL NO. 2
                AMENDMENT OF ARTICLES FOURTH, FIFTH AND SIXTH OF
        RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A COMBINATION OF
                  THE CLASS A COMMON STOCK AND PREFERRED STOCK

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Capital Stock Combination Proposal, which proposes amendments to Articles Fourth, Fifth and Sixth of the Restated Certificate to effect a combination of the Class A Common Stock and Preferred Stock and to delete the authority of the Board to issue any class or series of stock other than the Combined Common Stock. Pursuant to the Capital Stock Combination, each outstanding share of Preferred Stock will be automatically reclassified to be
1.75 shares of Common Stock and each outstanding share of Class A Common Stock will be automatically reclassified to be one share of Common Stock.

    If the Capital Stock Combination Proposal is approved, no fractional shares of Common Stock will be issued as a result of the Capital Stock Combination. Instead, the Exchange Agent will aggregate all such fractional shares of Common Stock that would otherwise result from the Capital Stock Combination and will sell such aggregated fractional shares of Common Stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares of Common Stock as a result of the Capital Stock Combination, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such stockholders would otherwise have held.

    The Capital Stock Combination Proposal is intended to adjust the Company's capital structure in response to negotiations with representatives of the members of the Debenture Holders' Committee to permit the Company to successfully induce the holders of the Outstanding Debentures to accept the Exchange Offers by eliminating the preferences currently held by the Preferred Stock over the Class A Common Stock and by eliminating the Board's authority to issue any classes or series of the Company's capital stock preferences over the Common Stock. If the Capital Stock Combination Amendment is approved and filed, the recapitalized Preferred Stock will no longer be entitled to the rights, preferences and privileges provided in Article Sixth of the Restated Certificate, including any dividend preference which would result if the "Conversion Rate" defined in Article Sixth, Section (b) (vi) of the Restated Certificate were to be adjusted pursuant to the Restated Certificate to provide for a Conversion Rate greater than a one (1) share of Class A Common Stock for one (1) Share of Preferred Stock (the Conversion Rate is currently on a one (1) for one (1) basis) and the "Liquidation Preference" defined in

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Article Sixth, Section (b)(iii), which currently provides for a $.75 per share of Series A Preferred Stock Liquidation Preference. However, if the Capital Stock Combination is effected, the recapitalized Preferred Stock will receive the right to vote in all matters put before the Company's stockholders for a vote, including the election of directors. The Preferred Stock currently is not entitled to vote on any matters, except those required by law.

    If the Capital Stock Combination Proposal is implemented, the Company will also no longer have the takeover defense provided by authorizing the Board to issue additional classes or series of stock with preferences over the outstanding capital stock. However, the Company believes that given the concentration of ownership which will result upon completion of the Recapitalization such defense will no longer be necessary because the Company will be unlikely to be subject to coercive takeover tactics.

    If the Capital Stock Combination Proposal is approved and the Recapitalization is completed, the Restated Certificate will be amended to provide that the text of Article Fourth, Article Fifth and of Article Sixth of the Restated Certificate will be deleted in their respective entireties and replaced with the following language:

       Article Fourth "FOURTH: The Corporation shall have the authority to issue one class of stock. The total number of shares of stock which the Corporation shall have the authority to issue is 900 million shares of Common Stock, par value $0.05 per share (the "Common Stock")."

       Article Fifth "(a) Intentionally Omitted."

       Article Fifth "(b) Effective upon the filing of this amendment to the Restated Certificate of Incorporation, the Class A Common Stock, Class B Common Stock and Series A Convertible Preferred Stock shall be reclassified and combined to create one class and series of stock designated "Common Stock." Effective immediately upon the filing of this amendment to the Restated Certificate of Incorporation, each outstanding share of Class A Common Stock shall be automatically reclassified to be one (1) share of Common Stock and each outstanding share of Series A Convertible Preferred Stock shall be automatically reclassified to be one and three quarter (1.75) shares of Common Stock. The Company shall not issue, and no stockholder of the Company shall be deemed to hold, fractional shares of Common Stock as a result of the above described capital stock combination. Instead, the Corporation's agent will aggregate all such fractional shares of Common Stock that would otherwise result from the above described capital stock combination and sell such aggregated shares of Common stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares of Common Stock, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such stockholders would otherwise have held. The designations and the powers, preferences and rights, and qualifications, limitations or restrictions thereof, of each share of Common Stock shall be governed by the following:

        (i) Identical Rights. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

        (ii) Voting Rights. On all matters submitted to the Corporation's stockholders, the holders of Common Stock shall be entitled to one vote per share.

       (iii) Dividend Rights. When and as dividends or other distributions are declared, whether in cash, in property or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends or distributions.

        (iv) Stock Splits. If the Corporation shall in any manner subdivide, split or combine the outstanding shares of Common Stock, each share of outstanding Common Stock shall be proportionately subdivided, split or combined.

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        (v) No Charge. The issuance of certificates representing shares of
            Common Stock in exchange for outstanding certificates of Class A Common Stock or Series A Preferred Stock shall be made without charge to the holders of such certificates, PROVIDED that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of any certificate in a name other than that of the holder of record of such shares of Class A Common Stock or Series A Preferred Stock exchanged."

       Article Sixth "SIXTH: Intentionally Omitted."

    FAILURE TO COMPLETE THE RECAPITALIZATION. If the Recapitalization is not completed for any reason (including the failure of the Prepackaged Plan to be confirmed by a Bankruptcy Court in the event of a Chapter 11 Case), the Capital Stock Combination shall not be deemed to have been approved and the foregoing amendments to the Restated Certificate will NOT become effective.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2

                                 PROPOSAL NO. 3
      AMENDMENT OF ARTICLE FIFTH OF RESTATED CERTIFICATE OF INCORPORATION
          TO EFFECT A ONE FOR ONE HUNDRED (1:100) REVERSE STOCK SPLIT
                        OF THE OUTSTANDING CAPITAL STOCK

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Reverse Split Proposal, which proposes amendments to Articles Fifth and Sixth of the Restated Certificate to effect a one for one hundred (1:100) reverse stock split of all of the outstanding shares of capital stock of the Company.

    If the Reverse Split Proposal is approved, no fractional shares of stock will be issued as a result of the Reverse Stock Split. Instead, the Exchange Agent will aggregate all such fractional shares of stock that would otherwise result from the Reverse Stock Split and will sell such aggregated fractional shares of stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares of stock as a result of the Reverse Stock Split, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of stock which such stockholders would otherwise have held.

    The Reverse Split Proposal is intended to adjust the Company's capital structure to permit the Company to issue shares of stock to the holders of the Outstanding Debentures pursuant to the Exchange Offers without dramatically increasing the number of shares of the Company's capital stock outstanding. In order to successfully induce the holders of the Outstanding Debentures to accept the Exchange Offers, the number of outstanding shares of the Company's capital stock must be reduced to establish a higher price per share and to create greater liquidity for the Company's capital stock.

    If the Reverse Split Proposal is approved, the Restated Certificate will be amended to provide that the text of Article Fifth of the Restated Certificate will be amended to add the following additional language:

       Article Fifth "(c) Effective upon the filing of this amendment to the Restated Certificate of Incorporation, each outstanding share of the Corporation's capital stock shall be reverse split so that each 100 shares of such outstanding stock shall be automatically reclassified into one share of stock. The Company shall not issue, and no stockholder of the Company shall be deemed to hold, fractional shares of the Corporation's capital stock as a result of the above described reverse stock split. Instead, the Corporation's agent will aggregate all such fractional shares of stock that would otherwise result from the above described reverse stock split and sell such aggregated shares of stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of stock which such stockholders would otherwise have held.

    FAILURE TO COMPLETE THE RECAPITALIZATION. If the Recapitalization is not completed for any reason (including the failure of the Prepackaged Plan to be confirmed by a Bankruptcy Court in the event of a Chapter 11 Case), the Reverse Stock Split shall not be deemed to have been approved and the foregoing amendment to the Restated Certificate will NOT become effective.

                THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3

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                                 PROPOSAL NO. 4
             AMENDMENT OF ARTICLE FOURTH OF RESTATED CERTIFICATE OF
            INCORPORATION TO AMEND THE COMPANY'S AUTHORIZED CAPITAL

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Authorized Capital Proposal, which proposes an amendment to Article Fourth of the Restated Certificate to provide for total authorized capital of 18 million shares of Common Stock, par value $0.05 per share, to be effective only upon approval by the Company's stockholders of both the Capital Stock Combination Proposal and the Reverse Split Proposal.

    In response to negotiations with representatives of the members of the Debenture Holders' Committee, the Company agreed to propose a reduction to its authorized capital to eliminate the Company's ability to significantly dilute the stockholder's ownership following the Recapitalization without stockholder approval.

    If the Authorized Capital Proposal is approved and the Recapitalization is completed following the approval and implementation of both the Capital Stock Combination Proposal and Reverse Stock Split Proposal, the Restated Certificate will be amended to provide that the text of Article Fourth of the Restated Certificate will be deleted in its entirety and replaced with the following language:

       Article Fourth "FOURTH: The Corporation shall have the authority to issue one class and series of stock. The total number of shares of stock which the Corporation shall have the authority to issue is 18 million shares of Common Stock, par value $0.05 per share (the "Common Stock")."

    FAILURE TO COMPLETE THE RECAPITALIZATION. If the Recapitalization is not completed for any reason (including the failure of the Prepackaged Plan to be confirmed by a Bankruptcy Court in the event of a Chapter 11 Case) or if both the Capital Stock Combination and Reverse Split Proposals are not approved and implemented, the Authorized Capital Proposal shall not be deemed to have been approved and the foregoing amendment to the Restated Certificate will NOT become effective.

                THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4

                                 PROPOSAL NO. 5
                  AMENDMENT OF ARTICLES EIGHTH AND THIRTEENTH
       OF THE RESTATED CERTIFICATE AND ARTICLES III AND XI OF THE BYLAWS
         TO DELETE CLASSIFIED BOARD AND SUPERMAJORITY VOTING PROVISIONS

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Board Proposal, which proposes amendments to the Restated Certificate and Bylaws to delete the certain provisions in Article Eighth and Article Thirteenth of the Restated Certificate and Articles III and XI of the Bylaws which currently provide for (i) the Board to be classified into three classes with staggered terms, (ii) an 80% supermajority vote of the shares of outstanding capital stock of the Company entitled to vote in elections of directors in order to change the authorized number of directors by vote of the Company's stockholders, (iii) a similar 80% supermajority vote in order to remove any director for cause, and (iv) a similar 80% supermajority vote in order to amend any of the above described provisions of the Restated Certificate or Bylaws.

    GENERAL. The Company currently has a classified Board of Directors. The Company's directors serve in three separate classes, each such class being elected for alternating three-year terms. The Bylaws currently authorize the Company to have a Board of Directors with a maximum of fifteen (15) directors and a minimum of five (5) directors among its three classes, and provide that the authorized number of directors may be fixed from time to time by duly adopted resolution of the Board or the stockholders. The size of the Board is currently fixed at seven (7) directors. There are currently six (6) directors and one (1) vacancy on the Board. The vacancy resulted from the resignation of Ms. Thompson. Messrs. Koll and Hegness have terms which expired in 1996, Messrs. Wirta and Ellis have terms expiring at the Annual

Meeting, and Messrs. Talbot and Vitulli have terms expiring at the annual meeting of stockholders in 1998. See "Executive Officer and Directors of the Company" for information concerning the Company's current directors.

    PRINCIPAL EFFECT. The principal effect of the Board Proposal will be as follows:

        (i) Each director of the Company will serve for only a one-year term, rather than a three-year term. As a result, at each annual meeting of
    stockholders beginning with the June   1997 annual meeting, the Company's
    stockholders will be asked to elect (or re-elect, as the case may be) a full slate of directors to the Board;

        (ii) The number of directors will be fixed at ten (10) and may be changed from time to time by a resolution of the Board or by the vote of a majority of shares of capital stock of the Company entitled to vote (rather than 80%);

       (iii) Any director may be removed, with or without cause, by the vote of a majority of shares of capital stock of the Company entitled to vote (rather than only for cause by 80%); and

        (iv) The provisions of Articles Eighth and Thirteenth of the Restated Certificate and Articles III and XI of the Bylaws may be amended by the vote of the holders of a majority (rather than 80%) of the Company's capital stock entitled to vote.

    In connection with the Company's negotiations with representatives of the members of the Debenture Holder's Committee, the Company agreed to propose elimination of the classified Board of Directors and related supermajority voting provisions described above in light of the anticipated ownership structure of the Company following completion of the Recapitalization. Because of the concentration of such ownership, the Company believes the classified Board provisions and supermajority voting provisions will be unnecessary and may inadvertently work against the best interests of the Company and its stockholders in the event the Recapitalization is completed. The Company adopted the classified Board and supermajority voting provisions under circumstances materially different from those which will face the Company upon completion of the Recapitalization. The classified Board structure was intended to increase the likelihood of continuity and experience among Board members and to make the Company less likely to face coercive takeover tactics which the Company is not likely to face after the Recapitalization because of its changed ownership structure. However, it should be noted that the removal of the supermajority voting provisions will allow the holders of only a majority of the combined voting power with respect to all of the Company's outstanding voting securities subsequently to adopt amendments to the Restated Certificate which would alter, amend or repeal the provisions of Article Eighth of the Restated Certificate and
Article III of the Bylaws. Under Delaware law, any such amendments would first have to be approved by the Board.

    The Board Proposal is not the result of, or in response to, any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

    IMPLEMENTATION. If the Board Proposal is approved and the Recapitalization is completed, the Restated Certificate and Bylaws will be amended to provide that the text of Article Eighth, Sections (a), (b), (c), and (d) of the Restated Certificate and of Article III, Sections 2 and 10 of the Bylaws will be deleted in their respective entireties and replaced with the following language:

    Restated Certificate Article Eighth "(a) The number of directors of the Corporation shall be determined from time to time in the manner described in the Bylaws. Each director shall serve for a term ending on the next annual meeting following the meeting at which such director was elected, or on such later date as such director's successor shall have been elected and qualified."

    Restated Certificate Article Eighth "(b) Newly created directorship resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the

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
    remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

    Restated Certificate Article Eighth "(c) Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class."

    Restated Certificate Article Eighth "(d) Intentionally Omitted."

    Bylaws Article III "Section 2. NUMBER, ELECTION AND TERMS. The authorized number of directors may be determined from time to time by a vote of a majority of the then authorized number of directors or by the affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that such number initially shall be ten (10). Except as otherwise provided in the Certificate of Incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next Annual Meeting and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director."

    Bylaws Article III "Section 10. REMOVAL OF DIRECTORS. Subject to the rights of any series or class of Common Stock or Preferred Stock, any director may be removed from office, with or without cause, by the affirmative vote of a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class."

    In addition to the above deleted and replaced language, if the Board Proposal is approved, Article Thirteenth of the Restated Certificate will be amended to delete the following language:

    "...Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, Section 3 ("Special Meetings") of Article II ("Meetings of Stockholders") of the Bylaws, Section 2 ("Number, Election and Terms") or Section 10 ("Removal of Directors") of
    Article III ("Directors") of the Bylaws, or the final sentence of Article XI ("Amendments") of the Bylaws shall not be amended or repealed, and no provision inconsistent with any thereof shall be adopted, without the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Article Twelfth."

and Article XI of the Bylaws will be amended to delete the following language:

    "...Notwithstanding the preceding sentence, the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Section 3 of Article II of these By-laws, Section 2 or Section 10 of Article III of these By-laws, or this sentence."

    FAILURE TO COMPLETE THE RECAPITALIZATION. If the Recapitalization is not completed for any reason (including the failure of the Prepackaged Plan to be confirmed by a Court in the event of a Chapter 11

Case), the Board Proposal shall not be deemed to have been approved and the Board will not be reconstituted as set forth in Proposal No. 6 below and the foregoing amendments to the Restated Certificate and Bylaws will NOT become effective.

                THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 5

                                 PROPOSAL NO. 6
           AMENDMENT OF ARTICLES NINTH AND THIRTEENTH OF THE RESTATED CERTIFICATE AND ARTICLES II AND XI OF THE BYLAWS TO DELETE SUPERMAJORITY
            VOTING PROVISIONS APPLICABLE TO SPECIAL MEETINGS AND TO
          PERMIT STOCKHOLDERS TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    The Board has adopted a resolution setting forth, and declaring the advisability of, the Special Meetings Proposal, which proposes amendments to delete the provisions of Articles Ninth and Thirteenth of the Restated Certificate and Article XI of the Bylaws which currently provide that an 80% supermajority vote of the shares of the outstanding capital stock of the Company entitled to vote in elections of directors is required to amend or repeal any provisions of Article Ninth of the Restated Certificate or Article II, Section 3 of the Bylaws, which provisions also generally provide that special meetings of the Company's stockholders, except as otherwise required by law, can only be called by the Board or by the Company's Chief Executive Officer pursuant to resolutions approved by the Board. The Special Meetings Proposal also proposes to amend Article Ninth of the Restated Certificate and Article II, Section 3 of the Bylaws, to permit the holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors to call a special meeting of the Company's stockholders.

    As discussed above, in connection with the Company's negotiations with representatives of the members of the Debenture Holder's Committee the Company agreed to propose elimination of the above described provisions in light of the changed ownership structure of the Company following completion of the Recapitalization. Because of such concentration of ownership following the Recapitalization the Company believes such supermajority voting provisions applicable to amendments of the special meeting provisions contained in the Restated Certificate and Bylaws will become unnecessary, may inadvertently work against the best interests of the Company and its stockholders and deletion of such provisions following completion of the Recapitalization should not materially affect the Company's vulnerability to coercive takeover tactics.

    If the Special Meetings Proposal is approved, the Restated Certificate will be amended to provide that the text of Article Ninth of the Restated Certificate be deleted in its entirety and replaced with the following language:

    Restated Certificate Article "Ninth: Special meetings of stockholders may be called either (i) by the Board of Directors or by the Chief Executive Officer, pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation (as determined in accordance with the Bylaws), or (ii) by holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors."

    and the Bylaws will be amended to provide that the text of Article II,
Section 3 of the Bylaws will be deleted in its entirety and replaced with the following language:

    "Special meetings of stockholders, unless otherwise provided by law, may be called at any time by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors (as determined in accordance with Section 2 of Article III of these By-laws), by the Chief Executive Officer or by holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors. Any such call must specify the matter or matters to be acted upon at such meeting and only such matter or matters shall be acted upon thereat."

    In addition to the above deleted and replaced language as part of the Special Meetings Proposal, Article Thirteenth of the Restated Certificate will also be amended to delete the following language:

    "...Section 3 ("Special Meetings") of Article II of the Bylaws..."

and Article XI of the Bylaws will be amended to delete the following language:

    "...Section 3 of Article II of these Bylaws..."

    FAILURE TO COMPLETE THE RECAPITALIZATION. If the Recapitalization is not completed for any reason (including the failure of the Prepackaged Plan to be confirmed by a Court in the event of a Chapter 11 Case), the Special Meeting Proposal shall not be deemed to have been approved and the foregoing amendments to the Restated Certificate will NOT become effective.

                THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 6

                                 PROPOSAL NO. 7
        AMENDMENT OF ARTICLE TENTH OF THE RESTATED CERTIFICATE TO DELETE PROHIBITION OF STOCKHOLDER ACTION BY WRITTEN CONSENT AND SUPERMAJORITY
                      VOTING PROVISIONS APPLICABLE THERETO

    The Board has adopted a resolution setting forth, and declaring the advisability of the Written Consent Proposal, which proposes an amendment to delete the provisions of Article Tenth of the Restated Certificate which currently prohibit the stockholders from acting by written consent without a meeting and require an 80% supermajority vote of the shares of outstanding capital stock of the Company entitled to vote in elections of directors in order to amend or repeal the provisions of Article Tenth.

    As discussed above, in connection with the Company's negotiations with the representatives of members of the Debenture Holder's Committee the Company agreed to propose elimination of the above described provisions in light of the changed ownership structure of the Company following completion of the Recapitalization. Because of such concentration of ownership following the Recapitalization the Company believes the provisions of Article Tenth of the Restated Certificate will be unnecessary, may inadvertently work against the best interests of the Company and its stockholders and the deletion of such provisions following completion of the Recapitalization should not materially affect the Company's vulnerability to coercive takeover tactics.

    If the Written Consent Proposal is approved, the Restated Certificate will be amended to provide for the text of Article Tenth is to be deleted in its entirety and replaced with the following language: "Tenth: Intentionally Omitted."

    FAILURE TO COMPLETE THE RECAPITALIZATION. If the Recapitalization is not completed for any reason (including the failure of the Prepackaged Plan to be confirmed by a Court in the event of a Chapter 11 Case), the Written Consent Proposal shall not be deemed to have been approved and the foregoing amendments to the Restated Certificate and Bylaws will NOT become effective.

                THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 7

                                 PROPOSAL NO. 8
                          ELECT SLATE OF DIRECTORS TO
                      RECONSTITUTE THE BOARD OF DIRECTORS

    The Board currently consists of Donald M. Koll (Chairman), Harold A. Ellis, Jr., Paul C. Hegness, J. Thomas Talbot, Marco Vitulli and Ray Wirta. Under the Restated Certificate and Bylaws, the Board is divided into three classes with each class having a term of three years.

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
    If the Recapitalization is completed and the Board Proposal is approved and implemented, the Company is seeking to reconstitute its Board pursuant to the Board Election Proposal and to elect an expanded ten (10) member Board with each director serving for one year terms. Upon recommendation of the Nominating Committee, the Board has nominated incumbent Directors, Messrs. Koll, Talbot, Vitulli, Wirta, and as new directors, Phillip R. Burnaman II, James J. Gaffney, Robert J. Gagalis, Thomas W. Sabin, Jr., P. John Wickser II and Paul M. Zeller, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If any nominee should be unavailable for election at the Annual Meeting, the proxies will be voted for the election of such other person as may be recommended by the Board.

    The Board has also adopted a resolution which provides that in the event the Recapitalization is completed, but the Board Proposal is not approved, and, therefore, the classified Board continues, the Board shall be expanded to ten
(10) members pursuant to the powers of the Board provided in the Bylaws to increase the size of the Board. In such event, the Company is seeking to elect, and the Board has nominated, in place of the nominations described above, Mr. Gagalis to serve for a term expiring at the annual meeting of stockholders in 1998, Messrs. Koll, Sabin and Wickser to serve for terms expiring at the annual meeting of stockholders in 1999 and Messrs. Wirta, Gaffney, Burnaman and Zeller for terms expiring at the annual meeting of stockholders in 2000. Incumbent directors Messrs. Talbot and Vitulli would continue to serve their current terms, expiring at the annual meeting of stockholders in 1998.

    If the Recapitalization is not completed, the Board Proposal will be deemed not to have been approved or implemented regardless of the approval by the stockholders, and, therefore, the classified Board will continue. In such event, the Company is seeking to elect, and the Board has nominated, in place of the nominations described above, Messrs. Koll and Hegness to serve for terms expiring at the annual meeting of stockholders in 1999 and Messrs. Wirta and Ellis for terms expiring at the annual meeting of stockholders in 2000. Incumbent directors Messrs. Talbot and Vitulli would continue to serve their current terms expiring at the annual meeting of stockholders in 1998.

    Information about the nominees for election as directors and incumbent directors, including biographical and employment information is set forth in this Prospectus under the headings "Executive Officers and Directors of the Company," "Executive Compensation" and "Security Ownership of Certain Beneficial Owners and Management." Those incumbent directors whose terms as directors have not otherwise expired have agreed to resign from the Board effective upon the election of the director nominees.

    FAILURE TO COMPLETE THE RECAPITALIZATION. If the Recapitalization is not completed for any reason (including the failure of the Prepackaged Plan to be confirmed by a Court in the event of a judicial filing) the foregoing expansion and reconstitution of the Board will NOT occur pursuant to the Board Election Proposal and only the incumbent directors referred to above will be deemed nominated or elected.

        THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES
                          DESCRIBED IN PROPOSAL NO. 8

                                 PROPOSAL NO. 9
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The stockholders of the Company are being asked to consider a proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Deloitte & Touche LLP served as the Company's auditors for the fiscal years ended December 31, 1992 through December 31, 1996. Representatives of Deloitte & Touche LLP are not expected to attend the Annual Meeting.

                THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 9

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                                 OTHER MATTERS

    The Board of Directors is not aware of any other matter that may properly come before the Annual Meeting. If any other matter not mentioned in this Prospectus is properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and applicable law.

    STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                              THE PREPACKAGED PLAN

    BRIEF EXPLANATION OF REORGANIZATION UNDER THE BANKRUPTCY CODE. Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor attempts to reorganize its business for the benefit of its creditors, stockholders, and other parties-in-interest. In furtherance of this goal, the Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the Bankruptcy Court orders the appointment of a trustee. Also, upon the filing of a petition for reorganization under chapter 11, section 362 of the Bankruptcy Code generally provides, among other things, for an automatic stay of all attempts to collect pre-petition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Court, the automatic stay remains in full force and effect until confirmation of a plan of reorganization.

    Upon the filing of a petition under Chapter 11 of the Bankruptcy Code, all creditors and equity interest holders have standing to be heard in the Chapter 11 proceedings pursuant to Section 1109(b) of the Bankruptcy Code. If appropriate, the United States Trustee Office will establish an official committee of unsecured creditors, bondholders, and/or equity interest holders, the powers and duties of which are governed by Section 1103 of the Bankruptcy Code. Pursuant to Section 1103, among other things, an official committee may consult with the debtor concerning the administration of a Chapter 11 case, investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor's business, and any other matter relevant to the case. The representatives of the members of the Debenture Holders' Committee may serve as the official committee.

    Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) allows the Company to solicit votes for the Prepackaged Plan prior to actual commencement of the Chapter 11 Case. Under Section 1126(b) of the Bankruptcy Code, a holder of a claim or equity interest that has accepted or rejected a plan of reorganization before the commencement of a Chapter 11 Case will be deemed to have accepted or rejected the plan for purposes of confirmation of such plan under chapter 11 of the Bankruptcy Code if the solicitation of such acceptance or rejection was in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitations, or if there is not any such law, rule or regulation, if such acceptance or rejection was solicited after disclosure to such holder of adequate information as defined in section 1125(a) of the Bankruptcy Code.
Section 1125(a) defines adequate information as information of a kind and in suffficient detail that would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about a plan of reorganization. The Company believes that this Prospectus complies with the requirements of sections 1125(a) and 1126(b) (including compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the applicable rules or regulations promulgated thereunder) for purposes of solicitation of acceptances, although there can be no assurance that the Bankruptcy Court will reach the same conclusion. See "Risk Factors--Possible Invalidation of the Solicitation by the Bankruptcy Court."

    In order for Creditors and Interest holders to receive distributions under the Prepackaged Plan, the Prepackaged Plan must be confirmed by the Bankruptcy Court, which means that all of the applicable

                                       66
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requirements of Section 1129 of the Bankruptcy Code must be satisfied. Section
1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Prepackaged Plan (the "Confirmation Hearing"). The Confirmation Hearing may be postponed from time to time by the Bankruptcy Court without further notice, except for an announcement of the postponement made at the Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan. Objections must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim held by the objector, and otherwise complying with the requirements of the Bankruptcy Rules and the local Bankruptcy Rules.

    At the Confirmation Hearing, the Bankruptcy Court determines, among other things, whether the following confirmation requirements specified in Section 1129 of the Bankruptcy Code have been satisfied:

        a. The Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code.

        b. The Company has complied with the applicable provisions of the Bankruptcy Code.

        c. The Prepackaged Plan has been proposed in good faith and not by any means prohibited by law.

        d. Any payment made or to be made by the Company for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Prepackaged Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Prepackaged Plan is reasonable or, if such payment is to be fixed after the confirmation of the Prepackaged Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

        e. The Company has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director or officer of the Company, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and with public policy, and the Company has disclosed the identity of any insider who will be employed or retained by the Company and the nature of any compensation for such insider.

        f. Each holder of an Impaired Claim has either accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan on account of such holder's Claim, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Company was liquidated on such date under Chapter 7 of the Bankruptcy Code. This is commonly referred to as the "best interests test." See "The Prepackaged Plan--Confirmation Standards--Best Interests Test" and "Liquidation Analysis."

        g. Each Class of Claims or Interests has either accepted the Prepackaged Plan or is not Impaired under the Prepackaged Plan. If a Class of Impaired Claims votes to reject the Prepackaged Plan, then the Prepackaged Plan can be confirmed only if it is "fair and equitable" and does not "unfairly discriminate." See "The Prepackaged Plan--Confirmation of the Plan Without Accepances by All Voting Classes."

        h. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Prepackaged Plan provides that Administrative Claims and other Priority Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims either payment in full on the Effective date or deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value as of the Effective Date equal to the allowed amount of such Claims.

        i. At least one class of Claims has accepted the Prepackaged Plan, determined without including an acceptance of the Prepackaged Plan by any insider holding a Claim in such class.

        j. Confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Company or any successor to the Company under the Prepackaged Plan, unless such liquidation or reorganization is proposed in the Prepackaged Plan.

    The Company believes that, upon acceptance of the Prepackaged Plan by each of the voting classes, the Prepackaged Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Company has complied or will have complied with all of the requirements of Chapter 11 prior to Confirmation, and that the Prepackaged Plan is being proposed and will be submitted to the Bankruptcy Court in good faith.

    The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. The plan sets forth the means for satisfying the holders of claims against and interests in the debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor, equity security holder or general partner of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

    The Prepackaged Plan provides specified distributions to the various Classes of holders of Claims against and Interests in the Company. The Company believes the Prepackaged Plan provides consideration to all Classes of Creditors and Equity Holders that reflects an appropriate resolution of their Claims against and Interests in the Company taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests.


    THE FOLLOWING IS A SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT MATTERS TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH CONFIRMATION OF THE PREPACKAGED PLAN, A COPY OF WHICH ACCOMPANIES THIS PROSPECTUS AS APPENDIX A AND TO WHICH REFERENCE SHOULD BE MADE FOR A FULL STATEMENT OF ITS TERMS. THIS SUMMARY ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PREPACKAGED PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OF, OR A SUBSTITUTE FOR, A FULL AND COMPLETE READING OF THE PREPACKAGED PLAN, WHICH ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO REVIEW CAREFULLY. THE PREPACKAGED PLAN, IF CONFIRMED, WILL BE BINDING UPON THE COMPANY AND ALL HOLDERS OF CLAIMS AND INTERESTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PREPACKAGED PLAN. IN ADDITION, THE COMPANY WAS RECENTLY INFORMED THAT THE HOLDERS OF AN AGGREGATE OF APPROXIMATELY 72% OF THE OUTSTANDING DEBENTURES, 55.9% OF THE PREFERRED STOCK AND 19.6% OF THE CLASS A COMMON STOCK HAVE EXPRESSED THEIR INTENT TO VOTE IN FAVOR OF THE EXCHANGE OFFER AND THE PREPACKAGED PLAN. SEE "SUMMARY--THE RECAPITALIZATION--DESCRIPTION OF DEBENTURE HOLDERS' COMMITTEE PROCESS."


    For a discussion of certain risks associated with the Prepackaged Plan and the transactions contemplated thereunder, see the section titled "Risk Factors." You are also urged to consult your counsel about the Prepackaged Plan and its effect on your legal rights before voting. IN THE OPINION OF THE COMPANY, THE TREATMENT OF CREDITORS AND EQUITY HOLDERS UNDER THE PREPACKAGED PLAN CONTEMPLATES A GREATER RECOVERY THAN THAT WHICH IS LIKELY TO BE ACHIEVED UNDER THE LIQUIDATION OF THE COMPANY UNDER THE BANKRUPTCY CODE. ACCORDINGLY, THE COMPANY BELIEVES THAT CONFIRMATION OF THE PREPACKAGED PLAN WOULD BE IN THE BEST INTERESTS OF ALL CREDITORS AND EQUITY HOLDERS AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PREPACKAGED PLAN.

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
    TREATMENT OF UNCLASSIFIED CLAIMS. The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Tax Claims.

    1. ADMINISTRATIVE CLAIMS. An "Administrative Claim" is any actual and necessary cost or expense incurred during the pendency of the Company's Chapter 11 Case. These Claims include, without limitation, (a) any actual and necessary costs and expenses of (i) preserving the estate, (ii) operating the business during the Chapter 11 Case, (iii) managing, preserving or selling of assets during the Chapter 11 Case, and (iv) administering, prosecuting or defending claims by or against the Company and for making distributions under the Prepackaged Plan; (b) any indebtedness or obligations incurred or assumed by the Company as a debtor in possession in connection with the conduct of its business or for the acquisition or lease of property or for the rendition of services;
(c) any allowances of compensation or reimbursement of expenses of professionals retained by the Company to the extent allowed by a Final Order; and (d) any fees or charges assessed against the estate under Chapter 123 of Title 28 of the United States Code. Pursuant to the Prepackaged Plan, each holder of an Administrative Claim that is an Allowed Claim will receive cash equal to the unpaid portion of such Allowed Administrative Claim on the Effective Date (or such later date on which such Claim becomes an Allowed Claim). However, any Administrative Claim representing a liability incurred in the ordinary course of business by the Company during the Chapter 11 Case, including in its capacity as a debtor in possession, will be paid by the Company in the ordinary course of business and in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

    2. TAX CLAIMS. A "Tax Claim" is that portion of any Claim for unpaid taxes which is entitled to priority in right of payment under section 507(a)(7) of the Code. The Company anticipates that it will be current on its tax obligations at the time it commences its Chapter 11 Case. In the event, however, that there are tax obligations as of the Petition Date, each holder of a Tax Claim that holds an Allowed Claim will receive cash equal to the unpaid portion of such Allowed Tax Claim on the Effective Date (or such later date on which such Claim becomes an Allowed Claim), except that the Company may elect to pay such holder of an Allowed Tax Claim deferred cash payments in equal quarterly installments, with interest, over a period in each case not to exceed six years after the date of assessment of such Tax Claim, of a value, as of the Effective Date, equal to the allowed amount of such Tax Claim.

    Notwithstanding the above treatment of Allowed Tax Claims, the Company is appealing to the IRS regarding material audit adjustments proposed by the IRS for the tax years ended December 31, 1989, 1990 and 1991. The Company is prepared to pursue all available administrative and judicial appeal procedures with regard to this matter. The Company has been advised that resolution of this dispute with the IRS could take up to five years. Under the Prepackaged Plan, the rights of the IRS and the amount of any such Claim will be resolved or adjudicated as if the Chapter 11 Case had not been commenced. Any Claim in connection therewith will survive the Effective Date and the Consummation of the Prepackaged Plan as if the Chapter 11 Case had not been commenced, and will not be discharged pursuant to Section 9.1 of the Prepackaged Plan and section 1141 of the Bankruptcy Code.

    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PREPACKAGED PLAN. Section 1122 of the Bankruptcy Code requires that the Prepackaged Plan classify the Claims of the Company's Creditors and the Interests of its Equity Holders. The Bankruptcy Code also provides that the Prepackaged Plan may place a Claim or Interest of a Creditor or Equity Holder in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Company believes that its Claims and Interests have been appropriately classified in the Prepackaged Plan. The Company believes separate classification of the unsecured Claims of the holders of Unliquidated or Contingent Claims, General Unsecured Claims and Subordinated Debentures is appropriate. The separate classification for Unliquidated or Contingent Claims is necessary because of the nature of such Claims. This will allow for the recapitalization of the Company in the quickest and least costly manner. Moreover, the separate classification recognizes the potential for contractual subordination to which the holders of Senior Debentures and

Subordinated Debentures are subject. To the extent that the Bankruptcy Court finds a different classification is required for the Prepackaged Plan to be confirmed, the Company would seek (i) to modify the Prepackaged Plan to provide for whatever reasonable classification might be required for confirmation, and
(ii) to use the acceptances received from any Creditor or Equity Holder pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Creditor or Equity Holder ultimately is deemed to be a member. Any such reclassification of Creditors or Equity Holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such Creditor or Equity Holder was initially a member, or any other Class under the Prepackaged Plan, by changing the composition of such Class and the vote required for approval of the Prepackaged Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Prepackaged Plan based upon such reclassification. Except to the extent that modification of classification in the Prepackaged Plan adversely affects the treatment of a Creditor or Equity Holder and requires resolicitation, the Company will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance by any Creditor or an Equity Holder of the Prepackaged Plan pursuant to this solicitation will constitute a consent to the Prepackaged Plan's treatment of such Creditor or Equity Holder regardless of the Class to which such Creditor or Equity Holder is ultimately deemed to be a member. See Risk Factors--Classification of Claims and Interests.

    The Bankruptcy Code also requires that the Prepackaged Plan provide the same treatment for each Claim or Interest of a particular Class unless the holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Company believes it has complied with the requirements of equal treatment. To the extent that the Bankruptcy Court finds that the Prepackaged Plan does not satisfy such requirements, the Bankruptcy Court could deny Confirmation of the Prepackaged Plan if the Creditors or Equity Holders affected do not otherwise consent to the treatment afforded them under the Prepackaged Plan.

    Classes that are Impaired under the Prepackaged Plan are entitled to vote to accept or reject the Prepackaged Plan. As a general matter, a Class of Claims or Interests is considered to be "unimpaired" under a plan of reorganization if (i) the plan does not alter the legal, equitable and contractual rights of the holders of such Claims or Interests, or (ii) the plan provides for full cash satisfaction of such Claims or Interests. Under the Bankruptcy Code, holders of Claims in the Unimpaired Classes are conclusively presumed to have accepted the Prepackaged Plan. Holders of Claims or Interests which do not receive or retain anything under the Prepackaged Plan are deemed to have rejected the Prepackaged Plan requiring Confirmation pursuant to Section 1129(b) of the Bankruptcy Code.

    The following Classes of Claims are Unimpaired under the Prepackaged Plan and, therefore, the holders of such Claims are not entitled to vote on the Prepackaged Plan:

    Administrative Claims and Tax Claims (see "Treatment of Administrative and Priority Claims")
    Class 1--Priority Claims
    Class 2--Secured Claims
    Class 3--Unliquidated or Contingent Claims

    The following Classes of Claims and Interests are Impaired under the Prepackaged Plan and, therefore, the holders of such Claims and Interests are entitled to vote on the Prepackaged Plan:

    Class 5--General Unsecured Claims
    Class 6--Claims of Holders of Subordinated Debentures
    Class 7--Interests of Holders of Preferred Stock
    Class 8--Interests of Holders of Class A Common Stock

    The holders of Affiliates' Claims do not receive or retain anything under the Prepackaged Plan and although they are deemed to reject the Prepackaged Plan, the Company will cause the holders of such

Claims to support the Prepackaged Plan. The holders of warrants will not receive or retain anything under the Prepackaged Plan and are deemed to reject the Prepackaged Plan.

    Subsequent to the filing by the Company of its Chapter 11 Case, the Bankruptcy Court will determine whether sufficient votes to accept the Prepackaged Plan have been obtained from the holders of Claims and Interests in each Impaired Class. An Impaired Class of Claims will be determined to have accepted the Prepackaged Plan if votes to accept the Prepackaged Plan are cast by the holders of at least two-thirds of the dollar amount and more than one-half in number of Claims in such Class that have voted on the Prepackaged Plan. An Impaired Class of Interests will be determined to have accepted the Prepackaged Plan if votes to accept the Prepackaged Plan are cast by the holders of at least two-thirds in amount of Interests in such Class that have voted on the Prepackaged Plan.

    The Prepackaged Plan divides Claims against the Company into six classes and puts Interests in the Company into three Classes. Distributions will be made to persons holding Claims and Interests in various Classes as described below.

    CLASS 1--PRIORITY CLAIMS. Class 1 consists of all Priority Claims excluding Tax Claims. The Company anticipates that the only Priority Claims will be those relating to salaries, health benefits and accrued vacation for its employees. The Company, contemporaneously with the filing of the Chapter 11 Case, will file an application with the Bankruptcy Court requesting approval to allow it to pay its employees' pre-Petition Date wages and related benefits up to $4,000 per employee. Assuming the Bankruptcy Court approves the application and to the extent that Claims remain outstanding, holders will be paid in full in Cash on the Effective Date unless the holder of such Claims and the Company agree to a different treatment. Any Allowed Priority Claims not due on the Effective Date will be paid in full in Cash when such Claims become due. Class 1 Claims are Unimpaired and holders of Class 1 Claims are not entitled to vote on the Prepackaged Plan.

    CLASS 2--SECURED CLAIMS. Class 2 consists of each Claim secured by a security interest in or lien upon property of the Company, including, but not limited to, other Claims secured by (i) mortgages or trust deeds on real property, (ii) mechanics' or materialmen's liens, (iii) security deposits, or
(iv) liens on miscellaneous personal property such as office furniture, telephone systems, copiers and mailing equipment. Each Class 2 Secured Claim will be treated for all purposes of the Prepackaged Plan and under the Code as a separate Subclass of Class 2. Unless otherwise agreed to by the parties, either
(a) the legal, equitable and contractual rights of each holder of an Allowed Claim in any Subclass of Class 2 will be unaltered by the Prepackaged Plan, or
(b) at the option of the Company, any Allowed Claim in any Subclass of Class 2 will be treated in any other manner that will result in such Allowed Claim being deemed Unimpaired. To the extent not previously paid, any accrued and unpaid interest due on the Secured Claims will be paid in cash on the Effective Date. The Company is not aware of any holders of Secured Claims. Class 2 Claims are Unimpaired and holders of such Class 2 Claims are not entitled to vote on the Prepackaged Plan.


    CLASS 3--UNLIQUIDATED OR CONTINGENT CLAIMS. Class 3 consists of all Claims of holders of Unliquidated or Contingent Claims, including but not limited to, Litigation Claims. The legal, equitable and contractual rights of the holders of Class 3 Claims will not be affected by the Prepackaged Plan. Class 3 Claims will survive the discharge provided for in Section 9.1 of the Prepackaged Plan and section 1141 of the Code and the rights of a holder of such Claim, including payment, if any, will be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Chapter 11 Case had not been commenced. Due to the nature of such Claims, the actual number of holders and the aggregate amount of the Claims cannot be determined or approximated with any reasonable degree of accuracy; however the Company is a defendant in a number of lawsuits, and may become subject to future litigation regarding certain environmental and asbestos related indemnity claims. See "Legal Proceedings." The Company is contesting such claims and is vigorously pursuing all available defenses. For purposes of the Liquidation Analysis, the Company has estimated the range of its financial exposure for such Claims to be from $0.00 to approximately $20 million. Class 3 Claims are Unimpaired and holders of Class 3 Claims are not entitled to vote on the Prepackaged Plan.

    CLASS 4--AFFILIATES CLAIMS. Class 4 consists of all Net Claims of Affiliates. The aggregate value of Affiliated Claims was approximately $73.7 million as of March 31, 1997. The holders of Allowed Net Claims in Class 4 will receive no distributions nor retain any property under the Prepackaged Plan on account of their Allowed Net Claims. Although, such holders are deemed to have rejected the Prepackaged Plan, the Company will cause such holders to accept the Prepackaged Plan.

    CLASS 5--GENERAL UNSECURED CLAIMS. Class 5 consists of all general unsecured Claims of Creditors against the Company, however arising, and not included in any other Class in the Prepackaged Plan or otherwise provided for in the Prepackaged Plan, including, but not limited to, liquidated non-Contingent Claims, Senior Debentures, and Claims for damages resulting from the rejection of leases or executory contracts. On the Effective Date, the Company anticipates that Allowed Class 5 Claims will aggregate approximately $169.3 million, of which $164.6 million relate to the Claims of holders of the Senior Debentures. The balance of approximately $4.7 million relates to the claims of the holders of liquidated non-Contingent Claims. Provided Classes 6, 7 and 8 accept the Prepackaged Plan, holders of Senior Debentures will receive 56 shares of Common Stock on a post-Capital Stock Combination and post-Reverse Stock Split basis for each $1,000 principal amount of Senior Debentures they possess and holders of liquidated non-Contingent Claims will receive 56 shares of Common Stock on a post-Capital Stock Combination and post-Reverse Stock Split basis for each $1,000 principal amount of Allowed Claim. Collectively, holders of Class 5 Claims will hold approximately 80.3% of the outstanding shares of the Common Stock of the Company on the Effective Date. If Class 6, 7, or 8 fail to accept the Prepackaged Plan, the Prepackaged Plan will be automatically amended pursuant to Article V of the Prepackaged Plan. As a result, the holders of the Senior Debentures will enforce the subordination provisions of the Senior Debenture Indenture with respect to such rejecting Class of Claims and/or Interests and any distribution due such rejecting Class of Claims or Interests under the Prepackaged Plan will be given to the holders of Class 5 Claims. Class 5 Claims are Impaired; consequently, such holders are entitled to vote on the Prepackaged Plan.

    CLASS 6--CLAIMS OF HOLDERS OF SUBORDINATED DEBENTURES. Class 6 consists of all Claims of holders of Subordinated Debentures. On the Effective Date, the Company anticipates that Allowed Class 6 Claims will aggregate approximately $41.1 million. Provided that holders of Subordinated Debentures vote to accept the Prepackaged Plan, such holders will receive 28 shares of Common Stock on a post-Capital Stock Combination and post-Reverses Stock Split basis for each $1,000 principal amount of Subordinated Debenture they possess. Collectively, holders of Class 6 Claims will hold approximately 9.8% of the outstanding shares of the Common Stock of the Company on the Effective Date. If holders of Class 6 Claims fail to accept the Prepackaged Plan, the holders of Allowed Claims in Class 6 will receive no distributions nor will they retain any property under the Prepackaged Plan. The distributions which would otherwise have been made to holders of Allowed Class 6 Claims will be made to holders of Allowed Claims in Class 5. Class 6 Claims are Impaired; consequently, such holders are entitled to vote on the Prepackaged Plan.

    CLASS 7--INTERESTS OF HOLDERS OF PREFERRED STOCK. Class 7 consists of all Interests of holders of Preferred Stock. As of April 15, 1997, there were 38,886,626 shares of Preferred Stock outstanding held by 13,750 record holders. Provided that holders of Class 7 Interests vote to accept the Prepackaged Plan, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 7 will be deemed to hold on a one and three quarter for one (1.75:1) basis Common Stock. After the dilutive effect of the distribution of Common Stock under the Prepackaged Plan, collectively holders of Allowed Class 7 Interests will hold 5.8% of the outstanding shares of the Common Stock of the Company on the Effective Date. If holders of Class 7 Interests fail to accept the Prepackaged Plan, such holders will receive no distributions nor will they retain any property under the Prepackaged Plan. The distributions

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which would otherwise have been made to the holders of Allowed Class 7 Interests will be made to the holders of Allowed Claims in Class 5. Class 7 Interests are Impaired; consequently, such holders are entitled to vote on the Prepackaged Plan.

    CLASS 8--INTERESTS OF HOLDERS OF CLASS A COMMON STOCK. Class 8 consists of all Interests of holders of Class A Common Stock. As of April 15, 1997, there were 48,938,543 shares of Class A Common Stock outstanding held by 24,887 record holders. Provided that holders of Class 8 Interests vote to accept the Prepackaged Plan, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 8 will be deemed to hold on a one for one (1:1) basis Common Stock. After the dilutive effect of the distribution of Common Stock under the Prepackaged Plan, collectively holders of Allowed Class 8 Interests will hold 4.1% of the outstanding shares of the Common Stock of the Company on the Effective Date. If holders of Class 8 Interests fail to accept the Prepackaged Plan, such holders will receive no distributions nor will they retain any property under the Prepackaged Plan. The distributions which would otherwise have been made to holders of Allowed Class 8 Interests will be made to holders of Allowed Claims in Class 5. Class 8 Interests are Impaired; consequently, such holders are entitled to vote on the Prepackaged Plan.

    CLASS 9--INTERESTS OF HOLDERS OF WARRANTS. Class 9 consists of all Interests of Holders of warrants. The warrants have an exercise price of $.25 per share, and are exercisable over a ten year period ending in 2004, vesting in equal installments over five years. After giving effect to the Reverse Stock Split, the exercise price would be $25.00. Consequently, the warrants have no economic value and, consequently, will be cancelled on the Effective Date. Class 9 Interests are Impaired. Because holders of Class 9 Interests will receive no distributions and will retain no property under the Prepackaged Plan, such holders are deemed to have rejected the Prepackaged Plan and are not entitled to vote on the Prepackaged Plan.

    Distributions of Common Stock to holders of Outstanding Debentures will be based upon the principal amount of the Outstanding Debentures as of March 15, 1997.

    MEANS FOR IMPLEMENTATION OF THE PREPACKAGED PLAN. On or prior to the Effective Date (except as otherwise indicated), the following actions will be effectuated:

    AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS. The Bankruptcy Code requires that upon the confirmation of a plan of reorganization a debtor's charter documents must contain certain provisions including a provision prohibiting the issuance of non-voting equity securities. To comply with this requirement and to effect certain other changes, including the Capital Stock Combination and the Reverse Stock Split and the authorization of 18 million shares of Common Stock, the Prepackaged Plan provides that the Company will file its Restated and Amended Certificate of Incorporation with the office of the Secretary of State of the State of Delaware in the form of Exhibit 1 attached to the Prepackaged Plan. The Prepackaged Plan also provides for the adoption of the Amended and Restated By-Laws in the form of Exhibit 2 attached to the Prepackaged Plan.

    CAPITAL STOCK COMBINATION. To the extent necessary to effectuate the Prepackaged Plan, the Company will effect the Capital Stock Combination whereby the Class A Common Stock, Class B Common Stock (none of which is outstanding), and Preferred Stock will be combined into one (1) class and series designated "Common Stock." Pursuant to the Capital Stock Combination each share of outstanding Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one share of Common Stock. The Common Stock will have the same rights as the Class A Common Stock had prior to the Capital Stock Combination.

    REVERSE STOCK SPLIT. To the extent necessary to effectuate the Prepackaged Plan, the Company will effect a one for one hundred (1:100) reverse stock split of the outstanding Common Stock immediately following the Capital Stock Combination.

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    CANCELLATION OF SECURITIES AND AGREEMENTS.  The Company will cancel all the
Outstanding Debentures, the Class A Common Stock, the Class B Common Stock (none of which is outstanding), the Preferred Stock and the warrants. In addition, the Senior Debenture Indenture and the Subordinated Debenture Indenture will be cancelled and will have no further force and effect.


    ISSUANCE OF NEW SECURITIES. The Company will issue up to approximately 11,952,929 shares of Common Stock.


    SUBORDINATION. Provided that Classes 6, 7 and 8 vote to accept the Prepackaged Plan, the classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Prepackaged Plan do not give effect to the contractual, legal and equitable subordination rights of the holders of Senior Debentures; however, such rights have been agreed to be settled, compromised and released under the Prepackaged Plan. Accordingly, without limitation, the distributions to the holders of Claims in Class 6 and the Interests in Classes 7 and 8 will not be subject to levy, garnishment, attachment or other legal process by the holders of Senior Debentures. The Confirmation Order will permanently enjoin, effective as of the Effective Date, all persons and entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights compromised and settled under the Prepackaged Plan. For a description of the contractual subordination provisions of the Senior Debentures and the Subordinated Debentures, see "Description of Outstanding Debentures."

    DISTRIBUTIONS UNDER THE PREPACKAGED PLAN. The Prepackaged Plan provides that the Company may designate an entity or entities to serve as the Exchange Agent to distribute all the property to be distributed under the Prepackaged Plan.

    GENERAL. Distributions to holders of Allowed Claims will be made at the addresses set forth on the respective proofs of claim filed by such holders or, if no such proof of claim has been required to be filed, at the address of the holder of such Claim as indicated on the records of the Company. Distributions on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Prepackaged Plan will be made on the Effective Date. Distributions to holders of Senior Debentures will be made on the Effective Date or as soon as practicable thereafter. Provided holders of Subordinated Debentures vote to accept the Prepackaged Plan, distributions to such holders will be made on the Effective Date or as soon as practicable thereafter. Provided that holders of Preferred Stock and Class A Common Stock vote to accept the Prepackaged Plan, distributions will be made upon presentment to the Exchange Agent of certificates evidencing such Preferred Stock and Class A Common Stock.

    CASH PAYMENTS ON THE EFFECTIVE DATE. Other than with respect to the payment of fees for services rendered by professionals that are retained in the course of the Chapter 11 Case, the Company does not presently anticipate that there will be any Administrative Claims on the Effective Date that would not otherwise be paid in the ordinary course of business. The Company presently intends to seek the approval of the Bankruptcy Court to pay the Priority Claims consisting of those Claims relating to salaries, health benefits and accrued vacations for its employees prior to the Effective Date. See "The Prepackaged Plan-- Intended actions During the Chapter 11 Case--Provisions for Employees." The Company is not aware of any Priority Tax Claims (other than any which may result from the IRS dispute described in "Risk Factors" under the heading "Federal Income Tax Audit of the Company") or unpaid interest due holders of Class 2 Claims on the Effective Date. Holders of Class 3 Claims will be paid in the ordinary course of the Company's business. The Company is not aware of any Class 3 Claims that will be due and owing on the Effective Date.


    DISTRIBUTION RECORD DATE. As of the close of business on the Business Day immediately preceding the Effective Date (the "Distribution Record Date"), the respective transfer registers for the Senior Debentures, Subordinated Debentures, Preferred Stock and Class A Common Stock (collectively, "Impaired Securities") as maintained by the Company, the respective Indenture Trustees, or their respective agents, will be closed and the transfers of the Outstanding Debentures, or any interest therein, will be prohibited.

The Exchange Agent will have no obligation to recognize the transfer of any Outstanding Debentures occurring after the Distribution Record Date and will be entitled to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

    SURRENDER OF INSTRUMENTS--DEBENTURE HOLDERS. As a condition to participation under the Prepackaged Plan, each holder of Senior Debentures and Subordinated Debentures, provided that Class 6 voted to accept the Prepackaged Plan, that desires to receive the Common Stock to be distributed on account of an Allowed Claim based on such debenture will have to surrender its Outstanding Debentures to the Company, or its designee, and execute and deliver such other documents as are necessary. If a holder does not surrender the Outstanding Debentures or provide an affidavit that such debenture was lost, in a form acceptable to the Company, within one year of the Effective Date, then no distribution will be made to such holder whose Allowed Claim is based on such Outstanding Debentures. Such holder will be deemed to forfeit all rights under the Prepackaged Plan.

    UNCLAIMED DISTRIBUTIONS. If any Allowed Claim holders' distribution is returned to the Exchange Agent as undeliverable, no further distributions will be made to that holder unless and until the Exchange Agent is notified in writing of the holder's then-current address. Undeliverable distributions will remain in the possession of the Exchange Agent. If the person is located within one year of the Effective Date, then the securities will be distributed to such person; otherwise, the securities will become the property of and will be released to the Company.

    FRACTIONAL SHARES. Fractional shares of Common Stock resulting from the Capital Stock Combination or Reverse Stock Split and the exchange of Outstanding Debentures and liquidated and non-Contingent Claims for Common Stock will be dealt with as follows:

       CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. If the Capital Stock Combination or Reverse Stock Split creates a fraction of a share of Common Stock, holders of an Allowed Class 7 or 8 Interest, respectively, will not receive or be deemed to hold any fractional shares. All fractional shares which would otherwise have been created by the Capital Stock Combination and Reverse Stock Split will be aggregated and after the Effective Date, the shares will be sold in the market by the Exchange Agent and the net proceeds thereof disbursed pro rata to the holders of Allowed Class 7 and 8 Interests based upon the fraction of the shares each holder would have been entitled to receive or would have been deemed to hold had the Company authorized the issuance of fractional shares.

       DEBENTURE/CLAIM EXCHANGE. Whenever any distribution of a fraction of a share of Common Stock to any holder of an Allowed Class 5 or Class 6 Claim would otherwise result from the exchanges, all such fractional shares will be aggregated and after the Effective Date, the shares will be sold in the market by the Exchange Agent and the net proceeds thereof disbursed prorata to the holders of Allowed Class 5 and Class 6 Claims based upon the fraction of the shares each such holder would have been entitled to receive or deemed to hold had the Company authorized the issuance of fractional shares.

    DISTRIBUTION WITH RESPECT TO OTHER CLASS 5 CLAIMS. Liquidated non-Contingent Claims are being included in Class 5 for voting and distribution purposes aggregating approximately $4.7 million. The Company reserves the right, however, to object to the Claims in accordance with paragraph 10.1 of the Prepackaged Plan. In the event an objection is filed with the Bankruptcy Court by the Company, the Exchange Agent, in accordance with paragraph 10.3 of the Prepackaged Plan, will reserve sufficient shares of Common Stock to satisfy the full amount to which the holder of such Contested Claim would be entitled to under the Prepackaged Plan. Upon any such Contested Claim becoming an Allowed Claim, in full, or in a settled amount, the Exchange Agent will promptly deliver the number of shares of Common Stock then due such Creditor in respect of its Allowed Claim.

    MISCELLANEOUS DISTRIBUTION PROVISIONS. In connection with the Prepackaged Plan, to the extent applicable, the Exchange Agent will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Prepackaged Plan will be subject to such withholding and reporting requirements.

    EFFECTS OF PREPACKAGED PLAN CONSUMMATION

    LIMITED RELEASE OF DIRECTORS, OFFICERS AND EMPLOYEES. The Prepackaged Plan provides for the release by the Company of the present and former directors and officers of the Company from certain claims related to their respective employment or service with the Company. The releases extend to claims by or through the Company other than (i) in respect to any loan, advance or similar payment of the Company to any such person; (ii) in respect of any contractual obligation owed by such person to the Company; or (iii) to the extent based upon or attributable to such person gaining a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Company which are recoverable by the Company pursuant to section 16(b) of the Exchange Act. The Company does not believe that there are circumstances which would give rise to valid claims against such officers or directors. However, the Company's bankruptcy estate would benefit from the release of any such claims which might exist against former officers and directors because the Company would not have to incur the costs associated with the investigation and the defense of such claims. In addition, the release of any such claims would comport with the "fresh start" doctrine embodied in the Bankruptcy Code.

    INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The Prepackaged Plan provides that the obligations of the Company to indemnify any person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such person's service in such capacity, to the extent provided in the Company's constituent documents or by written agreement or Delaware law, will be treated as executory contracts that are assumed by the Company as of the Effective Date. Accordingly, such indemnification obligations will survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether the indemnification is owed for an act or event occurring before or after the filing of the Chapter 11 Case. The Company is unaware of any pending claims that may have to be indemnified.


    RELEASES OF CLAIMS. The Prepackaged Plan provides that on the Effective Date, in consideration for the treatment accorded to the holders of Impaired Claims and Interests under the Prepackaged Plan, each holder of such Impaired Claim or Interest will be deemed to have released the Company from any and all causes of action and claims relating to or in connection with the Company, the Outstanding Debentures, the Preferred Stock, the Class A Common Stock or any Company warrants, whether based on tort, fraud or contract, which they individually or collectively possess as of the date of the filing of the Chapter 11 Case. The Company believes that the foregoing release provisions are an integral part of the overall resolution of issues in the Company's Chapter 11 Case involving the affected parties, in particular the resolution of Claims against the bankruptcy estate, and are appropriate as a part of the Prepackaged Plan. Although questions may exist regarding the enforceability of these provisions against a party who successfully objects to the application of the releases, the Company believes that each party in interest in the Company's Chapter 11 Case will be bound by these provisions. IF A PARTY IN INTEREST HAS A QUESTION REGARDING THE ENFORCEABILITY AND EFFECT OF THESE PROVISIONS, SUCH PARTY SHOULD SEEK THE ADVICE OF COUNSEL. The process for filing objections to the Prepackaged Plan are set forth above and will be supplemented by the information contained in the order setting the Confirmation Hearing. The releases in the Prepackaged Plan may be subject to challenge as exceeding the scope of the discharge set forth in Section 524 and 1141 of the Bankruptcy Code, and, therefore, could render the Prepackaged Plan non-confirmable under Section 1129 of the Bankruptcy Code. However, the Company believes that the releases do not render the Prepackaged Plan non-confirmable, because the Company believes the releases are an integral part of the settlement of all Claims of the affected parties and are supported by applicable case law. See "Risk Factors--Risk Associated with the Releases under the Prepackaged Plan."

    TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided in the Prepackaged Plan, all injunctions or stays provided for in the Chapter 11 Case pursuant to section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date will remain in full force and effect until the Effective Date.

    EXCULPATION. Neither the Company or any of its respective officers, directors, employees, advisors, agents or representatives will have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with or arising out of their solicitation of votes on or their administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan except for any liabilities which may arise under the statutes or regulations administered by the Commission or from willful misconduct or gross negligence, and, in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan.

    DISCHARGE. Except as specifically provided for in the Prepackaged Plan, the Company will, upon Consummation, be discharged from all Impaired Claims and Impaired Interests arising prior to the Confirmation Date of the Prepackaged Plan. The effect of discharging an Impaired Claim or Impaired Interest is to release the Company in full from any obligations to make payments with respect to such Impaired Claim or Impaired Interest, other than those specifically provided by the Prepackaged Plan, and to prohibit any collection efforts by the holder of the Impaired Claim or Impaired Interest.

    BINDING EFFECT. The provisions of the Prepackaged Plan, if confirmed, will bind all Creditors and Equity Holders regardless of whether they accept the Prepackaged Plan. The distributions provided for in the Prepackaged Plan will be in exchange for and in complete satisfaction, discharge and release of all Impaired Claims against and Impaired Interests in the Company or any of its assets or properties, including any Impaired Claim or Impaired Interest accruing after the Petition Date and prior to the Confirmation Date. All holders of Impaired Claims and Interests will be precluded from asserting any Claim against the Company or its assets or properties or other interests in the Company based on any transaction or other activity of any kind that occurred prior to the Confirmation Date, except to the extent such Claim is Unimpaired and reinstated pursuant to the Prepackaged Plan or as otherwise provided in the Prepackaged Plan.

    CONTROL/MANAGEMENT OF REORGANIZED DEBTOR

    DIRECTORS. From and after the Effective Date of the Prepackaged Plan, the Company's Board of Directors will be comprised of ten (10) directors, four (4) of whom are present directors of the Company and six (6) of whom have been designated by the members of the Debenture Holders' Committee in consultation with the Company. All such directors will be deemed elected, and those directors not continuing in office will be deemed removed, effective on the Effective Date, pursuant to the Confirmation Order, such directors' tenure and the manner of selection of new directors will be as provided in the Amended and Restated Certificate and the Amended and Restated Bylaws. The names and a brief autobiography of the ten directors is set forth in the section "Executive Officers and Directors of the Company."

    OFFICERS. On the Effective Date, the existing officers will remain as officers and will continue to serve in such capacity until such time as they may resign, be removed or be replaced. All such remaining officers will be deemed reelected pursuant to the Confirmation Order.

    EMPLOYMENT AND CONSULTING AGREEMENTS. The Company has entered into employment agreements with each of Messrs. Koll, Ortwein, and Pacini with respect to an employment term commencing upon the closing of the Recapitalization and ending three (3) years thereafter. The Company has also entered into a Consulting agreement with Mr. Wirta. The Company intends to seek approval of these employment and consulting agreements pursuant to Section 365 of the Bankruptcy Code. See discussion of the terms and conditions of the employment and consulting agreements in this Prospectus under the heading entitled

"Employment and Consulting Agreements". In addition, from and after the Effective Date, the Company may enter into employment contracts with any other officer, director, or employee.

    SUMMARY OF OTHER PROVISIONS OF THE PREPACKAGED PLAN.

    EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Under the Bankruptcy Code, the Company may assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" has been determined to be a contract under which material performance (other than solely the payment of money) remains to be made by each party. On the Effective Date, all executory contracts and unexpired leases of the Company will be deemed assumed in accordance with the provisions and requirements of section 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (i) have been rejected by order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Effective Date, (iii) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (iv) are rejected pursuant to the terms of the Prepackaged Plan. All proofs of claims with respect to Claims arising from rejection must be filed with the Bankruptcy Court within the time set by any Final Order rejecting an executory contract or unexpired lease or thirty (30) days after the Confirmation Date. Any Claims not filed within such time will be forever barred from being asserted against the Company. All such Claims will be treated as General Unsecured Claims in Class 5.

    Contracts or leases entered into after the Petition Date will be performed by the Company in the ordinary course of business. Without limiting the generality of the foregoing, the agreements set forth on Exhibit 4 of the Prepackaged Plan will be deemed assumed immediately prior to the Effective Date.

    RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT. Under the terms of the Prepackaged Plan, the Court will retain jurisdiction in the following instances notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. The Bankruptcy Court will retain exclusive jurisdiction over the reorganization proceedings relating to the Company for the purposes of making determinations of (i) allowance, disallowance, determination, liquidation, classification, estimation, establishment of priority or status of any Claim, including Administrative Claims, and the resolution of objections to the allowance of Claims; (ii) all matters related to the assumption, assignment and assumption or rejection of any executory contract or unexpired lease to which the Company is a party or to which the Company may be liable; (iii) payments due under the Prepackaged Plan and performance of the provisions of the Prepackaged Plan; (iv) all pending applications, motions, adversary proceedings and contested or litigated matters; (v) such orders as may be necessary or appropriate to implement or consummate the provisions of the Prepackaged Plan and all agreements or documents created in connection with the Prepackaged Plan or this Prospectus; (vi) all controversies arising in connection with the Prepackaged Plan and other matters provided for in the Confirmation Order; (vii) any injunctions or orders necessary or appropriate to restrain interference by any entity with Consummation or enforcement of the Prepackaged Plan; (viii) such orders as may be appropriate in the event the Confirmation Order is stayed, revised, revoked, modified or vacated: (ix) any other matter that may arise in connection with or relate to the Prepackaged Plan, this Prospectus, the Confirmation Order or any document created in connection with the Prepackaged Plan or Prospectus; and (x) all other matters not inconsistent with the Bankruptcy Code.

    RESOLUTION OF CONTESTED CLAIMS AND INTERESTS. With respect to holders of Unimpaired Claims, their legal, equitable and contractual rights will be unaltered by the Prepackaged Plan. Consequently, it is anticipated that any disputes with respect to such Claims will be resolved outside of the Chapter 11 Case. Nothing under the Prepackaged Plan will affect the Company's rights, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims, except as expressly provided in the Prepackaged Plan.

    After the Confirmation Date, only the Company will have the authority to file objections to Claims and Interests or settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. As of the Confirmation Date, the Company can settle or compromise Contested Claims and Contested Interests without Bankruptcy Court approval. The Company reserves the right to ask the Bankruptcy

Court to estimate any contingent Contested Claim or Interest. The estimated amount will be either the allowed amount or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation, the Company can pursue a supplemental proceeding to object to the payment of such Claim or Interest.

    MODIFICATION OF THE PREPACKAGED PLAN. Amendments to the Prepackaged Plan may be made by the Company either before or after the Petition Date. Any amendments or modifications to the Prepackaged Plan made after the Petition Date and before or after the Confirmation Date shall be made in accordance with the provisions of section 1127 of the Bankruptcy Code and the Bankruptcy Rules.

    At all times, but except as otherwise discussed herein in the event of a cram down, the Company reserves the right in its sole discretion not to file the Prepackaged Plan, or, if it files the Prepackaged Plan, to withdraw the Prepackaged Plan at any time prior to confirmation, in which case the Prepackaged Plan will be deemed to be null and void. In such an event, nothing contained in the Prepackaged Plan will be deemed to constitute a waiver or release of any claims by or against the Company or any other person or to prejudice in any manner the rights of the Company or any other person.

    ANALYSIS OF AVOIDANCE ACTIONS. The Company is unaware of any material transactions which prior to the filing the Chapter 11 Case may constitute voidable or fraudulent conveyances. The Company has not analyzed possible preference payments.

    INTENDED ACTIONS DURING THE CHAPTER 11 CASE. In addition to seeking Confirmation of the Prpackaged Plan, during the pendency of the Chapter 11 Case, the Company intends to seek relief from the Bankruptcy Court as to various matters, certain of which are described below. While the Company believes each of the requests, if granted, would facilitate its Chapter 11 Case, there can be no assurance that the Bankruptcy Court will grant any such relief.

    PROVISIONS FOR EMPLOYEES. The Company believes that salaries or wages, as the case may be, accrued vacation, health benefits, severance benefits and similar employee benefits should be unaffected by the filing of the Chapter 11 Case. The Company intends to seek the approval of the Court, immediately upon commencement of the Chapter 11 Case, to honor payroll checks outstanding as of the Petition Date, to permit employees to utilize their paid vacation time which was accrued prior to the filing and to continue paying medical benefits under the applicable health plans. There can be no assurance, however, that any necessary approval will be obtained. Employee claims and benefits not paid or honored, as the case may be, prior to the Consummation of the Prepackaged Plan, will be paid or honored upon Consummation or as soon thereafter as such payment or other obligation becomes due or payable. Employee benefit claims that accrue prior to the Petition Date will receive unimpaired treatment under the terms of the Prepackaged Plan. The Company also intends to leave unaltered all other legal, equitable and contractual rights of employees under its employment and severance policies and agreements, compensation and benefit plans and all other agreements, contracts and programs applicable to its employees.

    CASH MANAGEMENT. The Company believes it would be disruptive to the operations of its subsidiaries if it were forced to significantly change or uncouple its cash management system upon the commencement of the Chapter 11 Case. The Company intends to seek the approval of the Bankruptcy Court immediately upon commencement of the Chapter 11 Case to maintain its cash management system. The relief the Company intends to seek from the Bankruptcy Court will provide that the subsidiaries of the Company would be granted Allowed Administrative Claims equal to the net cash upstreamed to the Company, if any, by such subsidiaries through the cash management system during the Chapter 11 Case.


    RETENTION OF PROFESSIONALS. The Company intends to seek Bankruptcy Court approval for the retention of certain "Professionals" to represent or assist the Company in the Chapter 11 Case. With the Bankruptcy Court's approval, the Company will employ McDermott, Will & Emery and Morris, Nichols, Arsht & Tunnell as its attorneys, Houlihan, Lokey, Howard & Zukin as its financial advisor, and

Deloitte & Touche LLP as its independent auditors. The Company will also pay for the legal services rendered on behalf of the representatives of any official committee. To the extent applicable, the Company will seek approval pursuant to
Section 1129(a)(4) of the Bankruptcy Code for the payment of any such legal expenses incurred by the Company for legal services rendered on behalf of the Debenture Holders' Committee or any official committee.

    INSURANCE PROGRAMS. The Company intends to seek the authority to maintain and continue its insurance programs, including workers' compensation, as such programs are presently administered.

    OTHER FIRST DAY ORDERS. In addition to orders relating to the payment of pre-petition claims of employees, the Company intends to seek certain other first day orders, including the following: an order authorizing the retention of professionals in connection with the Company's Chapter 11 Case, an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits; an order authorizing the Company to continue their current cash management system, to maintain its pre-petition bank accounts to continue use of existing business forms and existing books and records; an order authorizing the Company to vary the United States Trustee Operating Guidelines and Reporting Requirements to the extent such Guidelines are inconsistent with other requested relief; an order authorizing the Company to continue their current investment guidelines and invest their available cash in their customary manner, an order fixing the dates for the hearings on confirmation of the Prepackaged Plan (including the approval of the Prospectus and the Prepackaged Plan Solicitation); and such other orders that are typical in chapter 11 cases or that may be necessary or advisable for the preservation of the Company's assets or for confirmation of the Prepackaged Plan. The foregoing list is subject to change depending upon the needs of the Company in connection with its operations prior to and during its Chapter 11 Case.

    THE SUBSIDIARIES OF KOLL REAL ESTATE GROUP, INC. ARE NOT PARTIES TO THE PREPACKAGED PLAN AND WILL NOT FILE A CHAPTER 11 CASE AS PART OF THE PREPACKAGED PLAN. ACCORDINGLY, THE SUBSIDIARIES INTEND TO CONTINUE TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND PAY THEIR TRADE AND OTHER CREDITORS IN FULL.

    CONFIRMATION STANDARDS. Section 1129 of the Bankruptcy Code requires that a plan of reorganization be proposed in good faith and disclose certain relevant information regarding payments due and the nature of compensation to insiders. Further, the Bankruptcy Court must determine that the solicitation period was adequate and that the Prospectus and Prepackaged Plan were transmitted to substantially all Impaired Creditors and equityholders pursuant to Bankruptcy Rule 3018(b). See "Risk Factors--Possible Invalidation of the Solicitation by the Court." The Company believes it has satisfied these requirements and will seek a ruling to that effect from the Bankruptcy Court in connection with Confirmation of the Prepackaged Plan.

    BEST INTERESTS TEST. Section 1129(a)(7) of the Bankruptcy Code requires that even if the Prepackaged Plan is accepted by each Impaired Class of Claims and Interests, in order to confirm the Prepackaged Plan, the Court must independently determine that either each member of an Impaired Class of Claims or Interests has accepted the Prepackaged Plan or that the Prepackaged Plan will provide such non-accepting member a recovery that has a value at least equal to the value of the distribution that each such member would receive if the Company was liquidated under chapter 7 of the Bankruptcy Code (the "Best Interests Test"). If all members of an Impaired Class of Claims or Interests accept the Prepackaged Plan, the Best Interests Test would not apply with respect to that Class. Based on the foregoing, the Best Interests Test will be applicable only to the holders of Impaired Claims against and Interests in the Company of Classes which do not accept the Prepackaged Plan.

    To determine what holders of each Impaired Class of Claims and Interests would receive if the Company was liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of the Company's assets and properties in the context of a chapter 7 liquidation case. Secured Claims and the costs and expenses of a liquidation case or resulting from an original Chapter 11 Case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition unsecured Claims and Interests.

    Under chapter 7, absent subordination in accordance with Section 510 of the Bankruptcy Code, the rule of absolute priority of distributions would apply. Under that rule, no junior creditor would receive any distribution until the Allowed Claims of all senior creditors are paid in full, and no holder of an Interest would receive any distribution until the Allowed Claims of all creditors are paid in full.

    After consideration of the effect that chapter 7 liquidation proceedings would have on the ultimate proceeds available for distribution to the holders of Impaired Claims and Interests, including (i) the increased costs and expenses of liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of business segments that could result from the probable departure of key employees and the loss of customers, (iv) the costs attributable to the time value of money resulting from what is likely to be a more protracted proceeding than if the Prepackaged Plan is confirmed (because of the time required to liquidate the assets of the Company, resolve claims and related litigation and prepare for distributions), and (v) the application of the rule of absolute priority (as described in the immediately preceding paragraph), the Company has determined that confirmation of the Prepackaged Plan will provide each holder of a Claim or Interest in an Impaired Class with a substantially greater recovery than such holder would receive pursuant to a liquidation of the assets of the Company and its subsidiaries under chapter 7 of the Bankruptcy Code.

    The "Liquidation Analysis" for the Company is set forth below. The Company substantially completed the Liquidation Analysis by April 28, 1997, and the Company is not aware of any events subsequent to such date which would materially impact the Liquidation Analysis.

    The Company's estimate of the liquidation value of the assets of the Company and its subsidiaries that is set forth in the Liquidation Analysis for the purpose of providing the Company's Creditors and Equity Holders with an estimate of the amount of the net liquidation proceeds that would result upon the hypothetical liquidation of the Company. HLHZ was selected by the Company to assist the Company in preparing the Liquidation Analysis because of its experience in valuing businesses in connection with various types of transactions. A description of the procedures followed and the material assumptions and qualifications made in connection with the analysis are set forth under the headings "Projected Financial Data--The Prepackaged Plan" and "The Liquidation Analysis" of this Prospectus. There can be no assurance, however, that such assumptions will be accepted by the Bankruptcy Court.

    FEASIBILITY. The Court must also determine that the Prepackaged Plan is feasible and is not likely to be followed by liquidation or further reorganization of the Company. To determine whether the Prepackaged Plan meets this requirement, the Company has analyzed its ability to meet its obligations under the Prepackaged Plan. This analysis includes a forecast of financial performance of the reorganized Company. Such forecast, together with the underlying assumptions, is set forth in this Prospectus under the heading entitled "Projections of Certain Financial Data of the Company." Based upon such forecast, the Company believes that it will have the financial capability to satisfy its obligations following the Effective Date. Accordingly, the Company will seek a ruling to that effect in connection with the Confirmation of the Prepackaged Plan.

    PREPACKAGED PLAN ACCEPTANCE. The Bankruptcy Code requires, subject to certain exceptions, that the Prepackaged Plan be accepted by all Impaired Classes of holders of Claims and Interests. The Company may, however, request Confirmation of the Prepackaged Plan even though some Impaired Classes have not accepted the Prepackaged Plan. See "Confirmation of the Prepackaged Plan Without Acceptance by All Voting Classes."

    The Bankruptcy Code provides that acceptances obtained prior to the filing of a petition will be effective in a Chapter 11 Case only if the pre-petition solicitation of the acceptances complied with applicable non-bankruptcy law governing the adequacy of disclosure or, if there is no such applicable non-bankruptcy law, "adequate information" as defined under the Bankruptcy Code. This Prospectus is furnished in connection with the solicitation. The Company intends to use the ballots received pursuant to this solicitation to confirm the Prepackaged Plan once it has filed its Chapter 11 Case. The Company believes that this solicitation complies with such applicable non-bankruptcy law, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder and otherwise contains "adequate information" and will seek appropriate findings from the Bankruptcy Court in this regard.

    CONFIRMATION OF THE PREPACKAGED PLAN WITHOUT ACCEPTANCE BY ALL VOTING CLASSES. The requirements for acceptance of the Prepackaged Plan by Impaired Classes are described under "Classification and Treatment of Claims and Interests under the Prepackaged Plan." The Bankruptcy Code also provides a procedure by which the Prepackaged Plan may be confirmed despite the non-acceptance of one or more Impaired Classes. This procedure is known as a "cram down." If less than all of the Impaired Classes accept the Prepackaged Plan, the Prepackaged Plan may nevertheless be confirmed by the Bankruptcy Court under section 1129(b) of the Bankruptcy Code, so long as at least one Impaired Class has affirmatively voted to accept the Prepackaged Plan, ignoring for this purpose any acceptance by insiders of the debtor as defined under the Bankruptcy Code. To obtain Confirmation pursuant to section 1129(b) of the Code, the Company must demonstrate to the Bankruptcy Court that, as to each non-accepting Class, the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to that Class. In general, it would be determined that the Prepackaged Plan did not discriminate unfairly if, among other things, a dissenting Class is treated substantially equally with respect to other Classes of equal rank, taking into account for this purpose the effect of applicable subordination rights. The Company believes that the Prepackaged Plan does not discriminate unfairly against any Class. The Bankruptcy Code establishes different "fair and equitable" tests for Secured Creditors, Unsecured Creditors and Equity Holders as follows:

        1. SECURED CREDITORS. A secured creditor in a dissenting class of secured claims must retain the lien(s) securing its claim and receive under the plan cash payments that have a present value at least equal to such creditor's allowed secured claim, or otherwise receive the "indubitable equivalent" of the value of the interest in property upon which it holds a lien.

        2. UNSECURED CREDITORS. An unsecured creditor in a dissenting class of unsecured claims must receive or retain under the plan (i) property of a value at least equal to the amount of its allowed claim, or (ii) the holders of the claims or equity interests junior to the claims of the dissenting class of unsecured creditors must neither receive nor retain any property under the plan on account of such junior claim or interest.

        3. EQUITY HOLDERS. An equity holder must receive and retain under the plan, property of a value equal to (i) the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (ii) the holder of any interest that is junior to the interests of such class must neither receive nor retain any property under the plan on account of such junior interest.

    The Company intends to seek Confirmation of the Prepackaged Plan under section 1129(b) of the Code, to the extent applicable, in view of the deemed rejection by Class 9. In the event that Class 6, Class 7 or Class 8 do not vote to accept the Prepackaged Plan, the Prepackaged Plan will be automatically amended as set forth in Article V therein, and the Company intends to seek Confirmation of the Prepackaged Plan, as amended, under section 1129(b) of the Bankruptcy Code. Furthermore, the Company reserves the right to modify the Prepackaged Plan in accordance with Section 13.4 of the Prepackaged Plan.

    There can be no assurance that any Class of Creditors or Equity Holders will accept the Prepackaged Plan or that, in the absence of such acceptance, the Company would be able to use the provisions of section 1129(b) of the Bankruptcy Code to confirm the Prepackaged Plan. The Company believes that the Prepackaged Plan meets the standards of section 1129(b) with respect to the deemed rejection of Class 9. In the event that Classes 6, 7 or 8 do not vote to accept the Prepackaged Plan, the Company intends (and the Prepackaged Plan so provides) to seek confirmation of the Prepackaged Plan under the section 1129(b) provisions with respect to such rejecting Class or Classes. Under such circumstances, the subordination provisions of the Senior Debenture Indenture will be strictly construed and the holders of such rejecting Class or Classes will retain no property nor receive any distributions under the Prepackaged Plan. Any distributions otherwise due such rejecting Class will be given to the holders of Class 5 Claims. The Company believes that the Prepackaged Plan meets the requirements of section 1129(b) with respect to Classes 6, 7 and 8, if such procedure becomes necessary. However, the use of the section 1129(b) provisions by the Company on any of the Impaired Classes, other than Class 9, could result in litigation which could delay the Confirmation of the Prepackaged Plan.

    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN.

    If the Company commences the Chapter 11 Case and the Prepackaged Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code, or (ii) liquidation of the Company under chapter 7 of the Code.

    ALTERNATIVE PLANS OF REORGANIZATION. If the Prepackaged Plan is not confirmed, the Company (or, if the Company's exclusive period in which to file a plan of reorganization has expired or is terminated by the Bankruptcy Court, any other party in interest) could attempt to formulate a different plan of reorganization. The Company has not currently formulated any such alternative plan. However, such a plan might involve either a reorganization and continuation of the Company's business or an orderly liquidation of its assets. In either scenario, creditors or other parties in interest could have an enhanced opportunity to influence the course of the proceeding and the structure and substance of the Company's ultimate reorganization or liquidation.

    With respect to an alternative plan, the Company and its financial advisors have explored a liquidation under chapter 11, the Company's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries. Although preferable to a chapter 7 liquidation, the Company believes that any alternative under chapter 11 is a much less attractive alternative to Creditors and holders of Preferred Stock and Class A Common Stock than the Prepackaged Plan because of the greater recovery provided for by the Prepackaged Plan.

    LIQUIDATION UNDER CHAPTER 7. If no plan of reorganization is confirmed (and in certain other circumstances), the Company's Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Company for distribution to Creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of holders of Claims and Interests is set forth under "Liquidation Analysis." In a liquidation, the assets of the Company would be sold in exchange for cash, securities or other property, which would then be distributed to Creditors. In contrast to the Prepackaged Plan (or an alternative reorganization under chapter 11 of the Bankruptcy Code) in which Creditors would receive equity securities of the Company and would be subject to the risks associated with holding such securities, in a liquidation Creditors might receive cash or other assets which are not subject to those risks. See "Risk Factors." However, the Company believes that liquidation under chapter 7 would result in significantly smaller distributions (and, as to certain Classes, no distributions) as compared to those provided for in the Prepackaged Plan. In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to Creditors. In the event of a chapter 7 liquidation, the Company believes that there would not be sufficient assets to make any distribution to the holders of the Subordinated Debentures, the Preferred Stock and the Class A Common Stock. See "Liquidation Analysis" and "Confirmation Standards Best Interest Tests."

                PREPACKAGED PLAN SOLICITATION--VOTING PROCEDURES

GENERAL

    The Company upon the terms and subject to the conditions set forth herein, is soliciting an acceptance of the Prepackaged Plan from each holder that was a beneficial owner as of the Record Date of: Senior Debentures, Subordinated Debentures, liquidated non-Contingent Claims, Preferred Stock and Class A Common Stock. This Prospectus together with the accompanying forms of Ballot and Master Ballot, pre-addressed postage-paid envelope and other materials are being furnished to (i) registered holders of Senior Debentures and Subordinated Debentures (I.E., holders whose respective names (or the names of whose nominees) appear as of the Record Date on the securityholder lists maintained by the applicable registrar pursuant to the applicable Indenture or, if applicable, who are listed as participants in a clearing agency's security position listing); (ii) record holders of Preferred Stock and Class A Common Stock (I.E., holders whose respective names (or the names of whose nominees) appear as of the Record Date on the Company's securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing); and
(iii) holders of liquidated non-Contingent Claims. Registered or record holders may include brokerage firms, commercial banks, trust companies or other nominees. IF SUCH PERSONS OR ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THIS PROSPECTUS AND THE APPROPRIATE PREPACKAGED PLAN SOLICITATION MATERIALS TO THEIR CUSTOMERS AND TO BENEFICIAL INTEREST HOLDERS FOR WHOSE ACCOUNT THEY HOLD. A "Beneficial Interest Holder" is a holder of a beneficial interest in a Claim, Preferred Stock or Class A Common Stock which entitles such holder to rights or benefits of ownership even though such holder may not be the holder of record at the Record Date. Securities owned beneficially would include not only securities held by such Beneficial Interest Holder for its own benefit in its own name, but would also include securities held by others for such Beneficial Interest Holder's benefit, such as securities held by banks or other custodians, brokers (whether in such Beneficial Interest Holder's name, the nominee's name or "street name"), executors, administrators or trustees, guardians, attorneys-in-fact, officers of a corporation, general partners of a partnership or other persons acting in a fiduciary or representative capacity. ANY BENEFICIAL INTEREST HOLDER WHO HAS NOT RECEIVED THIS PROSPECTUS AND A BALLOT SHOULD CONTACT HIS, HER OR ITS BROKERAGE FIRM OR NOMINEE, OR THE INFORMATION AGENT AT THE ADDRESS AND/OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. IN THE EVENT THAT THE COURT DETERMINES THAT THE PREPACKAGED PLAN SOLICITATION MATERIALS WERE NOT TRANSMITTED TO SUBSTANTIALLY ALL IMPAIRED CREDITORS AND IMPAIRED EQUITY HOLDERS, THE COURT COULD VOID THE PREPACKAGED PLAN SOLICITATION OR REQUIRE A FURTHER PREPACKAGED PLAN SOLICITATION OR RESOLICITATION.

RECORD DATE


    Consistent with the provisions of Rule 3018, the Company has fixed the close of business on April 24, 1997 as the time and date for determining which holders of Claims and Interests are eligible to vote on the Prepackaged Plan pursuant to the procedures set forth herein.


VOTING EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    THE PREPACKAGED PLAN SOLICITATION PURSUANT TO THIS PROSPECTUS WILL EXPIRE ON JUNE 23, 1997. TO BE COUNTED, BALLOTS AND, WHEN APPROPRIATE, MASTER BALLOTS MUST BE RECEIVED BY 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON JUNE 23, 1997 (THE "VOTING EXPIRATION DATE"), UNLESS THE COMPANY, IN ITS SOLE DISCRETION, EXTENDS OR WAIVES THE PERIOD DURING WHICH BALLOTS AND MASTER BALLOTS WILL BE ACCEPTED BY THE COMPANY, IN WHICH CASE THE TERM "VOTING EXPIRATION DATE" FOR SUCH PREPACKAGED PLAN SOLICITATION SHALL MEAN THE LAST TIME AND DATE TO WHICH SUCH PREPACKAGED PLAN SOLICITATION IS EXTENDED. IN THE EVENT THAT THE COURT DETERMINES THAT THE PERIOD OF THE PREPACKAGED PLAN SOLICITATION WAS NOT LONG ENOUGH FOR BENEFICIAL INTEREST HOLDERS TO CONSIDER THE SOLICITATION MATERIALS, THE COURT COULD VOID

THE PREPACKAGED PLAN SOLICITATION OR REQUIRE A FURTHER PREPACKAGED PLAN SOLICITATION OR RESOLICITATION.

    Except to the extent the Company so determines or as permitted by the Court, Ballots and Master Ballots received after the Voting Expiration Date will not be accepted or counted by the Company in connection with the Company's request for Confirmation of the Prepackaged Plan.


    The Company expressly reserves the right, at any time or from time to time, to extend the period during which the Prepackaged Plan Solicitation is open. During any extension of the Prepackaged Plan Solicitation, all Ballots and Master Ballots previously given will remain subject to all the terms and conditions of the Prepackaged Plan Solicitation, including the revocation rights specified herein. To extend the Voting Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each at any time prior to the close of business on the next Business Day after the previously scheduled Voting Expiration Date. Without limiting the means by which the Company may choose to make any public announcement, the Company will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Company will exercise its right to extend the Prepackaged Plan Solicitation period for the receipt of Ballots and Master Ballots.


    The Company expressly reserves the right to amend, at any time and from the time to time, the terms of the Prepackaged Plan Solicitation or the Prepackaged Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the Bankruptcy Rules). If the Company makes a material change in the terms of the Prepackaged Plan Solicitation or the Prepackaged Plan, or if it waives a material conditions, the Company will disseminate additional solicitation materials and will extend the Prepackaged Plan Solicitation, in each case to the extent required by law.

VOTING PROCEDURES AND OTHER REQUIREMENTS

    PERSONS ENTITLED TO VOTE. The following Classes of Claims and Interests are Impaired under the Prepackaged Plan and all holders of such Claims or Interests in such Classes as of the Record Date are entitled to vote to accept or reject the Prepackaged Plan upon the terms and subject to the conditions set forth herein and in the Prepackaged Plan:

    Class 5--General Unsecured Claims
    Class 6--Claims of Holders of Subordinated Debentures
    Class 7--Interests of Holders of Preferred Stock
    Class 8--Interests of Holders of Class A Common Stock

    To be entitled to vote to accept or reject the Prepackaged Plan, a holder of Senior Debentures, Subordinated Debentures, liquidated non-Contingent Claims, Preferred Stock or Class A Common Stock must be the Beneficial Interest Holder of such security or other Claims on the Record Date, regardless of whether such Claims, Preferred Stock or Class A Common Stock are held of record on the Record Date in such holder's name or in the name of such holder's broker, dealer, commercial bank, trust company or other nominee. For purposes of determining whether the requisite number of acceptances is received to approve the Prepackaged Plan, only votes which are cast at the direction of Beneficial Interest Holders in accordance with the procedures set forth herein may be counted.

    As described below, the Company is soliciting both Ballots and Master Ballots. Ballots are to be used by the beneficial owners of the Company's debt, equity securities, and liquidated non-Contingent Claims (the "Beneficial Interest Holders"), regardless of whether such Beneficial Interest Holders are also record holders or hold through record holders. Master Ballots are to be used by holders of record of Senior Debentures, Subordinated Debentures, Preferred Stock, or Class A Common Stock that are not Beneficial Interest Holders. A record holder which holds Senior Debentures, Subordinated Debentures, Preferred

Stock, or Class A Common Stock on behalf of one or more Beneficial Interest Holders should collect completed Ballots from such Beneficial Interest Holders and should complete a Master Ballot reflecting the votes of such Beneficial Interest Holders, as indicated on their respective Ballots.

    VOTING PROCEDURES. Holders of Senior Debentures, liquidated non-Contingent Claims, Subordinated Debentures, Preferred Stock, or Class A Common Stock are requested to complete an appropriate Ballot and, when appropriate, Master Ballot, in accordance with the instructions set forth thereon and the procedures set forth below and in the Prepackaged Plan.

BENEFICIAL INTEREST HOLDERS

    Any Beneficial Interest Holder of Claims or Interests can vote on the Prepackaged Plan through a nominee by following these instructions:

        1. Provide all the applicable information on the Ballot in accordance with the instructions set forth thereon.

        2. Indicate acceptance or rejection of the Prepackaged Plan by checking either the box entitled "Accepts the Prepackaged Plan" or "Rejects the Prepackaged Plan" set forth on the Ballot.

        3. Sign and date the Ballot and provide your name and mailing address if different from the printed address which appears on the Ballot or if no preprinted address appears on the Ballot. If you are completing the Ballot on behalf of another entity, indicate the name of such entity, your relationship with such entity and/or the capacity in which you are signing.

        4. (a) If you hold Senior Debentures, Subordinated Debentures, Preferred Stock, or Class A Common Stock in "street name" through a brokerage firm, bank, trust company or other source, return the Ballot to the nominee as promptly as possible so that the nominee may complete and submit a Master Ballot prior to the Voting Expiration Date. If no pre-addressed, postage-paid envelope was enclosed, contact the Information Agent for instructions.

           (b) If you are both the Beneficial Interest Holder and the record holder of Claims or Interests, return the Ballot directly to the Exchange Agent in the enclosed pre-addressed envelope so that it will be received prior to the Voting Expiration Date.

    BROKERAGE FIRMS, BANKS AND OTHER NOMINEES. A brokerage firm which is the registered or record holder of Senior Debentures, Subordinated Debentures, Preferred Stock, or Class A Common Stock for a Beneficial Interest Holder can vote on behalf of such Beneficial Interest Holder by (i) distributing a copy of this Prospectus, all appropriate Ballots and other Prepackaged Plan Solicitation Materials to such Beneficial Interest Holder for execution; (ii) collecting all such completed and executed Ballots; (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected; and (iv) transmitting such Master Ballot to the Exchange Agent on or before the Voting Expiration Date. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such Beneficial Interest Holder.

    Each brokerage firm, bank, or other nominee which submits a Master Ballot must retain all Ballots submitted to it by Beneficial Interest Holders for disclosure to the Court, if so ordered.

    Any Ballot submitted to a brokerage firm, proxy intermediary or other nominee will not be counted until such nominee properly completes and delivers to the Exchange Agent a corresponding Master Ballot that reflects such Beneficial Interest Holder's vote. Any record holder which is also a Beneficial Interest Holder of Senior Debentures, liquidated non-Contingent Claims, Subordinated Debentures, Preferred Stock, and Class A Common Stock should, with respect to such security, either (i) return a Ballot to the Exchange Agent, or
(ii) prepare and retain a Ballot and include the information from such Ballot on the Master Ballot submitted to the Exchange Agent.

    HOLDERS MAY RECEIVE MULTIPLE MAILINGS CONTAINING BALLOT(S), ESPECIALLY IF HOLDERS OWN SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK, OR CLASS A COMMON STOCK IN STREET NAME THROUGH MORE THAN ONE BROKER, BANK OR OTHER NOMINEE. A BENEFICIAL INTEREST HOLDER WHO HOLDS (I) SENIOR DEBENTURES, (II) SUBORDINATED DEBENTURES, (III) PREFERRED STOCK, OR (IV) CLASS A COMMON STOCK THROUGH MORE THAN ONE BROKER, BANK OR OTHER NOMINEE MUST SO DISCLOSE ON EACH BALLOT SUCH HOLDER COMPLETES AND MUST CAST THE SAME VOTE ON THE PREPACKAGED PLAN ON EACH BALLOT SUCH HOLDER COMPLETES. A BENEFICIAL INTEREST HOLDER'S VOTE EITHER TO ACCEPT OR TO REJECT THE PREPACKAGED PLAN WILL BE COUNTED ONLY ONCE FOR EACH CLASS OF CLAIMS HELD BY THE HOLDER, REGARDLESS OF THE NUMBER OF RECORD HOLDERS THROUGH WHICH SUCH CLAIMS ARE HELD. BY EXECUTING A BALLOT A HOLDER CERTIFIES, AMONG OTHER THINGS, THAT, TO THE EXTENT APPLICABLE, SUCH HOLDER HAS DISCLOSED ANY BIFURCATION OF BENEFICIAL OWNERSHIP OF SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK, AND CLASS A COMMON STOCK AND THAT SUCH HOLDER HAS CAST THE SAME VOTE ON ANY MULTIPLE BALLOTS FOR HOLDINGS IN A SINGLE CLASS OF CLAIMS OR CLASS OF INTERESTS. THE NAMES OF ALL BROKER-DEALERS OR OTHER INTERMEDIARIES OR PERSONS WHO HOLD SENIOR DEBENTURES, SUBORDINATED DEBENTURES, PREFERRED STOCK, OR CLASS A COMMON STOCK FOR A BENEFICIAL INTEREST HOLDER SHOULD BE INDICATED ON THE BALLOTS. AUTHORIZED SIGNATORIES (OTHER THAN BROKERAGE FIRMS AND OTHER PARTICIPANTS) SHOULD SUBMIT SEPARATE BALLOTS FOR EACH BENEFICIAL INTEREST HOLDER FOR WHOM THEY ARE VOTING.

    OTHER. If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing in accordance with the procedures set forth under "Certifications" below and, unless otherwise determined by the Company, must submit proper evidence satisfactory to the Company of authority to so act on behalf of a Beneficial Interest Holder.

    The Company, in its sole discretion, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice. Except as provided below, unless the Ballot or Master Ballot being furnished is timely submitted to the Exchange Agent on or prior to the Voting Expiration Date together with any other documents required by such Ballot or Master Ballot, as the case may be, the Company may, in its sole discretion, reject such Ballot or Master Ballot as invalid and, therefore, decline to utilize it in connection with seeking Confirmation of the Prepackaged Plan by the Court.

    In the event a Claim or Interest is disputed or designated under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Prepackaged Plan cast with respect to such Claim or Interest will not be counted for purposes of determining whether the Prepackaged Plan has been accepted or rejected, the Court orders otherwise.

    CERTIFICATIONS. FOR PURPOSES OF DETERMINING WHETHER THE REQUISITE NUMBER OF ACCEPTANCES IS RECEIVED TO APPROVE THE PREPACKAGED PLAN, ONLY VOTES WHICH ARE CAST BY OR AT THE DIRECTION OF BENEFICIAL INTEREST HOLDERS OF SENIOR DEBENTURES, LIQUIDATED NON-CONTINGENT CLAIMS, SUBORDINATED DEBENTURES, PREFERRED STOCK, AND CLASS A COMMON STOCK MAY BE COUNTED. By executing and returning a Ballot, a person or entity (i) will certify to the Court and the Company that either (a) such person or entity is the Beneficial Interest Holder of the Claims or securities being voted or (b) such person or entity is an authorized signatory for someone or some entity who or which is a Beneficial Interest Holder of the Claims or securities being voted; (ii) will certify to the Court and the Company that such person or entity (or in the case of an authorized signatory, the Beneficial Interest Holder) has received a copy of this Prospectus and Prepackaged Plan Solicitation Materials and will acknowledge that the Prepackaged Plan Solicitation is being made pursuant to the terms and conditions set forth therein; (iii) will certify to the record holder, the Court and the Company (or in the case of an authorized signatory, such authorized signatory) that either (a) such person or entity has not submitted any other Ballots for such Class of Claims, as the case may be, held in other accounts or other registered names or (b) such person or entity has disclosed on each Ballot completed by such person or entity the existence of Claims in the same Class held in other accounts, or other registered names and the submission of other Ballots for such Claims; (iv) will certify to the record holder, the Court and the Company that such person or entity has cast the same vote on every multiple Ballot completed by such person or entity with respect to holdings in a single Class of Claims; and (v) will request that such person or entity (or in the case of an authorized signatory, the Beneficial Interest Holder) be treated as the record holder of such securities for purposes of voting on the Prepackaged Plan.

    A brokerage firm or other nominee which is a registered holder will prepare, execute and deliver a Master Ballot to the Exchange Agent to reflect the votes of the Beneficial Interest Holders it represents. By executing and returning a Master Ballot, such nominee (i) will certify to the Court and the Company that
(a) such nominee has received a copy of this Prospectus, Ballot and other Prepackaged Plan Solicitation Materials and has delivered the same to the Beneficial Interest Holders listed thereon by such nominee, (b) such nominee has received a completed and signed Ballot from each such Beneficial Interest Holder, (c) such nominee is the registered holder of the securities being voted,
(d) such nominee has been authorized by each such Beneficial Interest Holder to vote on the Prepackaged Plan, and (e) the Beneficial Interest Holder has certified to such nominee that such Beneficial Interest Holder has not submitted any other Ballots for such Class of Claims held in other accounts or other registered names, or, if held in other accounts or registered names, that the Beneficial Interest Holder has certified to such nominee that such Beneficial Interest Holder has cast the same vote for such Class of Claims, and such nominee will disclose such other accounts or registered holders and such other Ballots; (ii) will request that such nominee be treated as the Beneficial Interest Holder of the securities for purposes of voting on the Prepackaged Plan, unless otherwise authorized by the Court; (iii) will disclose (a) the number of such Beneficial Interest Holders, (b) the respective principal amounts of Senior Debentures and/or Subordinated Debentures owned, or the number of shares held, as the case may be, by each such Beneficial Interest Holder, (c) each Beneficial Interest Holder's respective vote concerning the Prepackaged Plan, (d) the customer account or other identification number for each such Beneficial Interest Holder; and (iv) will agree to maintain Ballots returned by Beneficial Interest Holders (whether properly completed or defective) for disclosure to the Court if so ordered.

    BALLOTS. A separate form of Ballot and, when applicable, Master Ballot, is to be used for each Class of Impaired Claims and Equity Interests. The Ballots are color-coded as follows:

                                                                                        BALLOT
                                                                                         COLOR
  CLASS    DESCRIPTION                                                                  STRIPE
---------  --------------------------------------------------------------------------  ---------
Class 5:   Senior Debentures.........................................................  Green
Class 5:   All general Unsecured Claims, other than Senior Debentures................  Pink
Class 6:   Subordinated Debentures...................................................  Yellow
Class 7:   Preferred Stock...........................................................  Blue
Class 8:   Common Stock..............................................................  White

    Holders of Claims and Interests should take care to use the correct Ballot(s) in voting on the Prepackaged Plan. See "Incomplete Ballots." If any Ballots are damaged or lost, or if a holder has any questions concerning the voting instructions, it may contact the Information Agent at the address or telephone number listed on the back cover of this Prospectus.

    VOTING MULTIPLE CLAIMS AND EQUITY INTERESTS. EACH BENEFICIAL INTEREST HOLDER WHICH HOLDS CLAIMS OR INTERESTS IN MORE THAN ONE CLASS IS REQUIRED TO VOTE SEPARATELY WITH RESPECT TO EACH CLASS IN WHICH SUCH BENEFICIAL INTEREST HOLDER HOLDS CLAIMS OR INTERESTS.

    A separate ballot of the appropriate form should be used to vote on the Prepackaged Plan with respect to each Impaired Class of Claims or Interests. Votes must be made on the appropriate Ballot in order to be counted. A Beneficial Interest Holder's vote on the Prepackaged Plan will be counted only once for each Class of Claims or Interests held by the holder, regardless of the number of ballots submitted for such class.

    A holder may not split its vote within a Class of Impaired Claims or Interests. If a holder of Claims or Interests in more than one Class executes one or more Ballots for only one such Class, such holder's vote will count as a vote only once with respect to such Class and will not count as a vote with respect to any Claims or Interests in other Classes held by such holder.

    INCOMPLETE BALLOTS. It is important that all holders of Impaired Claims and Interests vote to accept or reject the Prepackaged Plan, because under the Code, for purposes of determining whether the requisite acceptances have been received by an Impaired Class of Claims or Interests, the vote will be tabulated based on the ratio of accepting holders of Impaired Claims and/or Interests to all voting holders of Impaired Claims and/or Interests. Therefore, it is possible that the Prepackaged Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the entire Class of Claims, or by holders of Interests with the affirmative vote of significantly less than two-thirds in amount of the shares of Preferred Stock and Common Stock. Failure by a holder of an Impaired Claim or Interest to submit a properly executed Ballot or Master Ballot (as appropriate) or to indicate acceptance or rejection of the Prepackaged Plan in accordance with the instructions set forth thereon and the procedures set forth herein shall be deemed to constitute an abstention by such holder with respect to a vote regarding the Prepackaged Plan, unless cured or waived. Abstentions as a result of failing to submit a properly executed Ballot or Master Ballot (when appropriate) or failing to indicate a vote either for acceptance or rejection of the Prepackaged Plan will not be counted as votes for or against the Prepackaged Plan. The Company, in its sole discretion, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice. No assurance can be given, however, that the Court will recognize any such wavier.

AGREEMENTS UPON FURNISHING BALLOTS

    The delivery of a Ballot or Master Ballot indicating a vote to accept the Prepackaged Plan by a holder of an Impaired Claim or Interest pursuant to the procedures set forth above will constitute an agreement between such holder and the Company to accept (i) all the terms of, and conditions to, this Prepackaged Plan Solicitation, and (ii) all the terms of the Prepackaged Plan.

METHOD OF DELIVERY OF BALLOTS

    The method of delivery of Ballots and Master Ballots to be delivered to the Exchange Agent is at the election and risk of each holder of Claims and/or Interests. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Exchange Agent. Instead of effecting delivery by mail, it is recommended that such holders use an overnight or hand delivery service or telecopy promptly followed by overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Ballots or Master Ballots should be sent to the Company, any indenture trustee, or the Company's financial or legal advisors.

WITHDRAWAL OF BALLOTS; REVOCATION

    Any holder of Senior Debentures, liquidated non-Contingent Claims, Subordinated Debentures, Preferred Stock, and Class A Common Stock who has delivered a valid Ballot or Master Ballot, as appropriate, voting on the Prepackaged Plan may withdraw such vote by delivery of a written notice of withdrawal to the Exchange Agent at any time prior to the earlier of (i) the commencement by the Company of the Chapter 11 Case, or (ii) the Voting Expiration Date. Thereafter, Ballots or Master Ballots may be revoked only with the approval of the Bankruptcy Court. Votes cast pursuant to a Master Ballot may be withdrawn or modified on an individual Beneficial Interest Holder basis. In the case where more than one timely, properly completed Ballot or Master Ballot relating to a particular Class of Claims or

Interests held by a particular holder is received, only the Ballot or Master Ballot, as the case may be, which bears the latest date will be counted for purposes of determining the vote.

    A notice of withdrawal, to be valid, must (i) contain the description of the Claim or Interest to which it relates and the aggregate principal amount or number of shares, as the case may be, represented by such Claim or Interest,
(ii) be signed by the holder of such Claim or Interest in the same manner as the original Ballot or Master Ballot, (iii) contain a certification that the withdrawing party was the Beneficial Interest Holder of the Claim and/or Interest on the Record Date and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be received by the Exchange Agent in a timely manner as described above. Prior to the filing of the Prepackaged Plan, the Company intends to consult with the Exchange Agent to determine whether any withdrawals of Ballots were received. The Company expressly reserves the absolute right to contest the validity of any such withdrawals of Ballots. See "Waivers of Defects, Irregularities, Etc."

    Unless otherwise determined by the Company or directed by the Court, a purported notice of withdrawal of a Ballot or Master Ballot which is not received in a timely manner by the Exchange Agent will not be effective to withdraw a previously furnished Ballot or Master Ballot.

    THE COMPANY WILL PAY ALL REASONABLE AND CUSTOMARY COSTS, FEES AND EXPENSES RELATING TO THE PREPACKAGED PLAN SOLICITATION, INCLUDING WITHOUT LIMITATION, MAILING AND HANDLING COSTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTEES, INDENTURE TRUSTEES AND OTHER NOMINEES. THE COMPANY WILL NOT PAY ANY INCENTIVE OR ACCEPTANCE FEES IN CONNECTION WITH THE PREPACKAGED PLAN SOLICITATION.

    REQUESTS FOR INFORMATION OR ADDITIONAL COPIES OF THIS PROSPECTUS, BALLOTS OR MASTER BALLOTS SHOULD BE DIRECTED TO THE INFORMATION AGENT.

WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

    Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots or Master Ballots will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Ballots or Master Ballots not in proper form, the acceptance of which, in the opinion of the Company or its counsel, would not be in accordance with the provisions of the Bankruptcy Code. The Company further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot, unless otherwise directed by the Court. The Company's interpretation of the terms and conditions of the Prepackaged Plan (including the Ballot or Master Ballot and the respective voting instructions thereto), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots or Master Ballots must be cured within such time as the Company (or the Bankruptcy Court) determines. Neither the Company nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots or Master Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots or Master Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots or Master Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

                 SHARES SUBJECT TO RESALE BY FINANCIAL ADVISORS

    The Company has agreed to issue warrants (the "Advisor Warrants") in payment of financial advisory fees due to HLHZ and Rothschild for services provided in connection with the Recapitalization. The issuance of the Advisor Warrants is contingent upon the completion of the Recapitalization. When issued, the Advisor Warrants will be charged as an expense in the Company's Statement of Operations. The Advisor Warrants and the underlying shares of Common Stock to be issued upon exercise thereof (the "Warrant Shares") are being registered for resale by HLHZ and Rothschild as part of the Recapitalization. The Advisor Warrants will be exercisable for no additional consideration for a period of two (2) years following their issuance. When issued, the Advisor Warrants will be exercisable for that number of shares of Common Stock which has a market value equal to $1,100,000 in the case of HLHZ and $750,000 in the case of Rothschild as determined by the 20-day average per share closing price of the Common Stock immediately following completion of the Recapitalization. It is currently expected that the Advisor Warrants will be exercised by HLHZ and Rothschild and the Warrant Shares so acquired will be sold for the accounts of such financial advisors within two (2) years of the effective date of the registration statement filed with the Commission in connection with the Recapitalization of which this Prospectus is a part. Neither HLHZ nor Rothschild is currently a record or beneficial owner of any shares of the Company's capital stock.

    The Warrant Shares issuable upon exercise of the Advisor Warrants shall consist of (i) 33,955 shares of Common Stock, on a post-Capital Stock Combination and post-Reverse Stock Split basis, currently held of record by Libra Invest & Trade Ltd. ("Libra") for the benefit of the Company pursuant to a custody agreement between Libra and the Company; and (ii) such currently indeterminate number of newly issued shares of Common Stock as is necessary to satisfy the exercise of the Advisor Warrants pursuant to the terms thereof. The Company believes that Libra is not currently, and after the completion of the Recapitalization, will not be a record or beneficial owner of any shares of the Company's capital stock other than those described above.

           SHARES SUBJECT TO RESALE BY CERTAIN CONTRACTUAL CLAIMANTS


    The Company has entered into mutual settlement and release agreements with two holders of liquidated non-Contingent Claims, AlliedSignal Inc. ("Allied") and The General Chemical Group Inc. ("General Chemical"), which, among other things, provide for the issuance of 168,000 and 53,760 shares of Common Stock in settlement of $3,000,000 and $960,000 of liquidated non-Contingent Claims held by Allied and General Chemical, respectively. It is currently expected that these holders will sell all of these shares within two (2) years following their issuance in connection with the completion of the Recapitalization. Neither Allied nor General Chemical is currently a record or beneficial owner of any shares of the Company's capital stock.

       HISTORIC AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The pro forma financial statements set forth below as of and for the year ended December 31, 1996 give effect to the Recapitalization pursuant to (i) the Exchange Offers or (ii) the Prepackaged Plan as if it had occurred at the beginning of the period. The pro forma adjustments are based upon currently available information and certain assumptions that management of the Company believes are reasonable under current circumstances. The accompanying historic and unaudited pro forma statements of operations do not reflect the extraordinary gain on extinguishment of debt resulting from (i) the Exchange Offers or (ii) the Prepackaged Plan.

                          KOLL REAL ESTATE GROUP, INC.
     HISTORIC AND UNAUDITED PRO FORMA BALANCE SHEET -- THE EXCHANGE OFFERS
                               DECEMBER 31, 1996
                                 (IN MILLIONS)

                                                                             PRO FORMA ADJUSTMENTS
                                                                   -----------------------------------------
                                                                      BOLSA
                                                                     LOWLAND         STOCK        EXCHANGE
                                                      HISTORICAL     SALE(A)     CONVERSION(B)    OFFER(C)     PRO FORMA
                                                      -----------  -----------  ---------------  -----------  -----------
Cash and cash equivalents...........................   $     2.1    $    13.9      $  --          $  --        $    16.0
Restricted cash.....................................          .2       --             --             --               .2
Real estate held for development or sale............        25.2       --             --             --             25.2
Land held for development...........................       223.5        (25.0)        --             --            198.5
Other assets........................................        21.2       --             --             --             21.2
                                                      -----------  -----------         -----     -----------  -----------
                                                       $   272.2    $   (11.1)     $  --          $  --        $   261.1
                                                      -----------  -----------         -----     -----------  -----------
                                                      -----------  -----------         -----     -----------  -----------

Accounts payable and accrued liabilities............   $    11.7    $    (4.0)     $  --          $  --        $     7.7
Senior bank debt....................................         7.1         (7.1)        --             --           --
Project debt........................................        12.5       --             --             --             12.5
Subordinated debentures.............................       195.9       --             --             (176.3)        19.6
Other liabilities...................................        43.9                      --               17.3         61.2
                                                      -----------  -----------         -----     -----------  -----------
      Total liabilities.............................       271.1        (11.1)        --             (159.0)       101.0
                                                      -----------  -----------         -----     -----------  -----------
Stockholders' equity:...............................
  Series A Preferred Stock..........................          .4       --                (.4)        --           --
  Class A Common Stock..............................         2.4       --               (2.4)        --           --
  Common Stock......................................                                      .1             .4           .5
  Capital in excess of par value....................       229.2       --                2.7          100.9        332.8
  Deferred proceeds from stock issuance.............         (.4)      --             --             --              (.4)
  Minimum pension liability.........................         (.6)      --             --             --              (.6)
  Accumulated deficit...............................      (229.9)      --             --               57.7       (172.2)
                                                      -----------  -----------         -----     -----------  -----------

Total stockholders' equity..........................         1.1       --             --              159.0        160.1
                                                      -----------  -----------         -----     -----------  -----------
                                                       $   272.2    $   (11.1)     $  --          $  --        $   261.1
                                                      -----------  -----------         -----     -----------  -----------
                                                      -----------  -----------         -----     -----------  -----------

------------------------

(a) To reflect the sale of the Bolsa Chica lowlands, at net book value, which occurred on February 14, 1997, and the subsequent payment of senior bank debt and certain liabilities.

(b) To reflect conversion of each outstanding share of Preferred Stock to 1.75 shares of Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split of 1 share for each 100 shares of all existing issued and outstanding shares of Common Stock.

(c) To reflect the issuance of Common Stock in exchange for $176.3 million of Outstanding Debentures (assuming only the minimum 90% are tendered) and the resulting extraordinary gain on extinguishment of debt, net of the related write-off of deferred tax assets due to limitations on utilization of net operating losses. The extraordinary gain reflected above is based on the recent market value of the Outstanding Debentures, whereas the actual extraordinary gain will be based on the fair value of the Common Stock upon issuance.

                          KOLL REAL ESTATE GROUP, INC.
          HISTORIC AND UNAUDITED PRO FORMA STATEMENT OF OPERATIONS --
                              THE EXCHANGE OFFERS
                                 (IN MILLIONS)

                                                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                                                              -------------------------------------------------
                                                                            PRO FORMA ADJUSTMENTS
                                                              HISTORICAL      EXCHANGE OFFER(A)      PRO FORMA
                                                              -----------  -----------------------  -----------
Revenues:
  Asset Sales...............................................   $    33.6                             $    33.6
  Operations................................................        11.2                                  11.2
                                                              -----------                                -----
                                                                    44.8                                  44.8
                                                              -----------                                -----
Costs of:
  Asset Sales...............................................        30.2                                  30.2
  Operations................................................        10.0                                  10.0
                                                              -----------                                -----
                                                                    40.2                                  40.2
                                                              -----------                                -----
  Gross operating margin....................................         4.6                                   4.6

General and administrative expenses (b).....................         9.6                                   9.6
Interest expense............................................        24.9        $   (20.4)(a)              4.5
Other expense (income), net (b).............................        (1.1)                                 (1.1)
                                                              -----------          ------                -----

Income (loss) from continuing operations before income
  taxes.....................................................       (28.8)            20.4                 (8.4)
Income tax expense (benefit)................................          .1             --                     .1
                                                              -----------          ------                -----

Loss from continuing operations.............................   $   (28.9)       $    20.4            $    (8.5)
                                                              -----------          ------                -----
                                                              -----------          ------                -----

------------------------

(a) To reflect the reduction of interest expense resulting from the Exchange Offers (assuming only the minimum 90% of Outstanding Debentures are tendered).

(b) Pro forma adjustments do not reflect any eliminations of non-recurring general and administrative expenses and non-recurring other expense of $2.5 million and $1.5 million, respectively, related to the Bolsa Chica lowland sale and the Exchange Offers. The pro forma adjustments also do not reflect the $1.9 million expense for the Advisor Warrants to be issued upon completion of the Exchange Offers because the expense is non-recurring.

                HISTORIC AND UNAUDITED PRO FORMA CAPITALIZATION
                     OF THE COMPANY -- THE EXCHANGE OFFERS

    The table below sets forth the capitalization of the Company and its subsidiaries as of December 31, 1996. The Pro Forma financial information set forth below gives effect to the Exchange Offers as of December 31, 1996.

                                                                              AT DECEMBER 31, 1996
                                                       -------------------------------------------------------------------
                                                                              PRO FORMA ADJUSTMENTS
                                                                    -----------------------------------------
                                                                       BOLSA
                                                                      LOWLAND         STOCK        EXCHANGE
                                                       HISTORICAL     SALE(A)     CONVERSION(B)    OFFER(C)     PRO FORMA
                                                       -----------  -----------  ---------------  -----------  -----------
                                                                                  (IN MILLIONS)
Senior bank debt (d).................................   $     7.1    $    (7.1)     $  --          $  --        $  --
Project debt (d).....................................        12.5       --             --                            12.5
Outstanding Debentures (d)...........................       195.9       --             --             (176.3)        19.6
Stockholders' equity (e):
  Series A (convertible redeemable nonvoting)
  Preferred Stock, $.01 par value, 42,505,504 shares
  authorized, 38,886,626 (historical) and no (pro
  forma) shares outstanding..........................         0.4       --                (.4)        --           --
Class A Common Stock, $.05 par value, 625,000,000
  shares authorized, 48,938,543 (historical) and no
  (pro forma) shares outstanding.....................         2.4       --               (2.4)        --           --
Class B (convertible nonvoting) Common Stock, $.05
  par value, 25,000,000 shares authorized, no shares
  outstanding........................................      --           --             --             --           --
Common Stock, $.05 par value, 18,000,000 shares
  authorized, no (historical) and 10,609,823 (pro
  forma) shares outstanding..........................      --           --                 .1             .4           .5
Capital in excess of par value.......................       229.2       --                2.7          100.9        332.8
Deferred proceeds from stock issuance................         (.4)      --             --             --              (.4)
Minimum pension liability............................         (.6)      --             --             --              (.6)
Accumulated deficit..................................      (229.9)      --             --               57.7       (172.2)
                                                       -----------       -----          -----     -----------  -----------
  Total Stockholders' Equity.........................         1.1       --             --              159.0        160.1
                                                       -----------       -----          -----     -----------  -----------
Total capitalization.................................   $   216.6    $    (7.1)     $  --          $   (17.3)   $   192.2
                                                       -----------       -----          -----     -----------  -----------
                                                       -----------       -----          -----     -----------  -----------

------------------------

(a) To reflect repayment of senior bank debt following the sale of the Bolsa Chica lowlands, at net book value, in February 1997.

(b) To reflect conversion of each outstanding share of Preferred Stock to 1.75 shares of Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split of 1 share for each 100 shares of all existing issued and outstanding shares of Common Stock.

(c) To reflect the issuance of Common Stock in exchange for $176.3 million of Outstanding Debentures (assuming only the minimum 90% are tendered) and the resulting extraordinary gain on extinguishment of debt, net of the related write-off of deferred taxes. The extraordinary gain reflected above is based on the recent market value of the Outstanding Debentures, whereas the actual extraordinary gain will be based on the fair value of the Common Stock upon issuance.

(d) See Note 6 of Notes to Audited Historic Financial Statements.

(e) See Note 12 of Notes to Audited Historic Financial Statements.

                          KOLL REAL ESTATE GROUP, INC.
     HISTORIC AND UNAUDITED PRO FORMA BALANCE SHEET -- THE PREPACKAGED PLAN
                               DECEMBER 31, 1996
                                 (IN MILLIONS)


                                                                   PRO FORMA ADJUSTMENTS
                                                 ---------------------------------------------------------
                                                    BOLSA
                                                   LOWLAND         STOCK       PREPACKAGED    FRESH START
                                    HISTORICAL     SALE(A)     CONVERSION(B)     PLAN(C)     ACCOUNTING(D)   PRO FORMA
                                    -----------  -----------  ---------------  ------------  -------------  -----------
Cash and cash equivalents.........   $     2.1    $    13.9      $  --          $   --         $  --         $    16.0
Restricted cash...................          .2       --             --              --            --                .2
Real estate held for development
  or sale.........................        25.2       --             --              --            --              25.2
Land held for development.........       223.5        (25.0)        --              --             (68.5)        130.0
Other assets......................        21.2       --             --              --              12.5          33.7
                                    -----------  -----------         -----     ------------       ------    -----------
                                     $   272.2    $   (11.1)     $  --          $   --         $   (56.0)    $   205.1
                                    -----------  -----------         -----     ------------       ------    -----------
                                    -----------  -----------         -----     ------------       ------    -----------
Accounts payable and accrued
  liabilities.....................   $    11.7    $    (4.0)     $  --          $   --         $  --         $     7.7
Senior bank debt..................         7.1         (7.1)        --              --            --            --
Project debt......................        12.5       --             --              --            --              12.5
Subordinated debentures...........       195.9       --             --              (195.9)       --            --
Other liabilities.................        43.9                      --              --            --              43.9
                                    -----------  -----------         -----     ------------       ------    -----------
      Total liabilities...........       271.1        (11.1)        --              (195.9)                       64.1
                                    -----------  -----------         -----     ------------       ------    -----------
Stockholders' equity:
  Series A Preferred Stock........          .4       --                (.4)         --            --            --
  Class A Common Stock............         2.4       --               (2.4)         --            --            --
  Common Stock....................      --           --                 .1              .5        --                .6
  Capital in excess of par
    value.........................       229.2       --                2.7           112.1        (202.6)        141.4
  Deferred proceeds from stock
    issuance......................         (.4)      --             --              --            --               (.4)
  Minimum pension liability.......         (.6)      --             --              --            --               (.6)
  Accumulated deficit.............      (229.9)      --             --                83.3         146.6        --
                                    -----------  -----------         -----     ------------       ------    -----------
Total stockholders' equity........         1.1       --             --               195.9         (56.0)        141.0
                                    -----------  -----------         -----     ------------       ------    -----------
                                     $   272.2    $   (11.1)     $  --          $   --         $   (56.0)    $   205.1
                                    -----------  -----------         -----     ------------       ------    -----------
                                    -----------  -----------         -----     ------------       ------    -----------


------------------------
(a) To reflect the sale of the Bolsa Chica lowlands, at net book value, which occurred on February 14, 1997, and the subsequent payment of senior bank debt and certain liabilities.

(b) To reflect conversion of each outstanding share of Preferred Stock to 1.75 shares of Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split of 1 share for each 100 shares of all existing issued and outstanding shares of Common Stock.

(c) To reflect the issuance of Common Stock in exchange for all Outstanding Debentures and the resulting extraordinary gain on extinguishment of debt. The extraordinary gain reflected above is based on the recent market value of the Outstanding Debentures, whereas the actual extraordinary gain will be based on the fair value of the Common Stock upon issuance.


(d) To reflect the write-down of Bolsa Chica to fair value of $130 million and to record "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" primarily as a result of re-valuing the Commercial Development Business to fair value under "Fresh Start Accounting" upon emergence from Chapter 11, as required in utilizing the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." In addition, the accumulated deficit of the Company was eliminated pursuant to Fresh Start Accounting. While the estimated reorganization value of the Company has been primarily allocated to specific asset categories pursuant to Fresh-Start Accounting, the effects of such are subject to further refinement or adjustment. The actual Reorganization Value in Excess of Amounts Allocable to Identifiable Assets to be recorded by the Company upon emergence from Chapter 11 will reflect the difference in the Company's stock valuation and the Company's net assets.

                          KOLL REAL ESTATE GROUP, INC.
                        HISTORIC AND UNAUDITED PRO FORMA
                STATEMENT OF OPERATIONS -- THE PRE-PACKAGED PLAN
                                 (IN MILLIONS)


                                                                  FOR THE YEAR ENDED DECEMBER 31, 1996
                                                         -------------------------------------------------------
                                                                          PRO FORMA ADJUSTMENTS
                                                                      -----------------------------
                                                                       PREPACKAGED     FRESH START    ADJUSTED
                                                         HISTORICAL      PLAN(A)      ACCOUNTING(B)   PRO FORMA
                                                         -----------  --------------  -------------  -----------
Revenues:
  Asset Sales..........................................   $    33.6                                   $    33.6
  Operations...........................................        11.2                                        11.2
                                                         -----------                                 -----------
                                                               44.8                                        44.8
                                                         -----------                                 -----------
Costs of:
  Asset Sales..........................................        30.2                                        30.2
  Operations...........................................        10.0                                        10.0
                                                         -----------                                 -----------
                                                               40.2                                        40.2
                                                         -----------                                 -----------
  Gross operating margin...............................         4.6                                         4.6

General and administrative expenses (c)................         9.6                                         9.6
Interest expense.......................................        24.9    $   (22.7)                           2.2
Other expense (income), net (c)........................        (1.1)                    $     (.6)          (.5)
                                                         -----------      ------           ------    -----------

Income (loss) from continuing operations before income
  taxes................................................       (28.8)        22.7              (.6)         (6.7)
Income tax expense (benefit)...........................          .1         --             --                .1
                                                         -----------      ------           ------    -----------

Loss from continuing operations........................   $   (28.9)   $    22.7        $     (.6)    $    (6.8)
                                                         -----------      ------           ------    -----------
                                                         -----------      ------           ------    -----------


------------------------
(a) To reflect the reduction of interest expense resulting from the Recapitalization pursuant to the Prepackaged Plan.


(b) To reflect the increase in amortization expense associated with "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" primarily as a result of re-valuing Commercial Development Business to fair value under "Fresh Start Accounting" upon emergence from Chapter 11, as required in utilizing the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."


(c) Pro forma adjustments do not reflect any eliminations of non-recurring general and administrative expenses and non-recurring other expense of $2.5 million and $1.5 million, respectively, related to the Bolsa Chica lowland sale and the Prepackaged Plan. The pro forma adjustments also do not reflect the $1.9 million expense for Advisor Warrants to be issued upon completion of the Exchange Offers because the expense is non-recurring.

                HISTORIC AND UNAUDITED PRO FORMA CAPITALIZATION
                     OF THE COMPANY -- THE PREPACKAGED PLAN

    The table below sets forth the capitalization of the Company and its subsidiaries as of December 31, 1996. The Pro Forma financial information set forth below gives effect to the Prepackaged Plan as of December 31, 1996.


                                                                               AT DECEMBER 31, 1996
                                                -----------------------------------------------------------------------------------
                                                                               PRO FORMA ADJUSTMENTS
                                                             ---------------------------------------------------------
                                                                BOLSA
                                                               LOWLAND         STOCK       PREPACKAGED    FRESH START
                                                HISTORICAL     SALE(A)     CONVERSION(B)     PLAN(C)     ACCOUNTING(D)   PRO FORMA
                                                -----------  -----------  ---------------  ------------  -------------  -----------
                                                                                   (IN MILLIONS)
Senior bank debt (e)..........................   $     7.1    $    (7.1)     $  --          $   --         $  --         $  --
Project debt (e)..............................        12.5       --             --              --            --              12.5
Outstanding Debentures (e)....................       195.9       --             --              (195.9)       --            --
Stockholders' equity (f):
  Series A (convertible redeemable nonvoting)
  Preferred Stock, $.01 par value, 42,505,504
  shares authorized, 38,886,626 (historical)
  and no (pro forma) shares outstanding.......         0.4       --                (.4)         --            --            --
Class A Common Stock, $.05 par value,
  625,000,000 shares authorized, 48,938,543
  (historical) and no (pro forma) shares
  outstanding.................................         2.4       --               (2.4)         --            --            --
Class B (convertible nonvoting) Common Stock,
  $.05 par value, 25,000,000 shares
  authorized, no shares outstanding...........      --           --             --              --            --            --
Common Stock, $.05 par value, 18,000,000
  shares authorized, no (historical) and
  11,646,743 (pro forma) shares outstanding...      --           --                 .1              .5        --                .6
Capital in excess of par value................       229.2       --                2.7           112.1        (202.6)        141.4
Deferred proceeds from stock issuance.........         (.4)      --             --              --            --               (.4)
Minimum pension liability.....................         (.6)      --             --              --            --               (.6)
Accumulated deficit...........................      (229.9)      --             --                83.3         146.6        --
                                                -----------       -----          -----     ------------       ------    -----------
  Total Stockholders' Equity..................         1.1       --             --               195.9         (56.0)        141.0
                                                -----------       -----          -----     ------------       ------    -----------
Total capitalization..........................   $   216.6    $    (7.1)     $  --          $   --         $   (56.0)    $   153.5
                                                -----------       -----          -----     ------------       ------    -----------
                                                -----------       -----          -----     ------------       ------    -----------


------------------------
(a) To reflect repayment of senior bank debt following the sale of the Bolsa Chica lowlands, at net book value, in February 1997.

(b) To reflect conversion of each outstanding share of Preferred Stock to 1.75 shares of Common Stock pursuant to the Capital Stock Combination and the Reverse Stock Split of 1 share for each 100 shares of all existing issued and outstanding shares of Common Stock.

(c) To reflect the issuance of Common Stock in exchange for all Outstanding Debentures and the resulting extraordinary gain on extinguishment of debt. The extraordinary gain reflected above is based on the recent market value of the Outstanding Debentures, whereas the actual extraordinary gain will be based on the fair value of the Common Stock upon issuance.


(d) To reflect the write-down of Bolsa Chica to fair value of $130 million and to record "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" primarily as a result of re-valuing the Commercial Development Business to fair value under "Fresh Start Accounting" upon emergence from Chapter 11, as required in utilizing the American Institute of Certified Public Accountants'

    Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." In addition, the accumulated deficit of the Company was eliminated pursuant to Fresh Start Accounting. While the estimated reorganization value of the Company has been primarily allocated to specific asset categories pursuant to Fresh-Start Accounting, the effects of such are subject to further refinement or adjustment. The actual Reorganization value in Excess of Amounts Allocable to Identifiable Assets to be recorded by the Company upon emergence from Chapter 11 will reflect the difference in the Company's stock valuation and the Company's net assets.


(e) See Note 6 of Notes to Audited Historic Financial Statements.

(f) See Note 12 of Notes to Audited Historic Financial Statements.

                            SELECTED FINANCIAL DATA


    Set forth below is selected financial data of the Company and its consolidated subsidiaries. The following information should be read in conjunction with the financial statements beginning on page F-2 and in conjunction with the historic and unaudited pro forma consolidated financial information contained in this Prospectus. See "Historic and Unaudited Pro Forma Consolidated Financial Statements."



                                                                                                       PRO FORMA
                                                    YEARS ENDED DECEMBER 31,                 ------------------------------
                                      -----------------------------------------------------   EXCHANGE        THE PRE-
                                        1992       1993       1994       1995       1996      OFFERS(H)   PACKAGED PLAN(I)
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------------
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Cash, cash equivalents and
    short-term investments (a)......  $    41.6  $    43.5  $    13.0  $     4.9  $     2.1   $    16.0       $    16.0
  Total assets (a)..................      486.1      436.0      414.0      272.4      272.2       261.1           205.1
  Senior bank debt (b)..............       65.4        7.0     --           16.6        7.1      --              --
  Project debt......................     --         --         --         --           12.5        12.5            12.5
  Subordinated debentures (b).......      165.1      134.9      152.9      173.2      195.9        19.6          --
  Total stockholders' equity (c)....  $   149.6  $   163.5  $   145.5  $    29.6  $     1.1   $   160.1       $   141.0
  Fully diluted shares outstanding
    at end of period (g)............       86.4       91.4      102.5      102.4      102.4        11.6            12.7
  Book value per fully diluted
    share...........................  $    1.73  $    1.79  $    1.42  $     .29  $     .01   $   13.80       $   11.10
STATEMENT OF OPERATIONS DATA:
  Revenues (d),(e)..................  $    28.3  $    16.7  $    21.4  $    34.0  $    44.8   $    44.8       $    44.8
  Loss from continuing operations
    (e),(f).........................      (41.9)     (20.1)     (18.7)    (116.9)     (28.9)       (8.5)           (6.8)
  Net income (loss) (f).............      (38.4)      14.3      (18.0)    (116.9)     (28.9)
Per common share:
  Loss from continuing operations
    (c),(e),(f).....................      (1.44)      (.24)      (.43)     (2.48)      (.60)  $    (.78)      $    (.57)
  Net income (loss) (f),(g).........  $   (1.32) $     .17  $    (.41) $   (2.48) $    (.60)
  Weighted average shares
    outstanding (g).................       29.0       83.0       43.8       47.1       48.3        10.9            11.9


------------------------
(a) The decrease in total assets at December 31, 1993 is primarily due to the disposition of the Company's investment in Deltec Panamerica S.A. ("Deltec") and the sale of Lake Superior Land Company ("Lake Superior"). The decrease in total assets and cash, cash equivalents and short-term investments at December 31, 1994 is primarily attributable to the funding of project development costs and general and administrative expenses, as well as funds deposited into a restricted cash account to secure a $25 million letter of credit facility related to the Abex litigation. The decreases in cash, cash equivalents and short term investments at December 31, 1995 and 1996 are primarily attributable to the funding of project development and infrastructure costs and general and administrative expenses, partially offset by sales of real estate held for development or sale. The decrease in total assets at December 31, 1995 is primarily due to the asset revaluation of Bolsa Chica and the decrease in cash described above.

(b) The decrease in debt at December 31, 1993 reflects principal repayments on senior bank debt and the exchange of subordinated debentures in connection with the sale of Lake Superior and the issuance of 3.4 million shares of Class A Common Stock of the Company to Libra. The increase in debt at December 31, 1995 reflects borrowings under new credit agreements to settle the Abex litigation and construct infrastructure improvements at Rancho San Pasqual. The decrease in senior bank debt at December 31, 1996 reflects principal repayments in excess of borrowings for construction of infrastructure improvements at Rancho San Pasqual. The increase in project debt at December 31, 1996 reflects borrowings from banks for build-to-suit projects.

(c) The increase in equity at December 31, 1993 primarily reflects net income for the year then ended. The decrease in equity at December 31, 1995 reflects the net loss for the year then ended, including the asset revaluation of Bolsa Chica. The decrease in equity at December 31, 1996 reflects the net loss for the year then ended, primarily due to interest expense on subordinated debentures.

(d) The decrease in 1993 revenues is principally due to a decrease in land sales and the absence of revenues from a hotel disposed of in 1992, partially offset by revenues from the Eagle Crest Golf Course which opened in May 1993, and development fees generated by the business acquired from The Koll Company in September 1993. The increase in 1995 revenues is due to an increase in land sales and Wentworth By The Sea residential and marina sales. The increase in 1996 revenues reflects the sale of residential lots and the Eagle Crest Golf Course at Rancho San Pasqual, the formation of the Fairbanks Highlands joint venture and the sale of resort/residential lots in Michigan.

(e) Amounts have been reclassified to present Lake Superior and Deltec as discontinued operations.

(f) The loss from continuing operations for the year ended December 31, 1993 reflects lower interest expense related to lower debt outstanding, as well as nonrecurring income of $3 million received upon termination of a put option agreement with Abex Inc. and a $2 million insurance reimbursement related to costs incurred in 1992. Net income and net income per common share for 1993 reflect gains on the dispositions of Lake Superior and Deltec and an extraordinary gain on debt extinguishment. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1995 reflect approximately $121.1 million of charges related to write-downs of real estate properties, including Bolsa Chica. The loss from continuing operations, net loss and loss per common share for the year ended December 31, 1996 is primarily the result of noncash interest charged on the subordinated debentures.

(g) In July 1992, approximately 19.7 million shares of Class A Common Stock and
    42.5 million shares of Series A Preferred Stock were issued in connection with the merger of a subsidiary of Henley Properties with and into the Henley Group. The Preferred Stock is not included in the loss per share calculations except for 1993 since the effect is antidilutive. In December 1993, the Company issued 3.4 million shares of its Common Stock in exchange for all of Libra's approximately $10.6 million in aggregate principal amount plus accrued interest of Subordinated Debentures issued by the Company. The 1993 earnings per share calculation includes these newly issued shares, along with the Preferred Stock and stock options outstanding. In November 1994, the Company issued 2.0 million shares (along with warrants for the purchase of an additional 2.0 million shares) of its Common Stock in connection with the acquisition of the Kathryn G. Thompson Company. The 1994, 1995 and 1996 amounts reflect conversion of 1.2 million, an additional
    1.0 million and an additional 1.4 million shares, respectively of Preferred Stock to Common Stock.

(h) The Pro Forma--Exchange Offers amounts reflect December 31, 1996 historical amounts, giving effect to (i) the February 1997 sale of the Bolsa Chica lowlands, (ii) the issuance of Common Stock to holders of Senior Subordinated and Subordinated Debentures pursuant to the Exchange Offers (assuming only the minimum 90% are tendered), including the resulting extraordinary gain on extinguishment of debt of approximately $57.7 million, net of income taxes (see "Historic and Unaudited Pro Forma Consolidated Financial Statements--The Exchange Offers"), and (iii) the Capital Stock Combination and Reverse Stock Split described in this Prospectus.


(i) The Pro-Forma--The Prepackaged Plan amounts reflect December 31, 1996 historical amounts, giving effect to (i) the February 1997 sale of the Bolsa Chica lowlands, (ii) the issuance of Common Stock to holders of Senior Debentures and Subordinated Debentures pursuant to the Prepackaged Plan, including the resulting extraordinary gain on extinguishment of debt of approximately $83.3 million and the write-down of Bolsa Chica and to record "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" primarily as a result of re-valuing the Commercial Development Business to fair value under Fresh Start Accounting upon emergence from Chapter 11 (see "Historic and Unaudited Pro Forma Consolidated Financial Statements--The Prepackaged Plan"), and (iii) the Capital Stock Combination and Reverse Stock Split described in this Prospectus.

              PROJECTIONS OF CERTAIN FINANCIAL DATA OF THE COMPANY

    Set forth below are projections of certain financial data that illustrate the estimated effects of the Recapitalization and certain related transactions, as effected pursuant to (i) the Exchange Offers and related transactions, or
(ii) the Prepackaged Plan, on the consolidated results of operations and financial position of the Company and subsidiaries for the periods indicated. The Projections are presented for the effectuation of the Recapitalization pursuant to the Exchange Offers or pursuant to the Prepackaged Plan. For purposes of these projections, the Recapitalization and certain related transactions are assumed to be effective as of June 30, 1997 pursuant to (i) the Exchange Offers and related transactions, and (ii) the Prepackaged Plan. The projections set forth below were developed by the Company and its financial advisors in June 1996 in connection with the planning, development and negotiation of its proposed Recapitalization. The material assumptions underlying the projections which constitute an integral part of the projections are set forth immediately following such projections and should be carefully reviewed along with the information set forth under "Risk Factors" with an understanding that these risks and uncertainties include, but are not limited to, litigation or appeals of regulatory approvals (including pending litigation challenging the California Coastal Commission's approval of the Company's Bolsa Chica project), and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price. The projections also should be read in conjunction with the Audited Historical Financial Statements and Unaudited Pro Forma Consolidated Financial Statements of the Company and subsidiaries included elsewhere in this Prospectus. See "Index to Financial Statements and Supplementary Data" and "Unaudited Pro Forma Consolidated Financial Statements."

    The following projected financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information and, accordingly, are not intended to comply with Rule 11-03 of Regulation S-X. Neither the independent accountants for the Company nor any other independent auditors have examined, reviewed, compiled or performed any procedures with respect to these projections and, accordingly, do not express an opinion or any other form of assurance on them and assume no responsibility for them. The projected information necessarily makes numerous assumptions as set forth below and the Company's future operating results are subject to and likely to be affected by a number of factors, including timely resolution of the pending Bolsa Chica litigation, industry performance, general business and economic conditions, taxes, and other matters, many of which are beyond the Company's control. The Company believes that while all of its assumptions are reasonable, such projected information and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as reflected in the projected information and assumed by the Company in its preparation of such information. Although the projected information represents the best estimate of the Company (for which the Company believes it has a reasonable basis as of the time of the preparation thereof) of the results of operations of the Company, it represents only an estimate, and actual results may vary considerably from the projected information included herein. Consequently, the inclusion of the projections herein is not a representation by the Company or its financial advisors that the projections will be realized. Because the projections are subject to significant uncertainties and are based upon assumptions that may not prove to be correct, holders of Impaired Claims and Interests are cautioned not to place undue reliance on these projections. The projections should not be relied on for any purpose other than in considering whether to vote to accept or reject the Prepackaged Plan. The Company does not intend to update or otherwise revise these projections to reflect circumstances existing after the date of this Prospectus or to reflect the occurrence of any other events, even in the event that the assumptions underlying the projections are shown to be in error (including if the projections become false by reason of subsequent events), except as may be required by applicable law prior to the Confirmation Date of the Prepackaged Plan.

                          KOLL REAL ESTATE GROUP, INC.
                PROJECTED FINANCIAL DATA--THE EXCHANGE OFFERS(A)


                                                                                  YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------------------------
                                                                    HISTORIC                    PROJECTED
                                                                   -----------  ------------------------------------------
                                                                      1996        1997       1998       1999       2000
                                                                   -----------  ---------  ---------  ---------  ---------
                                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data:
  Cash, cash equivalents and investments (a).....................   $     2.1   $     7.6  $    53.6  $   131.3  $   186.3
  Total assets (b)...............................................       272.2       284.1      235.4      218.8      214.9
  Senior bank debt (b)...........................................         7.1      --         --         --         --
  Project debt...................................................        12.5        47.0     --         --         --
  Subordinated debentures........................................       195.9        22.0       24.9       28.1       31.7
  Total stockholders' equity (c).................................         1.1       153.9      150.6      152.0      160.8
  Fully diluted shares outstanding at end of year................       102.4        11.6       11.6       11.6       11.6
  Book value per fully diluted share.............................         .01       13.27      12.98      13.10      13.86
Statement of Operations Data:
  Revenues (a)(d)................................................        44.8        80.8      179.3      112.2      111.5
  Costs of sale..................................................        40.2        77.5      172.3       99.5       85.6
  Income (loss) from continuing operations.......................       (28.9)      (16.2)      (3.3)       1.4        8.8
  Extraordinary Gain on extinguishment of debt...................      --            67.7     --         --         --
  Net income (loss) (c)..........................................       (28.9)       51.5       (3.3)       1.4        8.8
Per common share:
  Income (loss) from continuing operations.......................        (.60)       (.54)      (.30)       .13        .81
  Net income (loss)..............................................        (.60)       1.72       (.30)       .13        .81
Weighted average shares outstanding..............................        48.3        29.9       10.9       10.9       10.9


------------------------
(a) The above financial projections are based on the assumption that the Recapitalization and certain related transactions are effective as of June 30, 1997 pursuant to the Exchange Offers and related transactions and not pursuant to the Prepackaged Plan. The Company has prepared the Financial Projections based on generally accepted accounting principles. In addition, the Company has assumed in the above financial projections that cash flow generated by its current assets is reinvested in new projects that earn a 15% annual rate of return.

(b) The Bolsa Chica lowlands were sold for $25 million in February 1997, with a portion of the proceeds utilized to repay remaining senior bank debt and certain liabilities.

(c) The net income (loss), net income (loss) per share and total stockholders' equity reflect the projected gain on the retirement of the Outstanding Debentures, net of taxes of $17.8 million (due to limitations on utilization of net operating losses).

(d) Projected revenues for the years ended December 31, 1997 and 1998 include approximately $31.1 million and $91.3 million, respectively from sales of build-to-suit projects.

                                  ASSUMPTIONS

    BOLSA CHICA--Infrastructure construction on the Bolsa Chica mesa is assumed to begin during the fourth quarter of 1997, assuming timely resolution of outstanding litigation, which management believes will not have a significant financial impact on the project.

    Absorption of approximately 1,835 Mesa lots over a four year period (1998-2001) as follows:

1998                            1999         2000         2001
---------------------------     -----        -----        -----
500                              606          593          136

    Range of initial home prices (including premiums) and sizes as follows:

                                                                                             PRICE/
                                                                    SQ. FT.      PRICE       SQ. FT.
                                                                  -----------  ----------  -----------
High............................................................       3,200   $  595,000   $     186
Low.............................................................       1,100   $  179,000   $     163
Average.........................................................       1,700   $  286,000   $     168

    The associated lot price, including view premium, for the high and low initial home price is $257,000 and $56,000, respectively.

    Inflation assumed as follows:

                                                                                          1998 &
                                                                    1996       1997     THEREAFTER
                                                                  ---------  ---------  -----------
Home prices.....................................................       0.0%       3.0%        7.0%
Lot prices......................................................       0.0%       4.5%       10.5%
Costs...........................................................       2.0%       3.0%        3.5%

    The Company is assumed to capture 25% of the projected home builder profit, estimated at 8.0% of the initial home price, through joint ventures or in-house home building.

    Sales revenues and costs of sales, including participation in home builder profits are projected as follows:

                                                              1996       1997       1998       1999       2000
                                                            ---------  ---------  ---------  ---------  ---------
                                                                                (IN MILLIONS)
Sales.....................................................     --           25.0       67.0       85.7       70.0
Costs of Sales............................................     --           25.0       67.0       85.7       70.0
                                                                  ---        ---        ---        ---        ---
                                                               --         --         --         --         --
                                                                  ---        ---        ---        ---        ---
                                                                  ---        ---        ---        ---        ---

    RANCHO SAN PASQUAL--Residential lots at Rancho San Pasqual are projected to be sold on a timely basis to homebuilders which have rolling options, or in comparable transactions. Historic and projected sales revenues for 1996, 1997 and 1998 amount to $10.1 million, $8.7 million and $3.9 million, respectively.

    COMMERCIAL DEVELOPMENT BUSINESS--The commercial development business is assumed to achieve 10% fee revenue growth and 4% annual expense growth in years after 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES--Recurring general and administrative expenses are projected to grow at a 5% annual rate from 1997 through 2000 and held constant thereafter.

    OTHER LIABILITIES--Payments on other liabilities are assumed to be $6.2 million, $1.2 million, $1.2 million, and $1.2 million respectively for the years of 1997, 1998, 1999 and 2000. Projected payments do not include amounts for claims which cannot be determined or approximated with any reasonable degree of accuracy, such as claims for which the Company is contesting liability.

    TAX ATTRIBUTES--Utilization of net operating losses and certain other tax attributes is assumed to be limited under Section 382 of the Code as a result of the Recapitalization pursuant to the Exchange Offers. The annual limitation calculation assumes a value of the old loss corporation of approximately $15.0 million (the approximate recent stock market value) times the long-term tax-exempt bond rate of 5.50% (for April 1997), for an annual limitation of $.8 million per annum. Net income and stockholders' equity reflect the write-off of $17.8 million of deferred tax assets as a result of the limitations. See "Federal Income Tax Consequences of the Exchange Offers and the Prepackaged Plan to the Company--Limitation on Net Operating Losses."

    See "Risk Factors--Tax Matters" for a discussion of a pending dispute between the Company and the IRS which, if decided adversely to the Company, could affect the Company's tax attributes under the Recapitalization.

                          KOLL REAL ESTATE GROUP, INC.
               PROJECTED FINANCIAL DATA--THE PREPACKAGED PLAN(A)


                                                                                      YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------------------------
                                                                     PRECONFIRMATION
                                                                     ---------------                  PROJECTED
                                                                        HISTORIC      ------------------------------------------
                                                                          1996          1997       1998       1999       2000
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data:
  Cash, cash equivalents and investments (a).......................     $     2.1     $     7.9  $    54.0  $   141.0  $   209.5
  Total assets (b).................................................         272.2         227.8      196.3      211.7      239.9
  Senior bank debt (b).............................................           7.1        --         --         --         --
  Project debt.....................................................          12.5          47.0     --         --         --
  Subordinated debentures..........................................         195.9        --         --         --         --
  Total stockholders' equity (c)...................................           1.1         136.2      152.1      175.1      212.2
  Fully diluted shares outstanding at end of year..................         102.4          12.7       12.7       12.7       12.7
  Book value per fully diluted share...............................           .01         10.72      11.98      13.79      16.71
Statement of Operations Data:
  Revenues (a)(d)..................................................          44.8          80.8      179.3      112.3      113.0
  Costs of sale (e)................................................          40.2          77.5      154.5       76.1       66.4
  Income (loss) from continuing operations.........................         (28.9)        (72.5)      15.9       20.3       21.8
  Extraordinary gain on extinguishment of debt.....................        --              95.0     --         --         --
  Net income (loss) (c)............................................         (28.9)         22.5       15.9       20.3       21.8
Per common share:
  Income (loss) from continuing operations.........................          (.60)        (2.38)      1.34       1.71       1.83
  Net income (loss) (c)............................................          (.60)          .74       1.34       1.71       1.83
Weighted average shares outstanding................................          48.3          30.4       11.9       11.9       11.9


------------------------
(a) The above financial projections are based on the assumption that the Recapitalization and certain related transactions are effective as of June 30, 1997 pursuant to the Prepackaged Plan. The Company based the above projections on its financial position as of December 31, 1996, adjusted to take into account the effects of the Prepackaged Plan and certain related transactions assumed to close as of June 30, 1997. The above projections have been prepared using the principles required by the American Institute of Certified Public Accountants' Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("FRESH START ACCOUNTING"). The Company has prepared the Financial Projections based on generally accepted accounting principles as such rules and practices are applied to the real estate industry. In addition, the Company has assumed in the above financial projections that cash flow generated by its current assets is reinvested in new projects that earn a 15% annual rate of return.

(b) The Bolsa Chica lowlands were sold for $25 million in February 1997, with a portion of the proceeds utilized to repay remaining senior bank debt and certain liabilities. The decrease in total assets at December 31, 1997 reflects the write-down of land held for development pursuant to the application of fresh start accounting.


(c) The Net income (loss), net income (loss) per share and total stockholders equity reflect the projected gain on the retirement of the Outstanding Debentures. Unrecognized deferred tax benefits from utilization of net operating loss carryforwards generated prior to the Recapitalization and realized subsequent to the Recapitalization in 1999 and 2000 are recorded directly to equity rather than in the Statement of Operations.


(d) Projected revenues for the years ended December 31, 1997 and 1998 include approximately $31.1 million and $91.3 million, respectively from sales of build-to-suit projects.

(e) Costs of sale for the years ended December 31, 1998 through 2000 reflect the reduced land basis resulting from the write-down of land held for development in 1997 upon confirmation of the Prepackaged Plan pursuant to the application of fresh start accounting.

                                  ASSUMPTIONS

    BOLSA CHICA--Infrastructure construction on the Bolsa Chica mesa is assumed to begin during the fourth quarter of 1997, assuming timely resolution of outstanding litigation, which management believes will not have a significant financial impact on the project.

    Absorption of approximately 1,835 Mesa lots over a four year period (1998-2001) as follows:

1998                            1999         2000         2001
---------------------------     -----        -----        -----
500                              606          593          136

    Range of initial home prices (including premiums) and sizes as follows:

                                                                                             PRICE/
                                                                    SQ. FT.      PRICE       SQ. FT.
                                                                  -----------  ----------  -----------
High............................................................       3,200   $  595,000   $     186
Low.............................................................       1,100   $  179,000   $     163
Average.........................................................       1,700   $  286,000   $     168

    The associated lot price, including view premium, for the high and low initial home price is $257,000 and $56,000, respectively.

    Inflation assumed as follows:

                                                                                          1998 &
                                                                    1996       1997     THEREAFTER
                                                                  ---------  ---------  -----------
Home prices.....................................................       0.0%       3.0%        7.0%
Lot prices......................................................       0.0%       4.5%       10.5%
Costs...........................................................       2.0%       3.0%        3.5%

    The Company is assumed to capture 25% of the projected home builder profit, estimated at 8.0% of the initial home price, through joint ventures or in-house home building.

    Sales revenues and costs of sales, including participation in home builder profits are projected as follows:

                                                              1996       1997       1998       1999       2000
                                                            ---------  ---------  ---------  ---------  ---------
                                                                                (IN MILLIONS)
Sales.....................................................     --           25.0       67.0       85.7       70.0
Costs of Sales............................................     --           25.0       49.0       62.0       50.2
                                                                  ---        ---        ---        ---        ---
                                                               --         --           18.0       23.7       19.8
                                                                  ---        ---        ---        ---        ---
                                                                  ---        ---        ---        ---        ---

    RANCHO SAN PASQUAL--Residential lots at Rancho San Pasqual are projected to be sold on a timely basis to homebuilders which have rolling options, or in comparable transactions. Historic and projected sales revenues for 1996, 1997 and 1998 amount to $10.1 million, $8.7 million and $3.9 million, respectively.

    COMMERCIAL DEVELOPMENT BUSINESS--The commercial development business is assumed to achieve 10% fee revenue growth and 4% annual expense growth in years after 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES--Recurring general and administrative expenses are projected to grow at a 5% annual rate from 1997 through 2000 and held constant thereafter.

    OTHER LIABILITIES--Payments on other liabilities are assumed to be $5.4 million, $1.2 million, $1.2 million, and $1.2 million respectively for the years of 1997, 1998, 1999 and 2000. Projected payments do not include amounts for claims which cannot be determined or approximated with any reasonable degree of accuracy, such as claims for which the Company is contesting liability.


    TAX ATTRIBUTES--Net operating losses and certain other tax attributes are assumed to be reduced under the Code as a result of the Recapitalization pursuant to the Prepackaged Plan. Under Section 382(1)(5), the Company has projected a reduction in its net operating losses by the amount of interest accrued on any debt exchanged for stock in the bankruptcy proceeding during the year of the proceeding and the three prior taxable years. The estimated impact of Sections 382 and 108 is approximately $99 million which would reduce the net operating losses to approximately $200 million as of June 30, 1997. In addition, if another ownership change occurs within two years, the Company's use of its net operating losses would be disallowed in its entirety. It is assumed that no second change of ownership will occur within two years. See "Federal Income Tax Consequences of the Exchange Offers and the Prepackaged Plan to the Company-- Limitation on Net Operating Losses."



    It is also assumed that the net operating losses are not reduced as a result of the audit adjustments proposed by the Internal Revenue Service for the years ended December 31, 1989, 1990 and 1991. See "Risk Factors--Tax Matters" for a discussion of a pending dispute between the Company and the IRS which, if decided adversely to the Company, could affect the Company's tax attributes under the Prepackaged Plan.

                         POSSIBLE ACCOUNTING TREATMENTS

    The Company proposes to account for the Recapitalization, assuming holders of the Senior Debentures and Subordinated Debentures exchange 90% or more of the Outstanding Debentures and related accrued interest, by recording the shares of Common Stock issued at fair value at the time the Outstanding Debentures are tendered; any difference between the value of such shares issued and the related outstanding debt balance will result in the recognition of an extraordinary gain on extinguishment of debt. The Company will continue to report its historical Accumulated Deficit balance (net of the extraordinary gain referred to above) in stockholders' equity. As discussed in "Material Federal Income Tax Consequences of the Exchange Offers; Cancellation of Indebtedness--Income Limitation on Net Operating Losses" herein, certain net operating loss carryforwards ("NOLS") will become unusable as a result of the Recapitalization through the Exchange Offers, resulting in the write-off of the related deferred tax assets. With the completion of the Recapitalization through the Exchange Offers, no adjustment to the net realizable values of assets and liabilities, other than to the deferred tax assets discussed above, is required.

    In the event that the Company seeks judicial confirmation of the Prepackaged Plan, the Company proposes to account for the exchange of shares of Common Stock for Outstanding Debentures using the principles of fresh start accounting pursuant to Statement of Position 90-7 ("FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE"). Pursuant to such principles, in general, the Corporation's assets (principally the Bolsa Chica property) and liabilities will be revalued to their fair market values. The aggregation of any adjustments to the asset and liability accounts will be recorded as adjustments to results of operations. Additionally, the difference between the value of shares issued and the related outstanding debt balance will result in the recognition of an extraordinary gain on extinguishment of debt. The Company will recast its balance sheet based on the aforementioned revalued assets and liabilities, and restate retained earnings to zero. As discussed below in "Federal Income Tax Consequences of Prepackaged Plan," under judicial confirmation of the Prepackaged Plan there will be no loss of available NOLS.

                              LIQUIDATION ANALYSIS

    Pursuant to the Best Interests Test, the Bankruptcy Court must determine that each nonaccepting Holder of an Impaired Claim or Impaired Interest will receive or retain property of a value as of the Effective Date of the Prepackaged Plan at least equal to the amount such Holder would receive or retain on account of such Claim or Interest if the Company were liquidated under chapter 7 of the Bankruptcy Code (a "Liquidation"). In applying the Best Interests Test, the Bankruptcy Court will ascertain the hypothetical distributions in a Liquidation to Secured Creditors, holders of priority Claims, general unsecured Creditors and Equity Interest Holders. In such analysis, the Court will take into account applicable structural and contractual subordination rights among Creditors, as well as give effect to valid liens and security interests held by certain Creditors. Hypothetical distributions to Creditors and Equity Holders would then be determined based upon rules of "absolute priority" established by the Bankruptcy Code as more fully described below. The Court will compare these hypothetical chapter 7 liquidation distributions with the distributions offered to each class of Impaired Claims or Impaired Interests under the Prepackaged Plan to determine if the Prepackaged Plan satisfies the Best Interests Test set forth in section 1129(a)(7) of the Bankruptcy Code.

    The Company believes that the value of the property to be distributed or retained by each holder of an Impaired Claim and Impaired Interest under the Prepackaged Plan exceeds the value, if any, the Holder would receive in a Liquidation and thus believes that the requirements of the best interest test are satisfied. In order to arrive at that judgment, the Company, with the assistance of Houlihan Lokey which relied on Company projections, estimated and compared the theoretical returns to each holder of an Impaired Claim and Impaired Interest under a hypothetical Liquidation with those under the Prepackaged Plan. The results of such analysis are set forth below.

    It should be noted that underlying this analysis are a number of estimates and assumptions which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control or otherwise not accurately predictable by the Company. Moreover, there can be no assurance that the values assumed in the following analysis would be realized if in fact the Company was liquidated. Accordingly, while the analysis that follows is necessarily presented with numerical specificity, if the Company's assets were in fact liquidated, the actual liquidation proceeds would likely vary from the amounts set forth below and no representation or warranty can be, or is being made with respect to the proceeds that could be received in an actual chapter 7 liquidation of the Company. The Liquidation valuations have been prepared solely for purposes of permitting the comparison required by section 1129(a)(7) of the Bankruptcy Code and do not represent a value that may be appropriate for any other purpose. Nothing contained in these valuations is intended to be or constitutes a concession or admission of the Company for any other purpose.

LIQUIDATION ANALYSIS

    The following principal assumptions and considerations were used to prepare the liquidation analysis:

    ESTIMATED LIQUIDATION PROCEEDS. The Company is a real estate development company with properties, located principally in Southern California, in various stages of development. The business of the Company is conducted through subsidiaries. The principal assets of the Company consist of the stock of the subsidiaries. For purposes of the liquidation analysis, it is assumed that the properties owned by the Company, which are held in the Company's subsidiaries, would be sold on a going concern basis, and that the other assets of the Company, which are not material in aggregate, would be sold in a liquidation sale over the period described below. It is believed that the sales of subsidiaries assets would result in greater proceeds to the Company than liquidating the stock of the individual subsidiaries. There can be no assurance, however, that any asset sales could be completed. Further, the Company did not solicit inquiries with respect to an acquisition of the Company or any of its businesses or assets. The following information and factors, not listed in order of importance, were, among others, considered by the Company in estimating the proceeds which might be received from the sale of the properties owned, or businesses being operated, by the Company:

    (a) The Company's historical financial statements, relevant historical operating information and projected financial and operating performance, including financial information for the twelve-month period ended December 31, 1996 and projections through December 31, 2003 (the "Projections").

    (b) Valuations of properties comparable to those held by the Company and market valuations of public companies in similar businesses as the Company.

    (c) Bids received by the Company for certain of the Company's properties.

    (d) The primary characteristics of the properties owned by the Company, as well as the Company's development expertise, operating advantages and disadvantages, and other relevant aspects of their business.

    (e) The limited base of potential "bulk-sale"/"as is" buyers for the Company's primary asset, 310 acres of undeveloped land known as Bolsa Chica.

    (f) The potential impact of a chapter 7 proceeding upon potential buyers' pricing strategies.

    (g) The relative timing of potential sales of the Company's assets.

    (h) The liabilities and obligations of the Company's subsidiaries.

    In estimating the liquidation proceeds and applying the foregoing factors and considerations to make such estimates, both the general economic and real estate environment in Southern California and the current status of the Company's assets were considered. As has been described in detail in this Prospectus, the Company has been adversely impacted by a prolonged downturn in the California real estate markets, delays in receiving the entitlements necessary to develop the Bolsa Chica property and litigation challenging such entitlements. These factors have had a significant adverse affect upon the Company's revenues and operating income. These factors would also likely adversely affect the price which could be realized in a near-term disposition of the Company's assets. In addition, this analysis includes estimates related to the acceleration of certain unliquidated and contingent claims that might be triggered by a chapter 7 liquidation.

    IMPACT OF CHAPTER 7 UPON SUBSIDIARY OPERATIONS AND VALUES. A decision to liquidate the Company under chapter 7 could cause the withdrawal of, or delay in receiving, development capital for certain of the Company's properties held in various subsidiaries. In addition, in the event of a chapter 7 proceeding by the Company, as a result of the co-obligation of certain of the subsidiaries on a portion of the Company's indebtedness and other factors, it is likely that some or all of the subsidiaries would be required to commence cases under the Bankruptcy Code. Any such filings would further result in substantial uncertainty and in disruption of the operating businesses, including a potential loss of management. A potential lack of liquidity, combined with poor industry conditions and the adverse effect of the commencement of bankruptcy cases by the subsidiaries, could lead to further reductions in operating performance and, subsequently, less realizable value to creditors and stockholders of the Company from the ultimate disposition of such subsidiaries. The following analysis considers such effects through the assumption that potential acquirors of the Company's assets would require higher rates of return as a result of such factors.

    NATURE AND TIMING OF THE LIQUIDATION PROCESS. Under section 704 of the Bankruptcy Code, a chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for purposes of preparing this liquidation analysis, (a) the liquidation was assumed to commence in January 1997, (b) the Company's assets were assumed to be sold during the 12-month period ending in January 1998 (the "Liquidation Period") and (c) distributions from the liquidations were assumed to be made in their entirety in January 1999 (the "Liquidation Distribution Date"). Depending upon actual circumstances, the 12-month Liquidation Period or 24 month Liquidation Distribution Date could be significantly longer or, while the Company believes it unlikely, shorter. In this connection, it should be noted that bankruptcy proceedings involving the subsidiaries, the necessity for the determination and satisfaction of claims at the subsidiary level prior to any distribution of liquidation proceeds to the Company, the potential for inter-company and inter-creditor claims disputes and the likelihood of significant contingent and other claims and related litigation could substantially delay both the sale of some or all subsidiaries and the ultimate distribution of the proceeds of asset liquidations to the Company's Creditors and Interest Holders.

    While for purposes of this analysis the Liquidation Period is assumed to begin approximately six months before the Effective Date of the Prepackaged Plan, the Company does not expect any material events to occur over this time frame that will significantly impact this analysis, with the exception of the sale of the Lowlands. This analysis has been adjusted to reflect the sale of the Lowlands, which occurred in February 1997, and is discussed in more detail below.


    LIQUIDATION TAX LIABILITIES. As members of the consolidated tax group, each subsidiary of the Company is jointly liable with the Company for federal tax liabilities, including liabilities that arise from the disposition of the subsidiaries themselves. As such, the proceeds available for distribution to holders of Claims against and Interests in the Company are assumed to be reduced by the tax obligations expected to be triggered by the sale of the subsidiaries in the liquidation whether such obligations are triggered at the Company or subsidiary level. After considering the tax basis of each asset and the application of $282 million of available net operating loss carryforwards as of December 31, 1996 (assuming $147 million of such net operating loss carryforwards are disallowed as a result of the ongoing Internal Revenue Service audit for the Company's 1989 through 1991 tax years), the Company estimates no tax liability as a result of the disposition of the assets of the subsidiaries.

    DISTRIBUTION; ABSOLUTE PRIORITY. Prior to distribution of any proceeds to creditors at the Company level, claims and obligations of the subsidiaries, to the extent not assumed in the particular subsidiary sale transactions themselves, would have to be paid. For purposes of this liquidation analysis it has been assumed that no Claims will be assumed by the buyers of the Company's respective subsidiaries and thus will be paid at the subsidiary level out of the proceeds of subsidiary sales and prior to any distribution to the Creditors of the Company. Under a chapter 7 liquidation, all Secured Claims would be satisfied from the proceeds of the collateral securing such Claims before any such proceeds would be distributed to the Holders of Unsecured Claims. To the extent that proceeds remain after satisfaction of all Secured Claims, Administrative Claims and Priority Claims, the following analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of the Company. Under that rule, no junior Creditor receives any distribution until all senior Creditors are paid in full. As such, and as a result of applicable contractual subordination provisions, no distributions would be made to holders of the Subordinated Debentures until all "senior indebtedness" (as defined in the applicable indenture), including the Senior Debentures, were paid in full.

PRIMARY ASSUMPTIONS USED TO VALUE THE COMPANY'S PRINCIPAL ASSETS UNDER A
  PREPACKAGED PLAN AND A HYPOTHETICAL LIQUIDATION.

    The following section details, on an asset by asset basis, the major assumptions that were used to value the Company's principal assets under the Prepackaged Plan and Liquidation scenarios.

BOLSA CHICA--MESA.

    In a Prepackaged Plan, it is assumed that outstanding litigation is resolved in a timely manner and infrastructure construction on the Bolsa Chica mesa (the "Mesa") begins during the fourth quarter of 1997. The present value of the Mesa in a Prepackaged Plan is equal to the Company's projected cash flows from this project, discounted at a 15% rate.

    Based on conversations with local real estate experts, and after considering various factors such as the additional government approvals that are required before the Mesa can be developed and the prospect of continued litigation related to, or appeals of, regulatory approvals (e.g., the pending litigation challenging the California Coastal Commission's approval of the Company's Bolsa Chica project), the estimated present value of the proceeds to be received for the Mesa in a Liquidation scenario (discounted at 40%) is equal to approximately 54% of the estimated present value of the property in a Prepackaged Plan (discounted at 15%).

BOLSA CHICA--LOWLANDS.

    In February 1997, the Company sold approximately 880 lowland acres (the "Lowlands") to the California State Lands Commission for $25 million. The proceeds from the Lowlands sale were used to repay the $6.6 million balance on the Nomura Loan and reduce other outstanding liabilities by approximately $4.0 million. The remaining portion of the proceeds is currently held in various subsidiary cash accounts.

RANCHO SAN PASQUAL.

    In a Prepackaged Plan, the estimated value of Rancho San Pasqual is based on management's estimate of the cash flows that will be generated by the sale of residential lots which are projected to be sold on a timely basis to homebuilders with rolling options, or in comparable transactions, discounted at a 15% rate.

    The accelerated time frame under Chapter 7 for disposition may have an adverse effect on realized value in a Liquidation. Consequently, in a Liquidation scenario, it is estimated that the Company realizes a present value equal to its projected cash flows from Rancho San Pasqual, discounted at a 25% rate.

FAIRBANKS

    A subsidiary of the Company recently formed a joint venture with a prominent Southern California homebuilder through which Fairbanks, a 390 acre residential property in North San Diego County, California, will be developed. The estimated value of Fairbanks in a Prepackaged Plan scenario is based on the approximately $7.2 million in cash flows projected to be received by the Company as a result of the development of the project in 1998 through 2000, discounted at 15%.

    The decision to liquidate the Company's interest in Fairbanks under chapter 7 of the Bankruptcy Code would likely result in the Company selling its rights to certain future cash flows generated by the joint venture. In a Liquidation scenario, it is estimated that the Company realizes a present value equal to its projected cash flows from Fairbanks, discounted at a 25% rate.

THE COMMERCIAL DEVELOPMENT BUSINESS

    In a Prepackaged Plan, the Commercial Development Business is assumed to achieve 10% annual revenue growth and 4% annual expense growth in years after 1997. The estimated value of the Commercial Development Business in a Prepackaged Plan was derived through the utilization of both comparable company and discounted cash flow valuation approaches.

    In a Liquidation scenario, the Commercial Development Business is estimated to have no value as it is assumed that the Commercial Development Business could not be sold in an expedited time frame due to the sensitivity of this business to (1) access to capital to finance new projects and (2) the business relationships of the personnel employed in the Commercial Development Business, whom would likely choose to terminate their employment in a Liquidation scenario.

GENERAL AND ADMINISTRATIVE EXPENSES

    In a Prepackaged Plan scenario, recurring general and administrative expenses ("G&A Expenses") are projected to grow at a 5% annual rate from 1997 through 2000 and held constant thereafter. The estimated G&A Expenses necessary to manage the Company's current asset base is equal to approximately four times the Company's actual recurring G&A expenses in fiscal year 1996.

    In a Liquidation scenario, it is assumed that the Company does not retain any full-time general and administrative-related personnel. As a result, additional general unsecured claims related to employee severance packages would result from a chapter 7 liquidation. Employee severance packages are estimated to approximate $1.5 million based on contractual obligations.

LIQUIDATION-RELATED EXPENSES

    In the Liquidation scenario, it is assumed that asset disposition fees and expenses would aggregate approximately 3% of estimated gross liquidation proceeds.

BASIC ADMINISTRATION EXPENSES

    In both the Prepackaged Plan and Liquidation scenarios, the proceeds that would be available to the holders of the Claims and Interests would be reduced by administrative expenses. Administrative expenses in a Prepackaged Plan scenario would include expenses related to counsel, financial advisors, accountants and other professionals. Administrative expenses in a Liquidation scenario would include similar expenses, as well as expenses related to a trustee (including financial advisors and accountants retained by the trustee). Administrative expenses are estimated to aggregate $3.0 million in the Prepackaged Plan and $7.0 million in the Liquidation scenario (including liquidation-related asset disposition fees).

    The following table details the computation of liquidation proceeds:

                        LIQUIDATION PROCEEDS COMPUTATION
                                  ($ IN 000S)

Hypothetical gross liquidation proceeds(a)........................  $ 100,841
LESS: Chapter 7 basic administration costs (b)....................      7,000
LESS: Payment of taxes............................................          0
                                                                    ---------
Liquidation value available for distribution to creditors and equity interest holders of the Company..........................  $  93,841
                                                                    ---------
                                                                    ---------

(a) Hypothetical net liquidation proceeds, as estimated by the Company. The hypothetical net liquidation proceeds include interest on cash balances during the Liquidation Period at an assumed pretax rate of 5% per annum and reflect the estimated value of the assets available to creditors and equity interest holders of the Company after the payment of specific claims at each of the Company's individual Subsidiaries, including: (i) any disposition-related taxes, (ii) severance payments, and (iii) liabilities at each subsidiary.

(b) Includes estimated asset disposition fee expenses of 3% of estimated gross liquidation proceeds.

COMPARISON OF ESTIMATED DISTRIBUTION

    The table below sets forth a comparison of the estimated distributions to Holders of Impaired Claims and Equity Interests under the Prepackaged Plan with the estimated recoveries of such Holders in a chapter 7 liquidation of the Company after giving effect to all contractual subordination provisions and the corporate structure of the Corporation and its Subsidiaries. The comparison should be read in conjunction with all other information set forth under "Liquidation Analysis."

                      COMPARISON OF ESTIMATED DISTRIBUTION
                                  ($ IN 000S)

                                                      CASH
                                                 AVAILABLE FOR      NET PRESENT VALUE
                                                  DISTRIBUTION   OF CHAPTER 7 ESTIMATED
DESCRIPTION OF CLAIMS/EQUITY       APPROXIMATE         IN        LIQUIDATION PERCENTAGE   PREPACKAGED PLAN ESTIMATED
INTERESTS(A)                       CLAIM AMOUNT   CHAPTER 7(B)         RECOVERY(B)          PERCENTAGE RECOVERY(C)
---------------------------------  ------------  --------------  -----------------------  --------------------------
Liquidation proceeds available
  for distribution...............                  $   93,841
Unclassified--Priority Tax
  Claims.........................   $    3,913     $    3,913              100.0%                  Unimpaired
Class 5--Senior Subordinated
  Debentures.....................   $  164,592     $   85,687               45.9%(d)                     63.4%
Class 5--Liquidated, non-
  Contingent Claims (e)..........        4,710          1,962               36.7%                        63.4%
Class 5--Other General Unsecured
  Claims (f).....................        5,472          2,279               36.7%                          NA
Class 6--Subordinated
  Debentures.....................   $   41,138     $        0                0.0%                        31.7%
Class 7--Preferred Stock.........           NA     $        0                0.0%              greater than 0%(g)
Class 8--Class A Common Stock....           NA     $        0                0.0%              greater than 0%(g)
Class 9--Warrants(h).............           NA     $        0                0.0%                         0.0%

------------------------
(a) For purposes of the liquidation analysis, claims and interests have been grouped together in accordance with rules of absolute priority under the Bankruptcy Code which the Company believes would be applied in a Liquidation. For this purpose, the Company has assumed that, except for the contractual subordination provisions applicable to the Subordinated Debentures, no claims would be subject to subordination at the Company level.

(b) Cash amount in aggregate before the application of a present value discount. Percentage shown in the table as Net Present Value of Chapter 7 Estimated Liquidation Percentage Recovery is the quotient of the present value of the available liquidation proceeds divided by the estimated amount of claims in such class. The cash amount has been discounted back to its net present value as of January 1, 1997 (the date on which the Liquidation Period is assumed to begin) from January 1, 1999 (the assumed Liquidation Distribution
    Date) applying a discount rate of 6.5%.

(c) Amount shown in the table as Prepackaged Plan Estimated Percentage Recovery is the quotient of the cash plus the assumed value of the equity securities to be distributed to all holders of claims in such class under the Prepackaged Plan divided by the estimated amount of claims. It should be noted that depending on general market conditions and other factors prevailing at the relevant times the equity securities may trade at a price other than that which was assumed for purposes of this analysis. Accordingly, no representation can be, or is being, made with respect to whether the percentage recoveries shown in the table above will actually be realized by the holder of claims in any particular class under the Prepackaged Plan.

(d) In a liquidation, the holders of the Senior Debentures receive a higher estimated recovery percentage than other General Unsecured Claims because of the assumed enforcement of the subordination language in the Senior Debenture Indenture. However, this amount is subject to further dilution in the event that certain additional disputed claims are allowed or given priority in a Chapter 7 liquidation.


(e) Liquidated non-Contingent Claims are classified as General Unsecured Claims. In a Prepackaged Plan, holders of these claims would receive Common Stock worth approximately $0.634 per $1.00 of claim.

(f) In a liquidation scenario, claims related to certain unliquidated, contingent liabilities (which are disputed by the Company), have conservatively been excluded from the class of General Unsecured Claims. In a Prepackaged Plan, these liabilities are assumed to be satisfied in the ordinary course of business. It should be noted that the $5.5 million of other General Unsecured Claims shown above is based on a number of estimates and assumptions which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control or otherwise not accurately predictable by the Company. The estimated $5.5 million of such claims reflects: (1) the book value of accrued pensions and benefits and (2) $1.5 million of estimated severance benefits. It should be noted that if any of the unliquidated, contingent claims are determined to be Senior Debt, as such term is defined in the Senior Debenture Indenture, these claims would have to be paid in full before those General Unsecured Claims subject to subordination and would dilute the distribution available to those members of the class of General Unsecured Claims subject to subordination. Moreover, should the unliquidated or contingent claims be higher than estimated, the recoveries available to General Unsecured Claims would be lower than those shown above.

(g) Assuming acceptance of the Prepackaged Plan by each Impaired Class and Interest entitled to vote thereon, under the Prepackaged Plan, these Holders will receive New Common Stock.

(h) The Warrants are deemed to have no economic value and, consequently, will be canceled on the Effective Date. Class 9 Interests are impaired; because holders of Class 9 Interests will receive no distributions and will retain no property under the Prepackaged Plan, such holders are deemed to have rejected the Prepackaged Plan and are not entitled to vote on the Prepackaged Plan.

                        DESCRIPTION OF THE COMMON STOCK

    Subject to the prior rights of the holders of any Preferred Stock which may be issued and outstanding from time to time, the holders of Common Stock will be entitled to receive dividends from funds of the Company legally available therefor, when, as and if declared by the Board and will be entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution, or winding up of the affairs of the Company. Holders of the Common Stock will not have any preemptive, subscription, redemption or conversion rights. Holders of the Common Stock will be entitled to one vote per share on all matters which they will be entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware law. The holders of Common Stock will not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares can elect all of the directors of the Company. All of the shares of Common Stock to be issued upon the completion of the Recapitalization will be fully paid and nonassessable. No dividends have been paid to holders of the capital stock of the Company since the inception of the Company, and no dividends are anticipated to be declared or paid in the foreseeable future. The Exchange Agent for the Common Stock will be ChaseMellon Shareholder Services, P.O. Box 3301, South Hackensack, NJ 07606, Attn:
Reorganization Department.

                 MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S
                  COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The following tables set forth information with respect to bid quotations for the Common Stock of the Company for the periods indicated as reported by NASDAQ. These quotations are interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                             HIGH        LOW
                                                           ---------  ---------
1997
First Quarter............................................  $    .188  $    .125

1996
First Quarter............................................  $    .531  $    .250
Second Quarter...........................................       .313       .156
Third Quarter............................................       .250       .156
Fourth Quarter...........................................       .250       .125

1995
First Quarter............................................  $    .500  $    .344
Second Quarter...........................................       .469       .313
Third Quarter............................................       .594       .344
Fourth Quarter...........................................       .469       .250

1994
First Quarter............................................  $    .531  $    .250
Second Quarter...........................................       .406       .125
Third Quarter............................................       .344       .188
Fourth Quarter...........................................       .625       .281

    The number of holders of record of the Company's Common Stock as of April 15, 1997 was approximately 25,000. The Company has not paid any cash dividends on its Common Stock to date, nor does the Company currently intend to pay regular cash dividends on the Common Stock. Such dividend policy is and will continue to be subject to prohibitions on the declaration or payment of dividends contained in debt agreements of the Company.

                     DESCRIPTION OF OUTSTANDING DEBENTURES

    The Senior Debentures were issued under the Senior Indenture between the Company and First Trust National Association, as trustee (the "Senior Trustee"), which is incorporated by reference as an exhibit to the Registration Statement which this prospectus is a part, to which exhibit reference is hereby made. The Subordinated Debentures were issued under the Subordinated Indenture between the Company and The Bank of New York, as trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"), which is incorporated by reference as an exhibit to the Registration Statement which this prospectus is a part, to which exhibit reference is hereby made. The Indentures were qualified under the Trust Indenture Act of 1939. The following summaries of certain provisions of the Indentures and the Outstanding Debentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Indentures and the Outstanding Debentures, including the definitions therein of terms not defined herein. Certain terms used in this section are defined at the end of this section under the heading "Certain Definitions."

    TERMS. The Outstanding Debentures bear interest at 12% per annum from March 15, 1992, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 1992, to the persons who are registered holders thereof at the close of business on the March 1 or September 1 immediately preceding such Interest payment Date. The Outstanding Debentures mature on March 15, 2002.

    Subject to the conditions set forth below, the Company at any time, at its option and in its sole discretion, in lieu of paying some or all of any payment of interest on the Senior Debentures or the Subordinated Debentures, as the case may be, in cash: (a) issue additional Senior Debentures (the "Secondary Senior Debentures") or Subordinated Debentures (the "Secondary Subordinated Debentures"), as the case may be, in an aggregate principal amount equal to the amount of cash interest not paid on the last day of the Interest Period; (b) issue shares of Common Stock having a Fair Market Value on the date of such issuance equal to the amount of cash interest not paid on the last day of the Interest Period; or (c) issue a combination of Secondary Senior Debentures or Secondary Subordinated Debentures, as the case may be, and Common Stock having a combined aggregate principal amount (in the case of the Secondary Senior Debentures or Secondary Subordinated Debentures) and Fair Market Value on the date of such issuance (in the case of the Common Stock) equal to the amount of cash interest not paid on the last day of the Interest Period. In the event of any such issuance of Secondary Senior Debentures, Secondary Subordinated Debentures and/or shares of Common Stock in lieu of cash interest, the Company may at its option pay cash in lieu of issuing Secondary Senior Debentures or Secondary Subordinated Debentures in any denomination of less than $100 and/or in lieu of issuing fractional shares of Common Stock. Notwithstanding the foregoing, the Company may not issue any shares of Common Stock in lieu of cash interest at any time unless (i) no Default under the Indenture pursuant to which such interest is being paid shall have occurred and then be continuing, and (ii) the Fair Market Value of the Common Stock on the date of such issuance exceeds $.50 per share.

    If, but only if, (i) no Default under the Indenture pursuant to which such principal is being paid shall have occurred and then be continuing, and (ii) the Fair Market Value of the Common Stock on the date of issuance exceeds $.50 per share and, then the Company may, but only at the final maturity of the respective Outstanding Debentures, pay some or all of the principal amount of such Outstanding Debentures by issuing shares of Common Stock having a Fair Market Value on the date of such issuance equal to the amount of principal not paid in cash.

    Interest on the Outstanding Debentures will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest is payable at the offices of the respective Trustees, but, at the option of the Company, interest may be paid by check (or, at the Company's option, additional debentures or stock) mailed to the registered holders at their registered addresses. The Outstanding Debentures are transferable and exchangeable at the offices of their respective Trustees and were issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof, and in denominations of $100 and integral multiples thereof less than $1,000, except for additional Outstanding Debentures issued in lieu of cash payments of interest, which have been issued in smaller denominations. However Outstanding Debentures issued upon any transfer or exchange are issued in (i) the same denomination as the Outstanding Debentures transferred or exchanged,
(ii) denominations of $1,000 or integral multiples of $1,000, with a single Outstanding Debenture in an amount less than $1,000 if necessary to effectuate the transfer or exchange, or (iii) such other denominations as may be authorized by the Company for purposes of transfer or exchange.

    OPTIONAL REDEMPTION. The Company may redeem all or any of the Outstanding Debentures for cash at any time at 100% of the aggregate principal amount of the Outstanding Debentures outstanding plus accrued interest to but excluding the redemption date upon 30 days' prior written notice to all holders thereof.

    CHANGE OF CONTROL. If a majority of the board of directors of the Company were to be comprised of individuals other than Continuing Directors (such event being referred to herein as a "Change of Control" and the date on which any such event occurs being referred to herein as the "Change of Control Date"), then the Company would be required to notify the holders of Outstanding Debentures in writing of such occurrence and will be required to make an offer to redeem (the "Change of Control Offer") such securities on the last day of its fiscal quarter following the change of Control Date (the "Change of Control Payment Date") for cash at 101% of the principal amount of Outstanding Debentures then outstanding plus accrued interest to but excluding the Change of Control Payment Date.

    SUBORDINATION. All indebtedness evidenced by the Outstanding Debentures is subordinated in right of payment, as set forth in the respective Indentures, to the prior payment in full of all Senior Debt of the Company.

    "Senior Debt" is defined for purposes of each of the Indentures to include as (i) any and all amounts payable by the Company or any Subsidiary under or in respect of (1) with respect to the Subordinated Debentures, the Senior Debentures, (2) indebtedness of the Company for money borrowed, (3) express written guaranties of the Company of Debt (as defined on page 111 below) of any other person, and (4) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guaranties or otherwise, in each of cases (1), (2),
(3) or (4) whether now or hereafter existing; and (ii) modifications, renewals, extensions, refinancings, replacements and fundings of any such amounts, indebtedness, obligations or guaranties; unless, in any of clauses (i) or (ii) above, in the instrument creating or evidencing such indebtedness or pursuant to which the same is outstanding it is provided that such amounts, indebtedness, obligations or guaranties, or such modifications, renewals, extensions or refundings thereof, are not superior in right of payment to the Outstanding Debentures. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (a) the Senior Debentures (provided, however, that for purposes of the Subordinated Debentures, the Senior Debentures are included in the definition of Senior Debt), (b) the Subordinated Debentures, (c) any accounts payable or other Debt of the Company or any Subsidiary to trade creditors created, incurred, assumed or guaranteed by the Company in the ordinary course of business in connection with obtaining goods, materials or services, (d) amounts payable on any indebtedness or other obligations to any employee or Affiliate of the Company or any Subsidiary (except for any Debt evidenced by any debt securities of the Company purchased by such an employee or Affiliate after such debt securities have been registered and sold under the Securities Act of 1933, as amended, to a Person who is not an Affiliate of the Company or any Subsidiary, provided that such debt securities rank senior in right of payment to the Outstanding Debentures and the issuance of such debt securities was permitted to be incurred under the Indentures), (i) any liability for federal, state, local or other taxes owed or owing by The Company, or (f) any indebtedness or other obligations created incurred, assumed or guaranteed by the Company which by the terms of the document or instrument by which it is created provides that it is subordinate in right of payment, with respect to the Senior Debentures, to any other indebtedness or other obligation of the company or any Subsidiary or, with respect to the Subordinated Debentures, to the Senior Debentures.

    Only indebtedness of the Company which is Senior Debt (as defined in each Indenture) ranks senior to the securities issued under such Indenture in accordance with the provisions of such Indenture.

    The Company may not pay principal of, premium, if any, or interest on the Outstanding Debentures, other than in additional debentures or in shares of Common Stock, and may not repurchase, redeem or otherwise retire any Outstanding Debentures (collectively, "pay the Outstanding Debentures") if (i) any Senior Debt is not paid when due, or (ii) any other default on Senior Debt occurs and is continuing that then permits holders of such Senior Debt to accelerate its maturity in accordance with its terms unless, in either case, the default has been cured or waived or such Senior Debt has been paid in full.

    The holders of Senior Debt may (a) renew, compromise, extend, accelerate or otherwise change the time of payment, or any other terms, of any existing or future Senior Debt, (b) increase or decease the rate of interest payable thereon or on any part thereof, (c) exchange, enforce, waive or release any security therefor, (d) apply such security and direct the order or manner of sale thereof in such manner such holders may at their discretion determine, (e) release the Company or any guarantor of such Senior Debt from liability, and (f) make optional future advances of Senior Debt to the Company, all without the consent of or notice to, and without affecting the liabilities and obligations of, the parties to the Indentures or the holders of Outstanding Debentures.

    Upon any distribution or payment to creditors of the Company in a liquidation, dissolution, winding up or reorganization of the Company of any kind or character and whether voluntary or involuntary or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, to its property or to its creditors as such or in an assignment for the benefit of creditors or any marshalling of assets and liabilities of the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Outstanding Debentures being subordinated thereto are entitled to receive any payment. Upon an event of default under either Indenture (other than any event of default as a result of the bankruptcy of the Company), the respective Trustee thereunder or the holders of the securities seeking to accelerate such Outstanding Debentures must give the Representative of the holders of the Senior Debt 10 days' prior written notice before accelerating such Outstanding Debentures.

    By reason of such subordination provisions contained in the Indentures, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of Outstanding Debentures being subordinated thereto and creditors of the Company who are not holders of Senior Debt or the Outstanding Debentures being subordinated thereto may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of Outstanding Debentures. In addition, in the event of insolvency, holders of Senior Debentures may recover more, ratably, than the holders of Subordinated Debentures. During the Company's negotiation of the terms of the Recapitalization and as of the date of this Prospectus, no issues or challenges were raised by the Debenture Holders' Committee with respect to the validity of the foregoing subordination provisions.

    CERTAIN COVENANTS.

    LIMITATION ON RESTRICTED PAYMENTS. The Company may not, and may not permit any Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock or to the holders of its Capital Stock (except dividends or distributions payable to the Company or a wholly owned Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, or (iii) purchase, repurchase, redeem, decease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition). Notwithstanding the foregoing, the Company may purchase or redeem shares of any class of Capital Stock or any Debt of the Company by exchange for, or out of the proceeds of the substantially concurrent sale of, shares of its Capital Stock.

    LIMITATION ON ISSUANCE OF CERTAIN SUBORDINATED DEBT. The Subordinated Indenture provides that the Company may not issue, assume, guarantee, incur or otherwise become liable, directly or indirectly, for any Debt subordinate or junior in ranking in any respect to the Senior Debentures but senior in ranking to the Subordinated Debentures.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indentures currently provide that the Company may not, and may not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a wholly owned Subsidiary) unless the terms of such business, transaction or series of transactions are (i) set forth in writing, and (ii) as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person. The Indentures further provide, however, that this restriction shall not be construed to prohibit payment by the Company or a Subsidiary of compensation to officers, directors or employees of the Company or such Subsidiary for services rendered in such capacity.

    SUCCESSOR COMPANY. The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, another Person unless (i) the resulting, surviving or transferee Person is a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia and such entity assumes by supplemental indenture all the obligations of the Company under the Outstanding Debentures and the Indentures, (ii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indentures,
(ii) the resulting, surviving or transferee Person shall have Consolidated Net Worth after giving effect to such transaction which is not less than the Consolidated Net Worth of the Company prior to such transaction, and (iv) immediately after giving effect to such transaction, no Default has occurred and is continuing.

    DEFAULTS AND CERTAIN RIGHTS ON DEFAULT. An "Event of Default" occurs under each Indenture if: (a) the Company fails to make any payment of principal or premium, if any, when due thereunder upon stated maturity, upon redemption, upon declaration or otherwise; (b) the Company fails to make any payment of interest (in cash or, as otherwise permitted thereunder) when due, or fails to make payment of any other amount thereunder when due, and such default continues for a period of 30 days; (c) the Company or any Subsidiary thereof fails to comply with any other term, condition, provision, covenant or obligation contained therein or required thereunder, or contained in or required under the securities issued thereunder or any other instrument or agreement required thereunder, and such failure continues for a period of 30 days after (i) its occurrence, in the event the President, any Managing Director or any Vice President of the Company or any Subsidiary thereof knew or had reason to know of such failure, or (ii) notice to the Company from the Trustee or the Required Holders; (d) the Company or any Subsidiary thereof or any Joint Venture (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
(ii) admits in writing its inability to pay its debts as such debts become due,
(iii) makes a general assignment for the benefit of its creditors, (iv) commences or consents to proceedings under the federal Bankruptcy Code (as now or thereafter in effect), (v) files a petition to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debtors, (vi) fails to controvert in a timely manner, or acquiesces in writing to, any action filed against the Company or any Subsidiary thereof or any Joint Venture in an involuntary case under such Bankruptcy Code, (vii) fails to pay its debts generally as they come due, or
(viii) takes any corporate action for the purpose of effecting any of the foregoing; (e) a proceeding or case is commenced, without the application or consent of the Company or any Subsidiary thereof or any Joint Venture in any Court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up or composition or readjustment of debts of the Company or any Subsidiary thereof or any Joint Venture, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Company or any Subsidiary thereof or any Joint Venture or of all or any substantial part of its respective assets, or any substantial part of its respective assets, or (iii) similar relief in respect of the Company or any Subsidiary thereof or any Joint Venture under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts and any such case or proceedings shall not be dismissed or withdrawn or released, vacated or fully bonded within 60 days thereafter; (f) such of the property of the Company or any Subsidiary thereof or any Joint Venture shall have been condemned, seized or appropriated as shall, in the opinion of the Required Holders, have a material adverse effect on the ability of the Company to pay its obligations under the securities issued thereunder;
(g) any final action is taken by any governmental or other regulatory authority having jurisdiction over the Company or any Subsidiary thereof or any Joint Venture which will have a material adverse effect on the ability of the Company to repay its obligations under the securities issued thereunder; (h) any breach, default or event of default shall occur under any other indenture, credit or loan agreement or other agreement or instrument under which indebtedness for borrowed money of the Company or any Subsidiary thereof or any Joint Venture (or any obligation of the Company or any Subsidiary thereof or any Joint Venture under any agreement for the issuance of a letter or letters of credit) shall have occurred, and shall (i) relate to the failure to pay principal within any applicable grace period after final maturity, or (ii) result in the acceleration of Debt of the Company or any Subsidiary thereof or any Joint Venture, if the total amount of such Debt unpaid or accelerated exceeds $10,000,000 in aggregate amounts.

    If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to the Senior Indenture or the Subordinated Indenture, the relevant Trustee or the holders of 25% in principal amount of the outstanding Senior Debentures or Subordinated Debentures, respectively, may declare the principal and the accrued but unpaid interest on all such Senior Debentures or Subordinated Debentures, as the case may be, to be due and payable. Notwithstanding the foregoing, upon an Event of Default (other than certain events of bankruptcy, insolvency or reorganization) of the Company, the applicable Trustee or the holders electing to accelerate must give the Representative of the holders of the Senior Debt 10 days' prior written notice before acceleration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Outstanding Debentures will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustees or any holders of the securities. Under certain circumstances, the holders of a majority in principal amount of the outstanding Senior Debentures or Subordinated Debentures may rescind any such acceleration with respect to such series of securities and its consequences.

    Subject to the provisions of each Indenture relating to the duties of the Trustee in case of an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the relevant Indenture at the request or direction of any of the holders of the applicable securities unless such holders have offered to the Trustee reasonable indemnity or security against any loss or expense. Subject to such provisions for security or indemnification and certain limitations contained in each Indenture, the holders of a majority in principal amount of the applicable securities at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee or exercising any trust or power conferred on such Trustee.

    AMENDMENT, SUPPLEMENT, WAIVER. Subject to certain exceptions, each Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the relevant Senior Debentures or Subordinated Debentures then outstanding thereunder, and any past default or compliance with any provision may be waived with the consent of the holders of at least a majority in principal amount of the relevant Senior Debentures or Subordinated Debentures then outstanding.

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
However, without the consent of each holder of an Outstanding Debenture affected thereby, no amendment may, among other things: (i) reduce the amount of Outstanding Debentures whose holders must consent to any amendment; (ii) reduce the rate of or extent the time for payment of interest on any Outstanding Debenture; (iii) reduce the principal of or extend the fixed maturity of any Outstanding Debenture; (iv) reduce the premium payable upon redemption of any Outstanding Debenture; (v) change the currency or consideration for payment of any Outstanding Debenture; (vi) change the subordination provisions of the relevant Indenture in any manner which adversely affects the rights of any holder of Outstanding Debentures; or (vii) amend the sections of the relevant Indenture relating to waiver of past defaults, rights of holders to receive payment and amendments of such Indenture. Without the consent of any holder of the Outstanding Debentures, the Company and the relevant Trustee may amend or supplement the relevant Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the relevant Indenture, to provide for uncertificated Outstanding Debentures in addition to or in place of certificated Outstanding Debentures so long as such uncertificated Outstanding Debentures are in registered form for purposes of the Code, to add guarantees with respect to the Outstanding Debentures or to reflect the release of guarantees in accordance with the terms of the Indentures, to add to the covenants of the Company for the benefit of the holders of Outstanding Debentures or to surrender any right or power herein conferred upon the Company to make any change that does not adversely affect the rights of any holder of the Outstanding Debentures or to comply with any requirement of the SEC in connection with the qualification of the Indentures under the TIA. No amendment may be made to the subordination provisions of either Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (as required pursuant to the terms of such Senior Debt) consent to such change.

    TRANSFER. The Outstanding Debentures were issued in registered form and are transferable only upon the surrender of such securities being transferred for registration of transfer.

    DEFEASANCE. The Indentures provide that the Company at any time may terminate all of its obligations under the Outstanding Debentures and the Indentures ("legal defeasance"), except for certain obligations, including ones respecting the defeasance trust and obligations to register the transfer or exchange of the Outstanding Debentures, to replace mutilated, destroyed, lost or stolen Outstanding Debentures and to maintain agencies in respect of the Outstanding Debentures. Subject to the conditions described below, the Company at any time may terminate its obligations under the covenants described under "Description of the Outstanding Debentures--Certain Covenants" ("covenant defeasance"). Legal defeasance and/or covenant defeasance may be made with respect to one series of the Outstanding Debentures and not the other.

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the series of Outstanding Debentures with respect to which such defeasance was made may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the series of Outstanding Debentures with respect to which such defeasance was made may not be accelerated by reference to the covenants described under "Description of the Outstanding Debentures--Certain Covenants."

    In order to exercise either defeasance option under either Indenture, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee under the respective Indenture money of U.S. Government Obligations for the payment of principal and interest on the respective Outstanding Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions.

    CONCERNING THE TRUSTEES. First Trust National Association is to be the Trustee under the Senior Indenture and was appointed by the Company as Registrar and Paying Agent with regard to the Senior

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
Debentures. The Bank of New York is the Trustee under the Subordinated Indenture and was appointed by the Company as Registrar and Paying Agent with regard to the Subordinated Debentures.

    GOVERNING LAW. Each Indenture provides that it will be governed by the laws of the State of New York.

    CERTAIN DEFINITIONS. The following definitions apply to the foregoing description of the Outstanding Debentures:

    "Affiliate" of any Person means (i) any Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (ii) any Person who is a director or officer (A) of such Person or (B) of any Person described in clause (i) above who is in control of such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Without limiting the generality of the foregoing, beneficial ownership of 20% or more of the voting common equity (on a fully diluted basis) or warrants to purchase such equity (whether or not currently exercisable) of a Person shall in any event be deemed to be control of such Person.

    "Business Day" means each day which is not a Legal Holiday.

    "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any preferred stock.

    "Closing Date" means the date of the issuance of the Outstanding Debentures to the initial holders thereof.

    "Consolidated Net Worth" means at any time, for any specified Person or Persons, on a consolidated basis, that amount by which total assets, excluding goodwill and other intangible assets, exceeds total liabilities, on a consolidated basis, all determined in accordance with generally accepted accounting principles.

    "Continuing Directors" means the numbers of the Company's Board as of March 15, 1992 and any other director of the Company whose nomination or election to the Board was approved by a majority of the Continuing Directors then in office.

    "Debt" means with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capital Lease Obligations of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, any conditional sale obligation and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (v) all obligations of such Person issued or contracted for as payment in consideration of the purchase by such Person of the stock or substantially all of the assets of other Persons or a merger or consolidation to which such Person was a party; (vi) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or a similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clause (i), (ii), (iii), (iv), or (v) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (vii) all obligations of the type referred to in clauses (i) through (vi) of this definition of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; or (xiii) all obligations of the type referred to in clauses (i) through (vii) of this definition of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligations so secured.

    "Default" means any event which is, or after notice or passage of time or both would be, an event of default under the respective Indenture.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" of a share of Common Stock on any date means the average of the daily closing prices per share of Common Stock for the 20 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date (appropriately adjusted to reflect any stock split, stock dividend, subdivision, combination, reclassification or other extraordinary dividend or distribution with respect to the Common Stock having a record date or effective date on or after the commencement of such 20-Trading Day period and prior to the close of business on the date of determination of such Fair Market Value). The closing price for each day shall be the last sale price, regular way, as reported in the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use. The term "Trading Day" shall mean a day on which at least 10,000 shares of Common Stock were traded on any national securities exchanges or in the over-the-counter market. Notwithstanding the foregoing, the Fair Market Value of the Common Stock shall be deemed to be less than $.50 per share in the event that either (i) on the date of determination of Fair Market Value, the Common Stock is not listed or admitted to trading on any national securities exchange or reported by NASDAQ or such other system then in use, or (ii) there are fewer than 20 Trading Days within the 40 Business Days, or fewer than five (5) Trading Days within the 10 Business Days, immediately preceding the date of determination of Fair Market Value.

    "Interest Payment Dates" means the dates on which interest payments on the Outstanding Debentures are due, as set forth therein.

    "Interest Period" means each six-month period ending on an Interest Payment Date.

    "Joint Venture" means any partnership, joint venture or similar entity in which the Company or any of its Subsidiaries owns or controls any interest.

    "Legal Holiday" is a Saturday, Sunday or a day on which banking institutions are not required to be open in the States of New York and Connecticut. If a payment date with respect to the Outstanding Debentures is a Legal Holiday, payment is made on the next succeeding day that is not a Legal Holiday, and no interest accrues for the intervening period. If a regular record date with respect to the Outstanding Debentures is a Legal Holiday, the record dates affected.

    "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the relevant Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

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
    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Representative" means the bank agent, indenture trustee or other trustee, or other agent or representative for the holders of Senior Debt.

    "Required Holders" means, under each Indenture, holders of at least 51% in aggregate principal amount of the then outstanding securities issued thereunder.

    "Subordinated Obligations" means (i) any Debt of the Company (other than the Outstanding Debentures) which is not Senior Debt of the Company, and (ii) any preferred stock of the Company.

    "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, or (ii) one or more Subsidiaries; PROVIDED, HOWEVER, that the term "Subsidiary" shall not include Henley Holdings Two, Inc. or any corporation that has no assets as determined in accordance with generally accepted accounting principles consistently applied, and PROVIDED, FURTHER, that a Joint Venture shall constitute a Subsidiary if such Joint Venture is required to be treated as a Subsidiary pursuant to the definition herein.

    "Trustee" means the party named as such in the respective Indenture until a successor replaced it and, thereafter, means the successor.

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clause (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

                     BUSINESS AND PROPERTIES OF THE COMPANY

    BUSINESS. The Company is a real estate development company with properties principally in Southern California. The principal activities of the Company and its consolidated subsidiaries include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential real estate development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes. The Company intends to consider additional real estate acquisition and joint venture opportunities; however, the Company's immediate strategic goals are to (i) obtain new financing for development of the Bolsa Chica mesa; (ii) successfully defend against the litigation challenging the California Coastal Commission's approval of the Bolsa Chica project; (iii) complete the secondary permitting for development of the Bolsa Chica mesa; (iv) commence infrastructure construction on the Bolsa Chica mesa in the fourth quarter of 1997; (v) continue the growth of the Company's commercial development business on a national and international basis; and (vi) complete the Recapitalization to deleverage the Company's capital structure. There can be no assurance that the Company will accomplish, in whole or in part, all or any of these strategic goals.

    The Company's executive offices are located at 4343 Von Karman Avenue, Newport Beach, California 92660 (telephone: (714) 833-3030).

    PRINCIPAL PROPERTIES. The Company's principal executive offices are located in Newport Beach, California. The Company and each of its subsidiaries believe that their properties are generally well maintained, in good condition and adequate for their present and proposed uses. The inability to renew any short-term real property lease would not be expected to have a material adverse effect on the Company's results of operations.

    The principal properties of the Company and its subsidiaries, which are owned in fee unless otherwise indicated, are as follows:


          PROPERTY                     LOCATION             ACRES            PRESENT OR PLANNED USE
----------------------------  --------------------------  ---------  --------------------------------------
Newport Beach*                Newport Beach, CA              --      Headquarters
Bolsa Chica                   Huntington Beach, CA              310  Oceanfront residential community
Rancho San Pasqual            Escondido, CA                     650  Residential community
Fairbanks Highlands**         San Diego, CA                     390  Residential community
Aliso Viejo**                 Aliso Viejo, CA                   230  Residential community
Michigan Land                 Upper Peninsula, MI             1,100  Resort/residential lots
Signal Hill                   Signal Hill, CA                     2  Commercial/industrial land
PetsMart                      Phoenix, AZ                        20  Corporate headquarters
EDS***                        Allen, TX                          14  Office/distribution center
Nokia****                     Irving-Las Colinas, TX             11  Office building


------------------------

   *Leased

  **Minority interest in partnership or limited liability company

 ***Majority interest in partnership

****50% interest in partnership

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
    The following sections describe the Company's principal properties.

    BOLSA CHICA. The Bolsa Chica property is the principal property in the Company's portfolio. Following completion of the Company's recent sale of approximately 880 lowland acres of its Bolsa Chica property to the State of California on February 14, 1997, as described below, the Company owns approximately 310 acres of the 1,600 acres of undeveloped Bolsa Chica land, approximately 1,200 acres of which will be devoted to the restoration, creation and preservation of wetlands, open space, parks and trails. Bolsa Chica is located adjacent to the Pacific Ocean in northwestern Orange County, California. Bolsa Chica is bordered on the north and east by residential development, to the south by open space and residential development, and to the west by the Pacific Coast Highway and the Bolsa Chica State Beach. Bolsa Chica is one of the last large undeveloped coastal properties in Southern California, and is located approximately 35 miles south of downtown Los Angeles.

    The planned community at Bolsa Chica is expected to offer a broad mix of home choices, including single-family homes, townhomes and condominiums at a wide range of prices. In December 1994, the Orange County Board of Supervisors unanimously approved a Local Coastal Program ("LCP") for up to 3,300 units of residential development and a wetlands restoration plan for this property. The 3,300-unit LCP provides for development of up to 2,500 homes on the Mesa (high ground) portion of the property and up to 900 homes on the lowland portion of the property, not to exceed 3,300 homes in the aggregate. The related Development Agreement was unanimously approved by the Orange County Board of Supervisors in April 1995. The California Coastal Commission approved the LCP in January 1996 subject to suggested modifications. These suggested modifications were approved by the Orange County Board of Supervisors in June 1996, and on July 11, 1996 the California Coastal Commission certified the LCP for the Company's Bolsa Chica property.

    On February 14, 1997, the Company completed the sale of approximately 880 lowland acres owned by the Company at Bolsa Chica to the California State Lands Commission for $25 million, and will, therefore, forego opportunities to develop up to 900 homes in the lowland. Under an interagency agreement among various state and federal agencies, these agencies have agreed to restore the Bolsa Chica lowlands utilizing escrowed funds from the Ports of Los Angeles and Long Beach. A reserve of $1.5 million has been included in the Company's Balance Sheet as of December 31, 1996, with respect to potential costs payable by the Company under agreements negotiated with the State Lands Commission and certain oil field operators regarding environmental clean-up at the Bolsa Chica lowlands. See Note 5 to "Audited Historic Financial Statements." In connection with the lowlands sale, the Company paid $833,333 of these costs at closing, leaving a reserve balance of $700,000 on its financial statements for potential additional clean-up costs.

    The Company is now pursuing the secondary permitting process for the Mesa through the County of Orange in order to implement the approved development plan for up to 2,500 homes. This process is currently expected to be completed in the fourth quarter of 1997. The Company expects, subject to its ability to obtain financing on a commercially reasonable and timely basis, and subject to obtaining the secondary permits, to commence infrastructure construction on the Mesa in the fourth quarter of 1997. However, due to certain factors beyond the Company's control, including possible objections of various environmental and so-called public interest groups that may be made in legislative, administrative or judicial forums, the start of construction could be delayed. In this regard, on March 6, 1996 and March 11, 1996, two lawsuits were filed against the Coastal Commission, the Company and other Bolsa Chica landowners as real parties in interest, alleging that the Coastal Commission's approval of the LCP is not in compliance with the Coastal Act and other statutory requirements. These lawsuits seek to set aside the approval of the Bolsa Chica project and are currently scheduled to be tried on May 27, 1997. Given the recent sale of the Bolsa Chica lowlands described above, the primary issues which were the subject of this litigation have been eliminated. Furthermore, the plaintiffs in one of these lawsuits have informed the Company that given the sale of the lowlands, they will work with the Company in an effort to resolve the remaining issues of their lawsuit. The Company believes that the remaining litigation issues which challenge development of the Bolsa Chica Mesa are without merit. Furthermore, the Company does not believe that these lawsuits will be successful in permanently preventing the Company from completing the Bolsa Chica project, however, there can be no assurance in this regard or that these suits will not result in delays.

    Realization of the Company's investment in Bolsa Chica will depend upon various economic factors, including the demand for residential housing in the Southern California market and the availability of credit to the Company and to the housing industry. See Notes 2 and 5 to "Audited Historic Financial Statements."

    RANCHO SAN PASQUAL (FORMERLY EAGLE CREST). In the City of Escondido in San Diego County, approximately 30 miles north of downtown San Diego, the Company is developing an 850-acre, gated community consisting of 580 residential lots surrounding an 18-hole championship golf course which the Company operated from May 1993 to June 1996. The Company sold its Eagle Crest Golf Course at Rancho San Pasqual in June 1996, to a nationally recognized owner/operator of high-end daily fee golf courses and private country clubs for $6.1 million. On-going infrastructure construction was partially financed in 1995 and 1996 with a major financial institution which provided a total of $10 million in construction loans for the project. During the year ended December 31, 1996, the Company completed sales of 218 residential lots at Rancho San Pasqual to four homebuilders for gross proceeds aggregating approximately $10.1 million. These four homebuilders have rolling options which if exercised would result in the sale of an additional 230 lots over the next eighteen (18) months for aggregate gross proceeds approximating $10.4 million. Under loan agreements with Nomura Asset Capital Corporation, the Company utilized 90% of such sales proceeds and proceeds from formation of the Fairbanks Highlands joint venture described below, along with 50% of the net proceeds from Rancho San Pasqual assessment district reimbursements, to prepay approximately $18.2 million of outstanding senior bank debt during the year ended December 31, 1996. As of December 31, 1996, the Company had fully utilized its availability under the construction loan.

    FAIRBANKS HIGHLANDS. This property consists of approximately 390 acres near the communities of Fairbanks Ranch and Rancho Santa Fe in the northern part of the City of San Diego. In December 1995 the Company received approval of a vesting tentative map from the City of San Diego's City Council. The approved plan includes 93 single-family residential lots averaging 1.34 acres each and approximately 215 acres of open space. In December 1996, the Company formed a joint venture with a major homebuilder to develop this property. Under the terms of the joint venture agreement, the Company contributed its land to the venture at market value of $7.6 million in exchange for an initial cash payment of $4 million, a preferred return on its $3.6 million capital contribution and a continuing partnership interest in the venture. The Company's partner will manage the day-to-day operations of the venture, provide all construction financing and expects to build the majority of the homes at the site.

    ALISO VIEJO. Through a subsidiary, the Company owns a 49% general partnership interest in a 230-acre project, planned for approximately 1,200 single family residential units in southern Orange County. The property is well located, within close proximity to transportation infrastructure, employment centers and other attractions, including the Orange County (John Wayne) Airport (approximately 15 miles), the San Joaquin Hills Transportation Corridor (a quarter mile) and Laguna Beach (approximately 10 minutes). Homes are now offered for sale at seven of twelve planned communities, and a total of 254 homes have been sold and 58 homes were in escrow as of February 9, 1997. However, due to a significant shortfall in sales during 1995 versus forecast, the financial structure of the partnership and the significant amount of participating mortgages with preference to the Company's equity interest, the Company does not expect to receive a financial return from this partnership and established a reserve in 1995 as discussed below in Note 3 to "Audited Historic Financial Statements."

    OTHER PROPERTIES. The Company owns land zoned for commercial/industrial use in Signal Hill, California, and resort/residential property in Michigan. These properties are currently held for sale, subject to market conditions. A portion of the Signal Hill property has been improved with a 45,000 square foot distribution building, which was sold during March 1997. In addition, during 1996, the Company acquired property in Phoenix, Arizona and Allen, Texas and is constructing a corporate headquarters facility and office/distribution center, respectively, on a build-to-suit basis. The Company has contracted for the sale of each of these buildings, which sales are expected to close in the third quarter of 1997.

    PROPERTY DISPOSITIONS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Company's property dispositions during 1994, 1995 and 1996.

    ENVIRONMENTAL AND REGULATORY MATTERS. Before the Company can develop a property, it must obtain a variety of discretionary approvals from local and state governments, as well as the federal government in certain circumstances, with respect to such matters as zoning, subdivision, grading, architecture and environmental matters. The entitlement approval process is often a lengthy and complex procedure requiring, among other things, the submission of development plans and reports and presentations at public hearings. Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Accordingly, the ability of the Company to develop properties and realize income from such projects could be delayed or prevented due to litigation challenging recently obtained governmental approvals.

    As more fully described above, in July 1996, the California Coastal Commission certified Orange County's residential development plan for Bolsa Chica. The Company now has the necessary primary approvals to proceed with development of up to 2,500 homes on the Bolsa Chica Mesa. Secondary approvals of the details of the development plan, such as tentative tract maps and grading approvals from the County of Orange's planning staff, as well as a master coastal development permit from the County of Orange, must still be obtained. Nevertheless, the approval process for the Bolsa Chica property remains subject to the litigation described above, and there can be no assurance that such litigation will not result in delays.

    The Company has expended and will continue to expend significant financial and managerial resources to comply with environmental regulations and local permitting requirements. Although the Company believes that its operations are in general compliance with applicable environmental regulations, certain risks of unknown costs and liabilities are inherent in developing and owning real estate. However, the Company does not believe that such costs will have a material adverse effect on its business, financial condition or results of operations, including the potential remediation expenditures proposed in connection with certain indemnity obligations discussed below in "Corporate Indemnification Matters."

    CORPORATE INDEMNIFICATION MATTERS. The Company and its predecessors have, through a variety of transactions effected since 1986, disposed of several assets and businesses, many of which are unrelated to the Company's current operations. By operation of law or contractual indemnity provisions, the Company may have retained liabilities relating to certain of these assets and businesses, including certain tax liabilities. See Note 8 to "Audited Historic Financial Statements." Many of such liabilities are supported by insurance or by indemnities from certain of the Company's predecessors and currently or previously affiliated companies. The Company believes its balance sheet reflects adequate reserves for these matters.

    The United States Environmental Protection Agency ("EPA") has designated Universal Oil Products ("UOP"), among others, as a Potentially Responsible Party ("PRP") with respect to an area of the Upper Peninsula of Michigan (the "Torch Lake Site") under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). UOP is allegedly the successor in interest to one of the companies that conducted mining operations in the Torch Lake area and an affiliate of Allied Signal Inc., a predecessor of the Company. The Company has not been named as a PRP at the site. However, Allied Signal has, through UOP, asserted a contractual indemnification claim against the Company for all claims that may be asserted against UOP by EPA or other parties with respect to the site. EPA has proposed a clean-up plan which would involve covering certain real property both contiguous and non-contiguous to Torch Lake with soil and vegetation in order to address alleged risks posed by copper tailings and slag at an estimated cost of $6.2 million. EPA estimates that it has spent approximately $3.9 million to date in performing studies of the site. Under CERCLA, EPA could assert claims against the Torch Lake PRPs, including UOP, to recover the cost of these studies, the cost of all remedial action required at the site, and natural resources damages. In June 1995, EPA proposed a CERCLA settlement pursuant to which UOP would pay between $2.6 and $3.3 million in exchange for a limited covenant by EPA not to sue UOP in the future. The Company, without admission of any obligation to UOP, has determined to vigorously defend UOP's position that the EPA's proposed cleanup plan is unnecessary and inconsistent with the requirements of CERCLA given that the EPA's own Site Assessment and Record of Decision found no immediate threat to human health. In the Company's view the proposed remediation costs would be in excess of any resulting benefits.

    EMPLOYEES. As of December 31, 1996 the Company and its subsidiaries had approximately 125 employees.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Certain of the foregoing information as well as certain information set forth in "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" is forward looking in nature and involves risks and uncertainties that could significantly impact the ability of the Company to achieve its currently anticipated goals and objectives. These risks and uncertainties include, but are not limited to, litigation or appeals of regulatory approvals (including pending litigation challenging the California Coastal Commission's approval of the Bolsa Chica project) and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks, changes in general economic conditions, including higher mortgage interest rates, and other real estate risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price.

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
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    GENERAL. The principal activities of the Company include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes. The Company intends to consider additional real estate acquisition and joint venture opportunities; however, the Company's immediate strategic goals are to (i) obtain new financing for development of the Bolsa Chica Mesa; (ii) successfully defend against the litigation challenging the California Coastal Commission's approval of the Bolsa Chica project; (iii) complete the secondary permitting for development of the Bolsa Chica Mesa; (iv) commence infrastructure construction on the Bolsa Chica Mesa in the fourth quarter of 1997; (v) continue the growth of the Company's commercial development business on a national and international basis; and (vi) complete the Exchange Offer to deleverage the Company's capital structure. There can be no assurance that the Company will accomplish, in whole or in part, all or any of these strategic goals.

    The Company has been over-leveraged since its December 1989 spin-off from The Henley Group, Inc. when it had $290 million of debt (including $144 million of subordinated debt due to The Henley Group, Inc.) and $268 million of accounts payable and other liabilities against $707 million of assets and stockholders equity of $149 million. This excessive leverage was exacerbated by continual delays between 1990 and 1996 in obtaining the governmental approvals necessary to develop the Company's principal asset, the Bolsa Chica property. At the time of the 1989 spin-off from The Henley Group, Inc., the Company expected that the Bolsa Chica property would be fully entitled and under construction as early as 1991. During the last seven years, the Company has generated approximately $300 million in cash from asset sales. The Company has utilized the majority of the proceeds of such asset sales to repay approximately $131 million of senior debt, to pay various liabilities, and to fund project development and infrastructure costs for its principal residential development projects, including Bolsa Chica. With the California Coastal Commission's approval of the LCP for Bolsa Chica in 1996 and the sale of the Bolsa Chica lowlands in February 1997 to the California State Lands Commission, the Company is proceeding with residential development on the Bolsa Chica Mesa and expects to commence infrastructure construction in the fourth quarter of 1997. While litigation challenging the Coastal Commission's approval of Bolsa Chica remains outstanding, the Company does not expect such litigation to delay the start of infrastructure construction.

    The Company has not been able to generate significant gross operating margins or cash flows from operating activities due to the nature of its principal assets. The substantial majority of the Company's assets are residential land which has required significant investments before the land could be sold to homebuilders or developed in joint ventures. In addition, the relatively high book value of these assets has resulted in sales approximating break-even. While future land sales are also expected to approximate, or only modestly exceed, break-even, the net cash flow to be generated by residential land development and sales is expected to exceed $200 million in the aggregate over the next three to five years. In addition, the continuing real estate recovery has increased the demand for the Company's commercial real estate development services. Accordingly, the Company expects that these operations will make a greater contribution to gross operating margins over the next several years. Despite the expected greater contribution from commercial development services, total gross margins in 1997 are expected to be less than 1996 due to lower margins on asset sales. Absent a write-down of Bolsa Chica (which would reduce

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
future cost of sales) under Fresh Start Accounting in the event the Recapitalization is implemented through the Prepackaged Plan, the Company does not expect to be profitable until 1999 when it expects to generate income by reinvesting cash to be generated by the Bolsa Chica project in other development activities.

    Real estate held for development or sale and land held for development (real estate properties) are carried at the lower of cost or estimated net realizable value based on undiscounted cash flows. The Company's real estate properties are subject to a number of uncertainties which can affect the future values of those assets. These uncertainties include litigation or appeals of regulatory approvals and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks, changes in general economic conditions, including higher mortgage interest rates, and other real estate risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price. The state of California's economy has had a negative impact on the real estate market generally, on the availability of potential purchasers for such properties and upon the availability of sources of financing for carrying and developing such properties. However, over the past year, the number of potential purchasers and capital sources interested in Southern California residential properties appears to have increased.

    LIQUIDITY AND CAPITAL RESOURCES. The principal assets in the Company's portfolio are residential land which must be held over an extended period of time in order to be developed to a condition that, in management's opinion, will ultimately maximize the return to the Company. Consequently, the Company requires significant capital to finance its real estate development operations.

    During the year ended December 31, 1996, the Company borrowed $8.7 million under its construction loan agreement with Nomura Asset Capital Corporation ("Nomura") to fund infrastructure improvements at its Rancho San Pasqual golf and residential community in San Diego county. During the year ended December 31, 1996, the Company also completed sales of 218 residential lots at Rancho San Pasqual to four homebuilders for gross proceeds aggregating approximately $10.1 million. These four homebuilders have rolling options which if exercised would result in the sale of an additional 230 lots over the next eighteen (18) months for aggregate gross proceeds approximating $10.4 million. In June 1996, the Company sold its Eagle Crest Golf Course at Rancho San Pasqual to a nationally recognized owner/ operator of high-end daily fee golf courses and private country clubs for $6.1 million. After paying termination related costs to the operator of the golf course and closing costs, the Company realized net proceeds of approximately $5 million. During 1996, the Company also formed a joint venture to develop the Fairbanks Highlands property. Under the terms of the joint venture agreement, the Company contributed its land to the venture at market value of $7.6 million in exchange for an initial cash payment of $4 million, a preferred return on its $3.6 million capital contribution and a continuing partnership interest in the venture. The Company's partner will manage the day-to-day operations of the venture, provide all construction financing and expects to build the majority of the homes at the site. Under loan agreements with Nomura, the Company utilized 90% of such sales and joint venture proceeds, along with 50% of the net proceeds from Rancho San Pasqual assessment district reimbursements, to prepay approximately $18.2 million of outstanding senior bank debt during the year ended December 31, 1996. As of December 31, 1996, the Company had fully utilized its availability under the construction loan. On February 18, 1997, the Company repaid the remaining balance of its senior bank debt with a portion of the proceeds from the sale of the Bolsa Chica lowlands and the Nomura credit facility was terminated.

    Historically, sources of capital have included bank lines of credit, specific property financings, asset sales and available internal funds. The Company has reported losses since 1991, with the exception of 1993 results which included gains on dispositions and extinguishment of debt, and expects to report losses in the foreseeable future. However, a significant portion of such losses is attributable to non-cash asset revaluations and non-cash interest expense on the Company's subordinated debentures. The Company will continue to be dependent primarily on real estate asset sales, and cash and cash equivalents on-hand to fund project development costs for Bolsa Chica and general and administrative expenses during 1997. Following completion of the sale of the Bolsa Chica lowlands in February 1997 and utilization of $6.6 million to repay Nomura, the Company's cash balance exceeded $15 million. The Company is also seeking new financing for development of Bolsa Chica and implementing the Recapitalization to deleverage the Company's capital structure.

    If the Recapitalization is not completed, the Company will continue to incur in excess of $20 million of interest expense on the Debentures per year. However, since the Debentures do not mature until March 2002, it is possible that the Company could continue to operate without facing a liquidity problem until 2002. Nevertheless, the Company believes the current capital structure restricts its ability to maximize asset values and grow its business. If the Company does not receive valid tenders of at least the 90% Requisite Exchange Acceptance, the Company intends to pursue the Recapitalization through the Prepackaged Plan.

    FINANCIAL CONDITION.

    DECEMBER 31, 1996 COMPARED WITH DECEMBER 31, 1995. The $2.8 million decrease in cash and cash equivalents primarily reflects spending for Bolsa Chica project development costs, and general and administrative expenses, partially offset by approximately $3.6 million in proceeds from land sales at the Company's resort/residential property in Michigan during the year ended December 31, 1996, as well as other activity presented in the Statement of Cash Flows. Restricted cash of $.2 million at December 31, 1996 reflects funds remaining in escrow accounts for funding certain infrastructure costs at Rancho San Pasqual.

    The $2.9 million decrease in real estate held for development or sale primarily reflect the sales of residential lots at Rancho San Pasqual, formation of the Fairbanks Highlands joint venture and the disposition of Oceanside Hills, partially offset by construction costs for build-to-suit projects in Signal Hill, California, Phoenix, Arizona and Allen, Texas. The Company has contracted for these buildings to be sold upon completion of construction in the first quarter, third quarter and third quarter, respectively, of 1997.

    The $4.8 million decrease in operating properties reflects the June 1996 sale of the Eagle Crest Golf Course at Rancho San Pasqual.

    The $4.3 million increase in other assets primarily reflects the Company's $3.6 million joint venture interest in Fairbanks Highlands.

    The $6.8 million increase in accounts payable and accrued liabilities primarily reflects accruals related to the sale of the Bolsa Chica lowlands and the Recapitalization, along with contractor payments on build-to-suit projects.

    The $9.5 million decrease in senior bank debt reflects net prepayments on the Nomura loans, resulting primarily from sales of 218 residential lots and the Eagle Crest Golf Course at Rancho San Pasqual and formation of the Fairbanks Highlands joint venture, partially offset by construction borrowings during the year ended December 31, 1996.

    The $12.5 million increase in project debt reflects borrowings from banks for the three build-to-suit projects discussed above by subsidiaries of the Company. The Company has entered into purchase and sale agreements for the sale of each building upon completion.

    The $9.0 million decrease in other liabilities primarily reflects a $4.3 million decrease in accrued pensions and benefits and a $4.2 million decrease related to the disposition of the Company's interest in the Oceanside Hills partnership. See Note 7 to "Audited Historic Financial Statements."

    DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994. Cash and cash equivalents aggregated $4.9 million at December 31, 1995 compared with $13.0 million at December 31, 1994. The decrease in cash and cash equivalents primarily reflects continued investments in Bolsa Chica and Rancho San Pasqual

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
along with general and administrative expenses, partially offset by proceeds from asset sales, as well as other activity presented in the Statements of Cash Flows. Restricted cash of $2.5 million at December 31, 1995 reflects funds deposited into escrow accounts for funding infrastructure costs at Rancho San Pasqual. Restricted cash of $7.5 million at December 31, 1994 reflects funds on deposit to secure a $25 million letter of credit facility arranged to finance the settlement of the Abex litigation described above. See Notes 6 and 8 to "Audited Historic Financial Statements."

    The $5.6 million decrease in real estate held for development or sale is primarily due to the sale of all residential property at Wentworth, offset by investments in Rancho San Pasqual infrastructure. The $4.5 million decrease in operating properties, net is primarily due to the sale of the Wentworth marina in December 1995.

    The $105.8 million decrease in land held for development reflects the revaluation of the Bolsa Chica property resulting primarily from management's decision in the fourth quarter of 1995 (following approval of additional funding by the Ports) to make completing the sale of the lowlands to a public agency a strategic goal of the Company, along with updated estimates of future cash flows for the mesa portion of the project reflecting recent market conditions.

    The $6.9 million decrease in other assets primarily reflects the March 1995 collection of a note receivable from AV Partnership, the reclassification of a note receivable to real estate held for development or sale upon acquisition of title to industrial property in Ontario, California and the refund of a deposit upon termination of a purchase contract for property adjacent to the Bolsa Chica site.

    The $23.2 million decrease in accounts payable and accrued liabilities primarily reflects the $22 million settlement of the Abex litigation in February 1995. See Notes 6 and 8 to "Audited Historic Financial Statements."

    The $16.6 million increase in senior bank debt reflects the borrowing of $15.5 million to fund the Abex settlement and $1.1 million of net borrowings to fund infrastructure construction at Rancho San Pasqual. See Note 8 to "Audited Historic Financial Statements."

    The $39.4 million decrease in other liabilities primarily reflects the recognition of $25.4 million of deferred tax benefits and a reduction of $10.0 million of other tax liabilities during 1995.

    RESULTS OF OPERATIONS. The nature of the Company's business is such that individual transactions often cause significant fluctuations in operating results from year to year.

    1996 COMPARED WITH 1995. The $10.1 million increase in asset sales revenues from $23.5 million in 1995 to $33.6 million in 1996 and the related $8.6 million increase in costs of asset sales from $21.6 million in 1995 to $30.2 million in 1996 primarily reflect the sale of the residential lots and Eagle Crest Golf Course at Rancho San Pasqual, formation of the Fairbanks Highlands joint venture and sales of resort/ residential lots in Michigan during the year ended December 31, 1996. These increases were partially offset by the absence in 1996 of Wentworth residential sales as a result of the sale of the entire Wentworth project in the fourth quarter of 1995. The $1.5 million improvement in gross margin on asset sales primarily reflects gains on sales of Michigan lots, partially offset by the absence in 1996 of the gains on sales of the Coronado wharfage rights and leasehold interest in 1995.

    The $.7 million and $1.0 million increases in revenues and gross margin, respectively, from operations primarily reflect higher revenues in the Company's commercial development business during the year ended December 31, 1996, partially offset by the absence of Wentworth marina revenues throughout 1996 and the sale of the Eagle Crest Golf Course in June 1996.

    The $1.9 million increase in general and administrative expenses primarily reflects costs incurred in connection with the Recapitalization and the sale of the Bolsa Chica lowlands.

    The $2.3 million increase in interest expense from $22.6 million in 1995 to $24.9 million in 1996 principally reflects compounded noncash interest on the Company's Senior Debentures and Subordinated Debentures.

    The $4.2 million decrease in other expense, net primarily reflects the absence in 1996 of a $3.0 million reserve recorded in 1995 related to the Company's investment in AV Partnership, and a decrease in accrued pensions and benefits approximating $4.3 million, primarily due to termination of certain group annuity contracts for the pension plan of a discontinued operation, partially offset by a $1.5 million reserve for environmental clean up costs for the Bolsa Chica lowlands.

    The benefit for income taxes for the year ended December 31, 1996 has been offset by a corresponding valuation allowance.

    1995 COMPARED WITH 1994. The $12.6 million increase in revenues from $21.4 in 1994 to $34.0 in 1995 and the increase in cost of sales from $20.2 million in 1994 to $31.9 million in 1995 was primarily due to the sale of residential property and the marina at Wentworth, along with the sale of industrial property in Murietta, California, and the sale of wharfage rights in Coronado, California.

    The write-down of real estate properties of $121.1 million in 1995 reflects the valuation adjustments recorded to reflect current estimates of net realizable value for the Company's Bolsa Chica property as well as the Wentworth project and the golf course at Rancho San Pasqual. See Note 5 to "Audited Historic Financial Statements."

    The change in other expense (income), net from $2.1 million of expense in 1994 to $3.1 million of expense for 1995 primarily reflects a loss reserve of approximately $3 million related to the Company's investment in AV Partnership. See Note 3 to "Audited Historic Financial Statements."

    The improvement in provision (benefit) for income taxes of $25.2 million primarily reflects the benefit related to the write-down of real estate properties. See Note 8 to "Audited Historic Financial Statements."

    1994 COMPARED WITH 1993. The $4.7 million increase in revenues from $16.7 million in 1993 to $21.4 million in 1994 and the increase in cost of sales from $16.3 million in 1993 to $20.2 million in 1994 were both principally related to operations of the domestic real estate development business acquired from The Koll Company in September 1993, as well as residential home sales and the golf course sale at the Company's Wentworth By The Sea project during 1994, offset by the absence in 1994 of the Company's November 1993 sale of two office buildings in La Jolla, California.

    The decrease in interest expense from $24.4 million in 1993 to $19.4 million in 1994 reflects both the reductions in outstanding subordinated debt in connection with the Libra transaction in December 1993 and prepayments of senior bank debt principally during 1993. See Note 6 to "Audited Historic Financial Statements."

    The change in other expense (income), net from $2.4 million of income in 1993 to $2.1 million of expense for 1994 primarily reflects nonrecurring income of $3.0 million received in August 1993 in connection with the termination of a put option agreement with Abex a former subsidiary of The Henley Group, Inc., and a $2.0 million insurance reimbursement received in February 1993, offset by $.7 million of carrying costs related to the two La Jolla office buildings sold in November 1993.

    The gain on disposition of discontinued operations, net of income taxes in 1994 reflects the receipt of cash for the February 1994 termination of the contingent payment provision of a December 1993 agreement with Libra whereby the Company exchanged its Lake Superior Land Company subsidiary for approximately $42.4 million face amount of the Company's Senior Debentures held by Libra and other consideration. See Note 3 to "Audited Historic Financial Statements."

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Certain of the foregoing information is forward looking in nature and involves risks and uncertainties that could significantly impact the ability of the Company to achieve its currently anticipated goals and objectives. These risks and uncertainties include, but are not limited to, litigation or appeals of regulatory approvals (including pending litigation challenging the California Coastal Commission's approval of the Bolsa Chica project) and availability of adequate capital, financing and cash flow. In addition, future values may be adversely affected by increases in property taxes, increases in the costs of labor and materials and other development risks such as the demand for housing generally and the supply of competitive products. Real estate properties do not constitute liquid assets and, at any given time, it may be difficult to sell a particular property for an appropriate price.

                               LEGAL PROCEEDINGS

    On January 13, 1995, the Hungtington Beach City School District and the Huntington Beach Union High School District (collectively, the "School Districts") and the Bolsa Chica Land Trust, et al. each filed a lawsuit naming the County of Orange as defendant, with the Company as real party in interest, (the "School Districts Action" and the "Environmental Action," respectively) in Orange County Superior Court (the "Superior Court") challenging the Orange County Board of Supervisors' approval of the Bolsa Chica project, which lawsuits generally alleged, among other things, violations of the California Environmental Quality Act and violations of the California Government Code planning and zoning laws. The plaintiffs in the School Districts Action sought monetary damages. The School Districts Action has been settled with an agreement regarding school fees to be paid by the Company to the plaintiff districts. The plaintiffs in the "Environmental Action" did not seek monetary damages, but instead asked the Superior Court to set aside the approval of the Bolsa Chica project. In February 1996, the Superior Court ruled on the Environmental Action," rejecting all but one of the arguments, and requiring an additional 45-day public review and comment period regarding the tidal inlet portion of the wetlands restoration plan, which was completed in the second quarter of 1996. The County reapproved the plan without change in June 1996 and the Superior Court approved a judgment dismissing the lawsuit on January 24, 1997.

    On March 6, 1996 and March 11, 1996 two lawsuits were filed in the San Francisco County Superior Court by the Bolsa Chica Land Trust, et al. and the League for Coastal Protection et al., respectively, against the Coastal Commission, the Company and other Bolsa Chica landowners as real parties in interest, alleging that the Coastal Commission's approval of the 3,300-unit LCP is not in compliance with the Coastal Act and other statutory requirements. These lawsuits, which have subsequently been transferred to, and are currently pending in, the San Diego County Superior Court, seek to set aside the approval of the Bolsa Chica project. These lawsuits are currently scheduled to be tried on May 27, 1997. Given the recent sale of the Bolsa Chica lowlands described above, the primary issues which were the subject of this litigation have been eliminated. Furthermore, the plaintiffs in one of these lawsuits have informed the Company that given the sale of the lowlands, they will work with the Company in an effort to resolve the remaining issues of their lawsuit. The Company believes that there is no factual basis to support the remaining litigation issues which challenge development of the Bolsa Chica mesa. Furthermore, the Company does not believe that these lawsuits will be successful in permanently preventing the Company from completing the Bolsa Chica project, however, there can be no assurance in this regard or that these suits will not result in delays. See also "Business and Properties of the Company--Environmental and Regulatory Matters, and--Corporate Indemnification Matters."

    On March 31, 1994, Svedala Industries, Inc. ("Svedala") filed a lawsuit naming Nichols Engineering & Research Corporation ("Nichols"), as well as several other unrelated companies, as defendants in New Jersey Superior Court in Morris County, New Jersey. Svedala filed a Second Amended Complaint on August 16, 1994. The lawsuit seeks recovery of the costs of clean-up of a property in Mt. Olive, New Jersey (the "Property"). Svedala has asserted that the clean-up costs total approximately $10 million. The lawsuit alleges that Nichols, which is a wholly-owned subsidiary of New Henley Holdings Inc., which is a direct wholly-owned subsidiary of the Company, is responsible, in whole or in part, for contaminating the Property with hazardous substances during Nichols' operations there from the 1940's to the 1970's. Nichols has not engaged in business operations since approximately 1983. New Henley Holdings Inc. acquired the stock of Nichols in 1989, after Nichols was no longer operational. On February 9, 1995, Nichols filed for Chapter 7 bankruptcy protection. On July 19, 1995, the Nichols' bankruptcy plan was approved and the case was closed. On or about October 11, 1995, Svedala served a Third Amended Complaint on The Henley Group, Inc., which was the parent company of New Henley Holdings Inc. and was a direct wholly-owned subsidiary of the Company, alleging that they are liable for the purported acts of Nichols that allegedly resulted, in whole or in part, in Svedala's cleanup costs. Neither the Company, The Henley Group, Inc. nor New Henley Holdings Inc. (collectively, "Henley") has been ordered by any federal, state or local agency to undertake any remediation at the Property. On December 15, 1995, Henley moved to dismiss Svedala's action for lack of jurisdiction and on the basis that Henley is not liable as a successor for Nichols' liability. The Superior Court denied the motion without prejudice and ordered discovery on these defenses. Subsequent thereto The Henley Group, Inc. was merged into the Company. Pursuant to the Superior Court's most recent decision on these issues, discovery will run until August 15, 1997. The Company anticipates renewing the motions on the issues of personal jurisdiction and successor liability before August 15, 1997. As the action is still in the early stages, it is difficult to predict the outcome of the anticipated motion and the case.

    On March 25, 1997, Whiting Corporation, a Delaware corporation, filed a lawsuit in the Circuit Court of Cook County, Illinois, Chancery Division, naming, among others, WT/HRC Corporation and KREG-OC, Inc., which are direct and indirect subsidiaries of the Company, as defendants in a complaint for declaratory judgment and breach of contract and indemnification. The complaint seeks indemnification for approximately 70 asbestos cases pending in New York and Michigan and two cases pending in Pennsylvania as well as for any similar asbestos claims which may be filed in the future. The complaint states no specified amount of damages. The lawsuit alleges that, pursuant to an Asset Purchase Agreement dated December 30, 1983, the seller, Whiting-Illinois, sold certain assets, properties and businesses of its "Whiting Engineered Products Group" to the plaintiff's predecessor-in-interest, Gask Corporation. Under the Asset Purchase Agreement, the plaintiff contends that seller agreed to indemnify it for personal injury, sickness, death or property damage claims which arise from occurrences prior to the closing date (December 30, 1983). The complaint further alleges that WT/HRC Corporation and KREG-OC, Inc. are the successors-in-interest to and/or the owners of Whiting-Illinois, the seller. The Company's subsidiaries deny any and all liability and will vigorously defend the action.

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                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

    Certain of the executive officers of the Company are also executive officers of The Koll Company and its affiliates. Accordingly, they will devote less than all of their working time to the businesses of the Company. Set forth below is information with respect to each executive officer, director and director nominee of the Company.

NAME AND TITLE                             AGE*                             BUSINESS EXPERIENCE
--------------------------------------  -----------  -----------------------------------------------------------------
Donald M. Koll .......................          64   Chairman of the Board of the Company since March 1993 and Chief
Chairman of the Board                                Executive Officer since October 1996. Managing
and Chief Executive Officer                          Director--President and Director of the Company prior to July of
                                                     1992. Chairman of the Board and Chief Executive Officer of Koll
                                                     (general contracting and international real estate development since prior to 1992) and Chairman of the Board of Koll Management
                                                     Services, Inc., also known as Koll Real Estate Services ("KRES")
                                                     (real estate management) since prior to 1992. Also a Director of
                                                     Fidelity National Financial, Inc. since March 1995. Mr. Koll's director class will be up for election in connection with the
                                                     Company's 1997 Annual Meeting.

Ray Wirta ............................          53   Director of the Company since March 1993. Chief Executive Officer
Director                                             of the Company from March 1993 until October 1996. President and
                                                     Chief Operating Officer of Koll since prior to 1992. Vice
                                                     Chairman of the Board and Chief Executive Officer of KRES since prior to 1992. Mr. Wirta's director class will be up for election in connection with the Company's 1997 Annual Meeting.

Harold A. Ellis ......................          65   Director of the Company since August 1993. Managing Partner of
Director                                             Ellis Partners, Inc., a real estate asset management and
                                                     consulting firm since 1992. Chairman and Chief Executive Officer of Grubb & Ellis Company, a diversified real estate service company prior to 1992. Mr. Ellis's director class will be up for election in connection with the Company's 1997 Annual Meeting.

Paul C. Hegness ......................          50   Director of the Company since March 1993. Partner in the law firm
Director                                             of Good, Wildman, Hegness & Walley since prior to 1992. Also a
                                                     Director of Walter Foster Publishing, a publisher and marketer of art instructional materials. Mr. Hegness's director class will be up for election in connection with the Company's 1997 Annual
                                                     Meeting.

J. Thomas Talbot .....................          61   Director of the Company since August 1993. Owner of The Talbot
Director                                             Company, an investment and asset management company since prior to 1992. Chief Executive Officer of HAL, Inc., the parent company of Hawaiian Airlines prior to 1992. Also a Director of The
                                                     Hallwood Group, Inc., a corporate rescue firm; and Fidelity
                                                     National Financial, Inc., a title company. Mr. Talbot's term expires in 1998.

NAME AND TITLE                             AGE*                             BUSINESS EXPERIENCE
--------------------------------------  -----------  -----------------------------------------------------------------
Marco F. Vitulli .....................          62   Director of the Company since March 1993. President of Vitulli
Director                                             Ventures, Ltd., a real estate development, investment management and consulting services company since prior to 1992. Also,
                                                     Chairman of Elk River Enterprises, a lumber company, and Director of Pope Resources, a land, timber, mineral and recreational properties company. Mr. Vitulli's term expires in 1998.

Richard M. Ortwein ...................          55   President of the Company since October 1993. President, Southern
President                                            California Division of Koll from prior to 1992. Executive Vice
                                                     President of KRES from prior to 1992, and Director of KRES from
                                                     1992 to March 1994.

Raymond J. Pacini ....................          41   Executive Vice President and Secretary of the Company since 1993;
Executive Vice President, Chief                      Chief Financial Officer and Treasurer of the Company since June
Financial Officer, Treasurer and                     of 1992. Managing Director of the Company prior to June of 1992.
Secretary                                            Executive Vice President and Chief Financial Officer of KRES from
                                                     March to November 1993.

Philip R. Burnaman II ................          37   A Managing Director and head of New York Proprietary Trading Desk
Director Nominee                                     of ING Barings (U.S.) Capital Corp., which is a subsidiary of the
                                                     ING Group, an Amsterdam-based banking, investment banking and insurance institution since 1994. Whole loan commercial mortgage trader of Citicorp Securities prior to 1992 until 1994.

James J. Gaffney .....................          56   President and Chief Executive Officer of General Aquatics, Inc.
Director Nominee                                     (formerly known as KDI Corp.). Director of Insilco Corp. and C.R.
                                                     Anthony. Former Chief Executive Officer or Chairman of the
                                                     following: International Tropic-Cal, Brown Jordan Company,
                                                     Meyercord Company and Washington Industries. Also, former Vice
                                                     President of a subsidiary of Unocal, and former Executive Vice
                                                     President of Finance of General Refractories Company.

Robert J. Gagalis ....................          42   Chief Financial Officer and Treasurer of Wheelabrator
Director Nominee                                     Technologies, Inc., an environmental services company since
                                                     January 1997. Formerly served Wheelabrator Technologies as
                                                     Vice-President Finance, Director of Corporate Development and
                                                     Staff Vice President of Corporate Development.

Thomas W. Sabin, Jr. .................          39   President of Thomas Sabin, Inc. Manager and Vice President of
Director Nominee                                     BGFRTS, a limited liability partnership. From 1992 until 1996, formed and operated GSSW, L.P., a limited partnership, the purpose of which was to acquire real estate assets from the
                                                     Resolution Trust Corporation. Former President of Southmark
                                                     Equities Corporation.

NAME AND TITLE                             AGE*                             BUSINESS EXPERIENCE
--------------------------------------  -----------  -----------------------------------------------------------------
P. John Wickser II ...................          43   Managing Director of ING Barings--ING Real Estate Finance, Inc.,
Director Nominee                                     which is a subsidiary of the ING Group, an Armsterdam-based banking, investment banking and insurance institution, since
                                                     1993. Real estate investment banker at Citicorp based in London,
                                                     England from prior to 1992 until 1993.

Paul M. Zeller .......................          47   President of Zeller Realty Corporation since 1988. Former General
Director Nominee                                     Partner of The Buck Company, a commercial real estate development firm. Founding stockholder and former Director of Buck Investment
                                                     Company. In 1988, founded Asian Capital Corporation, a merchant banking and investment firm specializing in real property secured debt and equity placements and merchant banking, which maintains offices in Chicago, New York and Tokyo.

------------------------

* As of March 31, 1997

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table summarizes the compensation paid during the previous three fiscal years to the Chief Executive Officer and the Company's other executive officers whose salary and bonus during 1996 exceeded $100,000 (the "Named Executives") for services in all capacities to the Company.

                                                                                                  LONG TERM COMPENSATION AWARDS
                                                ANNUAL COMPENSATION                           --------------------------------------
                                       -------------------------------------                                 1993
                                                                                  OTHER       RESTRICTED     PLAN          ALL
                                                                                  ANNUAL         STOCK      OPTIONS       OTHER
                                                     SALARY        BONUS       COMPENSATION      AWARD       (# OF     COMPENSATION
NAME AND PRINCIPAL POSITION                          ($)(1)         ($)            ($)            ($)       SHARES)        ($)
-------------------------------------             ------------  ------------  --------------  -----------  ---------  --------------
Donald M. Koll ......................       1996    330,200       275,000(3)        --            --          --            --
Chairman of the Board and                   1995    325,000          --             --            --          --            --
  Chief Executive Officer                   1994    325,000          --             --            --          --            --

Ray Wirta ...........................       1996    103,750(2)    125,000(3)        --            --          --            --
Former Chief Executive                      1995    225,000          --             --            --          --            --
  Officer                                   1994    225,000          --             --            --          --            --

Richard Ortwein .....................       1996    359,600       250,000(3)      13,841(5)       --          --            --
President                                   1995    359,858          --             --            --          --            --
                                            1994    274,197        18,500           --            --          --            --
                                                                     --

Raymond J. Pacini ...................       1996    268,000       100,000(3)        --            --          --          76,725(6)
Executive Vice President                    1995    268,000       200,000(4)        --            --          --            --
  and Chief Financial                       1994    268,000       150,000           --            --          --            --
  Officer

------------------------

(1) Includes auto allowance and amounts electively deferred by each Named Executive under the Company's 401(k) Savings and Profit Sharing Plan. Mr. Koll and Mr. Wirta are also executive officers of The Koll Company and its affiliates and accordingly devote less than all of their working time to the Company's business matters.

(2) Reduced to $95,000 per year effective April 1, 1996 and to $0 effective October 1, 1996 to reflect a reduction in his day-to-day involvement with the Company in view of his commitment to devote a greater percentage of his time to the business of an affiliate of the Company. Effective October 1, 1996, Mr. Wirta receives a consulting fee equivalent to $50,000 per year.

(3) Bonuses for 1996 were paid following the closing of the Bolsa Chica lowlands sale in February 1997.

(4) In the first quarter of 1996, Mr. Pacini voluntarily elected to defer consideration of his 1995 bonus given the Company's liquidity situation. In September 1996, the Compensation Committee of the Company's Board of Directors approved Mr. Pacini's bonus for accomplishments during 1995, which was paid following the closing of the Bolsa Chica lowlands sale in February 1997.

(5) Partnership distributions.

(6) Reflects a one-time payment representing Mr. Pacini's pro-rata share of assets distributed from a trust in connection with termination of the Company's Executive Retirement and Savings Program.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE. The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1996 fiscal year, and stock options held as of December 31, 1996. On December 31, 1996, options exercisable by the Named Executives were for 2,400,000 shares, 2,000,000 shares, 2,400,000 shares and 2,200,000 shares under options granted to Messrs. Koll, Wirta, Ortwein and Pacini, respectively. No stock appreciation rights were exercised by the Named Executives during the 1996 fiscal year, nor did such individuals hold any stock appreciation rights at the end of such fiscal year.

                                                                      NUMBER OF SECURITIES        VALUE OF
                                                                           UNDERLYING            UNEXERCISED
                                                           VALUE           UNEXERCISED          IN-THE-MONEY
                                      SHARES ACQUIRED    REALIZED         OPTIONS/SARS          OPTIONS/SARS
NAME                                  ON EXERCISE (#)     ($)(1)            AT FY-END         AT FY-END ($)(2)
------------------------------------  ---------------  -------------  ---------------------  -------------------
Donald M. Koll......................        --              --               2,400,000               --
Ray Wirta...........................        --              --               2,000,000               --
Richard Ortwein.....................        --              --               2,400,000               --
Raymond J. Pacini...................        --              --               2,200,000           $    27,490

------------------------

(1) Market value of underlying securities on exercise date, minus the exercise price.

(2) Based upon market value of $.1250 for the Class A Common Stock and $.28125 for the Preferred Stock as of December 31, 1996 less the aggregate exercise price payable for such shares. Includes the value of the 2,400,000 shares, 2,000,000 shares, 2,400,000 shares and 2,200,000 shares subject to currently exercisable options by Messrs. Koll, Wirta, Ortwein and Pacini, respectively.

EXECUTIVE RETIREMENT AND SAVINGS PROGRAM

    The Company maintains two retirement benefit programs, one of which was terminated in 1996: a tax-qualified defined benefit pension plan which was available generally to all employees (the "Pension Plan") and the Retirement and Savings Program, a non-qualified supplemental benefit plan pursuant to which retirement benefits were provided to executive officers and other eligible key management employees who were designated by the Compensation Committee, which determined the service recognized under the program in calculating a participant's vested interest and retirement income (the "Supplemental Plan" and, together with the Pension Plan the "Retirement Program"). As of December 31, 1993, all benefits under the Pension Plan were frozen, and no further compensation or years of service will be taken into account for additional benefit accrual purposes, under the Pension Plan. The Supplemental Plan was terminated effective November 15, 1996 through the distribution of assets held in trust to the beneficiaries of the Supplemental Plan in exchange for the beneficiaries release of all claims to any future benefits under the Supplemental Plan.

    The following table shows as of the date the Pension Plan was frozen the total estimated annual benefits payable under the Retirement Program in the form of a 50% joint and survivor annuity to hypothetical participants upon retirement at normal retirement age, in the compensation and years-of-service categories indicated in the table.

                        ESTIMATED ANNUAL BENEFITS
ANNUALIZED   -----------------------------------------------
  AVERAGE     10 YEARS     20 YEARS    30 YEARS    40 YEARS
 EARNINGS    OF SERVICE   OF SERVICE  OF SERVICE  OF SERVICE
-----------  -----------  ----------  ----------  ----------
 $ 100,000    $  15,000   $   30,000  $   45,000  $   60,000
   200,000       30,000       60,000      90,000     120,000
   400,000       60,000      120,000     180,000     240,000

    The years of service recognized under the Retirement Program generally included all service with the Company and its subsidiaries and their predecessors. The only credited years of service to the Named Executives as of the date the Pension Plan was frozen were seven years to Mr. Pacini. Compensation recognized under the Retirement Program generally included a participant's base salary (including any portion deferred) and annual bonus compensation.

    COMPENSATION OF DIRECTORS. The non-employee directors of the Company are entitled to receive cash compensation and compensation pursuant to the plans described below.

    CASH COMPENSATION. Non-employee directors of the Company receive compensation of $30,000 per year, with no additional fees for attendance at Board or committee meetings. Messrs. Ellis, Hegness and Vitulli were paid an additional $10,000, $20,000 and $7,000, respectively, for consulting services rendered during 1996. Employee directors are not paid any fees or additional compensation for service as members of the Board or any of its committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board, or of a later calendar year specified by the director.

    1993 STOCK OPTION/STOCK ISSUANCE PLAN. The Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Stock Option Plan") contains three separate equity incentive programs in which members of the Board may be eligible to participate: (i) a Discretionary Option Grant Program, under which eligible non-employee members of the Board, along with officers, key employees and consultants, may be granted options to purchase shares of Preferred Stock and Class A Common Stock, (ii) a Director Fee Program, under which each non-employee member of the Board may elect to apply all or any portion of his or her annual retainer fee (currently $30,000) to the acquisition of unvested shares of Preferred Stock or Class A Common Stock, and (iii) an Automatic Option Grant Program, under which option grants will be made to non-employee members of the Board.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

    No individual participating in the 1993 Stock Option Plan may be granted stock options or separately exercisable stock appreciation rights for more than 5,000,000 shares of Class A Common Stock and Preferred Stock in the aggregate over the term of the 1993 Stock Option Plan.

    PLAN ADMINISTRATION. The Discretionary Option Grant Program is administered by the Compensation Committee of the Board, which is comprised of two or more non-employee Board members appointed by the Board. The Compensation Committee, as "Plan Administrator," has complete discretion (subject to the express provisions of the 1993 Stock Option Plan) to authorize stock option grants. All grants under the Automatic Option Grant and Director Fee Programs are made in strict compliance with the express provisions of those programs, and no administrative discretion is exercised by the Plan Administrator with respect to the grants or stock issuances made under those programs.

    DISCRETIONARY OPTION GRANT PROGRAM. The principal features of the Discretionary Option Grant Program may be summarized as follows:

    The exercise price per share of the Preferred Stock or Class A Common Stock subject to a stock option will not be less than 100% of the fair market value per share of that security on the grant date. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator has complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to the Company's repurchase rights, or (iii) which become exercisable in installments for vested shares over the optionee's period of service. Non-employee members of the Board who serve as Plan Administrator are not eligible to participate in the Discretionary Option Grant Program.

    The exercise price may be paid in cash or in shares of Preferred Stock or Class A Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds applied to the payment of the exercise price for those shares on the settlement date.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. For purposes of the 1993 Stock Option Plan, an individual will be deemed to continue in service for so long as that person performs services on a periodic basis for the Company or any parent or subsidiary corporations, whether as an employee, a non-employee member of the Board or an independent consultant or advisor.

    The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    Any unvested shares of Preferred Stock and Class A Common Stock are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator has complete discretion in establishing the vesting schedule for any such unvested shares and has full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

    The optionee is not to have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

    The Plan Administrator may grant options with stock appreciation rights. Stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Preferred Stock or Class A Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Plan Administrator, be made in cash or in shares of the Preferred Stock or Class A Common Stock.

    DIRECTOR FEE PROGRAM. Under the Director Fee Program, each individual serving as a non-employee Board member is eligible to elect to apply all or any portion of the annual retainer fee otherwise payable in cash to such individual (currently $30,000) to the acquisition of unvested shares of Preferred Stock and/or Class A Common Stock. The non-employee Board member must make the stock election prior to the start of the calendar year for which the election is to be in effect. On the first trading day in January of the calendar year for which the election is in effect, the portion of the retainer fee subject to such election will be applied to the acquisition of the selected shares of Preferred Stock and/or Class A Common Stock by dividing the elected dollar amount by the closing selling price per share of Preferred Stock or Class A Common Stock (as the case may be) on that trading day. The issued shares will be held in escrow by the Company until the individual vests in those shares. The non-employee Board member will have full stockholder rights, including voting and dividend rights, with respect to all issued shares held in escrow on his or her behalf.

    Upon completion of each calendar quarter of Board service during the year for which the election is in effect, the non-employee Board member will vest in one-fourth of the issued shares, and the stock certificate for those shares will be released from escrow. Immediate vesting in all the issued shares will occur in the event the individual dies or becomes disabled during his or her period of Board service or certain changes in control or ownership of the Company are effected during such period. Should the Board member cease service prior to vesting in one or more quarterly installments of the issued shares, then those installments will be forfeited, and the individual will not be entitled to any cash payment from the Company with respect to the forfeited shares.

    In 1996 no shares were received in lieu of the cash retainer fee.

    AUTOMATIC OPTION GRANT PROGRAM. Under the Automatic Option Grant Program which will be terminated if the Recapitalization is completed, each individual who was serving as a non-employee Board member on November 29, 1993 (the "Grant Effective Date") was automatically granted a non-statutory option to purchase 125,000 shares of Preferred Stock and a non-statutory option to purchase 125,000 shares of Class A Common Stock. In addition, each individual who first becomes a non-employee Board member on or after the Grant Effective Date, whether through election by the Company's stockholders or appointment by the Board, will be automatically granted at the time of such election or appointment a non-statutory option to purchase 125,000 shares of Preferred Stock and a non-statutory option to purchase 125,000 shares of Common Stock. However, no non-employee Board member who has previously been in the employ of the Company or any parent or subsidiary corporation will be eligible to receive these automatic stock option grants.

    Each option granted under the Automatic Option Grant Program is subject to the following terms and conditions:

        (1) The exercise price per share of the Preferred Stock or Class A Common Stock subject to an automatic option grant will be equal to 100% of the fair market value per share of that security on the automatic option grant date.

        (2) Each option will have a maximum term of ten years measured from the grant date.

        (3) Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company at the exercise price paid per share. Each option will vest, and the Company's repurchase right will lapse as to (i) 40% of the option shares upon the optionee's completion of one year of Board service measured from the automatic grant date, and (ii) the remaining option shares in two equal and successive annual installments over the optionee's period of continued Board service, with the first such installment to vest two years after the automatic option grant date.

        (4) The option will remain exercisable for a six-month period following the optionee's cessation of Board service for any reason other than death or permanent disability. Should the optionee die while holding an automatic option grant, then such option will remain exercisable for a twelve-month period following the optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of cessation of Board service.

        (5) Should the optionee die or become permanently disabled while serving as a Board member, then the shares of the Preferred Stock and Class A Common Stock subject to any automatic option grant held by that optionee will immediately vest in full, and those vested shares may be purchased at any time within the twelve-month period following the date of the optionee's cessation of Board service.

        (6) The shares subject to each automatic option grant will vest in full upon the occurrence of certain changes in control or ownership of the Company, as explained in more detail below in the subsection entitled Option/Vesting Acceleration.

        (7) Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the highest price per share of the Preferred Stock or Class A Common Stock paid in such tender offer over (ii) the exercise price payable for such share.

        (8) The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic option grant.

    FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Option Grant Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Plan Administrator. However, the maximum amount of financing provided any individual may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local income and employment taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the individual's period of service.


    EMPLOYMENT AND CONSULTING AGREEMENTS. In April of 1997, the Company entered into employment agreements with each of Messrs. Koll, Ortwein and Pacini which provide for employment terms of three (3) years. The Company also entered into a consulting agreement with Mr. Wirta. Under the employment agreements each of Messrs. Koll, Ortwein and Pacini has agreed to serve in their current capacities as the Company's Chief Executive Officer, President and Chief Financial Officer, respectively, at their current base salaries. The employment agreements provide that if an officer is terminated without cause (as defined) during such three
(3) year period, the officer shall receive a severance payment equal to his current annual salary for twelve (12) months plus the amount of his most recent annual bonus for the prior fiscal year, and any unvested stock options shall immediately become 100% vested. The employment agreements also provide for bonuses payable upon completion of the Recapitalization. The consulting agreement with Mr. Wirta calls for him to provide services for an annual fee of $50,000. The consulting agreement is subject to termination upon 30 days' prior notice. If the agreement is terminated without cause (as defined), Mr. Wirta is entitled to a $50,000 severance payment and immediate vesting of any unvested stock options. Given the significance to the Company of completing the Recapitalization, the Compensation Committee has approved bonuses of $275,000, $125,000, $100,000, and $250,000 payable upon completion of the Recapitalization to Messrs. Koll, Wirta, Ortwein and Pacini, respectively. These bonuses are intended to (i) retain these individuals during the pendency of the Recapitalization; (ii) incentivize the completion of the Recapitalization on a timely basis; and (iii) to reward these individuals for their substantial efforts during the past several years, which efforts have been necessary prerequisites to completing the Recapitalization. In the event the Company pursues the Prepackaged Plan, as part of the Prepackaged Plan confirmation process, the Company would seek approval of these employment and consulting agreements and the bonuses pursuant to Section 365 of the Bankruptcy Code. To the extent applicable, the Company would also seek approval of the bonuses pursuant to Section 1129(a)(4) of the Bankruptcy Code.


    COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation Committee, and its members are named below. No member of the Compensation Committee was at any time during the 1996 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Good, Wildman, Hegness & Walley, a law firm with which Mr. Hegness is a senior partner, provides legal services to the Company.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PERFORMANCE COMPARISON GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    REPORT OF THE COMPENSATION COMMITTEE. The overall objectives of the Company compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through an equity based plan and to recognize individual contributions as well as overall business results.

    The key elements of the Company's executive compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock options. An executive officer's annual base salary represents the fixed component of his total compensation; however, variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee also takes into account the fact that executives may also provide services to, and receive compensation from, other entities. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including any pension benefits, supplemental retirement benefits, insurance and other benefits, as well as the programs described below.

    BASE SALARIES. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent including, where appropriate, a comparison to base salaries for comparable positions at other companies, and to historical levels of salary paid by the Company and its predecessors. Current base salaries for the Company's executive officers are at or below the 75th percentile of the compensation data surveyed during the first quarter of 1994. Since then, the only executive officer salary increase granted was to Mr. Ortwein in order to bring his salary closer to comparable levels.

    Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. The Compensation Committee, where appropriate, also considers non-financial performance measures.

    ANNUAL INCENTIVE COMPENSATION AWARDS. The variable compensation payable annually to executive officers is intended to consist principally of annual incentive compensation awards, based on various factors, including both corporate and individual performance, established by the Compensation Committee each fiscal year. The executive officer bonuses for 1996 were paid upon completion of the Bolsa Chica lowlands sale in February 1997 in recognition of such officers' accomplishments during 1996, particularly with respect to obtaining the California Coastal Commission's approval of the Bolsa Chica project and progress made towards the ultimate sale of the lowlands.

    OTHER INCENTIVE COMPENSATION. Participation of executives in equity-based compensation programs is reviewed annually, and awards under such programs, primarily in the form of stock option grants under the Company's 1993 Stock Option Plan, are made periodically to the executives. Each option grant is designed to align the interests of the executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive's tenure, level of responsibility and relative position in the Company. The Compensation Committee has established certain general guidelines in making option grants to the executives in an attempt to target a fixed number of option shares based upon the individual's position with the Company and his existing holdings of options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant. In connection with the Recapitalization, the Compensation Committee approved the grant of options effective upon the completion of the Recapitalization equivalent to 2.5%, .5%, 1.5% and 1.5% of the Company's fully diluted equity to Messrs. Koll, Wirta, Ortwein and Pacini, respectively. The price of such options will be determined by the 20-day average closing price following completion of the Recapitalization. Each grant allows the executive to acquire shares of the Company's stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The options vest in periodic installments over a three-year period, generally contingent upon the executive officer's continued employment with the Company, provided, that if the executive is terminated without cause, such options shall immediately become 100% vested. Accordingly, the option will generally provide a return to the executive only if he remains in the Company's employ and the market price of the Common Stock and Preferred Stock appreciates over the option term.

    CEO COMPENSATION. The base salary established for the Company's current and former Chief Executive Officer, Messrs. Koll and Wirta, respectively, reflects the Committee's policy to maintain a relative level of stability and certainty with respect to the CEO's base salary from year to year. In setting the CEO's base salary, the Committee sought to accomplish three objectives: provide a level of base salary competitive to that paid to other chief executive officers in the industry (recognizing that Messrs. Koll and Wirta are each an executive officer of affiliate companies and accordingly devote less than all of their working time to the Company's business matters), maintain internal comparability and have their base salary play a less central role in their overall compensation package by reason of the option grants made to them in lieu of a more substantial increase in their level of base salary. The CEO's current base salary is below the average of the surveyed compensation data for similarly situated chief executive officers in the industry. The CEO's bonus for 1996 was paid upon completion of the Bolsa Chica lowlands sale in February 1997 in recognition of such officer's accomplishments during 1996, particularly with respect to obtaining the California Coastal Commission's approval of the Bolsa Chica project and progress made towards the ultimate sale of the lowlands.

    TAX LIMITATION. The cash compensation to be paid to each of the Company's executive officers for the 1995 fiscal year is not expected to exceed the $1,000,000 limit on the tax deductibility of such compensation imposed under federal tax legislation enacted in 1993. In addition, the Company's 1993 Stock Option Plan imposes a limit on the maximum number of shares of the Company's common and preferred stock for which any one participant may be granted stock options over the remaining term of the plan. Any compensation deemed paid to an executive officer upon the exercise of an outstanding option under the 1993 Stock Option Plan will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation. No other changes to the Company's executive compensation programs will be made as a result of the new limitation until final Treasury Regulations are issued with respect to such limitation.

                                          The Compensation Committee
                                          of the Board of Directors:
                                          J. Thomas Talbot, Chairman
                                          Harold A. Ellis, Jr.
                                          Paul C. Hegness
                                          Marco F. Vitulli

    STOCK PRICE PERFORMANCE COMPARISON. The following graph illustrates the return during the past five years that would have been realized on December 31 of each year (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1991 in each of (i) the Company's Class A Common Stock,
(ii) the Media General Composite Market Value Index ("Media General Index"), and
(iii) the Wilshire Real Estate Securities Index of Real Estate Operating Companies ("Real Estate Index") which consists of 12 real estate operating and development companies.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             THE COMPANY, REAL ESTATE INDEX AND MEDIA GENERAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              THE COMPANY    REAL ESTATE INDEX  MEDIA GENERAL INDEX
12/31/1991          $100.00            $100.00               $100.00
12/31/1992           $36.36             $90.61               $104.00
12/31/1993           $63.64            $108.18               $119.39
12/31/1994           $68.19            $102.10               $118.39
12/31/1995           $45.45            $125.34               $153.50
12/31/1996           $18.18            $171.55               $185.38

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL INTEREST HOLDERS AND MANAGEMENT

    The following table sets forth, as of March 31, 1997, the name and address of each person believed to be a beneficial interest holder of more than 5% of the Common Stock, the number of shares beneficially owned and the percentage so owned. Except as set forth below, management knows of no person who, as of March 31, 1997, owned beneficially more than 5% of the Company's outstanding Class A Common Stock.

                                                NAME AND ADDRESS OF             AMOUNT AND NATURE OF     PERCENT OF
TITLE OF CLASS                               BENEFICIAL INTEREST HOLDER         BENEFICIAL OWNERSHIP      CLASS(1)
-------------------------------------  --------------------------------------  -----------------------  -------------
Class A Common Stock.................  Bridge Partners, L.P.                   17,518,200 shares(2)           28.8(2)
                                       115 East Putnam Avenue
                                       Greenwich, CT 06830

Class A Common Stock.................  Wheelabrator Technologies Inc.          5,097,207 shares(3)             9.8(3)
                                       Liberty Lane
                                       Hampton, NH 03842

Class A Common Stock.................  Asher B. Edelman                        3,477,700 shares(4)             6.6(4)
                                       717 Fifth Avenue
                                       New York, NY 10022

Class A Common Stock.................  Merrill Lynch & Co., Inc.               2,851,692 shares(5)             5.6(5)
                                       World Financial Center
                                       North Tower
                                       250 Vesey Street
                                       New York, NY 10281

------------------------

(1) These percentages are calculated assuming the conversion of all securities convertible within 60 days into the Company's Class A Common Stock which are held by the individual beneficial interest holder of more than 5% listed in the table above, but not those held by others.

(2) According to Schedule 13D dated July 14, 1995 filed jointly with the Securities and Exchange Commission (the "SEC") by Mr. John W. Gildea ("Gildea"), Carson Street Partners, Inc. ("Carson"), and Bridge Partners, L.P. ("Bridge"). Carson is the sole general partner of Bridge and has the power to vote and dispose of shares. Gildea is the Chairman of the Board of Directors, Chief Executive Officer, President and controlling stockholder of Carson. As a result, Gildea and Carson may be deemed to be the indirect beneficial interest holders of the shares held by Bridge, a partnership whose general partner is controlled by Gildea. Gildea disclosed that through Bridge and Carson, as of that date, he was the beneficial interest holder of 17,518,200 shares of Class A Common Stock, as to which he had sole voting and dispositive power. This number includes 11,878,800 shares of Preferred Stock which shares are generally nonvoting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

(3) According to the Company's records, including shares held by wholly-owned subsidiaries. This number includes 3,339,198 shares of Preferred Stock which shares are generally nonvoting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

(4) According to Schedule 13D (Amendment No. 1) dated December 5, 1996 filed jointly with the SEC by Mr. Asher B. Edelman; Edelman Value Partners, L.P.; Edelman Value Fund, Ltd.; and A.B. Edelman Management Company, Inc. (collectively, "Edelman"). Edelman is the beneficial owner of 3,477,700 shares of Preferred Stock which shares are generally non-voting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

(5) According to Schedule 13G dated February 11, 1994 filed jointly with the SEC by Merrill Lynch & Co., Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated (collectively "Merrill"). Merrill beneficially owns an aggregate of 2,851,692 shares, including 957,246 shares of Class A Common Stock and 1,894,446 shares of Preferred stock which shares are generally non-voting and are currently convertible into shares of the Class A Common Stock on a share-for-share basis.

    Information about the beneficial ownership of the Common Stock as of December 1, 1996 by each nominee, director, executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group is set forth below:

                                                                 SHARES OF CLASS A   PERCENT OF
NAME OF BENEFICIAL INTEREST HOLDER                                COMMON STOCK(1)     CLASS(2)
---------------------------------------------------------------  -----------------  -------------
Donald M. Koll(3)..............................................        2,436,701            4.7
Ray Wirta(4)...................................................        2,040,000            4.0
Harold A. Ellis, Jr.(5)........................................          293,263          *
Paul C. Hegness(5).............................................          360,571          *
J. Thomas Talbot(5)............................................          252,000          *
Marco F. Vitulli(5)............................................          371,000          *
Richard Ortwein(3).............................................        2,407,340            4.7
Raymond J. Pacini(6)...........................................        2,223,434            4.3
Directors and Executive Officers as a group (8 persons
 including the above named)....................................       10,384,309           17.6

------------------------

(1) Except as otherwise indicated in the notes below, the persons indicated have sole voting and investment power with respect to shares listed. In addition to the specific shares indicated in the following footnotes, this column includes shares held directly and shares subject to stock options which are currently exercisable.

(2) These percentages are calculated assuming the conversion of all securities convertible within 60 days into Class A Common Stock, which are held by the executive officer or director listed above but not those held by others. Asterisks indicate beneficial ownership of 1% or less of the class.


(3) Includes vested options to purchase 1,200,000 shares each of Class A Common Stock and Series A Convertible Preferred Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options will be cancelled upon completion of the Recapitalization and are subject to certain restrictions on disposition.



(4) Includes vested options to purchase 1,000,000 shares each of Class A Common Stock and Preferred Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options will be cancelled upon completion of the Recapitalization and are subject to certain restrictions on disposition.



(5) Includes 2,000 shares of Common Stock granted pursuant to the Company's Restricted Stock Plan for Non-Employee Directors, and vested options to purchase 125,000 shares each of Class A Common Stock and Preferred Stock granted pursuant to the Company's Automatic Option Grant Program which shares and options will be cancelled upon completion of the Recapitalization and are subject to certain restrictions on disposition.



(6) Includes vested options to purchase 1,100,000 shares each of Class A Common Stock and Series A Convertible Preferred Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan which options will be cancelled upon completion of the Recapitalization and are subject to certain restrictions on disposition.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    LICENSE AND NON-COMPETITION AGREEMENTS. A wholly-owned subsidiary of the Company has amended certain agreements with Donald M. Koll, the Chairman of the Board and Chief Executive Officer of the Company, which agreements include a license to use the "Koll" name and which contain certain non-compete provisions. Pursuant to such amendments, upon completion of the Recapitalization, and the occurrence of any one of the following (i) the resignation of Mr. Koll as an officer and director of the Company after the first anniversary of the Recapitalization, (ii) the resignation of Mr. Koll as an officer and director of the Company at any time following the completion of the Recapitalization in the event the Board duly resolves to authorize any sale of all or substantially all of the properties or interests in the properties of the Company, any merger or consolidation of the Company with any other entity, other than a merger or consolidation in which the Company will control the merged or consolidated entity, any dissolution of the Company, any cessation of a present operation of the Company or any other extraordinary corporate transaction involving properties or interests in property of the Company, (iii) the removal of Mr. Koll from his positions as an officer or director of the Company, or (iv) the failure to elect Mr. Koll to such offices at any future meeting of stockholders held after completion of the Recapitalization, Mr. Koll will be released from currently existing covenants not to compete with the Company, the Company and its subsidiaries will be obligated to change their respective names to delete all usage of the name "Koll". These agreements have been amended (i) in order to delete an event of default which would occur under the License Agreement if a Chapter 11 Case is commenced, and (ii) in order to retain Mr. Koll following the Recapitalization in light of the changed circumstances with respect to corporate goverance and control of the Company which will result from the completion of the Recapitalization, which circumstances did not exist at the time these agreements were originally negotiated and executed.


    CONSTRUCTION MANAGEMENT AGREEMENTS. In 1993, the Company entered into a construction management agreement with Koll Construction, a wholly owned subsidiary of The Koll Company, for demolition of bunkers at Bolsa Chica. In 1995, the Company also entered into a construction management agreement with Koll Construction for infrastructure construction at Rancho San Pasqual. In 1996, the Company entered into a general contractor agreement with Koll Construction in conjunction with a build-to-suit project for a third party corporate office building in Nevada. During 1994, 1995 and 1996, the Company incurred fees aggregating approximately $100,000, $500,000 and $1.7 million, respectively, to Koll Construction in consideration for these services and related reimbursements.

    SERVICE AGREEMENTS. In September 1993, the Company entered into a Financing and Accounting Services Agreement to provide The Koll Company with financing, accounting, billing, collections and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees earned for the years ended December 31, 1994, 1995 and 1996 were approximately $400,000, $100,000 and $100,000, respectively.

    The Company also entered into a Management Information Systems and Human Resources Services Agreement in September 1993 with Koll Management Services, Inc., also known as Koll Real Estate Services ("KRES"), a company approximately 14% owned by a subsidiary of The Koll Company. Under this agreement, KRES provides computer programming, data organization and retention, record keeping, payroll and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees and related reimbursements incurred were approximately $200,000 for each of the years ended December 31, 1994, 1995 and 1996.

    SUBLEASE AGREEMENTS. In September 1993, the Company entered into an annual Sublease Agreement with The Koll Company to sublease a portion of The Koll Company affiliate's office building located in Newport Beach, California. The Company also entered into lease agreements on a month-to-month basis, which were terminated in 1996, for office space in Northern California and San Diego, California with KRES. Combined lease costs on these leases were approximately $400,000 for each of the years ended December 31, 1994, 1995 and 1996.

    DEVELOPMENT FEES. For the years ended December 31, 1994, 1995 and 1996, the Company earned fees of approximately $3.5 million, $2.7 million and $1.9 million, respectively, for real estate development and disposition services provided to partnerships in which The Koll Company and certain directors and officers of the Company have an ownership interest. In addition, the Company paid $300,000 to, and received

$100,000 from Koll Construction for services provided to each other in conjunction with two separate development service transactions for the year ended December 31, 1994. The Company paid $100,000 and $400,000 to Koll Construction for construction services in the years ended December 31, 1995 and 1996, respectively.

    JOINT BUSINESS OPPORTUNITY AGREEMENT. The Company and The Koll Company entered into an agreement to jointly develop business opportunities in the Pacific Rim effective February 1, 1994. Effective February 1, 1995 The Koll Company assigned its interests under this agreement to KRES. Under the terms of the agreement, the Company and KRES share on a 50% - 50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from any such opportunities on a 50% - 50% basis. The Company's share of net loss was $200,000, $300,000 and $100,000 for the years ended December 31, 1994, 1995 and
1996, respectively. Service contracts entered into under this agreement in 1995 included construction services from Koll Construction, for which the venture paid $100,000 to Koll Construction for services rendered for each of the years ended December 31, 1995 and 1996. In February 1997, KRES notified the Company that it plans to terminate the venture effective March 5, 1997, and its interest will be adjusted accordingly.

    In March 1995, the Company and The Koll Company entered into an agreement to jointly develop commercial development business opportunities in Mexico. Under the terms of the agreement, the Company and The Koll Company share on a 50% - 50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from such opportunities on a 50% - 50% basis. The Company's share of such net costs and expenses was approximately $300,000 and $100,000 for the ten months ended December 31, 1995 and for the year ended December 31, 1996, respectively. During the first quarter of 1996, the Company determined that, given current economic conditions in Mexico, it could more efficiently service opportunities in Mexico from its offices in California and Dallas and closed its Mexico City office. The Koll Company informed the Company that effective March 1, 1996 it would no longer fund costs and expenses related to the pursuit of commercial development opportunities in Mexico, and The Koll Company's interest was diluted accordingly.

    Effective April 1, 1994, the Company and KRES entered into an agreement to combine operations in the Northwest Region in order to become a full service real estate company in that region. This agreement was terminated effective June 30, 1996. Operating profits and losses were split on a 50% - 50% basis at the end of each calendar year or portion thereof. The Company's share of profits was approximately $500,000, $600,000 and $200,000 for the nine months ended December 31, 1994, the year ended December 31, 1995, and the six months ended June 30, 1996, respectively.

    DIRECTOR RESIGNATION AND TERMINATION OF STOCK PLEDGE. In December of 1995, the Company accepted pledges of all of the Common Stock and warrants convertible into the Common Stock of the Company owned by Ms. Kathryn G. Thompson as security against any potential construction liability which could be asserted against the Company as a result of the 1994 acquisition by the Company of Kathryn G. Thompson Company and in exchange for the Company releasing Ms. Thompson from a covenant to maintain insurance with respect to such potential liability. Ms. Thompson resigned as a director of the Company, and as an officer of certain wholly-owned subsidiaries of the Company effective November 1, 1996. Ms. Thompson received compensation of $300,000 during each of the years ended December 31, 1995 and 1996, for her services rendered as an officer of these subsidiaries. In connection with her resignation, Ms. Thompson received a release from certain non-competition covenants and the stock pledge agreement described above.

    NOTE RECEIVABLE. In December 1994, the Company entered into a promissory note agreement to lend up to $6 million to AV Partnership (See Note 3 to the Audited Historic Financial Statements). The note, secured principally by an interest in AV Partnership, bore interest on the outstanding balance at 12% per annum. The note balance of $2 million as of December 31, 1994 was included in other assets and was repaid along with additional advances on March 15, 1995, the maturity date.

    OTHER TRANSACTIONS. See Notes 3, 8 and 9 of the Audited Historic Financial Statements for descriptions of other transactions and agreements with Koll, Libra, Abex and WTI.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion addressing all of the anticipated material federal income tax consequences of the Exchange Offers and the Prepackaged Plan. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, potentially with retroactive effect. This discussion does not address the foreign, state or local tax consequences of the transactions to be accomplished pursuant to the Exchange Offers or Prepackaged Plan, nor does it address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions and taxpayers subject to the alternative minimum tax). The discussion below is limited to the Company and those persons who hold the Outstanding Debentures, Preferred and Common Stock as capital assets within the meaning of Section 1221 of the Code and who also will hold the newly issued or reclassified/combined Common Stock as capital assets. Security holders should note that no rulings have been or will be sought from the IRS with respect to any of the federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

    DUE TO THE UNCERTAINTY CONCERNING CERTAIN OF THE TAX CONSEQUENCES OF THE TRANSACTIONS TO BE ACCOMPLISHED PURSUANT TO THE EXCHANGE OFFERS OR THE PREPACKAGED PLAN, AND THE POSSIBLE EFFECT A SECURITY HOLDER'S PARTICULAR SITUATION MAY HAVE ON SUCH TAX CONSEQUENCES, HOLDERS OF OUTSTANDING DEBENTURES, SERIES A PREFERRED STOCK, CLASS A COMMON STOCK AND ALL OTHER CLASSES OF CLAIMS OR INTERESTS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE EXCHANGE OFFERS OR THE PREPACKAGED PLAN.

             FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS AND THE PREPACKAGED PLAN TO HOLDERS OF OUTSTANDING SECURITIES

    FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS OR THE PREPACKAGED PLAN TO HOLDERS OF OUTSTANDING DEBENTURES.

    GENERAL. In the opinion of McDermott, Will & Emery, counsel to the Company ("Tax Counsel"), the exchange of Outstanding Debentures for Common Stock will constitute a recapitalization. Except as discussed below under "Accrued Interest and Discount on Outstanding Debentures," a holder generally will not be allowed to recognize any gain or loss it may realize on the exchange. A holder's tax basis in the Common Stock received in the exchange will, immediately after the exchange, equal the holder's aggregate tax basis in the Outstanding Debentures exchanged therefor (less any portion of such tax basis which is attributable to previously unpaid interest or original issue discount ("OID") on the Outstanding Debentures). The holding period for the Common Stock received in the exchange will generally include the period during which the Outstanding Debentures were held.

    ACCRUED INTEREST AND ORIGINAL ISSUE DISCOUNT ON OUTSTANDING
DEBENTURES. Under Section 354(a)(2)(B) of the Code, the general rule regarding nonrecognition of gain or loss in a recapitalization will not apply to the portion, if any, of the Common Stock deemed to be received in exchange for previously unpaid interest (including OID) on the Outstanding Debentures which has accrued after the holder acquired the Outstanding Debentures. If a portion of the Common Stock is deemed to be received in payment of accrued interest (or OID), the amount of such interest payment should be equal to the fair market value of such portion of the Common Stock.

    The IRS, in a recent Technical Advice Memorandum, has privately ruled that a holder of indebtedness is not entitled to recognize a loss to the extent the amount of accrued but unpaid OID exceeds the amount of OID deemed paid in a recapitalization. Although this ruling is not binding, it represents the position the Internal Revenue Service would be expected to take in any audit involving an analogous transaction.

    As no Treasury regulation or other relevant guidance has been issued under
Section 354(a)(2)(B), it is unclear whether or to what extent the Common Stock will be considered to be issued in payment of previously accrued but unpaid interest (or OID) on the Outstanding Debentures. The legislative history of
Section 354(a)(2)(B) indicates, however, that if the Prepackaged Plan explicitly allocates the value of the Common Stock between the principal amount of the Outstanding Debentures and accrued interest (or OID) on the Outstanding Debentures, both the Company and the holders should utilize that allocation for federal income tax purposes. The Prepackaged Plan provides that the Common Stock generally will be applied first to the stated amount of the Outstanding Debentures, with only the excess over such principal amount applied to accrued interest (or OID). However, there can be no assurance that the Internal Revenue Service will agree with this allocation. Consequently, holders should consult their own tax advisors on this issue. Moreover, holders should be aware that the resolution of this issue will affect the determination of a holder's tax basis and holding period for the Common Stock.

    SALE OR EXCHANGE OF COMMON STOCK. Generally, if Common Stock is sold or exchanged (including in a redemption or retirement), the disposing holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder's tax basis in the Common Stock. Except as provided in the recapture or market discount rules (each discussed below), any gain or loss on the sale or exchange of Common Stock will be capital gain or loss, provided the Common Stock is held as a capital asset. Any capital gain or loss recognized on the sale or exchange of Common Stock will be long-term gain or loss if the Common Stock was held for more than one year (including the period during which the holder held Outstanding Debentures if the Common Stock is not treated as received in payment of accrued interest or OID) as of the time of its disposition.

    In the opinion of Tax Counsel, Common Stock received in exchange for Outstanding Debentures will be subject to the recapture rules of Section 108(e)(7) of the Code. Under this provision, when Common Stock is sold or exchanged (including in certain nonrecognition transactions), a portion of the gain recognized (if any) will be treated as depreciation recapture and taxed to the holder at the rates applicable to ordinary income.

    MARKET DISCOUNT. Any gain realized on the exchange of Outstanding Debentures, and any gain realized upon the sale or redemption of Common Stock, may be affected by the "market discount" provisions of the Code. Market discount is defined as the excess of a bond's "stated redemption price at maturity" over the holder's tax basis in such bond immediately after its acquisition. The market discount provisions generally require a holder of a bond acquired at a market discount to recognize as ordinary interest income any gain realized on the disposition of such bond to the extent of the "accrued market discount" on such bond at the time of disposition. In addition, if a holder of a bond acquired at a market discount receives a partial principal payment prior to maturity, that payment may be treated as ordinary income to the extent of the accrued market discount on the bond at the time the payment is received. These rules will not apply to the extent the holder has made an election to include market discount in income as it accrues.

    The Code provides that "under regulations" (which have not yet been issued), accrued market discount on a market discount bond is not recognized as ordinary income at the time of the bond's disposition if the disposition occurs in a "nonrecognition transaction," including a recapitalization. Instead, accrued market discount on a market discount bond disposed of in a nonrecognition transaction is converted into accrued market discount on the property received in the transaction if that property qualifies as a market discount bond. If the property received is not a market discount bond, accrued market discount on the old market discount bond is treated as ordinary income on the disposition of the property received in exchange therefor.

    Under the market discount rules, holders of Outstanding Debentures with accrued market discount may have been required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry their Outstanding Debentures. Any interest expense which has been deferred by holders of Outstanding Debentures who participate in the exchange may be claimed to the extent such holders recognize gain (including accrued interest income or OID) in the exchange. The balance of such deferred deductions will be deductible on disposition of the Common Stock received in the exchange.

    FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS OR THE PREPACKAGED PLAN TO HOLDERS OF PREFERRED STOCK. In the opinion of Tax Counsel, the exchange of Preferred Stock for Common Stock will constitute a nontaxable recapitalization. As such, holders of Preferred Stock will not be allowed to recognize any gain or loss they may realize on the exchange. A holder's tax basis in the Common Stock received in the exchange will equal its basis in the Preferred Stock surrendered in exchange therefor. The holding period for the Common Stock received in the exchange will include the period during which the holder held the Preferred Stock surrendered in the exchange.

    FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS OR THE PREPACKAGED PLAN TO HOLDERS OF CLASS A COMMON STOCK. In the opinion of Tax Counsel, holders of Class A Common Stock immediately prior to the Exchange Offers or the Prepackaged Plan will not recognize any income, gain or loss for federal income tax purposes as a result of the Exchange Offers or the Prepackaged Plan.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Under the "backup withholding" provisions of federal income tax law, unless the conditions described in the next sentence are satisfied and except in the case of certain foreign persons, the Exchange Agent, the Company or their paying agents, as the case may be, will be required to withhold (i) a number of shares of Common Stock having a fair market value equal to 31 percent of the amount deemed to be received by a tendering holder of Outstanding Debentures in exchange for accrued interest (or OID) on the Outstanding Debentures, (ii) 31 percent of any dividends paid on the Common Stock and, under certain circumstances, (iii) 31 percent of any proceeds realized on any redemption or retirement of the Common Stock. Backup withholding will not apply to a payment if the payee either (i) provides his taxpayer identification number to the payor and certifies under penalties of perjury that such number is correct (or that he is awaiting a taxpayer identification number) and that (A) the payee has not yet been notified by the Internal Revenue Service that he is subject to backup withholding as a result of a failure to report all interest or dividends or (B) the Internal Revenue Service has notified the payee that he is no longer subject to backup withholding, or (ii) provides an adequate basis for an exemption. Therefore, unless an exemption exists and is proved in a satisfactory manner, (i) each tendering holder should complete and sign the Substitute Form W-9 provided in the applicable Consent and Letter of Transmittal, and (ii) each holder of Common Stock should, when requested, provide the Exchange Agent, the Company or their paying agents, as the case may be, with a Form W-9 to provide the information and certification necessary to prevent backup withholding. Backup withholding is not an additional tax. Rather, any amount paid as backup withholding will be creditable against the holder's income tax liability.

    The Company will, where required, report to the holders of the Common Stock and to the Internal Revenue Service the amount of any dividends paid on the Common Stock in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

             FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS
                    AND THE PREPACKAGED PLAN TO THE COMPANY

    CANCELLATION OF INDEBTEDNESS INCOME. Completion of the Exchange Offers or the Prepackaged Plan will reduce the amount of the Company's outstanding indebtedness. A debtor generally realizes income for federal income tax purposes when his debt is canceled in exchange for an amount less than its adjusted issue price. Therefore, if the aggregate fair market value of the Common Stock distributed to tendering holders of the Outstanding Debentures is less than the adjusted issue price of such Outstanding Debentures, the Company would generally recognize cancellation of indebtedness income. Under the Code, however, income will not be recognized as a result of a cancellation of indebtedness if the debtor is in bankruptcy or to the extent the amount of debt canceled does not exceed the amount by which the debtor is insolvent. Insolvency is defined for this purpose as the excess of the debtor's liabilities over the fair market value of its assets immediately before the discharge of indebtedness. The Code also provides, however, that if a debtor's insolvency or bankruptcy enables it to avoid recognizing income on account of a cancellation of indebtedness, the debtor must generally reduce its tax attributes (such as net operating losses and the basis of assets) by an amount equal to the amount of debt canceled. These rules apply on an entity-by-entity basis; therefore, the Company's subsidiaries will not be required to reduce their separate tax attributes.

    The Company does not expect to pay any current federal income taxes from any discharge of indebtedness resulting from the Exchange Offers because the Company believes that the total amount of indebtedness to be discharged will not exceed the amount by which the Company is insolvent immediately before the discharge of indebtedness plus the anticipated losses from operations in 1997. However, no assurance can be given with respect to the accuracy of the Company's assessment. Further, no assurance can be given that the IRS will agree with this assessment. If the total amount of indebtedness canceled in the Exchange Offers were to exceed the amount by which the Company is insolvent immediately before the cancellation of indebtedness and projected losses from operations in 1997, the Company may recognize income in the amount of such excess. The Company does not expect to pay any current federal income taxes from any discharge of indebtedness resulting from the Prepackaged Plan.

    Even if the Company does not recognize income due to the cancellation of indebtedness in the Exchange Offers or the Prepackaged Plan, its net operating losses for the current and preceding years would be reduced and/or eliminated and other tax attributes (such as the basis of assets) could be reduced.

LIMITATION ON NET OPERATING LOSSES.

    GENERAL. Section 382 of the Code will limit the Company's use of its net operating losses after the Exchange Offers if the Exchange Offers constitute an "ownership change." An ownership change will occur if the percentage of the Company's stock by value held by certain persons (including creditors who exchange debt for stock) is increased by more than 50 percentage points over a three-year testing period. In the opinion of Tax Counsel, the Exchange Offers will cause an ownership change. When the ownership change occurs, the Company's annual use of its net operating losses will be limited to the value of the Corporation's equity immediately before the ownership change (estimated at approximately $15 million) multiplied by the "long-term tax-exempt rate," which is published monthly by the IRS. The long-term tax-exempt rate for ownership changes occurring in April 1997, is 5.50%, which would limit the Company's annual use of its net operating losses to less than $1 million per year.

    If the Company has net unrealized built-in gains at the time of the Exchange Offers, the Section 382 limitation which would otherwise apply to the Company for any tax year following the Exchange Offers will be increased by the amount of these built-in gains which existed at the date of the ownership change and are recognized during the 5-year recognition period following the ownership change. The overall limitation to this increase in the Section 382 limitation is the amount of the Company's net unrealized built-in gains at the time of the ownership change.

    SPECIAL RULES IN THE CASE OF THE PREPACKAGED PLAN. Unless a corporation "elects out," an exception to the general rules of Section 382 of the Code provides that the rules described in the preceding paragraph will not apply if the increase in ownership occurs in a case under the Bankruptcy Code and if the shareholders and certain "qualifying creditors" of the corporation before such increase occurs own at least 50 percent of the corporation's stock after such increase. When this exception to the general rule applies, the corporation is required to reduce its net operating losses by the amount of interest accrued on any debt exchanged for stock in the bankruptcy proceeding during the year of the proceeding and the three prior taxable years. To the extent the net operating losses have been reduced by this interest, the attribute reduction of Section 108(b) does not apply. In addition, if another ownership change occurs within two years, the corporation's use of its net operating losses would be disallowed in its entirety.

    If a corporation "elects out" of Section 382(l)(5) or if the requirements of such section are not met, the general rules of Section 382 apply. However, in determining the limitation placed on the corporation's annual use of its net operating losses under those general rules, Section 382(l)(6) provides that the value of the equity of the corporation immediately before the ownership change is deemed to include the increase in the value of the corporation's equity resulting from any surrender or cancellation of creditors' claims in the bankruptcy proceeding.

    THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE EXCHANGE OFFERS AND THE PREPACKAGED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUTSTANDING DEBENTURES, SERIES A PREFERRED STOCK OR COMMON STOCK IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH SUCH HOLDER SHOULD CONSULT WITH SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS CONTEMPLATED BY THE EXCHANGE OFFERS AND THE PREPACKAGED PLAN, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon by McDermott, Will & Emery, Newport Beach, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and 1996, and the related statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report dated February 18, 1997, and have been included in this Prospectus in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     INDEX TO AUDITED HISTORIC FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                               PAGE
                                                                                                             ---------
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA:
  Independent Auditor's Report.............................................................................        F-2
  Audited Historic Financial Statements....................................................................        F-3
  Notes to Audited Historic Financial Statements...........................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of Koll Real Estate Group, Inc.:

    We have audited the accompanying balance sheets of Koll Real Estate Group, Inc. as of December 31, 1996 and 1995, and the related statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Koll Real Estate Group, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    The Company carries its real estate properties at cost, net of impairment losses. As discussed in Note 2, the estimation process is inherently uncertain and relies to a considerable extent on future events and market conditions. As discussed in Note 5, the development of the Company's Bolsa Chica project is dependent upon various governmental approvals and various economic factors. Accordingly, the amount ultimately realized from such project may differ materially from the current estimate of fair value.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 18, 1997

                          KOLL REAL ESTATE GROUP, INC.

                                 BALANCE SHEETS

                                                                                                   1995       1996
                                                                                                 ---------  ---------
                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                    (IN MILLIONS)
                                                       ASSETS
Cash and cash equivalents......................................................................  $     4.9  $     2.1
Restricted cash................................................................................        2.5         .2
Real estate held for development or sale.......................................................       28.1       25.2
Operating properties, net......................................................................        4.8     --
Land held for development......................................................................      220.0      223.5
Other assets...................................................................................       16.9       21.2
                                                                                                 ---------  ---------
                                                                                                 $   277.2  $   272.2
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Accounts payable and accrued liabilities...................................................  $     4.9  $    11.7
    Senior bank debt...........................................................................       16.6        7.1
    Project debt...............................................................................     --           12.5
    Subordinated debentures....................................................................      173.2      195.9
    Other liabilities..........................................................................       52.9       43.9
                                                                                                 ---------  ---------
      Total liabilities........................................................................      247.6      271.1
                                                                                                 ---------  ---------
Commitments and Contingencies

Stockholders' equity:
    Series A (convertible redeemable nonvoting) Preferred Stock--$.01 par value; 42,505,504
      shares authorized; 40,290,735 and 38,886,626 shares outstanding, respectively............         .4         .4
    Class A (voting) Common Stock--$.05 par value; 625,000,000 shares authorized; 47,534,472
      and 48,938,543 shares outstanding, respectively..........................................        2.4        2.4
    Class B (convertible nonvoting) Common Stock--$.05 par value; 25,000,000 shares authorized
      and no shares outstanding................................................................     --         --
    Capital in excess of par value.............................................................      229.9      229.2
    Deferred proceeds from stock issuance......................................................       (1.1)       (.4)
    Minimum pension liability..................................................................       (1.0)       (.6)
    Accumulated deficit........................................................................     (201.0)    (229.9)
                                                                                                 ---------  ---------
      Total stockholders' equity...............................................................       29.6        1.1
                                                                                                 ---------  ---------
                                                                                                 $   277.2  $   272.2
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                                             FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
                                                                                        (IN MILLIONS EXCEPT PER SHARE
                                                                                                  AMOUNTS)
Revenues:
  Asset sales........................................................................  $    11.1  $    23.5  $    33.6
  Operations.........................................................................       10.3       10.5       11.2
                                                                                       ---------  ---------  ---------
                                                                                            21.4       34.0       44.8
                                                                                       ---------  ---------  ---------
Costs of:
  Asset sales........................................................................       10.7       21.6       30.2
  Operations.........................................................................        9.5       10.3       10.0
                                                                                       ---------  ---------  ---------
                                                                                            20.2       31.9       40.2
                                                                                       ---------  ---------  ---------
Gross operating margin...............................................................        1.2        2.1        4.6
General and administrative expenses..................................................        8.7        7.7        9.6
Interest expense.....................................................................       19.4       22.6       24.9
Write-down of real estate properties.................................................     --          121.1     --
Other expense (income), net..........................................................        2.1        3.1       (1.1)
                                                                                       ---------  ---------  ---------
Loss from continuing operations before income taxes..................................      (29.0)    (152.4)     (28.8)
Provision (benefit) for income taxes.................................................      (10.3)     (35.5)        .1
                                                                                       ---------  ---------  ---------
Loss from continuing operations......................................................      (18.7)    (116.9)     (28.9)
Discontinued operations:
  Gain on disposition, net of income taxes of $.3....................................         .7     --         --
                                                                                       ---------  ---------  ---------
Net loss.............................................................................  $   (18.0) $  (116.9) $   (28.9)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Earnings (loss) per common share:
  Continuing operations..............................................................  $   (0.43) $   (2.48) $    (.60)
  Discontinued operations............................................................       0.02     --         --
                                                                                       ---------  ---------  ---------
Net loss per common share............................................................  $   (0.41) $   (2.48) $    (.60)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                             FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
                                                                                                (IN MILLIONS)
Cash flows from operating activities:
  Net loss...........................................................................  $   (18.0) $  (116.9) $   (28.9)
  Adjustments to reconcile net loss to cash used by operating activities:
    Depreciation and amortization....................................................        1.2        1.2        1.2
    Non-cash interest expense........................................................       18.0       20.5       23.2
    Write-down of real estate properties.............................................     --          121.1     --
    Gains on asset sales.............................................................        (.4)      (1.9)      (3.4)
    Gains on dispositions of discontinued operations.................................        (.7)    --         --
    Proceeds from asset sales, net...................................................       10.5       22.5       31.5
    Investments in real estate held for development or sale..........................       (6.1)     (18.2)     (20.4)
    Investment in land held for development..........................................       (9.9)      (7.8)      (3.5)
    Decrease (increase) in other assets..............................................        (.6)      11.9       (5.5)
    Decrease in accounts payable, accrued and other liabilities......................       (9.7)     (61.8)      (2.7)
    Other, net.......................................................................        (.1)    --             .4
                                                                                       ---------  ---------  ---------
      Cash used by operating activities..............................................      (15.8)     (29.4)      (8.1)
                                                                                       ---------  ---------  ---------
Cash flows from investing activities:
  Sale of short-term investments.....................................................       21.7     --         --
  Proceeds from disposition of discontinued operation................................        1.0     --         --
  Acquisitions.......................................................................       (1.2)       (.3)    --
                                                                                       ---------  ---------  ---------
      Cash provided (used) by investing activities...................................       21.5        (.3)    --
                                                                                       ---------  ---------  ---------
Cash flows from financing activities:
  Borrowings of senior bank debt.....................................................     --           21.6        8.7
  Repayments of senior bank debt.....................................................       (7.0)      (5.0)     (18.2)
  Borrowings of project debt.........................................................     --         --           12.5
  Use of restricted cash.............................................................     --           10.0        2.3
  Deposits of restricted cash........................................................       (7.5)      (5.0)    --
                                                                                       ---------  ---------  ---------
      Cash provided (used) by financing activities...................................      (14.5)      21.6        5.3
                                                                                       ---------  ---------  ---------
Net decrease in cash and cash equivalents............................................       (8.8)      (8.1)      (2.8)
Cash and cash equivalents--beginning of year.........................................       21.8       13.0        4.9
                                                                                       ---------  ---------  ---------
Cash and cash equivalents--end of year...............................................  $    13.0  $     4.9  $     2.1
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                                                                       DEFERRED
                                                            CAPITAL    PROCEEDS
                                                           IN EXCESS     FROM       MINIMUM
                                     PREFERRED   COMMON     OF PAR       STOCK      PENSION     ACCUMULATED
                                      STOCK      STOCK       VALUE     ISSUANCE    LIABILITY      DEFICIT      TOTAL
                                     --------   --------   ---------   ---------   ---------   -------------   ------
                                                                      (IN MILLIONS)
Balance January 1, 1994............  $   .4     $  2.2     $ 230.0     $  (1.5)    $  (1.5)    $     (66.1)    $163.5
  Net Loss.........................    --         --         --          --          --              (18.0)     (18.0)
  Minimum pension liability........    --         --         --          --            (.5)        --             (.5)
  Valuation adjustment to deferred
    proceeds from stock issuance...    --         --            .1         (.1)      --            --            --
  Issuance of stock related to
    acquisition....................    --           .1          .4       --          --            --              .5
                                        ---        ---     ---------   ---------   ---------   -------------   ------
Balance December 31, 1994..........      .4        2.3       230.5        (1.6)       (2.0)          (84.1)     145.5
  Net loss.........................    --         --         --          --          --             (116.9)    (116.9)
  Minimum pension liability........    --         --         --          --            1.0         --             1.0
  Valuation adjustment to deferred
    proceeds from stock issuance...    --         --           (.5)         .5       --            --            --
  Conversion of preferred to
    common.........................    --           .1         (.1)      --          --            --            --
                                        ---        ---     ---------   ---------   ---------   -------------   ------
Balance December 31, 1995..........      .4        2.4       229.9        (1.1)       (1.0)         (201.0)      29.6
  Net loss.........................    --         --         --          --          --              (28.9)     (28.9)
  Minimum pension liability........    --         --         --          --             .4         --              .4
  Valuation adjustment to deferred
    proceeds from stock issuance...    --         --           (.7)         .7       --            --            --
                                        ---        ---     ---------   ---------   ---------   -------------   ------
Balance December 31, 1996..........  $   .4     $  2.4     $ 229.2     $   (.4)    $   (.6)    $    (229.9)    $  1.1
                                        ---        ---     ---------   ---------   ---------   -------------   ------
                                        ---        ---     ---------   ---------   ---------   -------------   ------

              See the accompanying notes to financial statements.

                          KOLL REAL ESTATE GROUP, INC.

                 NOTES TO AUDITED HISTORIC FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BASIS OF PRESENTATION

    The principal activities of Koll Real Estate Group, Inc. and its consolidated subsidiaries (the "Company", formerly known as The Bolsa Chica Company and Henley Properties Inc.) include: (i) obtaining zoning and other entitlements for land it owns and improving the land for residential development; (ii) single and multi-family residential construction in Southern California; and (iii) providing commercial, industrial, retail and residential real estate development services to third parties, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services on a national and international basis, through its offices throughout California, and in Dallas, Phoenix, Seattle, Shanghai, China and Taipei, Taiwan. Once the residential land owned by the Company is entitled, the Company may sell unimproved land to other developers or investors; sell improved land to homebuilders; or participate in joint ventures with other developers, investors or homebuilders to finance and construct infrastructure and homes.

    On December 31, 1989, The Henley Group, Inc. separated its business into two public companies through a distribution to its Class A and Class B common stockholders of all of the common stock of a newly formed Delaware corporation to which The Henley Group, Inc. had contributed its non-real estate development operations, assets and related liabilities. The new company was named The Henley Group, Inc. ("Henley Group") immediately following the distribution. The remaining company was renamed Henley Properties Inc. ("Henley Properties") and consisted of the real estate development business and assets of Henley Group, including its subsidiary Signal Landmark.

    On July 16, 1992, a subsidiary of Henley Properties merged with and into Henley Group (the "Merger") and Henley Group became a wholly owned subsidiary of Henley Properties. In the Merger, Henley Properties, through its Henley Group subsidiary, received net assets having a book value as of July 16, 1992 of approximately $45.3 million, consisting of approximately $103.6 million of assets, including $58.3 million of cash and a 44% interest in Deltec Panamerica S.A. ("Deltec"), and $58.3 million of liabilities. In connection with the Merger, Henley Properties was renamed The Bolsa Chica Company.

    On September 30, 1993, a subsidiary of The Bolsa Chica Company acquired the domestic real estate development business and related assets of The Koll Company. In connection with this acquisition, The Bolsa Chica Company was renamed Koll Real Estate Group, Inc.

    The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified to conform with the current year presentation.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

    REAL ESTATE

    Real estate held for development and land held for development (real estate properties) are carried at cost net of impairment losses based on undiscounted cash flows. Real estate held for sale is carried at cost, net of impairment losses and selling costs based on undiscounted cash flows. The estimation process involved in the determination of fair value is inherently uncertain since it requires estimates as to future

                          KOLL REAL ESTATE GROUP, INC.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) events and market conditions. Such estimation process assumes the Company's ability to complete development and dispose of its real estate properties in the ordinary course of business based on management's present plans and intentions. Economic, market, environmental and political conditions may affect management's development and marketing plans. In addition, the implementation of such development and marketing plans could be affected by the availability of future financing for development and construction activities. Accordingly, the ultimate fair values of the Company's real estate properties are dependent upon future economic and market conditions, the availability of financing, and the resolution of political, environmental and other related issues.

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("SFAS 121"), which requires an impaired asset (real property or intangible) to be written down to fair value. If an impairment occurs, the fair value of an asset for purposes of SFAS 121 is deemed to be the amount a willing buyer would pay a willing seller for such asset in a current transaction. As required, the Company adopted SFAS 121 during the quarter ended March 31, 1996 which did not have any effect on its financial statements. The Company is currently implementing an Exchange Offer to deleverage its capital structure as discussed in Note 6. Under the Exchange Offer as proposed, no revaluation of real estate properties would be required based on undiscounted cash flows. If an alternative recapitalization is implemented by the Company pursuant to Court confirmation of a Prepackaged Plan of reorganization, the Company would apply the principles required by the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh Start Accounting") and the carrying value of real estate properties would be adjusted to fair value.

    The cost of sales of multi-unit projects is generally computed using the relative sales value method, with direct construction costs and property taxes accumulated by phase, using the specific identification method. Interest cost is capitalized to real estate projects during their development and construction period.

    Operating properties are generally depreciated utilizing the straight-line method over estimated lives ranging principally from 5 to 7 years. Accumulated depreciation amounted to $1.1 million and $1.0 million at December 31, 1995 and 1996, respectively.

    INTANGIBLE ASSETS

    Goodwill, which represents the difference between the purchase price of a business acquired in 1993 and the related fair value of net assets acquired, is amortized on a straight-line basis over 15 years. Goodwill of $7.9 million and $7.3 million as of December 31, 1995, and 1996, respectively, is included in other assets. The carrying value of goodwill is reviewed periodically based on projected cash flows to be received from related operations over the remaining amortization period of the goodwill. If such projected cash flows were less than the carrying value of the goodwill, the difference would be charged to operations.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company accounted for the cost of post-retirement benefits other than pensions, which are primarily health care related, during each employee's active working career under a plan which was frozen in 1993. As of December 31, 1995, and 1996, the accrued unfunded costs totaled $1.3 million and $.9 million, respectively.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Company accounts for income taxes on the liability method. Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect in the years in which these differences are expected to reverse.

    RECOGNITION OF REVENUES

    Sales are recorded using the full accrual method when title to the real estate sold is passed to the buyer and the buyer has made an adequate financial commitment. When it is determined that the earning process is not complete, income is deferred using the installment, cost recovery or percentage of completion methods of accounting.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") which required the Company to adopt disclosure provisions for stock-based compensation effective January 1, 1996. The standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. This standard encourages rather than requires adoption of the fair value method of accounting for employee stock-based transactions. Companies are permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," but will be required to disclose in a note to the financial statements pro forma net income and net income per share as if the new method of accounting had been applied. The Company has elected to continue to apply APB Opinion No. 25 in its financial statements and no pro forma disclosure was required as of and for the year ended December 31, 1996.

    EARNINGS PER COMMON SHARE

    The weighted average numbers of common shares outstanding for the years ended December 31, 1994, 1995 and 1996 were 43.8 million, 47.1 million, and 48.3 million, respectively. The Series A Preferred Stock, as well as outstanding stock options are not included in the loss per share calculation for each year because the effect is antidilutive. The earnings per share calculations include the effect of 2.0 million shares of Class A Common Stock issued on November 9, 1994, in connection with the acquisition of the Kathryn G. Thompson Company (Note 3). The 1994, 1995 and 1996 earnings per share calculations reflect the conversion of 1.2 million shares, an additional 1.0 million shares, and an additional 1.4 million shares, respectively, of Series A Preferred Stock to an equal number of shares of Class A Common Stock.

NOTE 3--ACQUISITIONS AND DISPOSITIONS

    In November 1994, the Company acquired the stock of Kathryn G. Thompson Company ("KGTC") and related assets. The principal activities of the acquired business are residential real estate development and homebuilding, focusing on the entry-level and first time move-up market segments. The principal project of the acquired business is a 49% general partnership interest in a 230-acre project planned for approximately 1,200 residential units in Aliso Viejo in southern Orange County ("AV Partnership"). In connection with the acquisition, the Company paid $1.2 million in cash and a $.5 million note, issued 2

                          KOLL REAL ESTATE GROUP, INC.

NOTE 3--ACQUISITIONS AND DISPOSITIONS (CONTINUED) million shares of Class A Common Stock and warrants to purchase an additional 2 million shares. The Company guaranteed approximately $4.8 million of capital contribution notes related to the Aliso Viejo partnership interest, which notes are primarily payable out of positive net cash flow to be generated by the partnership interest and are not due until the earlier of the completion of the project or April 1999. In addition, in November 1994, Ms. Kathryn G. Thompson, who was appointed as a director of the Company, entered into a covenant not to compete with the Company with respect to real estate development, subject to certain limited exceptions. Ms. Thompson resigned as an officer and director of the Company effective November 1, 1996. In conjunction with her resignation, the covenant of Ms. Thompson was released.

    Summarized financial information of AV Partnership is presented below at December 31, 1995 and 1996 and for the years then ended (in millions):

                                                                           1995         1996
                                                                        -----------  -----------
Balance Sheet Data:
  Total assets........................................................   $   111.9    $   102.5
  Total project debt and other liabilities............................       107.9        110.5
                                                                        -----------  -----------
  Partners' capital...................................................   $     4.0    $    (8.0)
                                                                        -----------  -----------
                                                                        -----------  -----------
Statement of Operations Data:
  Revenues............................................................   $  --        $    44.3
  Expenses............................................................        (4.1)       (55.3)
                                                                        -----------  -----------
  Net loss............................................................   $    (4.1)   $   (11.0)
                                                                        -----------  -----------
                                                                        -----------  -----------

    The Company uses the equity method to account for its investment in AV Partnership and accordingly, the statement of operations includes a $.1 million loss for the period from the acquisition date through December 31, 1994, and losses of $2.0 million and $1.2 million, respectively, for the years ended December 31, 1995 and 1996. The loss recorded in 1996 reflects accrued interest on guaranteed capital contribution notes only, as the Company's net investment is $0 and the recorded liability reflects the Company's guaranty of capital contribution notes due to the partnership discussed below. Due to a significant shortfall in sales during 1995 versus forecast, the financial structure of the partnership and the significant amount of participating mortgages with preference to the Company's equity interest, the Company does not expect to receive a financial return from this partnership and in 1995 reserved for its guaranty of $4.8 million of capital contribution notes. In 1996, certain information came to the Company's attention concerning the enforceability of the Company's guarantee of $4.8 million of capital contribution notes. While the Company has reserved for this guarantee, the Company intends to dispute the enforceability of the guarantee. A reserve relating to the guaranteed capital contribution notes, including accrued interest, for this partnership of $4.8 million and $6.0 million at December 31, 1995 and 1996, respectively, is included in other liabilities.

    In December 1993, the Company completed a transaction with Libra whereby it exchanged the Company's Lake Superior Land Company subsidiary for approximately $42.4 million in aggregate face amount of Senior Subordinated Debentures held by Libra, and net cash proceeds to be generated by Libra's periodic sale of up to approximately 3.4 million shares of the Company's Class A Common Stock held by Libra through a series of transactions to be effected in an orderly manner. The Company also completed a separate transaction with Libra in December 1993, whereby the Company exchanged

                          KOLL REAL ESTATE GROUP, INC.

NOTE 3--ACQUISITIONS AND DISPOSITIONS (CONTINUED) approximately 3.4 million newly issued shares of its Class A Common Stock for approximately $10.6 million in aggregate face amount of Subordinated Debentures held by Libra. The shares issued to Libra were deposited in a custodial account for periodic sale in accordance with instructions from the Company. In February 1994, the Company received $1 million in cash from Libra in exchange for the immediate termination of a contingent payment provision of the December 1993 transaction with Libra.

NOTE 4--REAL ESTATE HELD FOR DEVELOPMENT OR SALE

    Real estate held for development or sale consists of the following at December 31 (in millions):

                                                                                 1995       1996
                                                                               ---------  ---------
Residential..................................................................  $    26.3  $    12.4
Commercial/industrial........................................................        1.8       12.8
                                                                               ---------  ---------
                                                                               $    28.1  $    25.2
                                                                               ---------  ---------
                                                                               ---------  ---------

NOTE 5--LAND HELD FOR DEVELOPMENT

    Following completion of the Company's sale of approximately 880 lowland acres of its Bolsa Chica property to the State of California on February 14, 1997 as described below, land held for development consists of approximately 310 acres located in Orange County, California, adjacent to the Pacific Ocean, surrounded by the City of Huntington Beach and approximately 35 miles south of downtown Los Angeles ("Bolsa Chica").

    The planned community at Bolsa Chica is expected to offer a broad mix of home choices, including single-family homes, townhomes and condominiums at a wide range of prices. In December 1994, the Orange County Board of Supervisors unanimously approved a Local Coastal Program ("LCP") for up to 3,300 units of residential development and a wetlands restoration plan for this property. The 3,300-unit LCP provides for development of up to 2,500 homes on the mesa (high ground) portion of the property and up to 900 homes on the lowland portion of the property, not to exceed 3,300 homes in the aggregate. The related Development Agreement was unanimously approved by the Orange County Board of Supervisors in April 1995. The California Coastal Commission approved the LCP in January 1996 subject to suggested modifications. These suggested modifications were approved by the Orange County Board of Supervisors in June 1996, and on July 11, 1996 the California Coastal Commission certified the LCP for the Company's Bolsa Chica property.

    On February 14, 1997, the Company completed the sale of approximately 880 lowland acres owned by the Company at Bolsa Chica to the California State Lands Commission for $25 million and will, therefore, forego opportunities to develop 900 homes in the lowland. Under an interagency agreement among various state and federal agencies, these agencies have agreed to restore the Bolsa Chica lowlands utilizing escrowed funds from the Ports of Los Angeles and Long Beach. A reserve of $1.5 million has been included in other liabilities as of December 31, 1996, with respect to potential costs payable by the Company under agreements negotiated with the State Lands Commission and certain oil field operators regarding environmental clean-up at the Bolsa Chica lowlands. In connection with the lowlands sale, the Company paid $833,333 of these costs at closing, leaving a reserve balance of $700,000 on its financial statements for potential additional clean-up costs.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 5--LAND HELD FOR DEVELOPMENT (CONTINUED)
    The Company is now pursuing the secondary permitting process for the mesa through the County of Orange in order to implement the approved development plan for up to 2,500 homes. This process is currently expected to be completed in the fourth quarter of 1997. The Company expects, subject to its ability to obtain financing on a commercially reasonable and timely basis, and subject to obtaining the secondary permits, to commence infrastructure construction on the mesa in the fourth quarter of 1997. However, due to certain factors beyond the Company's control, including possible objections of various environmental and so-called public interest groups that may be made in legislative, administrative or judicial forums, the start of construction could be delayed. In this regard, on January 13, 1995, two lawsuits challenging the Orange County Board of Supervisors' approval of the Bolsa Chica project were filed in Orange County Superior Court (the "Court"). Although the lawsuits differed in the particular issues they raised, generally they each alleged, among other things, violations of the California Environmental Quality Act and violations of the California Government Code planning and zoning laws. One lawsuit, which was brought by the school districts, has been settled with an agreement regarding school fees to be paid to the plaintiff districts. In the other "environmental lawsuit", the plaintiffs did not seek monetary damages, but instead asked the Court to set aside the approval of the Bolsa Chica project. In February 1996, the Court ruled on the "environmental lawsuit", rejecting all but one of the arguments, and requiring an additional 45-day public review and comment period regarding the tidal inlet portion of the wetlands restoration plan, which was completed in the second quarter of 1996. The County reapproved the plan without change in June 1996. On January 24, 1997 this lawsuit was dismissed by the Court. In filing the judgement, the Court ruled that the County had fulfilled all requirements for approval of the Bolsa Chica development plans, without the Court requiring any change to the plans.

    In addition, on March 6, 1996 and March 11, 1996 two lawsuits were filed against the Coastal Commission, the Company and other Bolsa Chica landowners as real parties in interest, alleging that the Coastal Commission's approval of the LCP is not in compliance with the Coastal Act and other statutory requirements. These lawsuits seek to set aside the approval of the Bolsa Chica project, and are currently scheduled to be tried in April 1997. Given the recent sale of the Bolsa Chica lowlands described above, the primary issues which were the subject of this litigation have been eliminated. Furthermore, the plaintiffs in one of these lawsuits have informed the Company that given the sale of the lowlands, they will work with the Company in an effort to resolve the remaining issues of their lawsuit. The Company believes that the remaining litigation issues which challenge development of the Bolsa Chica mesa are without merit. Furthermore, the Company does not believe that these lawsuits will be successful in permanently preventing the Company from completing the Bolsa Chica project, however, there can be no assurance in this regard or that these suits will not result in delays.

    In 1995, in accordance with Statement of Financial Accounting Standard No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" ("SFAS 67"), the Company carried real estate properties, including Bolsa Chica, at the lower of cost or net realizable value, with net realizable value defined as the undiscounted estimated future cash flows from the project. As of December 31, 1995, the Company's review of the current estimated cash flows for Bolsa Chica indicated that a reserve of approximately $113.6 million was required to adjust the carrying value of Bolsa Chica to its then estimated net realizable value of $220 million pursuant to SFAS 67. The valuation reserve primarily reflects management's decision in the fourth quarter of 1995 (following the approval of additional funding by the Ports) to make completing the sale of the lowlands to a government agency a strategic goal of the Company, along with updated estimates of future cash flows for the mesa portion of the project reflecting recent market conditions. During 1995, the Southern California residential real estate market continued to

                          KOLL REAL ESTATE GROUP, INC.

NOTE 5--LAND HELD FOR DEVELOPMENT (CONTINUED) decline, affecting estimated sale pricing, housing mix and number of units planned. The Company's decision in 1995 to pursue a sale of the lowlands was expected to, and subsequently has, resulted in the elimination of up to 900 units previously planned in the lowlands, which, in turn, resulted in a significant reduction as of December 31, 1995 in projected future cash flows previously anticipated from the Bolsa Chica project. Realization of the Company's investment in Bolsa Chica will also depend upon various economic factors, including the demand for residential housing in the Southern California market and the availability of credit to the Company and to the housing industry.

NOTE 6--DEBT

    SENIOR BANK DEBT

    In December 1994, the Company entered into a letter of credit and reimbursement agreement with Nomura Asset Capital Corporation ("Nomura") to fund payment of the settlement of the Abex litigation in excess of $7.5 million to be funded by the Company. In February 1995, the Company paid an aggregate of $22 million to settle the litigation, of which $15.5 million was funded by borrowings under the letter of credit and reimbursement agreement and the balance of $6.5 million from restricted cash. Since this financing agreement was solely for the purpose described above, no additional funds are available under this facility. The Company repaid $8.4 million of such borrowings during 1996. In December 1994, the Company also entered into a construction loan agreement with Nomura to partially fund infrastructure construction at Rancho San Pasqual, the Company's golf/residential property in San Diego County. The Company borrowed $1.3 million and $8.7 million during 1995 and 1996, respectively, under this loan agreement. As required under the construction loan agreement, the Company deposited $5 million into an escrow account in January 1995 to be used solely for the funding of infrastructure construction costs at Rancho San Pasqual, of which $2.5 million was included in restricted cash on December 31, 1995. The Company repaid $.2 million and $9.8 million of borrowings under the construction loan agreement during 1995 and 1996, respectively.

    The remaining borrowings outstanding as of December 31, 1996 under the letter of credit and reimbursement agreement were principally secured by a deed of trust on Rancho San Pasqual and a pledge and security interest in the Company's interest in Fairbanks Highlands, LLC, a joint venture with Taylor Woodrow Homes, Inc. formed on December 6, 1996, along with a pledge of the stock of Signal Bolsa Corporation. Amounts outstanding under the letter of credit and reimbursement agreement bear interest at 30 Day LIBOR plus 4%, which was 9.69% as of December 31, 1996. The agreements initially required principal prepayments equal to 80% of the net proceeds from any sales at Rancho San Pasqual, Fairbanks Highlands, and principal prepayments equal to 50% of the net proceeds from Rancho San Pasqual assessment district reimbursements. After March 12, 1996, the agreements require principal repayments equal to 90% of the net proceeds from any sales at Rancho San Pasqual, Fairbanks Highlands and Bolsa Chica. The agreements contain certain restrictive covenants that limit, among other things,
(i) the incurrence of indebtedness, (ii) the making of investments and (iii) the creation or incurrence of liens on existing and future assets of the Company. The agreements also contain various financial covenants and events of default customary for such agreements. In December 1996, the Company exercised its option to extend the initial maturity date under the loans from December 20, 1996 to December 22, 1997. On February 18, 1997 the outstanding Nomura loan balance was fully repaid with a portion of the proceeds from the sale of the Bolsa Chica lowlands and the loan agreements were terminated.

    In December 1994, the Company entered into a $6.5 million construction loan agreement with the Bank of Boston, principally secured by resort and residential property in New Hampshire ("Wentworth").

                          KOLL REAL ESTATE GROUP, INC.

NOTE 6--DEBT (CONTINUED)
The Company borrowed $4.8 million under this loan agreement and applied $4.2 million in proceeds from sales of residential homes from Wentworth to satisfy required prepayments, resulting in an outstanding balance of $.6 million on November 2, 1995, when the Company sold all of its interest in the Wentworth residential land to its development manager for $4.1 million in cash plus the buyer's prepayment of the outstanding balance under the Bank of Boston credit agreement, which terminated this credit facility.

    PROJECT DEBT

    During 1996, the Company entered into several contracts to develop and construct commercial properties on a build-to-suit basis. Subsidiaries of the Company have entered into three construction loan agreements aggregating $31.9 million, which have been guaranteed by the parent, to finance these projects. As of December 31, 1996, a total of $12.5 million was drawn and $19.4 million was available under these construction loan agreements. The loans bear interest at prime plus .75% or 30-day LIBOR +2% and have maturity dates between June and August 1997.

    In addition, as of December 31, 1996, one development project is owned by an unconsolidated partnership in which a subsidiary of the Company is the general partner. The partnership has entered into a construction loan agreement for $3.5 million, which has also been guaranteed by the parent. Under this construction loan agreement, $1.3 million was drawn and $2.2 million was available as of December 31, 1996.

    SUBORDINATED DEBENTURES

    Immediately prior to the July 1992 Merger, Henley Group distributed to its stockholders among other consideration (the "Distribution"), in respect of each share of its outstanding common stock (the "Henley Group Common Stock"): (i) $6.00 aggregate principal amount of the Company's 12% Senior Subordinated Pay-In-Kind Debentures due March 15, 2002 (the "Senior Subordinated Debentures"); and (ii) $1.50 aggregate principal amount of the 12% Subordinated Pay-In-Kind Debentures due March 15, 2002 (the "Subordinated Debentures", and together with the Senior Subordinated Debentures, the "Debentures"). Approximately $159.4 million aggregate principal amount of the Debentures were distributed in the Distribution and approximately $43.8 million aggregate principal amount of the Debentures were retained by the Company's Henley Group subsidiary in the Merger.

    The Debentures were comprised of the following as of December 31 (in millions):

                                                                               1995       1996
                                                                             ---------  ---------
Senior Subordinated Debentures.............................................  $   138.2  $   155.3
Subordinated Debentures....................................................       34.6       38.8
                                                                             ---------  ---------
  Total face amount........................................................      172.8      194.1
Less unamortized discount..................................................       (5.6)      (5.0)
Plus accrued interest......................................................        6.0        6.8
                                                                             ---------  ---------
                                                                             $   173.2  $   195.9
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Debentures give the Company the right to pay interest in-kind, in cash or, subject to certain conditions, in the Company's common stock. It is currently anticipated that interest on the Debentures will be paid in-kind. The Debentures, which are due March 15, 2002, do not require any sinking fund payments and may be redeemed by the Company at any time in cash only, or at maturity in cash or stock, subject to

                          KOLL REAL ESTATE GROUP, INC.

NOTE 6--DEBT (CONTINUED)
certain conditions. The Debentures prohibit the payment of any dividends or other distributions on the Company's equity securities.

    In November 1996, representatives of certain holders of the Debentures indicated to the Company that they intend to support a de-leveraging of the Company's capital structure through a voluntary exchange of the Debentures for equity (the "Exchange Offer"). Under the proposed Exchange Offer, Senior-Subordinated holders and Subordinated holders would, subject to the successful completion of the Exchange Offer, receive 56 shares and 28 shares, respectively, (after consolidation of the preferred and common stock and the proposed reverse split discussed below) for each $1,000 of principal amount outstanding as of March 15, 1997, after taking into account the next scheduled "in-kind" interest payment. The solicitation of Debentureholders, as well as stockholder approval, will not commence until the Securities and Exchange Commission ("SEC") completes its review of a registration statement to be filed by the Company with the SEC in February 1997, and the entire solicitation/exchange offer process is not expected to be completed prior to June 1997.

    A 100% acceptance rate for the Exchange Offer would result in 90% of the Company's equity, in the form of newly issued shares of common stock, being held by the Debentureholders (approximately 80% by Senior-Subordinated and 10% by Subordinated). The remaining 10% of the Company's equity would be owned, in the aggregate, by current preferred and common stockholders (approximately 5.8% by preferred stockholders and 4.2% by common stockholders). A condition to closing the Exchange Offer will be that a minimum of 90% of the of the face amount outstanding of the Debentures are tendered to the Company. The Company expects to solicit the consent of its common and preferred stockholders to the Exchange Offer and to the consolidation of the preferred and common stock into a single class of common stock, through the issuance of 1.75 shares of Common Stock for each outstanding share of Preferred Stock. In addition, all stockholders will be asked to approve a one for one hundred (1:100) reverse stock split, and the common stockholders will be asked to elect six new directors who have been nominated by a committee of the Debentureholders and to elect four of the Company's existing directors to be nominated by the Company.

    At December 31, 1996 the estimated aggregate fair value of the Company's Debentures was within a range of approximately $105 million to $115 million based on quotes from certain bond traders making a market in the Debentures. However, due to the low trading volume and illiquid market for the Debentures, such quotes may not be meaningful indications of value. The carrying amount for all other debt of the Company approximates market primarily as a result of floating interest rates.

    INTEREST

    The Company made cash payments for interest on senior bank debt of $1.4 million, $1.4 million and $1.5 million for the years ended December 31, 1994, 1995 and 1996, respectively.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 7--OTHER LIABILITIES

    Other liabilities were comprised of the following as of December 31 (in millions):

                                                                                 1995       1996
                                                                               ---------  ---------
Net deferred tax liabilities (Note 8)........................................  $    10.0  $    10.0
Other tax liabilities (Note 8)...............................................        4.5        4.5
Accrued pensions and benefits................................................       10.7        5.6
Guaranty of capital contribution notes.......................................        4.8        6.0
Accrued indemnity obligations................................................       18.7       17.8
Majority interest and other liabilities of consolidated partnership..........        4.2     --
                                                                               ---------  ---------
                                                                               $    52.9  $    43.9
                                                                               ---------  ---------
                                                                               ---------  ---------

    During 1996, the Company terminated certain group annuity contracts for the pension plan of a discontinued operation, and experienced favorable investment returns on pension assets, resulting in a significant decrease in accrued pensions and benefits.

NOTE 8--INCOME TAXES

    The tax effects of items that gave rise to significant portions of the deferred tax accounts are as follows for the years ended December 31 (in millions):

                                                                           1995       1996
                                                                         ---------  ---------
Deferred tax assets:
  Real estate held for development or sale and operating properties
    (due to asset revaluations and interest capitalized for tax
    purposes)..........................................................  $    33.4  $    13.8
  Accruals not deductible until paid...................................        6.6        6.1
  Net operating loss carryforwards.....................................       64.7       94.1
  Other................................................................        1.7         .4
  Valuation allowance..................................................      (59.2)     (71.3)
                                                                         ---------  ---------
                                                                         $    47.2  $    43.1
                                                                         ---------  ---------
                                                                         ---------  ---------

Deferred tax liabilities:
Land held for development, (principally due to accounting for a prior business combination, partially offset by the asset revaluation in
  1995)................................................................  $    55.0  $    51.2
  Other................................................................        2.2        1.9
                                                                         ---------  ---------
                                                                         $    57.2  $    53.1
                                                                         ---------  ---------
                                                                         ---------  ---------

    Net deferred tax liabilities at December 31, 1996 are comprised entirely of state net deferred tax liabilities.

    At December 31, 1996, the Company had available tax net operating loss carryforwards of approximately $282 million which expire in the years 2004 through 2011 if not utilized. The Internal Revenue Code (the "Code") imposes an annual limitation on the use of loss carryforwards upon the occurrence of an "ownership change" (as defined in Section 382 of the Code). Such an ownership change occurred in connection with the Merger in 1992. As a result, approximately $23 million of the Company's net operating

                          KOLL REAL ESTATE GROUP, INC.

NOTE 8--INCOME TAXES (CONTINUED)
loss carryforwards will generally be limited to the extent that Henley Properties and its subsidiaries recognize certain gains in the five-year period following the ownership change which ends July 16, 1997. Additionally, the use of the Company's net operating loss carryforwards will be further limited if the Exchange Offer is completed.

    The following is a summary of the income tax provision (benefit) applicable to losses from continuing operations for the years ended December 31 (in millions):

                                                               1994     1995     1996
                                                              ------   ------   ------
Income Tax Provision (Benefit):
  Current...................................................  $  (.3)  $(10.1)  $   .1
  Deferred..................................................   (10.0)   (25.4)    --
                                                              ------   ------   ------
                                                              $(10.3)  $(35.5)  $   .1
                                                              ------   ------   ------
                                                              ------   ------   ------

    Cash payments for federal, state and local income taxes were approximately $.6 million, $.3 million and $.2 million for the years ended December 31, 1994, 1995 and 1996, respectively. Tax refunds received for the years ended December 31, 1994, 1995 and 1996 were approximately $.8 million, $.4 million and $.2 million, respectively.

    The principal items accounting for the difference in taxes on income computed at the statutory rate and as recorded are as follows for the years ended December 31 (in millions):

                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
Benefit for income taxes at statutory rate........................  $   (10.2) $   (53.3) $   (10.1)
State income taxes, net...........................................        (.1)        .6        (.1)
Increase in valuation allowance...................................     --           28.3       12.1
Reduction in other tax liabilities................................     --          (10.0)    --
All other items, net..............................................     --           (1.1)      (1.8)
                                                                    ---------  ---------  ---------
                                                                    $   (10.3) $   (35.5) $      .1
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    TAX SHARING AGREEMENTS

    Henley Group and Abex, a former subsidiary of Henley Group whose stock was distributed to stockholders of Henley Group in July 1992, entered into a tax sharing agreement in 1992 prior to the Distribution to provide for the payment of taxes for periods during which Henley Group and Abex were included in the same consolidated group for federal income tax purposes, the allocation of responsibility for the filing of tax returns, the cooperation of the parties in realizing certain tax benefits, the conduct of tax audits and various related matters.

    1989-1992 INCOME TAXES. The Company is generally charged with responsibility for all of its federal, state, local or foreign income taxes for this period and, pursuant to the tax sharing agreement with Abex, all such taxes attributable to Henley Group and their consolidated subsidiaries, including any additional liability resulting from adjustments on audit (and any interest or penalties payable with respect thereto), except that Abex is generally charged with responsibility for all such taxes attributable to it and its subsidiaries for 1990-1992. In addition, under a separate tax sharing agreement between Henley Group and a former subsidiary of Henley Group, Fisher Scientific International Inc. ("Fisher"), Fisher is generally charged with responsibility for its own income tax liabilities for this period.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 8--INCOME TAXES (CONTINUED)
    The Internal Revenue Service ("IRS") has completed its examinations of the tax returns of the Company and its consolidated subsidiaries, including formerly affiliated entities, for the years ended December 31, 1989, 1990 and 1991. With respect to each examination, the IRS has proposed material audit adjustments. The Company disagrees with the positions taken by the IRS and has filed a protest with the IRS to vigorously contest the proposed adjustments. After review of the IRS's proposed adjustments, the Company estimates that, if upheld, the adjustments could result in Federal tax liability, before interest, of approximately $17 million (net of amounts which may be payable by former affiliates pursuant to tax sharing agreements). The IRS proposed adjustments, if upheld, could also result in a disallowance of up to $147 million of available net operating loss carryforwards, of which none are recognized, after consideration of the valuation allowance, as of December 31, 1996. The Company has not determined the extent of potential accompanying state tax liability adjustments should the proposed IRS adjustments be upheld. The Company's protest was filed in August 1995 and is still being considered by the IRS Appeals Division. Management currently believes that the IRS's positions will not ultimately result in any material adjustments to the Company's financial statements. The Company is prepared to pursue all available administrative and judicial appeal procedures with regard to this matter and the Company is advised that its dispute with the IRS could take up to five years to resolve.

    PRE-1989 INCOME TAXES. Under tax sharing agreements with WTI and Abex, the parties are charged with sharing responsibility for paying any increase in the federal, state or local income tax liabilities (including any interest or penalties payable with respect thereto) for any consolidated, combined or unitary tax group which included WTI, Henley Group or any of their subsidiaries for tax periods ending on or before December 31, 1988. Under the agreements, the Company was charged with the responsibility for paying $25 million, plus amounts payable with respect to liabilities which are attributable to certain of the Company's subsidiaries. The Company's $25 million limitation amount was accrued in the Company's financial statements in December 1989, and following payments made in the first quarter of 1993, $22 million remained as of December 31, 1994. In January 1993, the IRS completed its examination of the Federal tax returns of WTI for the periods May 1986 through December 1988 and asserted a material deficiency relating to the tax basis of a former subsidiary of WTI. WTI, Abex and the Company disagreed with the position taken by the IRS and WTI filed a petition with the U.S. Tax Court. In March 1994, prior to the June 1994 trial date, WTI and the IRS entered into a Stipulation of Settlement that resulted in a tax payable together with interest of approximately $72 million.

    In April 1994, the Company contested the alleged obligation and asserted various defenses to making any payment under these agreements and Abex and WTI filed suit in Delaware Chancery Court ("the Court") against the Company seeking, among other things, declaratory relief, specific performance, and monetary damages for the Company's alleged failure to pay approximately $21 million claimed to be owed pursuant to tax sharing agreements entered into in 1988 and 1989, plus pre-judgment interest and attorneys' fees. The Company vigorously defended its position with respect to the nonpayment of the alleged tax sharing obligation, filing suit in the Supreme Court of the state of New York against WTI and Abex. In December 1994, the Court decided against the Company, prompting the Company to file an appeal in January 1995. In February 1995, the Company entered into an agreement with WTI and Abex to settle both state actions in order to avoid the ongoing cost of litigation. Under the terms of the settlement, the Company paid an aggregate of $22 million, of which $15.5 million was funded by borrowings under a financing agreement with a major financial institution (Note 6) and $6.5 million was funded by the Company's restricted cash. The Company also settled other disputes with Abex as described in Note 9.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    Pursuant to a 1992 transition agreement, amended in March 1993, each of Abex and the Company provided to the other certain administrative support services until March 31, 1994. The amendment provided for the Company to pay $.5 million quarterly for such services and for the termination of the New Hampshire facilities lease on March 31, 1993. Accordingly, the Company reimbursed Abex approximately $1.8 million for the year ended December 31, 1993. Fees accrued but not paid in the fourth quarter of 1993 and the first quarter of 1994 totaling $1.0 million were waived by Abex in connection with the February 1995 settlement with Abex described in Note 8.

    LEGAL PROCEEDINGS

    See Note 5 for a discussion of certain litigation relating to the Orange County Board of Supervisors' and California Coastal Commission's approvals of the Bolsa Chica project.

    There are various other lawsuits and claims pending against the Company and certain subsidiaries. In the opinion of the Company's management, ultimate liability, if any, will not have a material adverse effect on the Company's financial condition or results of operations.

    CORPORATE INDEMNIFICATION MATTERS

    The Company and its predecessors have, through a variety of transactions effected since 1986, disposed of several assets and businesses, many of which are unrelated to the Company's current operations. By operation of law or contractual indemnity provisions, the Company has retained liabilities relating to certain of these assets and businesses. Many of such liabilities are supported by insurance or by indemnities from certain of the Company's predecessor and currently or previously affiliated companies. The Company believes its balance sheet reflects adequate reserves for these matters.

    The United States Environmental Protection Agency ("EPA") has designated Universal Oil Products ("UOP"), among others, as a Potentially Responsible Party ("PRP") with respect to an area of the Upper Peninsula of Michigan (the "Torch Lake Site") under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). UOP is allegedly the successor in interest to one of the companies that conducted mining operations in the Torch Lake area and an affiliate of Allied Signal Inc., a predecessor of the Company. The Company has not been named as a PRP at the site. However, Allied Signal has, through UOP, asserted a contractual indemnification claim against the Company for all claims that may be asserted against UOP by EPA or other parties with respect to the site. EPA has proposed a clean-up plan which would involve covering certain real property both contiguous and non-contiguous to Torch Lake with soil and vegetation in order to address alleged risks posed by copper tailings and slag at an estimated cost of $6.2 million. EPA estimates that it has spent approximately $3.9 million to date in performing studies of the site. Under CERCLA, EPA could assert claims against the Torch Lake PRPs, including UOP, to recover the cost of these studies, the cost of all remedial action required at the site, and natural resources damages. In June 1995, EPA proposed a CERCLA settlement pursuant to which UOP pay approximately between $2.6 and $3.3 million in exchange for a limited covenant by EPA not to sue UOP in the future. The Company, without admission of any obligation to UOP, has determined to vigorously defend UOP's position that the EPA's proposed cleanup plan is unnecessary and inconsistent with the requirements of CERCLA given that the EPA's own Site Assessment and Record of Decision found no immediate threat to human health. In the Company's view the proposed remediation costs would be in excess of any resulting benefits.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 10--RELATED PARTY TRANSACTIONS

    CONSTRUCTION MANAGEMENT AGREEMENTS

    In 1993, the Company entered into a construction management agreement with Koll Construction, a wholly owned subsidiary of The Koll Company, for demolition of bunkers at Bolsa Chica. In 1995, the Company also entered into a construction management agreement with Koll Construction for infrastructure construction at Rancho San Pasqual. In 1996, the Company entered into a general contractor agreement with Koll Construction in conjunction with a build-to-suit project for a third-party corporate office building in Nevada. During 1994, 1995 and 1996 the Company incurred fees aggregating approximately $100 thousand, $500 thousand and $1.7 million, respectively, to Koll Construction in consideration for these services and related reimbursements.

    SERVICE AGREEMENTS

    In September 1993, the Company entered into a Financing and Accounting Services Agreement to provide The Koll Company with financing, accounting, billing, collections and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees earned for the years ended December 31, 1994, 1995 and 1996 were approximately $400 thousand, $100 thousand and $100 thousand, respectively.

    The Company also entered into a Management Information Systems and Human Resources Services Agreement in September 1993 with Koll Management Services, Inc., also known as Koll Real Estate Services ("KRES"), a company approximately 14% owned by a subsidiary of The Koll Company. Under this agreement, KRES provides computer programming, data organization and retention, record keeping, payroll and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees and related reimbursements incurred were approximately $200 thousand for each of the years ended December 31, 1994, 1995 and 1996.

    SUBLEASE AGREEMENTS

    In September 1993, the Company entered into an annual Sublease Agreement with The Koll Company to sublease a portion of The Koll Company affiliate's office building located in Newport Beach, California. The Company also entered into lease agreements on a month-to-month basis, which were terminated in 1996, for office space in Northern California and San Diego, California with KRES. Combined lease costs on these leases were approximately $400 thousand for each of the years ended December 31, 1994, 1995, and 1996, respectively.

    DEVELOPMENT FEES

    For the years ended December 31, 1994, 1995, and 1996 the Company earned fees of approximately $3.5 million, $2.7 million, and $1.9 million respectively, for real estate development and disposition services provided to partnerships in which The Koll Company and certain directors and officers of the Company have an ownership interest. In addition, the Company paid approximately $300 thousand to, and received $100 thousand from Koll Construction for services provided to each other in conjunction with two separate development service transactions for the year ended December 31, 1994. The Company paid $100 thousand and $400 thousand to Koll Construction for construction services in the years ended December 31, 1995 and 1996, respectively.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 10--RELATED PARTY TRANSACTIONS (CONTINUED)
    JOINT BUSINESS OPPORTUNITY AGREEMENT

    The Company and The Koll Company entered into an agreement to jointly develop business opportunities in the Pacific Rim effective February 1, 1994. Effective February 1, 1995 The Koll Company assigned its interests under this agreement to KRES. Under the terms of the agreement, the Company and KRES share on a 50%-50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from any such opportunities on a 50%-50% basis. The Company's share of net loss was approximately $200 thousand, $300 thousand and $100 thousand for the years ended December 31, 1994, 1995 and 1996, respectively. Service contracts entered into under this agreement in 1995 included construction services from Koll Construction, for which the venture paid approximately $100 thousand to Koll Construction for services rendered for each of the years ended December 31, 1995 and 1996. In February 1997, KRES notified the Company that it plans to terminate the venture effective March 5, 1997, and its interest will be adjusted accordingly.

    In March 1995, the Company and The Koll Company entered into an agreement to jointly develop commercial development business opportunities in Mexico. Under the terms of the agreement, the Company and The Koll Company share on a 50%-50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities and will share in all revenues generated from such opportunities on a 50%-50% basis. The Company's share of such net costs and expenses was approximately $300 thousand and $100 thousand for the ten months ended December 31, 1995, and for year ended December 31, 1996, respectively. During the first quarter of 1996, the Company determined that, given current economic conditions in Mexico, it could more efficiently service opportunities in Mexico from its offices in California and Dallas and closed its Mexico City office. The Koll Company informed the Company that effective March 1, 1996 it would no longer fund costs and expenses related to the pursuit of commercial development opportunities in Mexico, and The Koll's Company interest was diluted accordingly.

    Effective April 1, 1994, the Company and KRES entered into an agreement to combine operations in the Northwest Region in order to become a full service real estate company in that region. This agreement was terminated effective June 30, 1996. Operating profits and losses were split on a 50%-50% basis at the end of each calendar year or portion thereof. The Company's share of profits was approximately $500 thousand, $600 thousand and $200 thousand for the nine months ended December 31, 1994, the year ended December 31, 1995, and the six months ended June 30, 1996, respectively.

    STOCK PLEDGE BY DIRECTOR

    In December of 1995, the Company accepted pledges of all of the common stock and warrants convertible into the common stock of the Company owned by Ms. Kathryn G. Thompson as security against any potential construction liability which could be asserted against the Company as a result of the 1994 acquisition by the Company of KGTC and in exchange for the Company releasing Ms. Thompson from a covenant to maintain insurance with respect to such potential liability. Ms. Thompson resigned as a director of the Company and as an officer of certain wholly-owned subsidiaries of the Company effective November 1, 1996. Ms. Thompson received compensation of $300,000 during each of the years ended December 31, 1995 and 1996 for her services rendered as an officer of these subsidiaries. In connection with her resignation, Ms. Thompson received a release from certain non-competition covenants and a release of the stock pledge described above.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 10--RELATED PARTY TRANSACTIONS (CONTINUED)
    OTHER TRANSACTIONS

    See Notes 3, 8 and 9 for descriptions of other transactions and agreements with Koll, Libra, Abex and WTI.

NOTE 11--RETIREMENT PLANS

    The Company has noncontributory defined benefit retirement plans covering substantially all employees of the Company prior to September 30, 1993 who had completed one year of continuous employment. The benefit accrual for all participants was terminated on December 31, 1993. In November 1996, the assets held in trust under the Company's supplemental and executive retirement plan were paid to participants in exchange for each participant's release of any future benefit claims under this plan, resulting in termination of the executive plan and the curtailment gain recorded in 1996. Net periodic pension cost for the years ended December 31 consisted of the following (in millions):

                                                               1994     1995     1996
                                                              ------   ------   ------
Service cost................................................  $ --     $ --     $ --
Interest cost...............................................      .5       .5       .5
Actual return on assets.....................................      .1     (1.4)     (.8)
Net amortization and deferral...............................     (.5)     1.0       .4
Gain on curtailment.........................................    --       --        (.3)
                                                              ------   ------   ------
Net periodic pension cost (income)..........................  $   .1   $   .1   $  (.2)
                                                              ------   ------   ------
                                                              ------   ------   ------

    The funded status and accrued pension cost at December 31, 1995 and 1996 for defined benefit plans were as follows (in millions):

                                                                                  1995       1996
                                                                                ---------  ---------
Actuarial present value of benefit obligations:
  Vested......................................................................  $    (6.9) $    (5.3)
  Nonvested...................................................................     --         --
                                                                                ---------  ---------
Accumulated benefit obligation................................................  $    (6.9) $    (5.3)
                                                                                ---------  ---------
                                                                                ---------  ---------

Projected benefit obligation..................................................  $    (6.9) $    (5.3)
Plan assets at fair value.....................................................        5.9        5.0
                                                                                ---------  ---------
Projected benefit obligation in excess of plan assets.........................       (1.0)       (.3)
Unrecognized net loss.........................................................        1.0         .7
Adjustment required to recognize additional minimum liability.................       (1.0)       (.7)
                                                                                ---------  ---------
Accrued pension cost..........................................................  $    (1.0) $     (.3)
                                                                                ---------  ---------
                                                                                ---------  ---------

    The development of the projected benefit obligation for the plans at December 31, 1994, 1995, and 1996 is based on the following assumptions: a discount rate of 7%, and an expected long-term rate of return on assets of 9%. Assets of the plans are invested primarily in stocks, bonds, short-term securities and cash equivalents.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 12--CAPITAL STOCK

    COMMON STOCK

    Under its restated certificate of incorporation, the Company has authority to issue up to 750 million shares of common stock, par value $.05 per share, subject to approval of the Board of Directors (the "Board"), of which 625 million shares of Class A Common Stock and 25 million shares of Class B Common Stock are initially authorized for issuance and an additional 100 million shares may be issued in one or more series, and have such voting powers or other rights and limitations as the Board may authorize. During 1994, 1995 and 1996, 1.2 million, an additional 1.0 million, and an additional 1.4 million shares, respectively, of Series A Preferred Stock were converted into an equal number of shares of Class A Common Stock.

    In December 1993 the Company issued 3.4 million shares of its Class A Common Stock in exchange for all of Libra's approximately $10.6 million in aggregate principal amount of Subordinated Debentures plus accrued interest. In connection with the Company's sale of Lake Superior Land Company to Libra, the net cash proceeds from the sale of 3.4 million shares of Class A Common Stock held by Libra will be forwarded to the Company. The estimated amount of proceeds to be received from such sale is reflected in the equity section of the balance sheet as deferred proceeds from stock issuance.

    In November 1994 the Company issued 2 million shares of its Class A Common Stock and warrants for the purchase of an additional 2 million shares in connection with the acquisition of the Kathryn G. Thompson Company. The warrants have an exercise price of $.25, are exercisable over a ten year period, vest in equal installments over five years and are subject to certain cancellation rights of the Company.

    Under the Company's Indentures for the Debentures (Note 6), the Company is prohibited from purchasing shares of its common stock.

    PREFERRED STOCK

    Under its restated certificate of incorporation, the Company has authority to issue 150 million shares of preferred stock, par value $.01 per share, in one or more series, with such voting powers and other rights as authorized by the Board. Effective July 16, 1992, in connection with the Merger, the Board authorized approximately 42.5 million shares of Series A Preferred Stock, which have a liquidation preference of $.75 per share, participate in any dividend or distribution paid on the Class A Common Stock on a share for share basis, and have no voting rights, except as required by law (Notes 1 and 2).

    The Series A Preferred Stock is redeemable at the Company's option, on 30 days' notice given at any time after the second anniversary of issuance, at the liquidation preference of $.75 per share, in cash or generally in shares of Class A Common Stock. Each share of the Series A Preferred Stock is convertible at the holder's option, at any time after the second anniversary of issuance, generally into one share of Class A Common Stock. Since the Series A Preferred Stock became convertible in July 1994, approximately 3.6 million shares have been converted into an equal number of shares of Class A Common Stock.

NOTE 13--STOCK PLANS

    1993 STOCK OPTION/STOCK ISSUANCE PLAN

    The 1993 Stock Option/Stock Issuance Plan ("1993 Stock Option Plan") was approved at the 1994 Annual Meeting of Stockholders as the successor equity incentive program to the Company's 1988 Stock Plan. Outstanding options under the 1988 Stock Plan were incorporated into the 1993 Stock Option Plan

                          KOLL REAL ESTATE GROUP, INC.

NOTE 13--STOCK PLANS (CONTINUED)
upon its approval. Under the 1993 Stock Option Plan, 7.5 million shares each (including 3 million shares each originally authorized under the 1988 Stock
Plan) of Series A Preferred Stock and Class A Common Stock were reserved for issuance to officers, key employees and consultants of the Company and its subsidiaries and the non-employee members of the Board. Options generally become exercisable for 40% of the option shares upon completion of one year of service and become exercisable for the balance in two equal annual installments thereafter.

    The 1993 Stock Option Plan includes an automatic option grant program, pursuant to which each individual serving as a non-employee Board member on the November 29, 1993 effective date of the 1993 Stock Option Plan received an option grant for 125,000 shares each of Series A Preferred Stock and Class A Common Stock with an exercise price of $.4063 per share, equal to the fair market value of the underlying securities on the grant date. Each individual who first joins the Board as a non-employee director after such effective date will receive a similar option grant. Of the shares subject to each option, 40% will vest upon completion of one year of Board service measured from the grant date, and the balance will vest in two equal annual installments thereafter. Each automatic grant will have a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of Board service.

    Each non-employee Board member may also elect to apply all or any portion of his or her annual retainer fee to the acquisition of shares of Series A Preferred Stock or Class A Common Stock which vest incrementally over the individual's period of Board service during the year for which the election is in effect. During the year ended December 31, 1994, 126,856 shares were issued under this provision. No shares were issued under this provision during 1995 or 1996.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 13--STOCK PLANS (CONTINUED)
    A summary of the status of the Company's stock option plans for the three years ended December 31, 1996, follows:

                                               NUMBER OF SHARES         PRICE PER SHARE
                                            ----------------------  ------------------------
                                             CLASS A     SERIES A     CLASS A     SERIES A
                                              COMMON    PREFERRED     COMMON      PREFERRED
OPTIONS OUTSTANDING                           STOCK       STOCK        STOCK        STOCK
------------------------------------------  ----------  ----------  -----------  -----------
December 31, 1993.........................   6,350,000   6,350,000    .23 - .41    .14 - .41
  Granted.................................      --          --          --           --
  Exercised...............................      --          --          --           --
  Cancelled...............................      --          --          --           --
                                            ----------  ----------  -----------  -----------
December 31, 1994.........................   6,350,000   6,350,000    .23 - .41    .14 - .41
  Granted.................................      --          --          --           --
  Exercised...............................      --          --          --           --
  Cancelled...............................     (75,000)    (75,000)         .41          .41
                                            ----------  ----------  -----------  -----------
December 31, 1995.........................   6,275,000   6,275,000  $ .23 - .41  $ .14 - .41
  Granted.................................      --          --          --           --
  Exercised...............................      --          --          --           --
  Cancelled...............................      --          --          --           --
                                            ----------  ----------  -----------  -----------
December 31, 1996.........................   6,275,000   6,275,000  $  .23 - 41  $  .14 - 41
                                            ----------  ----------  -----------  -----------
                                            ----------  ----------  -----------  -----------

Options exercisable at December 31,
  1996....................................   6,275,000   6,275,000  $  .23 - 41  $  .14 - 41
Options available at December 31, 1996....   1,098,144   1,225,000

    In connection with the Exchange Offer, the outstanding options set forth above will be cancelled and new options comprising 6% of the Company's fully diluted equity will be granted based on the average trading price for 20-days following completion of the Exchange Offer.

                          KOLL REAL ESTATE GROUP, INC.

NOTE 14--UNAUDITED QUARTERLY FINANCIAL INFORMATION

    The following is a summary of quarterly financial information for 1995 and 1996 (in millions, except per share amounts):

                                                   FIRST      SECOND       THIRD     FOURTH     FULL YEAR
                                                 ---------  -----------  ---------  ---------  -----------
1996
  Revenues (a).................................  $     2.7   $    16.0   $     6.4  $    19.7   $    44.8
  Cost of sales (a)............................        2.5        14.3         5.2       18.2        40.2
  Loss from continuing operations..............       (7.9)       (6.7)       (7.6)      (6.7)      (28.9)
  Net loss.....................................       (7.9)       (6.7)       (7.6)      (6.7)      (28.9)
  Loss per common share........................       (.17)       (.14)       (.16)      (.14)       (.60)
  Weighted average common shares
    outstanding (b)............................       47.7        48.0        48.5       48.9        48.3
1995
  Revenues (c).................................  $     6.4   $     5.7   $     6.8  $    15.1   $    34.0
  Cost of sales (c)............................        7.3         5.2         5.9       13.5        31.9
  Loss from continuing operations (d)..........       (5.7)       (2.6)       (8.5)    (100.1)     (116.9)
  Net loss (d).................................       (5.7)       (2.6)       (8.5)    (100.1)     (116.9)
  Loss per common share........................       (.12)       (.06)       (.18)     (2.11)      (2.48)
  Weighted average common shares
    outstanding (b)............................       46.6        47.0        47.3       47.5        47.1

------------------------

(a) The Company recorded revenues and cost of sales of approximately $10.1 million from residential lot sales at Rancho San Pasqual primarily during the second and fourth quarters. In addition, the second quarter includes the sale of the Eagle Crest golf course at Rancho San Pasqual, and the fourth quarter includes the sale of Fairbanks Highlands as a result of the formation of a joint venture in which the Company has a continuing interest.

(b) The Series A Preferred Stock is not included in the calculation of weighted average shares outstanding because the effect is antidilutive.

(c) The Company recorded revenues and cost of sales of approximately $8.0 million and $8.1 million, respectively, in the fourth quarter of 1995 from the sale of residential land and the marina at its Wentworth By The Sea project in New Hampshire.

(d) The Company recorded asset revaluations of $7.5 million and $116.6 million, which were partially offset by income tax benefits of $2.6 million and $24.0 million, respectively, in the third and fourth quarters of 1995.

                                   APPENDIX A
                       PREPACKAGED PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re
                                  Chapter 11
KOLL REAL ESTATE
GROUP, INC.                       Case No. 97-

                                  Honorable
Debtor.                           Bankruptcy Judge

                       PREPACKAGED PLAN OF REORGANIZATION
                        OF KOLL REAL ESTATE GROUP, INC.

                       PREPACKAGED PLAN OF REORGANIZATION
                        OF KOLL REAL ESTATE GROUP, INC.
                                   ARTICLE I
                                  DEFINITIONS

    Unless the context otherwise requires, the following terms shall have the following meanings when used in initially capitalized form in the Prepackaged Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Prepackaged Plan as a whole and not to any particular section, subsection, or clause contained in the Prepackaged Plan unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter. Any term used in initially capitalized form in the Prepackaged Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules.

    ADMINISTRATIVE CLAIM means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Reorganization Case of preserving the Estate and operating the business of the Debtor, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits under section 1114(e)(2) of the Bankruptcy Code, and all fees and charges assessed against the Estate under section 1930 of Chapter 123 of Title 28, United States Code.

    AFFILIATE means with respect to the Debtor, any corporation, partnership or other entity which, directly or indirectly, controls, is controlled by or is under common control with the Debtor, excluding natural persons. With respect to any entity other than the Debtor, a governmental unit or a natural person, affiliate means any corporation, partnership, association or other entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. For purposes of this definition, the term "control" means the ownership of more than 20% of the beneficial or voting interest in the corporation or other entity referred to herein.

    ALLOWED ADMINISTRATIVE CLAIM means all or that portion of any Administrative Claim which (a) has been allowed by a Final Order, (b) was incurred by the Debtor in the ordinary course of business during the Reorganization Case, or (c) relates to any payment for retiree benefits required to be made before the Prepackaged Plan is confirmed, pursuant to section 1114(e)(2) of the Bankruptcy Code.

    ALLOWED CLAIM means that portion of any Claim, other than an Administrative Claim or a Contested Claim, (a) as to which, on or prior to the Bar Date, (i) no proof of claim has been filed with the Court and (ii) the liquidated non-Contingent amount of which is scheduled by the Debtor pursuant to the Bankruptcy Code as undisputed, (b) as to which a proof of claim has been filed in a liquidated non-Contingent amount with the Court on or prior to the Bar Date, provided that (i) no objection to the allowance of such Claim or motion to expunge or limit recovery of such Claim has been interposed or (ii) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Claim has been otherwise allowed by a Final Order, and
(c) a Claim against the Debtor that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Prepackaged Plan, or (ii) pursuant to the terms of the Prepackaged Plan.

    ALLOWED INTEREST means that portion of any Interest, other than a contested Interest, of record held prior to the Effective Date, as to which, (a) no objection to the allowance of such Interest or motion to expunge or limit recovery of such Interest has been interposed or (b) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Interest has been otherwise allowed by a Final Order.

    AMENDED AND RESTATED BYLAWS means the Amended and Restated Bylaws of the Reorganized Debtor which shall be substantially in the form set forth in Exhibit 2.

    AMENDED AND RESTATED CERTIFICATE means the Amended and Restated Certificate of Incorporation of the Reorganized Debtor which shall be substantially in the form set forth in Exhibit 1.

    BANKRUPTCY CODE means chapter 11, Title 11 of the United States Code, 11 U.S.C. Section 101 ET SEQ., as amended.

    BANKRUPTCY COURT means the United States Bankruptcy Court for the District of Delaware, or such other court that exercises jurisdiction over the Reorganization Case, including the United States District Court of the District of Delaware to the extent reference of the Reorganization Case is withdrawn.

    BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. Section 2075 and the local rules of practice and procedure of the Court, as applicable, from time to time in the Reorganization Case.

    BAR DATE means the date set by the Court as the last date for filing proofs of Claims against and Interests in the Debtor, and with respect to Claims arising from the rejection of executory contracts or unexpired leases, the earlier of the date set forth in the order rejecting such executory contract or unexpired lease or thirty (30) days after the Confirmation Date.

    BUSINESS DAY means any day except Saturday, Sunday or any other day on which commercial banks in Los Angeles, California are authorized by law to be closed for business.

    CAPITAL STOCK COMBINATION means the combination of the Class A Common Stock, Class B Common Stock (none of which is outstanding), and Preferred Stock into one (1) combined class and series (the "Capital Stock Combination") designated "Common Stock" and having the same rights that the Class A Common Stock had prior to the Capital Stock Combination.

    CASH  means cash and cash equivalents.

    CLAIM means a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

    CLASS  means a category of holders of Claims or Interests as classified in
Article III of the Prepackaged Plan pursuant to section 1123(a)(1) of the Bankruptcy Code.

    CLASS A COMMON STOCK means all the outstanding Class A Common Stock, par value $0.05 per share, of the Company.


    COMMON STOCK means the approximately 11,952,929 shares of the Reorganized Debtor's new common stock having a par value of $0.05 per share being issued pursuant to the Prepackaged Plan.


    COMPANY  means Koll Real Estate Group, Inc., a Delaware corporation.

    CONFIRMATION DATE means the date on which the Court enters the Confirmation Order.

    CONFIRMATION ORDER means the order confirming this Prepackaged Plan pursuant to section 1129 of the Bankruptcy Code.

    CONSUMMATION  means the occurrence of the Effective Date.

    CONTESTED CLAIM OR INTEREST means any Claim or Interest against which the Debtor or the Reorganized Debtor, as the case may be, or any other party in interest, has filed an objection to the allowance of such Claim or Interest or a motion to expunge or limit the recovery of such Claim or Interest and which objection or motion has not been withdrawn or overruled by a Final Order.

    CONTINGENT means a Claim is contingent as to liability if the debt is one which the debtor may be called upon to pay only upon the occurrence or happening of an extrinsic event which will trigger the liability of the debtor to the alleged creditor.

    CREDITOR  means any holder of a Claim.

    DEBTOR means the Company, when acting in its capacity as representative of the Estate.

    DEBENTURE HOLDERS' COMMITTEE means the group of restricted holders of the Outstanding Debentures organized prior to the Petition Date to negotiate with the Company regarding the Recapitalization.

    DELAWARE GENERAL CORPORATION LAW means Title 8 of the Delaware Code, as now in effect or hereafter amended.

    DISTRIBUTION RECORD DATE means the Business Day immediately preceding the Effective Date.

    EFFECTIVE DATE means a date selected by the Reorganized Debtor that is no more than ten (10) Business Days following the date on which all conditions to consummation set forth in Section 8.2 of the Prepackaged Plan have been satisfied or waived.

    ESTATE means the bankruptcy estate of the Company created by section 541 of the Bankruptcy Code upon the commencement of the Reorganization Case.

    EXCHANGE AGENT  means the entity or entities designated pursuant to Section
7.2 of the Prepackaged Plan to make distributions under the Prepackaged Plan.

    EQUITY HOLDER  means a holder of an Interest.

    FINAL ORDER means an order or judgment entered by the Court or any other court exercising jurisdiction over the subject matter and the parties (i) that has not been reversed, stayed, modified or amended, (ii) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (iii) as to which the time for filing a notice of appeal or petition for certiorari shall have expired.

    IMPAIRED  means a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

    INDENTURE TRUSTEES means the trustee under the Indenture dated July 15, 1992 governing the Senior Debentures and the Indenture dated July 15, 1992 governing the Subordinated Debentures.

    LITIGATION CLAIMS means all Claims against the Company asserted under lawsuits or complaints which are pending as of the commencement of the Reorganization Case in state or federal court, unless the Company (i) allows the Claim for voting purposes, (ii) files a proof of claim on behalf of the Creditor, and the Court allows the Claim of the Creditor under the Prepackaged Plan.

    INTEREST means the rights of the owners of the issued and outstanding shares of any class of stock of the Debtor or the rights of the owners of warrants issued by the Debtor.

    1993 STOCK OPTION PLAN means the Company's 1993 Stock Option/Stock Issuance Plan.


    OTHER CLASS 5 CLAIMS means all Allowed Claims in Class 5 other than those relating to the Senior Debentures.



    OUTSTANDING DEBENTURES means collectively the Senior Debentures and the Subordinated Debentures.


    PETITION DATE means the date on which the Company files its chapter 11 bankruptcy petition.

    PREPACKAGED PLAN means this Prepackaged Plan of Reorganization, together with any exhibits or schedules attached hereto, as they may be amended, modified or supplemented by the Debtor from time to time in accordance with the provisions set forth herein, in the Bankruptcy Code and in the Bankruptcy Rules.

    PREFERRED STOCK means all of the outstanding Series A Convertible Redeemable Preferred Stock of the Company.

    PRIORITY CLAIM  means a Claim for an amount entitled to priority under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

    PROSPECTUS  means the Proxy Statement/Prospectus and Disclosure Statement of
the Company dated April   , 1997.

    NET CLAIM means the amount owed to Affiliates, after allowing for the set off of the respective Affiliates' Claims owed to the Debtor.

    RECAPITALIZATION means the capital restructuring of the Company whereby all Senior Debentures and Subordinated Debentures are exchanged for Common Stock of the Reorganized Debtor.

    REORGANIZATION CASE means the Debtor's case under chapter 11 of the Bankruptcy Code.

    REORGANIZED DEBTOR means the Debtor on and after the Confirmation Date, and the entity that shall succeed to all of the rights and obligations of the Debtor under the Prepackaged Plan.

    REVERSE STOCK SPLIT means the one for one hundred (l:100) reverse stock split of the outstanding Common Stock to be effected by the Debtor immediately following the Capital Stock Combination.

    SECURED CLAIM means any Claim of a creditor secured by a valid, perfected and enforceable lien on any property of the Estate, but only to the extent such Claim constitutes a secured claim under section 506 or 1111(b) of the Bankruptcy Code.

    SENIOR DEBENTURE INDENTURE means the Indenture dated July 15, 1992 governing the Senior Debentures.

    SENIOR DEBENTURES means all of the outstanding 12% Senior Subordinated Pay-In-Kind Debentures due March 15, 2002.

    SENIOR DEBT means Senior Debt as defined in the Senior Debenture Indenture and the Subordinated Debenture Indenture.

    SUBCLASS  means a category of holders of Claims or Interests within a Class.

    SUBORDINATED DEBENTURES means all of the outstanding 12% Subordinated Pay-In-Kind Debentures due March 15, 2002.

    SUBORDINATED DEBENTURE INDENTURE means the Indenture dated July 15, 1992 governing the Subordinated Debentures.

    TAX CLAIM means a Claim for an amount entitled to priority under section 507(a)(7), 507(a)(8) and 502(i) of the Bankruptcy Code, other than a Claim for a penalty.

    UNIMPAIRED means a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

    UNLIQUIDATED means if the amount of the Claim cannot be ascertained by a mere computation, based on the terms of the obligation or on some other accepted standard.

    Unless otherwise specified herein, any reference to an entity as a holder of a Claim or Interest includes that entity's successors, assigns, and affiliates.

                                   ARTICLE II
            TREATMENT OF UNCLASSIFIED ADMINISTRATIVE AND TAX CLAIMS

    2.1 ADMINISTRATIVE CLAIMS. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date, and (b) the date on which such Claim becomes an Allowed Administrative Claim; PROVIDED, HOWEVER, that Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of its business during the Reorganization Case shall be paid in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto.

    2.2 TAX CLAIMS. On the Effective Date, each holder of a Tax Claim (a) shall be paid cash in an amount equal to the amount of its Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed to between such holder and the Debtor, or (b) shall receive on account of its Allowed Claim deferred cash payments, in equal quarterly installments over a period not exceeding six years after the date of assessment of such Tax Claim, of a value, as of the Effective Date, equal to the amount of such Allowed Claim. The amount of any Tax Claim that is not an Allowed Claim, and the rights of the holder of such Claim, if any, to payment in respect thereof shall (a) be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Reorganization Case had not been commenced, (b) survive the Effective Date and the consummation of the Prepackaged Plan as if the Reorganization Case had not been commenced, and (c) not be discharged pursuant to Section 9.1 of the Prepackaged Plan and section 1141 of the Bankruptcy Code.

                                  ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

    This classification of Claims and Interests is made for purposes of voting on the Prepackaged Plan and making distribution hereunder and for ease of administration hereof. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class.

    3.1 CLASS 1--PRIORITY CLAIMS. Class 1 consists of all Priority Claims, not otherwise treated as unclassified in Article II above.

    3.2 CLASS 2--SECURED CLAIMS. Class 2 consists of each Claim secured by a security interest in or lien upon property of the Company, including, but not limited to, Claims secured by (i) mortgages or trust deeds on real property,
(ii) mechanics' or materialmen's liens, (iii) security deposits, or (iv) liens on miscellaneous personal property such as office furniture, telephone systems, copiers and mailing equipment. Each Class 2 Secured Claim shall be treated for all purposes of the Prepackaged Plan and under the Bankruptcy Code as a separate Subclass of Class 2.

    3.3 CLASS 3--UNLIQUIDATED OR CONTINGENT CLAIMS. Class 3 consists of all Claims of holders of Unliquidated or Contingent Claims, including, but not limited to, Litigation Claims.

    3.4 CLASS 4--AFFILIATES' CLAIMS. Class 4 consists of all Net Claims of Affiliates.

    3.5 CLASS 5--GENERAL UNSECURED CLAIMS. Class 5 consists of all general unsecured Claims of Creditors against the Company, however arising, and not included in any other Class in the Prepackaged Plan or otherwise provided for in the Prepackaged Plan, including (i) Senior Debentures, and (ii) Claims for damages resulting from the rejection of leases or executory contracts.

    3.6 CLASS 6--SUBORDINATED DEBENTURES. Class 6 consists of all Claims of holders of Subordinated Debentures.

    3.7 CLASS 7--PREFERRED STOCK. Class 7 consists of all Interests of holders of Preferred Stock.

    3.8 CLASS 8--CLASS A COMMON STOCK. Class 8 consists of all Interests of holders of Class A Common Stock.

    3.9 CLASS 9--WARRANTS. Class 9 consists of all Interests of holders of outstanding warrants.

                                   ARTICLE IV
                      TREATMENT OF CLASSES UNDER THE PLAN
                                    SUMMARY

CLASS                                                                                 STATUS
---------------------------------------------------------------------  ------------------------------------
Class 1--Priority Claims                                               Unimpaired; deemed to have accepted
                                                                         the Prepackaged Plan

Class 2--Secured Claims                                                Unimpaired; deemed to have accepted
                                                                         the Prepackaged Plan

Class 3--Unliquidated or Contingent Claims                             Unimpaired; deemed to have accepted
                                                                         the Prepackaged Plan

Class 4--Affiliates' Claims                                            Impaired; while such claimants
                                                                         deemed to have rejected the
                                                                         Prepackaged Plan, the Company
                                                                         shall cause such holders to
                                                                         support the Prepackaged Plan

Class 5--General Unsecured Claims                                      Impaired; entitled to vote

Class 6--Claims of Holders of Subordinated Debentures                  Impaired; entitled to vote

Class 7--Interests of Holders of Preferred Stock                       Impaired; entitled to vote

Class 8--Interests of Holders of Class A Common Stock                  Impaired; entitled to vote

Class 9--Interests of Holders of Warrants                              Impaired; deemed to have rejected
                                                                         the Prepackaged Plan

    4.1 PRIORITY CLAIMS. Class 1 Claims are Unimpaired. Unless otherwise agreed to by the parties, each holder of an Allowed Claim in Class 1 shall be paid the allowed amount of such Claim in full in cash on the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim.

    4.2 SECURED CLAIMS. Class 2 Claims are Unimpaired. Unless otherwise agreed to by the parties, either (a) the legal, equitable and contractual rights of each holder of an Allowed Claim in any Subclass of Class 2 shall be unaltered by the Prepackaged Plan, or (b) at the option of the Debtor, any Allowed Claim in any Subclass of Class 2 shall be treated in any other manner that will result in such Allowed Claim being deemed Unimpaired under section 1124 of the Bankruptcy Code. To the extent not previously paid, any accrued and unpaid interest due on the Secured Claims will be paid in Cash on the Effective Date.

    4.3 UNLIQUIDATED OR CONTINGENT CLAIMS. Class 3 Claims are Unimpaired. The legal, equitable and contractual rights of the holders of Class 3 Claims shall not be affected by the Prepackaged Plan, Class 3 Claims shall survive the discharge provided for in Section 9.1 of the Prepackaged Plan and section 1141 of the Bankruptcy Code, and the rights of a holder of such Claim and the rights of such holder of such Claim to payment, if any, in respect thereof shall be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Reorganization Case had not been commenced.

    4.4 AFFILIATES' CLAIMS. Class 4 Claims are Impaired. The holders of Allowed Net Claims, if any, in Class 4 shall receive no distributions nor retain any property under the Prepackaged Plan on account of such Allowed Net Claims.

    4.5 GENERAL UNSECURED CLAIMS. Class 5 Claims are Impaired. In the event Classes 6, 7 and 8 accept the Prepackaged Plan, on the Effective Date, without regard to the subordination provisions in the Senior Debenture Indenture but giving effect to the rights of Senior Debt, each holder of Senior Debentures will receive 56 shares of Common Stock on a post-Capital Stock Combination and post-Reverses Stock Split basis for each $1,000 principal amount of Senior Debentures it holds and each holder of a liquidated non-Contingent Claim will receive 56 shares of Common Stock on a post-Capital Stock Combination and post-Reverse Stock Split basis for each $1,000 principal amount of Allowed Claim. Collectively, holders of Class 5 Claims shall hold approximately 81% of the outstanding shares of the Common Stock of the Reorganized Debtor on the Effective Date. If Class 6, 7, or 8 fails to accept the Prepackaged Plan, the holders of the Senior Debentures shall enforce the subordination provisions of the Senior Debenture Indenture with respect to such rejecting Class of Claims and/or Interests and the Prepackaged Plan shall be deemed automatically amended pursuant to Article V.

    4.6  SUBORDINATED DEBENTURES.  Class 6 Claims are Impaired. Subject to
Article V, on the Effective Date, each holder of an Allowed Claim in Class 6 shall receive 28 shares of Common Stock on a post-Capital Stock Combination and post-Reverse Stock Split basis for each $1,000 principal amount of Subordinated Debentures it holds. Collectively, holders of Class 6 Claims shall hold approximately 10% of the outstanding shares of the Common Stock of the Reorganized Debtor on the Effective Date.

    4.7 PREFERRED STOCK. Class 7 Interests are Impaired. Subject to Article V, on the Effective Date, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 7 shall be deemed to hold on a one and three quarter for one (1.75:1) basis Common Stock.

    4.8  CLASS A COMMON STOCK.  Class 8 Interests are Impaired. Subject to
Article V, on the Effective Date, after giving effect to the Capital Stock Combination and the Reverse Stock Split, each holder of an Allowed Interest in Class 8 shall be deemed to hold on a one for one (1:1) basis Common Stock.

    4.9 WARRANTS. Class 9 Interests are Impaired. On the Effective Date, all outstanding warrants shall be cancelled.

    4.10 ACCRUAL OF INTEREST. Distributions of Common Stock to holders of Outstanding Debentures will be based upon the principal amount of the Outstanding Debentures as of March 15, 1997.

    4.11 FRACTIONAL SHARES. (a) CAPITAL STOCK COMBINATION AND REVERSE STOCK SPLIT. If the Capital Stock Combination or the Reverse Stock Split creates a fraction of a share of Common Stock, holders of an Allowed Class 7 or 8 Interest, respectively, shall not receive or be deemed to hold any fractional shares. All fractional shares which would otherwise have been created by the Capital Stock Combination or the Reverse Stock Split shall be aggregated and after the Effective Date, such shares shall be sold in the market by the Exchange Agent and the net proceeds thereof disbursed pro rata to the holders of Allowed Class 7 and 8 Interests based upon the fraction of the shares each holder would have been entitled to receive or would have been deemed to hold had the Company authorized the issuance of fractional shares.

    (b) DEBENTURE/CLAIM EXCHANGE. Whenever any distribution of a fraction of a share of Common Stock to any holder of an Allowed Class 5 or 6 Claim would otherwise be called for, all such fractional shares will be aggregated and after the Effective Date, the shares will be sold in the market by the Exchange Agent and the net proceeds thereof disbursed prorata to the holders of Allowed Class 5 and Class 6 Claims based upon the fraction of the shares each such holder would have been entitled to receive or deemed to hold had the Company authorized the issuance of fractional shares.

                                   ARTICLE V
          REALLOCATION OF DISTRIBUTIONS FOR NONCONSENSUAL CONFIRMATION

    5.1  HOLDERS OF SUBORDINATED DEBENTURES FAIL TO ACCEPT THE PREPACKAGED
PLAN. In the event that the holders of Allowed Claims in Class 6 shall, as a Class, fail to accept the Prepackaged Plan as set forth in Section 6.3 of the Prepackaged Plan, then (a) the Prepackaged Plan shall be deemed automatically amended without further action by the Debtor such that (i) the distributions which would otherwise have been made in accordance with Section 4.6 of the Prepackaged Plan shall be made to holders of Allowed Claims in Class 5, (ii) the holders of Allowed Claims in Class 6 shall receive no distributions nor retain any property under the Prepackaged Plan on account of such Allowed Claims, (iii) the existing Subordinated Debentures held by holders of Class 6 Allowed Claims shall be deemed to be cancelled, and (iv) such holders shall be deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code; and (b) the Debtor shall seek to confirm the Prepackaged Plan as so automatically amended pursuant to this Article, in accordance with section 1129(b) of the Bankruptcy Code.

    5.2 HOLDERS OF PREFERRED STOCK FAIL TO ACCEPT THE PREPACKAGED PLAN. In the event that the holders of Allowed Interests in Class 7 shall, as a Class, fail to accept the Prepackaged Plan as set forth in Section 6.3 of the Prepackaged Plan, then (a) the Prepackaged Plan shall be deemed automatically amended without further action by the Debtor such that (i) the Common Stock which would otherwise have been retained by the holders of the Preferred Stock in accordance with Section 4.7 of the Prepackaged Plan shall be delivered by the Exchange Agent to holders of Allowed Claims in Class 5, (ii) the holders of Allowed Interests in Class 7 shall receive no distributions nor retain any property under the Prepackaged Plan on account of such Allowed Interests, (iii) the Preferred Stock held by holders of Allowed Interests in Class 7 shall be deemed to be cancelled and, (iv) such holders shall be deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code; and (b) the Debtor shall seek to confirm the Prepackaged Plan as so automatically amended pursuant to this Article, in accordance with section 1129(b) of the Bankruptcy Code.

    5.3  HOLDERS OF CLASS A COMMON STOCK FAIL TO ACCEPT THE PREPACKAGED
PLAN. In the event that the holders of Allowed Interests in Class 8 shall, as a Class, fail to accept the Prepackaged Plan as set forth in Section 6.3 of the Prepackaged Plan, then (a) the Prepackaged Plan shall be deemed automatically amended without further action by the Debtor such that (i) the Common Stock which would otherwise have been retained by the holders of the Class A Common Stock in accordance with Section 4.8 of the Prepackaged Plan shall be delivered by the Exchange Agent to holders of Allowed Claims in Class 5, (ii) the holders of Allowed Interests in Class 8 shall receive no distributions nor retain any property under the Prepackaged Plan on account of such Allowed Interests, (iii) the Class A Common Stock held by holders of Allowed Interests in Class 8 shall be deemed to be cancelled, and (iv) such holders shall be deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code; and (b) the Debtor shall seek to confirm the Prepackaged Plan as so automatically amended pursuant to this Article, in accordance with section 1129(b) of the Bankruptcy Code.

                                   ARTICLE VI
                      ACCEPTANCE OR REJECTION OF THE PLAN

    6.1 UNIMPAIRED CLASSES. The Allowed Claims in Classes 1, 2 and 3 are Unimpaired under the Prepackaged Plan and the holders of such Allowed Claims are conclusively presumed to have accepted the Prepackaged Plan.

    6.2 IMPAIRED CLASSES TO VOTE ON PREPACKAGED PLAN. The Allowed Claims in Classes 5 and 6 and the Allowed Interests in Classes 7 and 8 are Impaired; consequently, the holders in such Classes are entitled to vote to accept or reject the Prepackaged Plan. The holders of Allowed Interests in Classes 4 and 9 are conclusively presumed to have rejected the Prepackaged Plan. The Company shall cause the holders of Class 4 Claims (which it controls) to support the Prepackaged Plan.

    6.3 ACCEPTANCE BY IMPAIRED CLASSES. An Impaired Class of Claims shall have accepted the Prepackaged Plan if the Prepackaged Plan is accepted by the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) that hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Prepackaged Plan. An Impaired Class of Interests shall have accepted the Prepackaged Plan if the Prepackaged Plan is accepted by the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) that hold at least two-thirds (2/3) in amount of the Allowed Interests of such Class that have voted to accept or reject the Prepackaged Plan.

    6.4 NONCONSENSUAL CONFIRMATION/CRAMDOWN. In the event that any Impaired Class of Claims or Class of Interests shall fail to accept the Prepackaged Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right to (i) seek to have the Court confirm the Prepackaged Plan in accordance with Section 1129(b) of the Bankruptcy Code, or (ii) modify the Prepackaged Plan in accordance with Section 13.5 of the Prepackaged Plan.

                                  ARTICLE VII
                      MEANS FOR IMPLEMENTATION OF THE PLAN

    7.1 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTOR. The Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise expressly provided in the Prepackaged Plan on the Confirmation Date, the Reorganized Debtor shall be vested with all of the property of the Estate free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its businesses free of any restrictions imposed by the Bankruptcy Code or by the Court, including, without limitation, any contracts or leases entered into or assumed by the Debtor after the Petition Date; PROVIDED, HOWEVER, that the Reorganized Debtor shall continue as a debtor in possession under the Bankruptcy Code until the Effective Date, and, thereafter, the Reorganized Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code or the Court.

    7.2 EXCHANGE AGENT. The Debtor may designate an entity or entities to serve as Exchange Agent to distribute all the property to be distributed under the Prepackaged Plan, including, without limitation, the delivery of the Common Stock in exchange for the Outstanding Debentures and as replacement for the Preferred Stock and Class A Common Stock.

    7.3 PREPACKAGED PLAN IMPLEMENTATION STEPS. On or as soon as practicable after the Effective Date (unless otherwise expressly indicated), the following actions shall be effectuated in the following sequential order:

        (a) AMENDMENTS TO CERTIFICATE OF INCORPORATION. The Reorganized Debtor shall file its Amended and Restated Certificate with the office of the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Amended and Restated Certificate will, among other things, provide (to the extent necessary to effectuate the terms of the Prepackaged Plan) for (i) the prohibition of the issuance of non-voting equity securities, (ii) the authorization of 18 million shares of Common Stock, (iii) the Reverse Stock Split, (iv) the Capital Stock Combination, (v) the elimination of the provisions providing for the Company's Board of Directors to be classified into three classes with staggered terms, (vi) the removal of all supermajority voting provisions, and (vii) the elimination of the provisions prohibiting stock holders from acting by written consent.

        (b) AMENDMENTS TO BYLAWS. The Reorganized Debtor shall adopt and effect the Amended and Restated Bylaws which shall provide for, among other things,
    (i) the elimination of the provisions providing for the Company's Board of Directors to be classified into three classes with staggered terms, and (ii) the removal of all supermajority voting provisions.

        (c) CAPITAL STOCK COMBINATION. To the extent necessary to effectuate the Prepackaged Plan, the Reorganized Debtor shall effect the Capital Stock Combination whereby the Class A Common Stock, Class B Common Stock (none of which is outstanding), and Preferred Stock are combined into one (1) class and series designated "Common Stock" having the same rights that the Class A Common Stock had prior to the Capital Stock Combination. Pursuant to the Capital Stock Combination, each share of outstanding Preferred Stock will be reclassified to be one and three quarter (1.75) shares of Common Stock and each outstanding share of Class A Common Stock will be reclassified to be one share of Common Stock.

        (d) REVERSE STOCK SPLIT. To the extent necessary to effectuate the Prepackaged Plan, the Reorganized Debtor shall effect the Reverse Stock Split.

        (e) DELIVERY OF AUTHORIZED SHARES. The Reorganized Debtor shall deliver the shares of Common Stock authorized for issuance to the Exchange Agent for delivery to the holders of Allowed Claims and Allowed Interests in accordance with the Prepackaged Plan.

        (f) DEBENTURE EXCHANGE. The Exchange Agent shall deliver to holders of Outstanding Debentures and Other Class 5 Claims, Common Stock in accordance with the Prepackaged Plan.

        (g) 1993 STOCK OPTION PLAN. The Reorganized Debtor shall execute an amendment to the 1993 Stock Option Plan which shall be substantially in the form attached as Exhibit 3.

    7.4 EXCHANGE OF PREFERRED AND COMMON STOCK. Subject to Article V, upon presentment of certificates evidencing Preferred Stock and Class A Common Stock, the Exchange Agent shall deliver to holders thereof, Common Stock.

    7.5 CANCELLATION OF SECURITIES AND AGREEMENTS. On the Effective Date, all Outstanding Debentures, Class A Common Stock, Class B Common Stock (none of which is outstanding), Preferred Stock and warrants shall be cancelled. Also, on the Effective Date, the Senior Debenture Indenture and the Subordinated Debenture Indenture shall be cancelled.

    7.6 DIRECTORS. After giving effect to the Amended and Restated Certificate and the Amended and Restated Bylaws, there shall be a declassification of the Board of Directors of the Company. The Reorganized Debtor's Board of Directors shall be comprised of ten (10) directors, four (4) of whom are present directors of the Company and six (6) of whom have been designated by the members of the Debenture Holders' Committee in consultation with the Debtor. The names of the present directors and director nominees are set forth in the Prospectus. Any changes from that set forth in the Prospectus shall be disclosed at or prior to the hearing to consider confirmation of the Prepackaged Plan. All such directors shall be deemed elected, and those directors not continuing in office shall be deemed removed therefrom, effective on the Effective Date, pursuant to the Confirmation Order. Such directors' tenure and the manner of selection of new directors shall be as provided in the Amended and Restated Certificate and the Amended and Restated Bylaws.

    7.7 OFFICERS. On the Effective Date, the existing officers of the Reorganized Debtor shall be retained and shall remain as officers and shall continue to serve until such time as they may resign, be removed or be replaced.

    7.8 EMPLOYMENT CONTRACTS. On the Confirmation Date, the Company will assume the Employment Contracts with certain executive officers and directors of the Company as disclosed on Exhibit 4 to the Prepackaged Plan. In addition, from and after the Effective Date, the Reorganized Debtor may enter into employment contracts with any other officer, agent or employee.

    7.9 CORPORATE ACTION. The adoption of the Amended and Restated Certificate, the Amended and Restated Bylaws, the selection of directors and officers for the Reorganized Debtor, the issuance and distribution of the Common Stock, execution and delivery of all contracts, leases, instruments, releases, and other agreements related to any of the foregoing; and the other matters provided for under the Prepackaged Plan involving the corporate action to be taken by or required of the Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtor or Reorganized Debtor.

    7.10 SOURCES OF CASH FOR PREPACKAGED PLAN DISTRIBUTION. All Cash necessary for the Reorganized Debtor to make payments pursuant to the Prepackaged Plan shall be obtained from existing Cash balances, under existing debt agreements, the operations of the Debtor or Reorganized Debtor, or from the sale of fractional shares of Common Stock as described in Section 4.11 of the Prepackaged Plan. The Reorganized Debtor may also make such payments using Cash received from its subsidiaries in the ordinary course of its business, either by way of advances or dividends.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

    8.1 CONDITIONS TO CONFIRMATION. It is a condition to confirmation of the Prepackaged Plan that the Confirmation Order include provisions:

        (a) authorizing the Reorganized Debtor to adopt and file the Amended and Restated Certificate;

        (b) authorizing the Reorganized Debtor to adopt and effect the Amended and Restated Bylaws;

        (c) authorizing the Capital Stock Combination;

        (d) authorizing the Reverse Stock Split;

        (e) authorizing the Reorganized Debtor to issue authorized shares of Common Stock and to deliver such shares to the Exchange Agent;

        (f) authorizing and directing the Exchange Agent to deliver the Common Stock to holders of Other Class 5 Claims, the Outstanding Debentures, the Preferred Stock and the Class A Common Stock in accordance with the Prepackaged Plan and to sell aggregated fractional shares and to distribute the proceeds in accordance with Section 4.11 of the Prepackaged Plan;

        (g) authorizing the Reorganized Debtor to amend and assume the 1993 Stock Option Plan;

        (h) giving effect to the releases set forth in Section 9.4 of the Prepackaged Plan;

        (i) giving effect to the injunction set forth in Section 9.5 of the Prepackaged Plan;

        (j) authorizing all of the other transactions contemplated by the Prepackaged Plan in order to effectuate the Prepackaged Plan; and

        (k) making the provisions of the Confirmation Order non-severable and mutually dependent.

    8.2 CONDITIONS TO CONSUMMATION. The Confirmation Order shall contain the provisions set forth in Section 8.1 of the Prepackaged Plan and the Confirmation Order shall have become a Final Order before the Prepackaged Plan will be consummated.

    8.3 WAIVER OF CONDITIONS. The Debtor may waive any condition set forth in this Article VIII at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Prepackaged Plan.

                                   ARTICLE IX
                          EFFECTS OF PLAN CONFIRMATION

    9.1 DISCHARGE. Except as otherwise expressly provided in the Prepackaged Plan, the confirmation of the Prepackaged Plan shall (i) bind all holders of Claims and Interests, whether or not they accept the Prepackaged Plan, and (ii) discharge and release, pursuant to section 1141(d)(1) of the Bankruptcy Code, the Debtor effective immediately from any Claim, Interest or any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code) that arose or was incurred before the Confirmation Date, and completely extinguish the Debtor's and the Reorganized Debtor's liability in respect thereof, including, without limitation, any liability of a kind specified in section 502(g) of the Bankruptcy Code, regardless of whether: (a) a proof of the Claim or Interest was filed, or the Interest or Claim was scheduled by the Debtor, (b) the Claim or Interest is an Allowed Claim or Allowed Interest, as the case may be, or (c) the holder of such Claim or Interest voted to accept or reject, or abstained from voting on, the Prepackaged Plan. In addition, except as otherwise provided in the Prepackaged Plan, confirmation of the Prepackaged Plan pursuant to the Confirmation Order acts as a discharge and release, effective as of the Confirmation Date, as to each holder of a Claim or Interest receiving or entitled to receive any distribution under the Prepackaged Plan in respect of any direct or indirect right, Claim or Interest such holder had or may have had against or in the Debtor. On and after the Confirmation Date, as to every discharged Claim and Interest, every holder of a Claim and Interest shall be precluded from asserting against the Debtor or the Reorganized Debtor or its assets or properties any further Claim or Interest based on any document or instrument or act, omissions, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

    9.2  RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.

        (a) Nothing contained in the Prepackaged Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtor or the Reorganized Debtor may have currently or which the Reorganized Debtor may choose to assert on behalf of the Estate under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including, without limitation, (i) the avoidance of any transfer by or obligation of the Company or the Debtor or (ii) the turnover of any property to the Estate, all of which are expressly reserved by the Prepackaged Plan.

        (b) Nothing contained in the Prepackaged Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Company had immediately prior to the Petition Date, against or with respect to any Claim left unaltered or Unimpaired by the Prepackaged Plan. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the Petition Date fully as if the Chapter 11 Case had not been commenced; and all of the Reorganized Debtor's legal and equitable rights respecting any Claim left unaltered or Unimpaired by the Prepackaged Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Case had not been commenced.

    9.3  POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR
INTERESTS. Outstanding Debentures, stock certificates and other evidences of Claims against or Interests in the Debtor shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Prepackaged Plan.

    9.4 RELEASE. Except as otherwise expressly provided in the Prepackaged Plan, on the Effective Date, in consideration for, or as part of, the treatment accorded to the holders of Impaired Claims and Interests under the Prepackaged Plan, each holder of an Impaired Claim or Interest against or in the Debtor shall be deemed to have released the Debtor from any and all causes of action and claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which arose prior to the date of the filing of the Chapter 11 Case.

    9.5 LIMITED RELEASE OF DIRECTORS, OFFICERS AND EMPLOYEES. As of the Effective Date, the Debtor shall be deemed to have waived and released its present and former directors, officers and employees from any and all claims of the Debtor (including claims which the Debtor or Debtor in Possession otherwise has legal power to assert, compromise or settle in connection with its Chapter 11 Case) arising on or prior to the Effective Date; PROVIDED HOWEVER, that this provision shall not operate as a waiver or release of any claim (i) in respect to any loan, advance or similar payment by the Debtor to any such person, (ii) in respect of any contractual obligation owed by such person to the Debtor, or
(iii) or to the extent based upon or attributable to such person gaining in fact a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtor which are recoverable by the Debtor pursuant to section 16(b) of the Securities Exchange Act of 1934, as amended.

    9.6 TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays provided for in the Reorganization Case pursuant to section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

    9.7 EXCULPATION. Neither the Company, the Reorganized Debtor nor any of their respective officers, directors, employees, advisors, agents or representatives shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with or arising out of their solicitation of votes on or their administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan except for any liabilities which may arise under the statutes or regulations administered by the Securities and Exchange Commission or from willful misconduct or gross negligence, and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan.

                                   ARTICLE X
                    CONTESTED CLAIMS AND CONTESTED INTERESTS

    10.1 OBJECTIONS TO CLAIMS AND INTERESTS. The Debtor may object to the allowance of Claims or Interests filed with the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtor, or any entity chosen by the Reorganized Debtor, shall have the exclusive responsibility for reviewing and objecting to the allowance of Claims and Interests. All objections shall be litigated to a Final Order; PROVIDED, HOWEVER, that the Debtor or the Reorganized Debtor, as the case may be, may compromise and settle any objections to Claims or Interests, subject to the approval of the Court, and may seek Court estimation of Contested Claims or Contested Interests pursuant to section 502(c) of the Bankruptcy Code.

    10.2 DISTRIBUTIONS. At such time as a Contested Claim or Contested Interest becomes an Allowed Claim or Allowed Interest, in whole or in part, the holder of such Claim or Interest shall receive the property that would have been distributed to such holder under the Prepackaged Plan if such Allowed Claim or Allowed Interest was an Allowed Claim or Allowed Interest on the Effective Date. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Court allowing such Claim or Interest becomes a Final Order.

    10.3 RESERVED COMMON STOCK. At the time distributions to holders of Class 5 Claims are made, the Exchange Agent shall reserve shares of Common Stock sufficient to satisfy the full amount to which the holder of any Contested Claim may be entitled to under the Prepackaged Plan. The Exchange Agent shall hold the Common Stock so reserved pursuant to this section and shall not distribute such Common Stock to other Creditors. Upon any such Contested Claim becoming an Allowed Claim, the number of shares of Common Stock then due to the Creditor in respect of such Allowed Claim shall be distributed to such Creditor. Distributions with respect to an Allowed Claim shall be made in accordance with the provisions of the Plan. The distribution to each holder of an Allowed Claim shall be made as soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order. After all Contested Claims have been resolved, the Exchange Agent shall deliver to the Company the excess Common Stock to be held as authorized and unissued.

                                   ARTICLE XI
             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    11.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. On the Effective Date, and to the extent permitted by applicable law all executory contracts and unexpired leases of the Debtor shall be assumed in accordance with the provisions of section 365 and section 1123 of the Bankruptcy Code, excluding
(a) any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by the Debtor prior to the commencement of the hearing on confirmation of the Prepackaged Plan, (b) such contracts or leases as are listed on any

"Schedule of Rejected Executory Contracts and Unexpired Leases" filed by the Debtor on or before entry of the Confirmation Order, all of which contracts or leases shall be deemed rejected pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code, and (c) any and all executory contracts or unexpired leases rejected prior to entry of the Confirmation Order.

    Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of business. Without limiting the generality of the foregoing, the agreements set forth on Exhibit 4 attached hereto will be deemed assumed immediately prior to the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.

    11.2  CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED
LEASES. Any Claims arising out of the rejection of contracts or leases must be filed with the Court within the time set by any Final Order rejecting an executory contract or unexpired lease or 30 days after the Confirmation Date. Any Claims not filed within such time will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property. Unless otherwise ordered by the Bankruptcy Court or provided in this Prepackaged Plan, all such Claims for which proofs of Claim are required to be filed will be treated as General Unsecured Claims.

    11.3 INDEMNIFICATION OBLIGATIONS. Notwithstanding any provision of the Prepackaged Plan to the contrary, the obligations of the Company or the Debtor to indemnify its present and former directors, controlling persons, officers, affiliates, employees, advisors or agents against any obligations pursuant to its Amended and Restated Certificate, Amended and Restated Bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Prepackaged Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification is owed in connection with an event occurring before or after the Petition Date.

                                  ARTICLE XII
                           RETENTION OF JURISDICTION

    12.1 RETENTION OF JURISDICTION. Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court shall retain jurisdiction to (a) determine any Contested Claims, (b) determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Prepackaged Plan, (d) enter orders in aid of the Prepackaged Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor and the Reorganized Debtor, (e) modify the Prepackaged Plan pursuant to Section 13.6 of the Prepackaged Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on the Effective Date,
(g) allow, disallow, estimate, liquidate or determine any Claim or Interest and to enter or enforce any order requiring the filing of any such Claim before a particular date, (h) determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assignment of assumed executory contracts and leases, and to hear and determine, and if need to be liquidate, any and all Claims arising therefrom, (i) determine any actions or controversies arising under or in connection with the Prepackaged Plan, the Prospectus, the Confirmation Order, or any contract, instrument, release, or other agreement created in connection with the Prepackaged Plan or the Prospectus, (j) enter and implement orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, and (k) enter a final decree closing the Reorganization Case.

    12.2 FAILURE OF COURT TO EXERCISE JURISDICTION. If the Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Case, including the matters set forth in this Article XII, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

    13.1 DISTRIBUTION RECORD DATE. As of the close of business on the Distribution Record Date, the respective transfer registers for the Senior Debentures and Subordinated Debentures as maintained by the Debtor, the respective Indenture Trustees, or their respective agents, shall be closed and the transfers of the Outstanding Debentures, or any interest therein, will be prohibited. Moreover, the Exchange Agent shall have no obligation to recognize the transfer of the Outstanding Debentures in Classes 5 and 6 occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

    13.2 SURRENDER OF INSTRUMENTS--DEBENTURE HOLDERS. As a condition to participation under the Prepackaged Plan, each holder of an Outstanding Debenture evidencing a Claim that desires to receive the Common Stock to be distributed on account of an Allowed Claim based on such debenture shall surrender such debenture to the Reorganized Debtor, or its designee, and shall execute and deliver such other documents as are necessary to effectuate the Prepackaged Plan. If such debenture is not surrendered and the holder does not provide an affidavit that such debenture was lost, and any other required documents, all in form and substance satisfactory to the Reorganized Debtor, within one year of the Effective Date, then no distribution will be made to such holder whose Allowed Claim is based on such debenture. Such holder shall be deemed to forfeit all rights under the Prepackaged Plan.

    13.3 UNCLAIMED DISTRIBUTIONS. If any holder of Outstanding Debentures entitled to Common Stock directly from the Exchange Agent under the Prepackaged Plan cannot be located on the Effective Date, such securities shall be set aside and maintained by the Exchange Agent. If such person is located within one year of the Effective Date, such securities shall be distributed to such person. If such person cannot be located within one year of the Effective Date, any such securities shall become the property of and shall be released to the Reorganized Debtor; PROVIDED, HOWEVER, that nothing contained in this Prepackaged Plan shall require the Reorganized Debtor to attempt to locate such person.

    13.4  RETIREE BENEFITS.  On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to be obligated to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level established at any time prior to confirmation of the Prepackaged Plan pursuant to subsection (e)(1)(B) or (g) of section 1114, for the duration of the period the Debtor has obligated itself to provide such benefits.

    13.5 MODIFICATION OF PREPACKAGED PLAN. The Debtor reserves the right, in accordance with the Bankruptcy Code, to amend or modify the Prepackaged Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Court, amend or modify the Prepackaged Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Prepackaged Plan in such manner as may be necessary to carry out the purpose and intent of the Prepackaged Plan.

    13.6 WITHDRAWAL OF PREPACKAGED PLAN. The Debtor reserves the right, at any time prior to the entry of the Conformation Order, to revoke and withdraw the Prepackaged Plan. If the Debtor revokes or withdraws the Prepackaged Plan under this section, or if entry of the Confirmation Order does not occur, then the Prepackaged Plan shall be deemed null and void. In that event, nothing contained in the Prepackaged Plan shall be deemed to constitute a waiver or release of any Claims by or against or any Interests in the Debtor or to prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor.

    13.7 TAX PROVISIONS. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Prepackaged Plan, shall not be taxed under any state or local law imposing a stamp tax or similar tax.

    13.8 PAYMENT DATES. Whenever any payment to be made under the Prepackaged Plan is due on a day other than a Business Day, such payment will instead by made, without interest, on the next Business Day.

    13.9 HEADINGS. The headings used in this Prepackaged Plan are inserted for convenience only and neither constitute a portion of the Prepackaged Plan nor in any manner affect the provisions of the Prepackaged Plan.

    13.10 SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any person or entity named or referred to in the Prepackaged Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such person.

    13.11 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

    13.12 GOVERNING LAW. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, the rights, duties and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Dated:             , 1997
Newport Beach, California

                                          KOLL REAL ESTATE GROUP, INC.
                                          By:
                                          --------------------------------------

                                          Name: Raymond J. Pacini
                                          Title:  Executive Vice President and
                                                 Chief Financial Officer

                                          William H. Sudell, Jr., Esq.
                                          Robert J. Dehney, Esq.
                                          MORRIS, NICHOLS, ARSHT & TUNNELL

                                          By:
                                          --------------------------------------

                                              Attorneys for Debtor and
                                              Debtor-in-Possession

                                          Brian S. Hucker, P.C., Esq.
                                          Gregory W. Preston, Esq.
                                          McDERMOTT, WILL & EMERY

                                          By:
                                          --------------------------------------

                                              Attorneys for Debtor and
                                              Debtor-in-Possession

                                                                       EXHIBIT 1

                                    PROPOSED
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          KOLL REAL ESTATE GROUP, INC.
                     PURSUANT TO SECTION 245 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

    KOLL REAL ESTATE GROUP, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

    1. The name of the Corporation is Koll Real Estate Group, Inc. The Corporation was originally incorporated under the name "Henley Newco Inc." The name of the Corporation was changed from "Henley Newco Inc." to "The Henley Group, Inc." pursuant to a Certificate of Amendment to the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware (the "Secretary of State") on December 29, 1988, and the name of the Corporation was further changed from "The Henley Group, Inc." to "Henley Properties Inc." pursuant to a Certificate of Ownership and Merger of the Corporation filed with the Secretary of State on December 29, 1989.

    2. The name of the Corporation was further changed from "Henley Properties Inc." to "The Bolsa Chica Company," and the capitalization increased to 900,000,000 shares, of which 750,000,000 shares are Common Stock, par value $0.05 per share and 150,000,000 shares are Preferred Stock, par value $0.01 per share, all pursuant to a Certificate of Amendment to Restated Certificate of Incorporation of the Corporation filed with the Secretary of State on July 16, 1992.

    3. The name of the Corporation was further changed from "The Bolsa Chica Company" to "Koll Real Estate Group, Inc." pursuant to a Certificate of Ownership and Merger merging Koll Real Estate Group, Inc. into the Bolsa Chica Company filed with the Secretary of State on September 13, 1993.

    4. The address of the registered office of the Corporation was changed from "229 South Street, in the City of Dover, County of Kent" to "32 Loockerman Square, Suite L-100, City of Dover, County of Kent" pursuant to a Certificate of Change of Address of Registered Office and of Registered Agent filed with the Secretary of State on October 27, 1989.

    5. A Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof was filed with the Secretary of State on July 16, 1992, the terms of which are included in this Restated Certificate of Incorporation.

    6. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State was September 20, 1988.

    7. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law by the Board of Directors of the Corporation.

    8. The text of the Restated Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, is hereby amended and restated to read in its entirety as herein set forth:

    FIRST: The name of the Corporation is Koll Real Estate Group, Inc. (the "Corporation").

    SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of Newcastle. The name of its registered agent at that address is CSC Corporation, Inc.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

    FOURTH: The Corporation shall have the authority to issue one class of stock. The total number of shares of stock which the Corporation shall have the authority to issue is 18 million shares of Common Stock, par value $0.05 per share (the "Common Stock"). The Corporation shall not issue any non-voting equity securities.

    FIFTH: Effective upon the filing of this amendment to the Restated Certificate of Incorporation, the Class A Common Stock, Class B Common Stock and Series A Convertible Preferred Stock shall be reclassified and combined to create one class and series of stock designated "Common Stock." Effective immediately upon the filing of this amendment to the designated "Common Stock." Effective immediately upon the filing of this amendment to the Restated Certificate of Incorporation, each outstanding share of Class A Common Stock shall be automatically reclassified to be one (1) share of Common Stock and each outstanding share of Series A Convertible Preferred Stock shall be automatically reclassified to be one and three quarter (1.75) shares of Common Stock. Effective on the date of the filing of this amendment to the restated Certificate of Incorporation, and immediately following the effectiveness of the combination of the Class A Common Stock, Class B Common Stock and Series A Preferred Stock, the resulting outstanding shares of Common Stock shall be reverse split so that each 100 shares of outstanding Common Stock shall be automatically reclassified into one share of Common Stock. The Company shall not issue, and no stockholder of the Company shall be deemed to hold, fractional shares of Common Stock as a result of the above described capital stock combination and reverse stock split. Instead, the Company's exchange agent will aggregate all such fractional shares of Common Stock that would otherwise result from the above described capital stock combination and reverse stock split and sell such aggregated shares of Common Stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares of Common Stock, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such stockholders would otherwise have held. The designations and the powers, preferences and rights, and qualifications, limitations or restrictions thereof, of each share of Common Stock shall be governed by the follow:

        (i) Identical Rights. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

        (ii) Voting Rights. On all matters submitted to the Corporation's stockholders, the holders of Common Stock shall be entitled to one vote per share.

       (iii) Dividend Rights. When and as dividends or other distributions are declared, whether in cash, in property or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends or distributions.

        (iv) Stock Splits. If the Corporation shall in any manner subdivide, split or combine the outstanding shares of Common Stock, each share of outstanding Common Stock shall be proportionately subdivided, split or combined.

        (v) No Charge. The issuance of certificates representing shares of Common Stock in exchange for outstanding certificates of Class A Common Stock or Series A Preferred Stock shall be made without charge to the holders of such certificates, PROVIDED that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of any certificate in a name other than that of the holder of record of such shares of Class A Common Stock or Series A Preferred Stock exchanged.

    SIXTH:  Intentionally Omitted.

    SEVENTH:  The duration of the Corporation is to be perpetual.

    EIGHTH: (a) The number of directors of the Corporation shall be determined from time to time in the manner described in the Bylaws. Each director shall serve for a term ending on the next annual meeting following the meeting at which such director was elected, or on such later date as such director's successor shall have been elected and qualified.

    (b) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    (c) Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class."

    (d) Intentionally Omitted

    NINTH: Special meetings of stockholders may be called either (i) by the Board of Directors or by the Chief Executive Officer pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation (as determined in accordance with the By-Laws) or (ii) by the holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors.

    TENTH:  Intentionally Omitted.

    ELEVENTH: Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

    TWELFTH: No contract or other transaction of the Corporation shall be void, voidable, fraudulent or otherwise invalidated, impaired or affected, in any respect, by reason of the fact that any one or more of the officers, directors or stockholders of the Corporation shall individually be party or parties thereto or otherwise interested therein, or shall be officers, directors or stockholders of any other corporation or corporations which shall be party or parties thereto or otherwise interested therein; PROVIDED that such contract or otherwise transactions be duly authorized or ratified by the Board of Directors, with the assenting vote of a majority of the disinterested directors then present, or, if only one such is present, with his assenting vote.

    THIRTEENTH: The Board of Directors may from time to time make, amend, supplement or repeal any By-Laws; PROVIDED, however, that the stockholders may change or repeal any By-Law adopted by the Board of Directors; and PROVIDED, FURTHER, that no amendment or supplement to the By-Laws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

    FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    FIFTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    (b)(1) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a part to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights then said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that except as provided in this paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action if its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    (2) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (3) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

    (4) INSURANCE. The Corporation may maintain insurance, as its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprises against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    SIXTEENTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the undersigned, being a duly authorized Executive Vice President and Chief Financial Officer of the Corporation, for the purpose of amending and restating the Restated Certificate of Incorporation of the Corporation pursuant to Section 245 of the General Corporation Law, does make and file this Certificate, hereby declaring and certifying that the facts herein
stated are true, and accordingly has hereunto set his hand, this      day of
           , 1997.

                                          --------------------------------------
                                          Raymond J. Pacini
                                          Executive Vice President and
                                          Chief Financial Officer

                                                                       EXHIBIT 2

                                    PROPOSED
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                        THE KOLL REAL ESTATE GROUP, INC.
                                   ARTICLE I
                                    OFFICES

    Section 1. DELAWARE OFFICE. The office of The Koll Real Estate Group, Inc. (the "Corporation") within the State of Delaware shall be in the City of Wilmington, County of Newcastle.

    Section 2. OTHER OFFICES. The Corporation may also have an office or offices and keep the books and records of the Corporation, except as otherwise may be required by law, in such other place or places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the "Board") may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    Section 1. PLACE OF MEETINGS. All meetings of holders of shares of capital stock of the Corporation shall be held at the office of the Corporation in the State of Delaware or at such other place, within or without the State of Delaware, as may from time to time be fixed by the Board or specified or fixed in the respective notices or waivers of notice thereof.

    Section 2. ANNUAL MEETINGS. An annual meeting of stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting (an "Annual Meeting") shall be held at 9:00 a.m. on the first Wednesday of May of each year or on such other date and at such other time as may be fixed by the Board. If the Annual Meeting shall not be held on the day designated, the Board shall call a special meeting of stockholders as soon as practicable for the election of directors.

    Section 3. SPECIAL MEETINGS. Special meetings of stockholders, unless otherwise provided by law, may be called at any time by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors (as determined in accordance with Section 2 of Article III of these By-Laws), by the Chief Executive Officer or by holders of capital stock of the Company representing at least ten percent (10%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors. Any such call must specify the matter or matters to be acted upon at such meeting and only such matter or matters shall be acted upon thereat.

    Section 4. NOTICE OF MEETINGS. Except as otherwise may be required by law, notice of each meeting of stockholders, whether an Annual Meeting or a special meeting, shall be in writing, shall state the purpose or purposes of the meeting, the place, date and hour of the meeting and, unless it is an Annual Meeting, shall indicate that the notice is being issued by or at the direction of the person or persons calling the meeting, and a copy thereof shall be delivered or sent by mail, not less than 10 or more than 60 days before the date of said meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be directed to such stockholder at his address as it appears on the stock records of the Corporation, unless he shall have filed with the Secretary a written request that notices to him be mailed to some other address, in which case it shall be directed to him at such other address. Notice of an adjourned meeting need not be given if the time and place to which the meeting is to be adjourned was announced at the meeting at which the adjournment was taken, unless (i) the adjournment is for more than 30 days or (ii) the Board shall fix a new record date for such adjourned meeting after the adjournment.

    Section 5. QUORUM. At each meeting of stockholders of the Corporation, the holders of shares having a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall be present or represented by proxy to constitute a quorum for the transaction of business, except as otherwise provided by law.

    Section 6. ADJOURNMENTS. In the absence of a quorum at any meeting of stockholders or any adjournment or adjournments thereof, holders of shares having a majority of the voting power of the capital stock present or represented by proxy at the meeting may adjourn the meeting from time to time until a quorum shall be present or represented by proxy. At any such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called if a quorum had been present or represented by proxy thereat.

    Section 7. ORDER OF BUSINESS. (a) At any Annual Meeting, only such business shall be conducted as shall have been brought before the Annual Meeting
(i) by or at the direction of the Board of Directors or (ii) by any stockholder who complies with the procedures set forth in this Section 7.

    (b) For business properly to be brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the Annual Meeting; PROVIDED, HOWEVER, that in the event that less than 40 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice to the Secretary shall set forth in writing as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these By-Laws to the Contrary, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Section 7. The chairman of an Annual Meeting shall, if the facts warrant, determine and declare to the Annual Meeting that business was not properly brought before the Annual Meeting in accordance with the provisions of this Section 7 and, if he should so determine, he shall so declare to the Annual Meeting and any such business not properly brought before the Annual Meeting shall not be transacted.

    Section 8. VOTING. Except as otherwise provided in the Amended and Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation") or in a resolution of the Board of Directors adopted pursuant to the Certificate of Incorporation establishing a series of Preferred Stock of the Corporation ("Preferred Stock") or a class of Common Stock of the Corporation having special, limited or no voting rights, at each meeting of stockholders, every stockholder of the Corporation shall be entitled to one vote for every share of capital stock standing in his name on the stock records of the Corporation (i) at the time fixed pursuant to Section 6 of
Article VII of these By-Laws as the record date for the determination of stockholders entitled to vote at such meeting, or (ii) if no such record date shall have been fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given. At each meeting of stockholders, all matters (except as otherwise provided in Section 3 of Article III of these By-Laws and except in cases where a larger vote is required by law or by the Certificate of Incorporation of the Corporation or these By-Laws) shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon, a quorum being present.

    Section 9. INSPECTORS. For each election of directors by the stockholders and in any other case in which it shall be advisable, in the opinion of the Board, that the voting upon any matter shall be conducted by inspectors of election, the Board shall appoint two inspectors of election. If, for any such election of directors or the voting upon any such other matter, any inspector appointed by the Board shall be unwilling or unable to serve, or if the Board shall fail to appoint inspectors, the chairman of the meeting shall appoint the necessary inspector or inspectors. The inspectors so appointed, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspectors with strict impartiality, and according to the best of their ability, and the oath so taken shall be subscribed by them. Such inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each of the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of election of directors. Inspectors need not be stockholders.

                                  ARTICLE III
                                   DIRECTORS

    Section 1. POWERS. The business of the Corporation shall be managed under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the stockholders.

    Section 2. NUMBER, ELECTION AND TERMS. The authorized number of directors may be determined from time to time by a vote of a majority of the then authorized number of directors or by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class; PROVIDED, HOWEVER, that such number initially shall be ten (10). Except as otherwise provided in the Certificate of Incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next Annual Meeting and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

    Section 3. NOMINATIONS OF DIRECTORS; ELECTION. Nominations for the election of directors may be made by the Board or a committee appointed by the Board, or by any stockholder entitled to vote generally in the election of directors who complies with the procedures set forth in this Section 3. Directors shall be at least 21 years of age. Directors need not be stockholders. At each meeting of stockholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors. All nominations by stockholders shall be made pursuant to timely notice in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the meeting; PROVIDED, HOWEVER, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, such stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice, (x) the name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. In the event that a stockholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, who shall not be affiliated with the Corporation, to determine whether a stockholder has complied with this Section 3. If the inspectors shall determine that a stockholder has not complied with this Section 3, the inspectors shall direct the chairman of the meeting to declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the By-Laws of the Corporation, and the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

    Section 4. PLACE OF MEETINGS. Meetings of the Board shall be held at the Corporation's office in the State of Delaware or at such other place, within or without such State, as the Board may from time to time determine or as shall be specified or fixed in the notice or waiver of notice of any such meeting.

    Section 5. REGULAR MEETINGS. Regular meetings of the Board shall be held in accordance with a yearly meeting schedule as determined by the Board; or such meetings may be held on such other days and at such other times as the Board may from time to time determine. Notice of regular meetings of the Board need not be given except as otherwise required by these By-Laws.

    Section 6. SPECIAL MEETINGS. Special meetings of the Board may be called by the Chief Executive Officer and shall be called by the Secretary at the request of any two of the other directors.

    Section 7. NOTICE OF MEETINGS. Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required), stating the time, place and purposes thereof, shall be mailed to each director, addressed to him at his residence or usual place of business, or shall be sent to him by telex, cable or telegram so addressed, or shall be given personally or by telephone, on 24 hours' notice.

    Section 8. QUORUM AND MANNER OF ACTING. The presence of at least a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except where a different vote is required or permitted by law or these By-Laws or otherwise, the act of a majority of the directors present at any meeting at which a quorum shall be present shall be the act of the Board. Any action required or permitted to be taken by the Board may be taken without a meeting if all the directors consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the directors shall be filed with the minutes of the proceedings of the Board. Any one or more directors may participate in any meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall be deemed to constitute presence in person at a meeting of the Board.

    Section 9. RESIGNATION. Any director may resign at any time by giving written notice to the Corporation; PROVIDED, HOWEVER, that written notice to the Board, the Chairman of the Board, the Chief

Executive Officer or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

    Section 10. REMOVAL OF DIRECTORS. Any director may be removed from office, with or without cause, by the affirmative vote of a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

    Section 11. COMPENSATION OF DIRECTORS. The Board may provide for the payment to any of the directors, other than officers or employees of the Corporation, of a specified amount for services as director or member of a committee of the Board, or of a specified amount for attendance at each regular or special Board meeting or committee meeting, or of both, and all directors shall be reimbursed for expenses of attendance at any such meeting; PROVIDED, HOWEVER, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV
                            COMMITTEES OF THE BOARD

    Section 1. APPOINTMENT AND POWERS OF EXECUTIVE COMMITTEE. The Board may, by resolution adopted by the affirmative vote of a majority of the authorized number of directors, designate an Executive Committee of the Board which shall consist of such number of members as the Board shall determine. Except as provided by Delaware law, during the interval between the meetings of the Board, the Executive Committee shall possess and may exercise all of the powers of the Board in the management and direction of all the business and affairs of the Corporation (except the matters hereinafter assigned to any other Committee of the Board), in such manner as the Executive Committee shall deem in the best interests of the Corporation in all cases in which specific directions shall not have been given by the Board. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business by the committee and the act of a majority of the members of the committee present at a meeting at which a quorum shall be present shall be the act of the committee. Either the Chairman of the board, the Chief Executive Officer or the Chairman of the Executive Committee may call the meetings of the Executive Committee.

    Section 2. APPOINTMENT AND POWERS OF AUDIT COMMITTEE. The Board may, by resolution adopted by the affirmative vote of a majority of the authorized number of directors, designate an Audit Committee of the Board, which shall consist of such number of members as the Board shall determine. The Audit Committee shall (i) make recommendations to the Board as to the independent accountants to be appointed by the Board; (ii) review with the independent accountants the scope of their examination; (iii) receive the reports of the independent accountants and meet with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports; (iv) review, either directly or through the independent accountants, the internal accounting and auditing procedures of the Corporation; and (v) perform such other functions as may be assigned to it from time to time by the Board. The Audit Committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business by the committee and the act of a majority of the members of the committee present at a meeting at which a quorum shall be present shall be the act of the committee.

    Section 3. COMPENSATION COMMITTEE; OTHER COMMITTEES. The Board may, by resolution adopted by the affirmative vote of a majority of the authorized number of directors, designate members of the Board to constitute a Compensation Committee and such other committees of the Board as the Board may determine. Such committees shall in each case consist of such number of directors as the Board may determine, and shall have and may exercise, to the extent permitted by law, such powers as the Board may delegate to them, in the respective resolutions appointing them. Each such committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide. A majority of the members of any such committee shall constitute a quorum for the transaction of business by the committee and the act of a majority of the members of such committee present at a meeting at which a quorum shall be present shall be the act of the committee.

    Section 4. ACTION BY CONSENT; PARTICIPATION BY TELEPHONE OR SIMILAR EQUIPMENT. Unless the Board shall otherwise provide, any action required or permitted to be taken by any committee may be taken without a meeting if all members of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the committee shall be filed with the minutes of the proceedings of the committee. Unless the Board shall otherwise provide, any one or more members of any such committee may participate in any meeting of the committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting of the committee.

    Section 5. CHANGES IN COMMITTEES; RESIGNATIONS; REMOVALS. The Board shall have power, by the affirmative vote of a majority of the authorized number of directors, at any time to change the members of, to fill vacancies in, and to discharge any committee of the Board. Any member of any such committee may resign at any time by giving notice to the Corporation; PROVIDED, HOWEVER, that notice to the Board, the Chairman of the Board, the Chief Executive Officer, the chairman of such committee or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the Board called for that purpose.

                                   ARTICLE V
                                    OFFICERS

    Section 1. NUMBER AND QUALIFICATION. The Corporation shall have such officers as may be necessary or desirable for the business of the Corporation. The elected officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Treasurer and Secretary, and such other persons having such other titles and such other duties as the Board may prescribe. The same person may hold more than one office. The Chairman of the Board and the Chief Executive Officer shall be elected from among the directors. The Chief Executive Officer may appoint one or more deputies, associates or assistant officers, or such other agents as may be necessary or desirable for the business of the Corporation. In case one or more deputies, associates or assistant officers shall be appointed, the officer such appointee assists may delegate to him the authority to perform such of the officer's duties as the officer may determine.

    Section 2. RESIGNATIONS. Any officer may resign at any time by giving written notice to the Corporation; PROVIDED, HOWEVER, that notice to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    Section 3. REMOVAL. Any officer or agent may be removed, either with or without cause, at any time, by the Board at any meeting called for that purpose; PROVIDED, HOWEVER, that the Chief Executive Officer may remove any agent appointed by him.

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
    Section 4. VACANCIES. Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

    Section 5. CHAIRMAN OF THE BOARD. The Chairman of the Board shall, if present, preside at all meetings of the Board and, in the absence of the Chief Executive Officer, at all meetings of the stockholders. The Chairman of the Board shall perform the duties incident to the office of the Chairman of the Board and all such other duties as are specified in these By-Laws or as shall be assigned to the Chairman of the Board from time to time by the Board.

    Section 6. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall, if present, preside at all meetings of the stockholders. The Chief Executive Officer shall have, under the control of the Board, general supervision and direction of the business and affairs of the Corporation. The Chief Executive Officer shall at all times see that all resolutions or determinations of the Board are carried into effect. The Chief Executive Officer may from time to time appoint, remove or change members of and discharge one or more advisory committees, each of which shall consist of such number of persons (who may, but need not, be directors or officers of the Corporation), and have such advisory duties, as the Chief Executive Officer shall determine. The Chief Executive Officer shall perform the duties incident to the office of the Chief Executive Officer and all such other duties as are specified in these By-Laws or as shall be assigned to the Chief Executive Officer from time to time by the Board.

    Section 7. TREASURER. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuables to the credit of the Corporation in such depositories as may be designated pursuant to these By-Laws, shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever, shall disburse the funds of the Corporation and shall render to all regular meetings of the Board, or whenever the Board may require, an account of all the Treasurer's transactions as Treasurer. The Treasurer shall, in general, perform all the duties incident to the office of Treasurer and all such other duties as may be assigned to the Treasurer from time to time by the Chief Executive Officer or such other officer to whom the Treasurer reports.

    Section 8. SECRETARY. The Secretary shall, if present, act as secretary of, and keep the minutes of, all meetings of the Board, the Executive Committee and other committees of the Board and the stockholders in one or more books provided for that purpose, shall see that all notices are duly given in accordance with these By-Laws and as required by law, shall be custodian of the seal of the Corporation and shall affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal. The Secretary shall, in general, perform all the duties incident to the office of Secretary and all such other duties as may be assigned to the Secretary from time to time by the Chief Executive Officer or such other officer to whom the Secretary reports.

    Section 9. BONDS OF OFFICERS. If required by the Board, any officer of the Corporation shall give a bond for the faithful discharge of such Officer's duties in such amount and with such surety or sureties as the Board may require.

    Section 10. COMPENSATION. The salaries of the officers shall be fixed from time to time by the Compensation Committee of the Board; PROVIDED, HOWEVER, that the Chief Executive Officer may fix or delegate to others the authority to fix the salaries of any agents appointed by the Chief Executive Officer.

    Section 11. OFFICERS OF OPERATING COMPANIES OR DIVISIONS. The Chief Executive Officer shall have the power to appoint, remove, and prescribe the terms of office, responsibilities, duties and salaries of, the officers of the operating companies or divisions, other than those who are officers of the Corporation.

                                   ARTICLE VI
                    CONTRACTS, CHECKS, LOANS, DEPOSITS, ETC.

    Section 1. CONTRACTS. The Board may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into any contract or to execute and deliver any instrument, which authorization may be general, or confined to specific instances; and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by an contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount.

    Section 2. CHECKS, ETC. All checks, drafts, bills of exchange or other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed in the name and on behalf of the Corporation in such manner as shall from time to time be authorized by the Board, which authorization may be general or confined to specific instances.

    Section 3. LOANS. No loan shall be contracted on behalf of the Corporation, and no negotiable paper shall be issued in its name, unless authorized by the Board, which authorization may be general or confined to specific instances. All bonds, debentures, notes and other obligations evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board shall authorize.

    Section 4. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositors as may be selected by or in the manner designated by the Board. The Board or its designees may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of the Certificate of Incorporation or these By-Laws, as they may deem advisable.

                                  ARTICLE VII
                                 CAPITAL STOCK

    Section 1. STOCK CERTIFICATES. Each stockholder shall be entitled to have, in such form as shall be approved by the Board, a certificate or certificates signed by the Chairman of the Board or the Chief Executive Officer, and by either the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary (except that, when any such certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or an employee of the Corporation, the signatures of any such officers may be facsimiles, engraved or printed), which may be sealed with the seal of the Corporation (which seal may be a facsimile, engraved or printed), certifying the number of shares of capital stock of the Corporation owned by such stockholder. In the event any officer who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

    Section 2. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make or cause to be prepared or made, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting for the duration thereof, and may be inspected by any stockholder of the Corporation who is present.

    Section 3. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2 of this Article VII or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

    Section 4. TRANSFERS OF CAPITAL STOCK. Transfers of shares of capital stock of the Corporation shall be made only on the stock ledger of the Corporation by the holder of record thereof, by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or by the transfer agent of the Corporation, and only on surrender of the certificate or certificates representing such shares, properly endorsed or accompanied by a duly executed stock transfer power. The Board may make such additional rules and regulations as it may deem advisable concerning the issue and transfer of certificates representing shares of the capital stock of the Corporation.

    Section 5. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

    Section 6. FIXING OF RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividends or other distributions or allotments of any rights, or entitled to exercise any rights in respect to any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board of Directors may fix a new record date for the adjourned meeting.

    Section 7. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by law.

                                  ARTICLE VIII
                                  FISCAL YEAR

    The Corporation's fiscal year shall coincide with the calendar year.

                                   ARTICLE IX
                                      SEAL

    The Corporation's seal shall be circular in form and shall include the words "THE KOLL REAL ESTATE GROUP, INC., Delaware, 1988, Seal."

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
                                   ARTICLE X
                                WAIVER OF NOTICE

    Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether signed before or after the time stated in such written waiver, shall be deemed equivalent to such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

                                   ARTICLE XI
                                   AMENDMENTS

    These By-Laws or any of them may be amended or supplemented in any respect at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and PROVIDED FURTHER that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

                                                                       EXHIBIT 3

                             KOLL REAL ESTATE GROUP
                              AMENDED AND RESTATED
                     1993 STOCK OPTION/STOCK ISSUANCE PLAN

                                  ARTICLE ONE
                                    GENERAL

I.  PURPOSE OF THE AMENDED AND RESTATED PLAN

    A. This Amended and Restated 1993 Stock Option/Stock Issuance Plan ("Plan") is intended to promote the interests of Koll Real Estate Group, a Delaware corporation (the "Corporation"), by providing (i) key employees (including officers) of the Corporation (or its parent or subsidiary corporations) who are responsible for the management, growth and financial success of the Corporation (or its parent or subsidiary corporations), and (ii) consultants and other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its parent or subsidiary corporations).

    B. The Plan amends and restates the Koll Real Estate Group 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") which became effective immediately upon adoption by the Board on November 29, 1993.

    C. The Corporation was formerly known as The Bolsa Chica Company, and this Plan shall serve as an amendment and restatement of the 1993 Plan which is the successor to the 1988 Stock Plan of The Bolsa Chica Company (the "Predecessor Plan"). No further option grants or share issuances shall be made under the Predecessor Plan from and after the effective date of the 1993 Plan. All outstanding stock options under the Predecessor Plan on the effective date of the 1993 Plan were incorporated into the 1993 Plan and were treated as
outstanding stock options under the 1993 Plan. As of            , 1997, all such
options issued under the Predecessor Plan and under the 1993 Plan have been cancelled by agreement between the holders thereof and the Company or have expired or terminated in accordance with their terms.

II.  DEFINITIONS

    A.  For purposes of the Plan, the following definitions shall be in effect:

    BOARD:  the Corporation's Board of Directors.

    CHANGE IN CONTROL: a change in ownership or control of the Corporation effected through either of the following transactions:

         a. any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept; or

         b. a change in the composition of the Board over a period of thirty-six
    (36) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

    COMMON STOCK: shares of the Corporation's Common Stock, par value $.05 per share, on a post 1997 capital stock combination and one for one hundred (1:100) reverse stock split basis.

    CODE:  the Internal Revenue Code of 1986, as amended.

    COMMITTEE: the committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan.

    CORPORATE TRANSACTION: any of the following stockholder-approved transactions to which the Corporation is a party:

         a. a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated,

         b. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

         c. any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

    EMPLOYEE: an individual who performs services while in the employ of the Corporation or one or more parent or subsidiary corporations, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

    EXERCISE DATE: the date on which the Corporation shall have received written notice of the option exercise.

    FAIR MARKET VALUE: the Fair Market Value per share of Common Stock determined in accordance with the following provisions:

         a. If the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share of that security on the date in question, as such price is reported by the National Association of Securities Dealers through the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price per share of that security on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

         b. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share of that security on the date in question on the exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price per share of that security on the exchange on the last preceding date for which such quotation exists.

    HOSTILE TAKE-OVER: a change in ownership of the Corporation effected through the following transaction:

         a. any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, AND

         B. MORE THAN FIFTY PERCENT (50%) OF THE SECURITIES SO ACQUIRED IN SUCH TENDER OR EXCHANGE OFFER ARE ACCEPTED FROM HOLDERS OTHER THAN THE OFFICERS AND DIRECTORS OF THE CORPORATION SUBJECT TO THE SHORT-SWING PROFIT RESTRICTIONS OF SECTION 16 OF THE 1934 ACT.

    INCENTIVE OPTION:  a stock option which satisfies the requirements of Code
Section 422.

    1934 ACT:  the Securities and Exchange Act of 1934, as amended.

    NON-STATUTORY OPTION: a stock option not intended to meet the requirements of Code Section 422.

    OPTIONEE: any person to whom an option is granted under the Discretionary Option Grant Program in effect under the Plan.

    PERMANENT DISABILITY OR PERMANENTLY DISABLED: the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

    PLAN ADMINISTRATOR: the Committee in its capacity as the administrator of the Plan.

    SERVICE: THE PERFORMANCE OF SERVICES ON A PERIODIC BASIS TO THE CORPORATION (OR ANY PARENT OR SUBSIDIARY CORPORATION) IN THE CAPACITY OF AN EMPLOYEE, A NON-EMPLOYEE MEMBER OF THE BOARD OF DIRECTORS OR AN INDEPENDENT CONSULTANT OR ADVISOR, EXCEPT TO THE EXTENT OTHERWISE SPECIFICALLY PROVIDED IN THE APPLICABLE STOCK OPTION OR STOCK ISSUANCE AGREEMENT.

    TAKE-OVER PRICE: the GREATER of (a) the Fair Market Value per share of the Common Stock subject to the particular option surrendered to the Corporation in connection with a Hostile Take-Over on the date such option surrender is effected or (b) the highest reported price per share of that security paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (a) price per share.

    B. The following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

    - Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    - Each corporation (other than the Corporation) in an unbroken chain of corporations which begins with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation in the unbroken chain (other than the last corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

III.  STRUCTURE OF THE PLAN

    A. STOCK PROGRAMS. The Plan shall be divided into two (2) separate components: the Discretionary Option Grant Program specified in Article Two and the Director Fee Program specified in Article Three. Under the Discretionary Option Grant Program, eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock in accordance with the provisions of Article Two. Under the Director Fee Program, each non-employee Board member may, in accordance with the provisions of Article Three, elect to apply all or any portion of his or her annual retainer fee to the acquisition of unvested shares of Common Stock.

    B. GENERAL PROVISIONS. Unless the context clearly indicates otherwise, the provisions of Articles One and Four shall apply to the Discretionary Option Grant Program and the Director Fee Program and shall accordingly govern the interests of all individuals under the Plan.

IV.  ADMINISTRATION OF THE PLAN

    A. The Discretionary Option Grant Program shall be administered by the Committee in its capacity as Plan Administrator. No non-employee Board member shall be eligible to serve on the Committee if such individual has, within the twelve (12)-month period immediately preceding the date of his or her appointment to the Committee, received an option grant or direct stock issuance under this Plan or any other stock plan of the Corporation (or any parent or subsidiary corporation), other than pursuant to the Director Fee Program.

    B. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

    C. The Committee as Plan Administrator shall have full power and authority (subject to the express provisions of the Plan) to establish rules and regulations for the proper administration of the Discretionary Option Grant Program and to make such determinations under, and issue such interpretations of, the provisions of such program and any outstanding option grants thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Discretionary Option Grant Program or any outstanding option or unvested share issuance thereunder.

    D. Administration of the Director Fee Program shall be self-executing in accordance with the express terms and conditions of Article Three and the Committee as Plan Administrator shall exercise no discretionary functions with respect to option grants or share issuances made pursuant to those programs.

V.  OPTION GRANTS AND STOCK ISSUANCES

    A. The persons eligible to participate in the Discretionary Option Grant Program under Article Two shall be limited to the following:

    - officers and other key employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its parent or subsidiary corporations);

    - members of the Board or the members of the board of directors of any parent or subsidiary corporation; and

    - those consultants or other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations).

    B. Non-employee Board members who serve as Plan Administrator shall NOT, during their period of service as such, be eligible to participate in the Discretionary Option Grant Program or in any other stock option, stock purchase, stock bonus or other stock plan of the Corporation (or its parent or subsidiary corporations), other than the Director Fee Program, to the extent they are eligible for participation in those latter programs in accordance with the provisions of Articles Three.

    C. The Plan Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Discretionary Option Grant Program, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory

Option, the time or times at which each granted option is to become exercisable and the maximum term for which the option is to remain outstanding.

VI.  STOCK SUBJECT TO THE PLAN

    A. Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. Seven Hundred Fifty-One Thousand Four Hundred and Forty-Nine (751,449) shares of Common Stock may be issued over the term of the Plan, subject to adjustment from time to time in accordance with the provisions of this Section VI. Such authorized share reserve is comprised of the number of shares of Common Stock which remained available for issuance under the 1993 Plan prior to this amendment, as reduced by this amendment.

    B. In no event shall there be issued over the remaining term of the Plan, from the effective date of this amendment to the 1993 Plan until the termination of the Plan pursuant to Article Four, Section IV, more than Seven Hundred Fifty-One Thousand Four Hundred and Forty-Nine (751,449) shares in the aggregate of Common Stock. The foregoing share limitations shall be subject to periodic adjustment in accordance with the provisions of Section F of this Article VI.

    C. Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full then the shares subject to the portion of each option not so exercised shall be available for subsequent issuance under the Plan. Shares subject to any option or portion thereof surrendered in accordance with Section IV of Article Two and all share issuances under the Plan, whether or not the shares are subsequently repurchased by the Corporation pursuant to its repurchase rights under the Plan, shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan or the vesting of a direct share issuance made under the Plan, then the number of shares of Common Stock (as the case may be) available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the share issuance, and not by the net number of shares of Common Stock actually issued to the holder of such option or share issuance.

    D. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities in the aggregate for which any one individual participating in the Plan may be granted stock options, separately exercisable stock appreciation rights and direct share issuances over the term of the Plan, (iii) the number and/or class of securities for which share issuances are subsequently to be made to non-employee Board members under the Director Fee Program, and (iv) the number and/or class of securities and price per share in effect under each option outstanding under the Discretionary Option Grant. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

                                  ARTICLE TWO
                       DISCRETIONARY OPTION GRANT PROGRAM

I.  TERMS AND CONDITIONS OF OPTIONS

    Options granted pursuant to the Discretionary Option Grant Program shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or Non-Statutory Options. Individuals who are not Employees of the Corporation or its parent or subsidiary corporations may only be granted Non-Statutory Options. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; PROVIDED, however, that each such instrument shall comply with the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of
Section II of this Article Two.

    A.  EXERCISE PRICE.

    1. The exercise price per share of Common Stock subject to any option granted under this Article Two shall be fixed by the Plan Administrator at the time of the grant, but in no event shall such exercise price be less than one hundred percent (100%) of the Fair Market Value per share of that security on the grant date.

    2. The exercise price shall become immediately due upon exercise of the option and, subject to the provisions of Section I of Article Four and the instrument evidencing the grant, shall be payable in one of the following alternative forms specified below:

         a. full payment in cash or check made payable to the Corporation's order;

         b. full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date;

         c. full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check drawn to the Corporation's order; or

         d. to the extent the option is exercised for vested shares, full payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (i) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation in connection with such purchase and (ii) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

    Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option for vested shares, payment of the exercise price for the purchased shares must accompany the exercise notice.

    B. TERM AND EXERCISE OF OPTIONS. Each option granted under this Discretionary Option Grant Program shall be exercisable at such time or times and during such period as is determined by the Plan Administrator and set forth in the instrument evidencing the grant. No such option, however, shall have a maximum term in excess of ten (10) years from the grant date. During the lifetime of the Optionee, the option, together with any stock appreciation rights pertaining to such option, shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee except for a transfer of the option effected by will or by the laws of descent and distribution following the Optionee's death.

    C.  TERMINATION OF SERVICE.

    1. The following provisions shall govern the exercise period applicable to any outstanding options under this Article Two held by the Optionee at the time of cessation of Service or death.

    - Should an Optionee cease Service for any reason (including death or Permanent Disability) while holding one or more outstanding options under this Article Two, then none of those options shall (except to the extent otherwise provided pursuant to subparagraph 3 below) remain exercisable for more than a thirty-six (36)-month period (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) measured from the date of such cessation of Service.

    - Any option held by the Optionee under this Article Two and exercisable in whole or in part on the date of his or her death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise such option, however, shall lapse upon the EARLIER of (i) the third anniversary of the date of the Optionee's death (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) or (ii) the specified expiration date of the option term. Accordingly, upon the occurrence of the earlier event, the option shall terminate and cease to be outstanding.

    - During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of shares (if any) in which the Optionee is vested at the time of his or her cessation of Service. Upon the expiration of the limited post-Service exercise period or (if earlier) upon the specified expiration date of the option term, each such option shall terminate and cease to be outstanding with respect to any vested shares for which the option has not otherwise been exercised. However, each outstanding option shall immediately terminate and cease to be outstanding, at the time of the Optionee's cessation of Service, with respect to any shares for which the option is not otherwise at that time exercisable or in which the Optionee is not otherwise vested.

    - Under no circumstances shall any such option be exercisable after the specified expiration date of the option term.

    - Should (i) the Optionee's Service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement) or (ii) the Optionee make any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or its parent or subsidiary corporations, then in any such event all outstanding options held by the Optionee under this Article Two shall terminate immediately and cease to be outstanding.

    2. The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the Optionee under this Article Two to be exercised, during the limited post-Service exercise period applicable under subparagraph 1 above, not only with respect to the number of vested shares of Common Stock for which each such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more subsequent installments of vested shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

    3. The Plan Administrator shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service or death from the limited period in effect under subparagraph 1 above to such greater period of time as the Plan Administrator shall deem appropriate. In no event, however, shall such option be exercisable after the specified expiration date of the option term.

    D. STOCKHOLDER RIGHTS. An Optionee shall have no stockholder rights with respect to any shares covered by the option until such individual shall have exercised the option and paid the exercise price for the purchased shares.

    E. REPURCHASE RIGHTS. The shares of Common Stock acquired upon the exercise of any Article Two option grant may be subject to repurchase by the Corporation in accordance with the following provisions:

    - The Plan Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock under this Article Two. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase any or all of those unvested shares at the exercise price paid per share. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the instrument evidencing such repurchase right.

    - All of the Corporation's outstanding repurchase rights under this Article Two shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of a Corporate Transaction, except to the extent: (i) any such repurchase right is expressly assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such termination is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

    - The Plan Administrator shall have the discretionary authority, exercisable either before or after the Optionee's cessation of Service, to cancel the Corporation's outstanding repurchase rights with respect to one or more shares purchased or purchasable by the Optionee under this Discretionary Option Grant Program and thereby accelerate the vesting of such shares in whole or in part at any time.

II.  INCENTIVE OPTIONS

    The terms and conditions specified below shall be applicable to all Incentive Options granted under this Article Two. Incentive Options may only be granted to individuals who are Employees of the Corporation. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall NOT be subject to such terms and conditions.

    A. DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. Should the number of shares of Common Stock for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then that option may nevertheless be exercised in that calendar year for the excess number of shares as a non-statutory option under the Federal tax laws.

    B. 10% STOCKHOLDER. If any individual to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations, then the exercise price per share of the Common Stock subject to that option shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share of that security on the grant date, and the option term shall not exceed five (5) years, measured from the grant date.

    Except as modified by the preceding provisions of this Section II, the provisions of Articles One, Two and Four of the Plan shall apply to all Incentive Options granted hereunder.

III.  CORPORATE TRANSACTIONS/CHANGES IN CONTROL

    A. In the event of any Corporate Transaction, each option which is at the time outstanding under this Article Two shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Article Two shall NOT so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

    B. Immediately following the completion of the Corporate Transaction, all outstanding options under this Article Two shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

    C. Each outstanding option under this Article Two which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder, in completion of such Corporate Transaction, had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share, PROVIDED the aggregate exercise price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan on both an aggregate and per participant basis following the completion of the Corporate Transaction shall be appropriately adjusted.

    D. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide (upon such terms as it may deem appropriate) for both
(i) the automatic acceleration of one or more outstanding options granted under this Article Two Plan which are assumed or replaced in a Corporate Transaction and do not otherwise accelerate at that time and (ii) the immediate termination of one or more of the Corporation's outstanding repurchase rights which are assigned in connection with such Corporate Transaction and do not otherwise terminate at that time, in the event the Optionee's Service should subsequently terminate within a designated period following the effective date of such Corporate Transaction.

    E. The Plan Administrator shall have the discretionary authority, exercisable either in advance of any actually-anticipated Change in Control or at the time of an actual Change in Control, to provide for the automatic acceleration of one or more outstanding options under this Article Two (and the immediate termination of one or more of the Corporation's outstanding repurchase rights under this Article Two) upon the occurrence of the Change in Control. The Plan Administrator shall also have full power and authority to condition any such option acceleration (and the termination of any outstanding repurchase rights) upon the subsequent termination of the Optionee's Service within a specified period following the Change in Control.

    F. Any options accelerated in connection with the Change in Control shall remain fully exercisable until the expiration or sooner termination of the option term.

    G. The grant of options under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    H. The exercisability as incentive stock options under the Federal tax laws of any options accelerated under this Section III in connection with a Corporate Transaction or Change in Control shall remain subject to the dollar limitation of Section II of this Article Two. To the extent such dollar limitation is exceeded, the accelerated option shall be exercisable as a non-statutory option under the Federal tax laws.

X.  STOCK APPRECIATION RIGHTS

    A. Provided and only if the Plan Administrator determines in its discretion to implement the stock appreciation right provisions of this Section IV, one or more Optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish, to surrender all or part of an unexercised option under this Article Two in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares of Common Stock in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

    B. No surrender of an option shall be effective hereunder unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this
Section IV may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

    C. If the surrender of an option is rejected by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the LATER of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

    D. One or more officers of the Corporation subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's sole discretion, be granted limited stock appreciation rights with respect to their outstanding options under the Plan. Upon the occurrence of a Hostile Take-Over, the officer shall have a thirty (30)-day period in which he or she may surrender any outstanding options with such a limited stock appreciation right in effect for at least six (6) months to the Corporation, to the extent such option is at the time exercisable for fully-vested shares of Common Stock. The officer shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the vested shares of Common Stock at the time subject to each surrendered option (or surrendered portion of such option) over (ii) the aggregate exercise price payable for such shares. The cash distribution payable upon such option surrender shall be made within five (5) days following the date the option is surrendered to the Corporation. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Any unsurrendered portion of the option shall continue to remain outstanding and become exercisable in accordance with the terms of the instrument evidencing such grant.

    E. The shares of Common Stock subject to any option surrendered for an appreciation distribution pursuant to this Section IV shall not be available for subsequent issuance under the Plan.

                                 ARTICLE THREE
                              DIRECTOR FEE PROGRAM

I.  ELIGIBILITY

    Subject to the availability of shares of Common Stock under the Plan pursuant to Article One, Section VI of the Plan, each individual serving as a non-employee Board member shall be eligible to apply all or any portion of the annual retainer fee otherwise payable to him or her in cash to the acquisition of unvested shares of Common Stock under this Article Three Program.

II.  ELECTION PROCEDURE

    A. FILING. The non-employee Board member must make the stock-in-lieu-of-fee election prior to the start of the calendar year for which the election is to be effective. The first calendar year for which any such election may be filed shall be the 1994 calendar year. The election must be filed with the Plan Administrator on the appropriate form provided for this purpose, and the election, once filed, shall be irrevocable. The election for any upcoming calendar year may be filed at any time prior to the start of that year, but in no event later than December 31 of the immediately preceding calendar year. The non-employee Board member may file a standing election to be in effect for two or more consecutive calendar years or to remain in effect indefinitely until revoked by written instrument filed with the Plan Administrator at least six (6) months prior to the start of the first calendar year for which such standing election is no longer to remain in effect.

    B. ELECTION FORM. On the election form, the non-employee Board member must indicate the percentage or dollar amount of his or her annual retainer fee to be applied to the acquisition of unvested shares under this Article Three Program to be issued in lieu of such fee. The non-employee Board member may elect to apply a portion of the fee to the acquisition of Common Stock.

III.  SHARE ISSUANCE

    A. ISSUE DATE. On the first trading day in January of the calendar year for which the election is effective, the portion of the retainer fee subject to such election shall automatically be applied to the acquisition of the selected shares of Common Stock by dividing the elected dollar amount by the Fair Market Value per share of the Common Stock on that trading day. The number of issuable shares shall be rounded down to the next whole share, and the issued shares shall be held in escrow by the Secretary of the Corporation until the non-employee Board member vests in those shares. The non-employee Board member shall have full stockholder rights, including voting, dividend and liquidation rights, with respect to all issued shares held in escrow on his or her behalf, but such shares shall not be assignable or transferable while they remain unvested.

    B. VESTING. Upon completion of each calendar quarter of Board service during the year for which the election is in effect, the non-employee Board member shall vest in one-fourth of the issued shares, and the stock certificate for those shares shall be released from escrow. Immediate vesting in all the issued shares shall occur in the event (i) the non-employee Board member should die or become Permanently Disabled during his or her period of Board service or
(ii) there should occur a Corporate Transaction or Change in Control while such individual remains in Board service. Should such individual cease Board service prior to vesting in one or more quarterly installments of the issued shares, then those unvested shares shall immediately be surrendered to the Corporation for cancellation, and the non-employee Board member shall not be entitled to any cash payment or other consideration from the Corporation with respect to the cancelled shares and shall have no further stockholder rights with respect to such shares.

IV.  AMENDMENT OF THE DIRECTOR FEE PROGRAM

    F. LIMITED AMENDMENTS. The provisions of this Director Fee Program, together with the unvested share issuances outstanding under this Article Three, may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations.

                                  ARTICLE FOUR
                                 MISCELLANEOUS

XI.  LOANS OR INSTALLMENT PAYMENTS

    A. The Plan Administrator may, in its discretion, assist any Optionee (including an officer of the Corporation) in the exercise of one or more options granted to such Optionee under the Discretionary Option Grant Program, including the satisfaction of any Federal, state and local income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such Optionee or (ii) permitting the Optionee to pay the exercise price for the purchased shares in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be upon such terms as the Plan Administrator specifies in the applicable option agreement or otherwise deems appropriate under the circumstances. Loans or installment payments may be authorized with or without security or collateral. However, the maximum credit available to the Optionee may not exceed the exercise price of the acquired shares (less the par value of such shares) plus any Federal, state and local income and employment tax liability incurred by the Optionee in connection with the acquisition of such shares.

    B. The Plan Administrator may, in its absolute discretion, determine that one or more loans extended under this financial assistance program shall be subject to forgiveness by the Corporation in whole or in part upon such terms and conditions as the Plan Administrator may deem appropriate.

II.  AMENDMENT OF THE PLAN AND AWARDS

    A. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Plan, unless the Optionee consents to such amendment, and (ii) any amendment made to the Director Fee Program (or any stock options or share issuances outstanding thereunder) shall be in compliance with the limitation of Section IV of Article Four. In addition, the Board may not, without the approval of the Corporation's stockholders, amend the Plan to (i) materially increase the maximum number of shares issuable under the Plan, or increase the maximum number of shares of Common Stock for which any one participant may receive stock options, separately exercisable stock appreciation rights and direct share issuances over the term of the Plan, except for permissible adjustments under Section VI.F of Article One, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to plan participants.

    B. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program, which are in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under the Discretionary Option Grant Program are held in escrow until stockholder approval is obtained for a sufficient increase in the number of shares available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess option grants are made, then (i) any unexercised excess options shall terminate and cease to be exercisable and (ii) the Corporation shall promptly refund the purchase price paid for any excess shares actually issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal
Rate) for the period the shares were held in escrow.

III.  TAX WITHHOLDING

    A. The Corporation's obligation to deliver shares of Common Stock upon the exercise of stock options for such shares or the vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

    B. The Plan Administrator may, in its discretion and in accordance with the provisions of this Section III of Article Four and such supplemental rules as the Plan Administrator may from time to time adopt (including the applicable safe-harbor provisions of Securities and Exchange Commission Rule 16b-3), provide any or all holders of Non-Statutory Options or unvested shares (other than the unvested shares issued under the Director Fee Program) with the right to use shares of the Corporation's Common Stock in satisfaction of all or part of the Federal, state and local income and employment tax liabilities incurred by such holders in connection with the exercise of their options or the vesting of their shares (the "Taxes"). Such right may be provided to any such holder in either or both of the following formats:

    STOCK WITHHOLDING: The holder of the Non-Statutory Option or unvested shares may be provided with the election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of the shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the applicable Taxes (not to exceed one hundred percent (100%)) designated by the holder.

    STOCK DELIVERY: The Plan Administrator may, in its discretion, provide the holder of the Non-Statutory Option or the unvested shares with the election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such individual (other than in connection with the option exercise triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes incurred in connection with such option exercise or share vesting (not to exceed one hundred percent (100%)) designated by the holder.

IV.  EFFECTIVE DATE AND TERM OF PLAN

    A. The 1993 Plan originally became effective immediately upon adoption by the Board on November 29, 1993. The Plan, as amended hereby, will become effective immediately upon completion of the Company's proposed recapitalization. Stock options may be made under the Plan, as amended hereby, immediately thereafter upon the effective date of this amendment.

    B.  The Plan shall terminate upon the EARLIER of (i) November 28, 2003 or
(ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise, surrender or cash-out of the options granted under the Plan or the issuance of shares (whether vested or unvested) under the Director Fee Program. If the date of termination is determined under clause (i) above, then all option grants and unvested share issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

V.  USE OF PROCEEDS

    Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes

XVI.  REGULATORY APPROVALS

    A. The implementation of the Plan, the granting of any option under the Plan, the issuance of any shares under the Director Fee Program and the issuance of Common Stock upon the exercise or surrender of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Common Stock issued pursuant to it.

    B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

VII.  NO EMPLOYMENT/SERVICE RIGHTS

    Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the Service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's Service at any time and for any reason, with or without cause.

VIII.  MISCELLANEOUS PROVISIONS

    A. Except to the extent otherwise expressly provided under the Plan, the right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee or Participant.

    B. The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

    C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the Optionees and any holders of unvested shares under the Plan, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

                                   EXHIBIT 4

 1. Financing and Accounting Services Agreement dated as of September 30, 1993 between the Company and The Koll Company.

 2. Management Information Systems and Human Resources Services Agreement dated as of September 30, 1993 between the Company and Koll Management Services, Inc.

 3. License Agreement dated September 30, 1993, as amended, among the Company, The Koll Company and Mr. Donald M. Koll.

 4. Sublease Agreement dated September 30, 1993 between the Company and the Koll Company.

 5. Employment Agreement between the Company and Mr. Donald M. Koll dated April 28, 1997.

 6. Employment Agreement between the Company and Mr. Richard M. Ortwein dated April 28, 1997.

 7. Employment Agreement between the Company and Mr. Raymond J. Pacini dated April 28, 1997.

 8. Consulting Agreement between the Company and Mr. Ray Wirta dated April 28, 1997.

 9. Agreement between the Company and Rothschild, Inc. dated May 31, 1996.

 10. Agreement between the Company and Houlihan Lokey Howard and Zukin, Inc. dated February 6, 1996.

                                    stuvwxy

    Master Ballots, Ballots and Proxies should be sent by the respective holders of Outstanding Debentures, Preferred Stock, Class A Common Stock, Impaired Claims and Impaired Interests, as the case may be, or by the respective broker, dealer, commercial bank, trust company or other nominee of such entities, to the Exchange Agent at the following address:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

  By Hand or Overnight Delivery:                   By Facsimile:
        600 Willowtree Road                       (201) 329-8930
         Leonia, NJ 07605                           Telephone:
      Attn: Proxy Department                      (201) 296-4124
             By Mail:
          Midtown Station
           P.O. Box 947
        New York, NY 10138

    Consents and Letters of Transmittal should be sent by the respective holders of Outstanding Debentures or by the respective broker, dealer, commercial bank, trust company or other nominee of such entities, to the Exchange Agent at the following address:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

   By Hand or Overnight Courier:                   By Facsimile:
           120 Broadway                           (201) 329-8936
            13th Floor                              Telephone:
     New York, New York 10271                     (201) 296-4860
    Attn: Reorganization Dept.
             By Mail:
           P.O. Box 3301
    South Hackensack, NJ 07606
    Attn: Reorganization Dept.

    Any questions or requests for assistance with respect to the Exchange Offers, Consent Solicitation, Annual Meeting or the Prepackaged Plan or requests for additional copies of this Prospectus, the Consent and Letter of Transmittal, Master Ballots, Ballots or Proxies may be directed to the Information Agent at its address or telephone number set forth below. Holders of Outstanding Debentures, Preferred Stock or Class A Common Stock may also contact their broker, dealer, commercial bank, trust company or other nominee, as applicable concerning the Exchange Offers, Consent Solicitation, Annual Meeting or the Prepackaged Plan.


                           THE INFORMATION AGENT IS:


                            GEORGESON & COMPANY INC.
                               Wall Street Plaza
                               New York, NY 10005
                         CALL TOLL FREE (800) 223-2064
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article FIFTEENTH(b)(1) of the Amended Certificate of Incorporation of the Registrant requires the Registrant to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). The effect of the DGCL is summarized as follows:

        (a) The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

        (b) The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) above, or in defense of any claim, issue or matter therein, the DGCL provides that the director, officer, employee or agent shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

        (d) The DGCL also provides that any indemnification under paragraphs (a) and (b) above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in paragraphs (a) and (b) above. Such determination shall be made
    (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that that person is not entitled to be indemnified by the corporation as authorized by the DGCL. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by or granted pursuant to the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The rights of indemnification or advancement of expenses described above are not exclusive of any other rights of indemnification to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

    The Registrant has directors' and officers' liability insurance coverage which insures directors and officers of the Registrant and its subsidiaries against certain liabilities.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits


   3.01 Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.01 to the Registrant's Annual Report on Form 10-K for 1992.

   3.02   Amended By-Laws of the Registrant, incorporated by reference to
          Exhibit 3.02 to the Registrant's Annual Report on Form 10-K for 1992.

   4.01   Restated Certificate of Incorporation of the Registrant (filed as
          Exhibit 3.01).

   4.02   Amended By-Laws of the Registrant (filed as Exhibit 3.02).

   4.03 Form of Certificate of the Registrant's Common Stock registered hereunder, incorporated by reference to Exhibit 4.01 to the Registrant's Registration Statement on Form 8-A filed April 17, 1997.

   4.04   Proposed Amended and Restated Certificate of Incorporation of the
          Registrant to be implemented upon the completion of the Recapitalization (filed as Exhibit 1 to Appendix A of the
          Prospectus).**

   4.05 Proposed Amended and Restated By-Laws of the Registrant to be implemented upon the completion of the Recapitilization (filed herewith as Exhibit 2 to Appendix A of the Prospectus).**

   4.06   Indenture dated as of July 15, 1992 for 12% Senior Subordinated
          Pay-In-Kind Debentures Due March 15, 2002 ("Senior Subordinated
          Debentures"), issued by the Registrant in the aggregate principal amount of $127,550,000, incorporated by reference to Exhibit 4.08 to the Registrant's Annual Report on Form 10-K for 1992.

   4.07   Indenture dated as of July 15, 1992 for 12% Subordinated Pay-In-Kind
          Debentures Due March 15, 2002, ("Subordinated Debentures"), issued by the Registrant in the aggregate principal amount of $75,688,000, incorporated by reference to Exhibit 4.09 to the Registrant's Annual
          Report on Form 10-K for 1992.

   4.08   Form of Senior Subordinated Debentures (included in Exhibit 4.03).

   4.09   Form of Subordinated Debentures (included in Exhibit 4.04).

   5.01 Legal Opinion of McDermott, Will & Emery with respect to the legality of the securities being issued.**

   8.01 Legal Opinion of McDermott, Will & Emery with respect to certain tax matters.*

  10.01   Tax Sharing Agreement dated as of December 18, 1989, between the
          Registrant and The Henley Group, Inc. ("Henley Group"), incorporated by reference to Exhibit 10.03 to the Registrant's Annual Report on Form 10-K for 1989.

  10.02   Tax Sharing Agreement dated as of December 15, 1988, between
          Wheelabrator Technologies, Inc. (formerly The Wheelabrator Group,
          Inc.) ("WTI") and the Registrant ("WTI Tax Sharing Agreement"), incorporated by reference to Exhibit 10.02 to Amendment No. 3 on Form
          8 to the Registrant's Registration Statement on Form 10.

  10.02A Amendment No. 1 to WTI Tax Sharing Agreement dated February 14, 1994, incorporated by reference to Exhibit 10.02A to the Registrant's
          Annual Report on Form 10-K for 1993.

  10.03   1993 Stock Option/Stock Issuance Plan, incorporated by reference to
          Exhibit 10.03A to the Registrant's Annual Report on Form 10-K for
          1993.

  10.03A  Amended and Restated 1993 Stock Option/Stock Issuance Plan of the
          Registrant to be implemented upon the completion of the Recapitalization (filed herewith as Exhibit 3 to Appendix A of the
          Prospectus).**

  10.04   Deferred Compensation Plan for Non-Employee Directors of the
          Registrant, incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form 10.

  10.05 Retirement Plan for Non-Employee Directors of the Registrant, incorporated by reference to Exhibit 10.15 to the Registrant's
          Registration Statement on Form 10.

  10.06   Retirement Plan of the Registrant, incorporated by reference to
          Exhibit 10.16 to Amendment No. 3 on Form 8 to the Registrant's
          Registration Statement on Form 10.

  10.06A  Amendment to Retirement Plan of the Registrant dated December 8,
          1993, incorporated by reference to Exhibit 10.07A to the Registrant's
          Annual Report on Form 10-K for 1993.

  10.07   The Koll Company 401(k) Plus Plan and Trust Agreement dated July 1,
          1989 under which the Registrant elected to participate as an employer effective as of October 1, 1993, incorporated by reference to Exhibit
          10.08 to the Registrant's Annual Report on Form 10-K for 1993.

  10.08 Restated Environmental Matters Agreement dated as of July 28, 1989, among a predecessor to the Registrant, Allied-Signal, New Hampshire
          Oak, Fisher Scientific Group Inc. ("Fisher Group") and the
          Registrant, incorporated by reference to Exhibit 10(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June
          30, 1989 as amended by the Assignment, Assumption and Indemnification
          Agreement dated as of December 21, 1989, among the Registrant, Henley
          Group, New Hampshire Oak, Fisher Group, WTI and Allied-Signal, incorporated by reference to Exhibit 10.21 to the Registrant's Annual
          Report on Form 10-K for 1989.

  10.09 Environmental Expenditures Agreement dated as of July 28, 1989, among the Registrant, WTI, New Hampshire Oak and Fisher Group, incorporated by reference to Exhibit 10(b) to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1989 as amended by Assignment and Assumption Agreement dated as of January 1, 1990, among the Registrant, Henley Group, New Hampshire Oak, Fisher Group,
          WTI and Henley Holdings, Inc., incorporated by reference to Exhibit
          10.22 to the Registrant's Annual Report on Form 10-K for 1989.

  10.10   Transition Agreement dated as of July 16, 1992 ("Transition
          Agreement"), among the Registrant, Henley Group and Abex Inc., incorporated by reference to Exhibit 10.14 to the Registrant's Annual
          Report on Form 10-K for 1992.

  10.10A Amendment to Transition Agreement dated April 1, 1993, incorporated by reference to Exhibit 10.12A to the Registrant's Annual Report on Form 10-K for 1993.

  10.11 Tax Sharing Agreement dated as of June 10, 1992, between Henley Group and Abex Inc., incorporated by reference to Exhibit 10.15 to the Registrant's Annual Report on Form 10-K for 1992.

  10.12   Conditional Guarantee dated as of July 9, 1992, among the Registrant,
          Abex Inc., Henley Group and Allied-Signal, incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for
          1992.

  10.13   Reimbursement Agreement dated as of July 16, 1992, among the
          Registrant, Henley Group and Abex Inc., incorporated by reference to
          Exhibit 10.17 to the Registrant's Annual Report on Form 10-K for
          1992.

  10.14   Pension Agreement dated as of July 16, 1992, among the Registrant,
          Henley Group and Abex Inc., incorporated by reference to Exhibit
          10.18 to the Registrant's Annual Report on Form 10-K for 1992.

  10.15 Stock Purchase Agreement ("Stock Agreement") dated December 17, 1993 between the Registrant, certain of its subsidiaries and Libra Invest
          & Trade Ltd. ("Libra") incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for 1993.

  10.15A Amendment No. 1 to the Stock Agreement dated as of February 15, 1994, incorporated by reference to Exhibit 10.19A to the Registrant's
          Annual Report on Form 10-K for 1993.

  10.16 Exchange Agreement dated December 17, 1993, between the Registrant and Libra, incorporated by reference to Exhibit 10.20 to the Registrant's Annual Report on Form 10-K for 1993.

  10.17   Financing and Accounting Services Agreement dated as of September 30,
          1993 between the Registrant and The Koll Company, incorporated by reference to Exhibit 10.21 to the Registrant's Annual Report on Form
          10-K for 1993.

  10.18 Management Information Systems and Human Resources Services Agreement dated as of September 30, 1993 between the Registrant and Koll
          Management Services, Inc., incorporated by reference to Exhibit 10.22 to the Registrant's Annual Report on Form 10-K for 1993.

  10.19 License Agreement ("License Agreement") dated September 30, 1993 between the Registrant, The Koll Company and Mr. Donald M. Koll, incorporated by reference to Exhibit 10.3 to Registrant's Quarterly
          Report on Form 10-Q for the quarter ended September 30, 1993.

  10.19A  Amendment No. 1 to the License Agreement.**

  10.20   Asset Purchase Agreement ("Asset Agreement") dated as of September
          30, 1993 between the Registrant and The Koll Company, incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

  10.20A Amendment No. 1 to the Asset Agreement dated as of December 29, 1993, incorporated by reference to Exhibit 10.18A to the Registrant's
          Annual Report on Form 10-K for 1993.

  10.20B  Amendment No. 2 to the Asset Agreement.**

  10.21 Sublease Agreement dated September 30, 1993 between the Registrant and the Koll Company, incorporated by reference to Exhibit 10.24 to the Registrant's Annual Report on Form 10-K for 1993.

  10.22 Netting Agreement dated as of October 1, 1993 between a subsidiary of the Registrant and an executive officer of the Registrant, together with a schedule identifying five (5) substantially identical documents not filed therewith, incorporated by reference to Exhibit
          10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

  10.23 Agreement of Limited Partnership dated as of October 1, 1993 between a subsidiary of the Registrant and an executive officer of the Registrant, together with a schedule identifying five (5) substantially identical documents not filed therewith, incorporated by reference to Exhibit 10.3 to Registrant's Quarterly Report on Form
          10-Q for the quarter ended September 30, 1994.

  10.24 Agreement Respecting Vesting of Rights dated as of October 1, 1993 between a subsidiary of the Registrant and an executive officer of the Registrant, together with a schedule identifying five (5) substantially identical documents not filed therewith, incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form
          10-Q for the quarter ended September 30, 1994.

  10.25 Promissory Note Agreement dated April 29, 1995 between the Registrant and AV Partnership, incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended
          March 31, 1995.

  10.26   Koll Asia Pacific Development Services Amended and Restated Pacific
          Rim Joint Business Opportunity Agreement, incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  10.27   Bargain Purchase and Sale Agreement and Escrow Instructions between a
          Subsidiary of the Registrant and the State of California, acting by and through the State Lands Commission, incorporated by reference to
          Exhibit 10.26 to the Registrant's Annual Report on Form 10-K for
          1996.

  10.28   Employment Agreement between the Registrant and Mr. Donald M. Koll.**

  10.29   Employment Agreement between the Registrant and Mr. Richard M.
          Ortwein.**

  10.30   Employment Agreement between the Registrant and Mr. Raymond J.
          Pacini.**

  10.31   Consulting Agreement between the Registrant and Mr. Ray Wirta.**

  21.01   Subsidiaries of the Registrant, incorporated by reference to Exhibit
          21.01 to the Registrant's Annual Report on Form 10-K for 1996.

  23.01   Consent of McDermott, Will & Emery (included in opinions filed as
          Exhibits 5.01 and 8.01).

  23.02   Consent of Deloitte & Touche LLP.*

  24.01   Power of Attorney (included on page II-8 of the Registrant's
          Registration Statement on Form S-4 filed on February 20, 1997).

  27.01 Financial Data Schedule, incorporated by reference to Exhibit 27.01 to the Registrant's Annual Report on Form 10-K for 1996.

  99.01   Form of Proxy for Class A Common Stock.**

  99.02   Form of Proxy for Series A Convertible Preferred Stock.**

  99.03A  Form of Consent and Letter of Transmittal for exchange of the 12%
          Senior Subordinated Pay-In-Kind Debentures due March 15, 2002.**

  99.03B  Form of Consent and Letter of Transmittal for exchange of the 12%
          Subordinated Pay-In-Kind Debentures due March 15, 2002.**

  99.04A  Form of Notice of Guaranteed Delivery for 12% Senior Subordinated
          Pay-In-Kind Debentures due March 15, 2002.**

  99.04B  Form of Notice of Guaranteed Delivery for 12% Senior Subordinated
          Pay-In-Kind Debentures due March 15, 2002.**

  99.05A  Form of Master Ballot for Class 5: General Unsecured
          Creditors--Senior Debentures.**

  99.05B  Form of Master Ballot for Class 6: Claims of Holders of Subordinated
          Debentures.**

  99.05C  Form of Master Ballot for Class 7: Interests of Holders of Preferred
          Stock.**

  99.05D  Form of Master Ballot for Class 8: Interests of Holders of Class A
          Common Stock.**

  99.05E Form of Master Ballot for Class 5: General Unsecured Creditors--Other than Senior Debentures.**

  99.06A  Form of Ballot for Class 5: General Unsecured Creditors--Senior
          Debentures.**

  99.06B  Form of Ballot for Class 6: Claims of Holders of Subordinated
          Debentures.**

  99.06C  Form of Ballot for Class 7: Interests of Holders of Preferred
          Stock.**

  99.06D  Form of Ballot for Class 8: Interests of Holders of Class A Common
          Stock.**

  99.06E  Form of Ballot for Class 5: General Unsecured Creditors--Other than
          Senior Debentures.**

  99.07   Consents of Director Nominees.**

  99.08   Form of Advisor Warrant.**


------------------------

 *  Filed herewith.


**  Previously filed.


ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    See Item 20 hereof for the Registrant's undertaking with respect to indemnification.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to its Registration Statement to be signed on behalf of the Registrant by the undersigned, thereto duly authorized, in the City of Newport Beach, State of California, on April 30, 1997.


                                          KOLL REAL ESTATE GROUP, INC.

                                          By: /s/ RAYMOND J. PACINI
                                          --------------------------------------
                                             Raymond J. Pacini
                                             EXECUTIVE VICE PRESIDENT AND
                                             CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURES                                       TITLE                              DATE
-----------------------------------------------  ------------------------------------------  ----------------------
              /s/ DONALD M. KOLL*                Chairman of the Board and
     -------------------------------------        Chief Executive Officer                        April 30, 1997
               (Donald M. Koll)                   (Principal Executive Officer)

             /s/ RAYMOND J. PACINI               Executive Vice President and Chief
     -------------------------------------        Financial Officer (Principal Financial         April 30, 1997
              (Raymond J. Pacini)                 and Accounting Officer)

                /s/ RAY WIRTA*
     -------------------------------------       Director                                        April 30, 1997
                  (Ray Wirta)

           /s/ HAROLD A. ELLIS, JR.*
     -------------------------------------       Director                                        April 30, 1997
            (Harold A. Ellis, Jr.)

             /s/ PAUL C. HEGNESS*
     -------------------------------------       Director                                        April 30, 1997
               (Paul C. Hegness)

             /s/ J. THOMAS TALBOT*
     -------------------------------------       Director                                        April 30, 1997
              (J. Thomas Talbot)

             /s/ MARCO F. VITULLI*
     -------------------------------------       Director                                        April 30, 1997
              (Marco F. Vitulli)

         *By:    /s/ RAYMOND J. PACINI
     -------------------------------------
     (Raymond J. Pacini, Attorney-in-fact)